Exhibit 10.1
Solectron/IBM Confidential
INDIRECT SOURCING SERVICES AGREEMENT
(U.S. Master Agreement)
Between
Solectron USA, Inc.
And
International Business Machines Corporation

Effective Date: March 16, 2006

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Solectron/IBM Confidential
Indirect Sourcing Services Agreement
Between
Solectron USA, Inc. (“Solectron”)
A Delaware corporation, with a place of business at 847 Gibraltar Drive, Milpitas, California 95035
And
International Business Machines Corporation (“IBM”)
A company organized under the laws of the state of New York with offices at Armonk, NY.
Effective Date: March 16, 2006
Term: Five (5) Years
This Indirect Sourcing Services Agreement (the “Agreement”) consists of this signature page plus the attached GENERAL TERMS AND CONDITIONS and Schedules A through N. Exhibits attached to the Agreement are provided for convenience of reference only and do not form part of the Agreement.
Intending to be legally bound, each of the undersigned parties has caused its duly authorized representative to execute the Agreement as of the Effective Date.

Solectron USA, Inc.	International Business Machines Corporation
By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

By:

Printed:

Title:

Date:

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Solectron/IBM Confidential

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Solectron/IBM Confidential

1. PREAMBLE	1

1.1 Background and Purpose	1
1.2 Objectives	1
1.3 Construction of Preamble	2
1.4 Local Adoption Agreements	2
1.5 Defined Terms	2

2. THE SERVICES	3

2.1 Obligation to Provide the Services, Generally	3
2.2 Scope of the Services	3
2.3 Recipients of the Services	4
2.4 Services Not Exclusive	4
2.5 Cooperation and Coordination with Other Parties	4
2.6 Maximizing Value of Services	5
2.7 Technological Currency.	5
2.8 New Services	5
2.9 Changes to the Services or the Service Delivery Environment	6
2.10 Compliance with Laws, Regulations and Solectron Policies	6

3. PERFORMANCE	7

3.1 Performance, Generally	7
3.2 Place of Performance	7
3.3 Time of Performance	8
3.4 Manner of Performance	8
3.5 Acceptance of Deliverables	9
3.6 Quality Assurance and Continuous Improvement	9
3.7 User Satisfaction	10

4. IBM PERSONNEL	10

4.1 Provision of Suitable Personnel	10
4.2 Screening and Background Checks	10
4.3 Responsibility for IBM Personnel, Generally	11
4.4 Key IBM Positions	11
4.5 Removal and Replacement of IBM Personnel	12
4.6 Controlling Turnover of IBM Personnel	12
4.7 Subcontracting	13

5. SOLECTRON RESPONSIBILITIES	14

5.1 Appointment of Solectron Program Management Office (PMO) Personnel	14
5.2 Retained Functions and Cooperation	14
5.3 Savings Clause	15

6. CHARGES	16

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7. TRANSFER OR USE OF EXISTING SOLECTRON RESOURCES	16

7.1 Affected Solectron Personnel	16
7.2 Required Consents	17
7.3 Solectron Facilities and Resources Provided to IBM Personnel Working On-site	17
7.4 Other Resources	18

8. TRANSITION	18

8.1 “Transition” Defined	18
8.2 IBM Solution Description and Transition Plan	19
8.3 Conduct of the Transition	19
8.4 Solectron Cooperation and Support	19
8.5 Completion of Transition	19

9. DATA SECURITY AND PROTECTION	21

9.1 “Solectron Data” Defined	21
9.2 Solectron Data, Generally	21
9.3 Data Security	21
9.4 Limitation	22
9.5 Compliance with Data Privacy and Data Protection Laws, Regulations, and Policies	22
9.6 Import/Export Controls	23

10. INTELLECTUAL PROPERTY RIGHTS	23

10.1 “Intellectual Property Rights,” “Independent IP,” and “Work Product” Defined	23
10.2 Solectron Independent IP	24
10.3 IBM Independent IP	25
10.4 Third Party Materials	26
10.5 Ownership of Deliverables	26
10.6 Rights in Inventions	27
10.7 Intellectual Property Rights Agreements with IBM Personnel	28
10.8 Other Obligations and Rights Regarding Work Product	28
10.9 Mental Impressions	29
10.10 Reservation of Rights	29

11. TERM AND TERMINATION	30

11.1 Initial Term and Renewal	30
11.2 Termination, Generally	30
11.3 Termination By Solectron	30
11.4 Termination By IBM	32
11.5 Extension of Termination Date	33
11.6 Partial Termination	33
11.7 Disengagement Assistance	33
11.8 Survival	34

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12. GOVERNANCE AND MANAGEMENT	35

12.1 Governance Structure and Processes	35
12.2 Meetings	35
12.3 Reports	35
12.4 Procedures Manual	35

13. AUDITS AND RECORDS	37

13.1 Audit Rights	37
13.2 Audit Follow-up	39
13.3 Records Retention	39
13.4 IBM Audits and Other Internal Reviews	40

14. REPRESENTATIONS, WARRANTIES AND COVENANTS OF IBM	41

14.1 Work Standards	41
14.2 Maintenance	41
14.3 Efficiency and Cost-Effectiveness	41
14.4 Technology	41
14.5 Non-Infringement	41
14.6 Compliance with Confidentiality Obligation	43
14.7 Viruses	43
14.8 No Improper Inducements	44
14.9 Information Security	44

15. MUTUAL REPRESENTATIONS AND WARRANTIES; DISCLAIMER	44

15.1 Mutual Representations and Warranties	44
15.2 DISCLAIMER	45

16. CONFIDENTIALITY	45

16.1 “Confidential Information” Defined	45
16.2 Obligations of Confidentiality	45
16.3 No Implied Rights	47
16.4 Compelled Disclosure	47
16.5 Confidential Treatment of the Agreement	48
16.6 Disclosure of Information Concerning Tax Treatment	48
16.7 Return or Destruction	48
16.8 Duration of Confidentiality Obligations	48

17. INSURANCE	49

18. INDEMNIFICATION	49

18.1 “Claim” and “Losses” Defined	49
18.2 Indemnification By IBM	49
18.3 Infringement Claims	51

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18.4 Indemnification By Solectron	52
18.5 Indemnification Procedures	53
18.6 Subrogation	54

19. LIABILITY	55

19.1 General Intent	55
19.2 Limitations of Liability	55
19.3 Force Majeure	56

20. RULES OF CONSTRUCTION	58

20.1 Entire Agreement	58
20.2 Contract Amendments and Modifications	58
20.3 Governing Law	58
20.4 Relationship of the Parties	58
20.5 Consents and Approvals	59
20.6 Waiver	59
20.7 Remedies Cumulative	59
20.8 Headings	59
20.9 Section References	59
20.10 Schedule References	60
20.11 Use of Certain Words	60
20.12 Order of Precedence	60
20.13 Severability	61
20.14 Counterparts	61

21. DISPUTE RESOLUTION	61

21.1 Informal Dispute Resolution	61
21.2 Litigation	63
21.3 Continued Performance	63
21.4 Equitable Remedies	63

22. MISCELLANEOUS	64

22.1 Binding Nature and Assignment	64
22.2 Notices	64
22.3 Covenant of Good Faith	65
22.4 Public Disclosures	65
22.5 Supplier Conduct Principles and Certifications.	65

23. CERTAIN DEFINITIONS	65

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SCHEDULES AND ANNEXES

A.	IBM Services and Solution(s)

	A1	Statement(s) of Work/Scope Model(s)

	A2	Process Definitions

	A3	Reserved

	A4	Reserved

	A5	IBM Solution

	A6	In-flight Projects

	A7	Transition Plan

	A8	Interaction Models

	A9	IBM Competitive Content

B.	Performance Management

	B1	Savings Measurement Rules

	B2	Operational Service Levels

	B3	Summary of Performance Management Methodology

	B4	Form Template of AP Data Pulled

C.	Charges

	C1	Pricing Tables

	C2	Invoicing Process

	C3	Economic Change Adjustment Process

D.	Reserved

E.	Key IBM Positions

F.	Governance Structure and Processes

	F1	IBM and Solectron Organization Structures

	F2	Reports

	F3	Template Meeting Map

	F4	Template Meeting Minutes

	F5	Draft Procedures Manual Table of Contents

G.	IBM Delivery Excellence

H.	Data Privacy and Data Protection Laws

I.	Security

J.	Disaster Recovery/Business Continuity

K.	Disengagement Assistance

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L.	Approved Subcontractors

M.	IBM Insurance Coverage

N.	Change Control

EXHIBITS

1.	Form of Local Adoption Agreement

2.	Form of Work Order

3.	Emptoris Software License

4.	IBM Supplier Conduct Principles

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Solectron/IBM Confidential
GENERAL TERMS AND CONDITIONS
1.	PREAMBLE
1.1 Background and Purpose
The Agreement is made and entered into with reference to the following:
(a)	Solectron is a leading electronics manufacturing company that offers a full range of integrated supply chain solutions for electronics original equipment manufacturers. Solectron has been performing internally certain procurement and strategic sourcing functions that Solectron has determined could be better performed by a company that specializes in the performance of such functions for others.

(b)	IBM performs, among other things, for other companies the types of services encompassed by the Agreement.

(c)	The Agreement documents the terms and conditions on which Solectron will obtain indirect sourcing services from IBM.
1.2 Objectives
Solectron and IBM have agreed upon the following goals and objectives as those they expect to be accomplished by their execution of the Agreement and performance under it:
(a)	Substantial and sustained savings in the cost of Solectron’s indirect materials and services through:
(i)	application of best practice strategic sourcing techniques and efforts to minimize the prices paid by Solectron for indirect materials and services;

(ii)	means such as aggregation of suppliers and reduction in the variability of product types so as to reduce indirect materials inventories and holding costs, to the extent consistent with Solectron’s business needs; and

(iii)	implementation of a purchase-to-pay operations platform that provides the monitoring, measurement and reporting tools to enable Solectron to drive increased compliance with Solectron’s indirect sourcing strategies.
(b)	A flexible relationship in which the Services and associated charges are adjusted periodically to accommodate changes in Solectron’s business.

(c)	Market competitive pricing throughout the Term of the Agreement;

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(d)	A global relationship and contract governance structure combined with a single, integrated Service delivery model to facilitate the use of consistent, integrated approaches and processes across geographies;
(e)	IBM’s provision of value-added strategic thought, vision and leadership to Solectron; and
(f)	Continuous improvement and evolution of the Services throughout the Term to meet the dynamic requirements of Solectron’s business.
1.3 Construction of Preamble
This Preamble is intended to provide a general introduction to the Agreement. It is not intended to alter the plain meaning of the Agreement or to expand the scope of the Parties’ express obligations under it. However, to the extent the terms and conditions of the Agreement are unclear or ambiguous with respect to a particular circumstance, such terms and conditions are to be interpreted and construed within the context of the provisions of this Preamble.
1.4 Local Adoption Agreements
(a)	The Agreement provides for and governs the provision of Services to Solectron and its Affiliates in the United States and it provides a common set of terms and conditions to be adopted by Local Parties through the execution of Local Adoption Agreements. The Agreement is entered into solely between, and may be enforced only by, Solectron and IBM, except that an Affiliate of Solectron or IBM that has signed a Local Adoption Agreement may enforce the Agreement, as incorporated by reference into the Local Adoption Agreement, against any other signatory to that Local Adoption Agreement. The Agreement does not create any legally enforceable rights in other third parties, including suppliers and customers of a Party, except as provided in this Section 1.4 and Section 18 (INDEMNIFICATION).

(b)	Solectron or the applicable Solectron Affiliate may, subject to the terms of Section 11.3 (Termination By Solectron), terminate any Local Adoption Agreement without affecting the other Local Adoption Agreements or the Agreement.

(c)	In relation to a Local Adoption Agreement, all references in the Agreement to Solectron or IBM shall be regarded as references to the signatory Local Solectron Party or Local IBM Party unless the context requires otherwise.
1.5 Defined Terms
Capitalized terms used in the Agreement are defined in Section 23 CERTAIN DEFINITIONS) or in-place where the term is used and have the meanings there

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Solectron/IBM Confidential
given unless the context requires otherwise. (See the INDEX OF DEFINED TERMS immediately following these GENERAL TERMS AND CONDITIONS for a listing of defined terms and a reference to the location where each is defined.) Section 20.11 (Use of Certain Words) provides rules of construction for certain non-capitalized terms used in the Agreement.
2.	THE SERVICES
2.1 Obligation to Provide the Services, Generally
Starting on the Effective Date, or any later date that may be specified in the Agreement for any specific Services or location(s) (a “Service Commencement Date”), and continuing during the Term, IBM will perform and deliver the Services to Solectron, for use by Solectron and its Service Recipients.
2.2 Scope of the Services
The “Services” consist of the following, as they may evolve and be supplemented, modified or replaced during the Term:
(a)	the functions, responsibilities, activities and tasks (collectively, “Functions”) expressly described in Schedule A (IBM Services and Solution(s)), Schedule G (IBM Delivery Excellence), Schedule I (Security), Schedule J (Disaster Recovery/Business Continuity) or elsewhere in the Agreement as Functions for which IBM is responsible (collectively, the “Enumerated Services”);

(b)	any Functions routinely performed during the twelve (12) months preceding the Effective Date (excluding functions discontinued due to reorganizations, business process reengineering, divestitures and acquisitions) by any baseline personnel (employees and independent contractors) of Solectron (and its Affiliates) who are displaced, or whose Functions are displaced, as a result of the Agreement even if the Function being displaced is not specifically described in the Agreement, but only to the extent that such Functions are reasonably related to the Enumerated Services and are reasonably necessary for the full and proper performance of the Enumerated Services;

(c)	performance, management, and completion of the In-flight Projects listed or described in Annex A6 (In-flight Projects), the Transition activities listed or described in Annex A7 (Transition Plan), Projects described in any Work Orders executed and issued by the Parties under the Agree ment, and any Projects requested by Solectron and implemented via the Change Management Process; and

(d)	any Functions that are not specifically described in the Agreement but only to the extent that such Functions are inherent, required and appro-

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priate for the proper performance and provision of the Enumerated Services in compliance with the requirements of the Agreement.
2.3 Recipients of the Services
The Services may be received and used by Solectron and any of its Affiliates and other persons and entities authorized by Solectron in the ordinary course of business to receive and/or use the Services for the benefit of Solectron’s global enterprise (each such authorized recipient of the Services a “Service Recipient”). To the extent that the introduction of any new Service Recipient(s) has a material impact on the scope or volume of the Services, such introduction shall be subject to the Change Management Process. For purposes of the Agreement, Services provided to Service Recipients will be deemed to be Services provided to Solectron. If Solectron divests a Service Recipient and requests that IBM continue to provide Services to the divested entity, the parties will negotiate separate arrangements for that entity and shall use Commercially Reasonable Efforts to give the divested entity the benefit of the same terms and conditions (including pricing) for at least a transitional period of up to twelve (12) months.
2.4 Services Not Exclusive
(a)	Except as the Agreement expressly provides otherwise, the Agreement does not grant to IBM the exclusive right to provide any products and services to Solectron (or its Affiliates). Solectron (and its Affiliates) may contract with other vendors for any products and services, including products and services that are similar to or competitive with the Services or that formerly were part of the Services. Conversely, subject to the terms of the Agreement, IBM (and its Affiliates) may provide to other companies, services and products that are similar to or competitive with the Services.

(b)	Except as the Agreement expressly provides otherwise, Solectron (and its Affiliates) make no commitment for any minimum or maximum amount of Services to be purchased under the Agreement.
2.5 Cooperation and Coordination with Other Parties
(a)	If Solectron performs itself, or retains a third party to perform, any services that interface or interact with the Services, or that formerly were part of the Services, IBM will cooperate and coordinate with Solectron or such third party as reasonably required for Solectron or the third party to perform such services. IBM’s cooperation and coordination will include, as applicable and subject to any confidentiality restrictions: (A) providing full access to Solectron Data; (B) providing reasonable assistance with necessary interfaces, including providing information regarding the operating environment, system constraints and other operating parameters as a person with reasonable commercial skills and expertise would find reasonably necessary; and (C) providing the opportunity

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for third party providers to communicate with IBM, as reasonably required, through IBM’s normal service delivery channels.
(b)	Third party service providers retained by Solectron shall comply with IBM’s security and reasonable confidentiality requirements when accessing facilities or other resources owned or controlled by IBM.
2.6 Maximizing Value of Services
IBM will seek to maximize the quality, efficiency and value of the Services to Solectron including supporting Solectron’s efforts to maintain competitiveness in the markets in which it competes. IBM will do this by (i) subject to security and confidentiality obligations, utilizing market information, price benchmarks and savings opportunities acquired by IBM in the course of providing services to its customer base (including IBM’s internal customers), wherever practicable, so as to maximize speed-to-value in the form of savings and other benefits delivered to Solectron under this Agreement; (ii) identifying and applying ‘best practice’ techniques and methods in performing and delivering the Services, including keeping current with market conditions and industry trends and providing information and training that are relevant to the Services.
2.7 Technological Currency.
IBM will make investments to keep reasonably current the network, systems, equipment, systems software and other technologies provided by IBM in performing the Services for Solectron, so that Solectron will receive the benefits of upgrades in technology through improved performance, functionality and recoverability. IBM will be proactive in identifying opportunities to implement new technologies that will improve service and support. IBM will use Commercially Reasonable Efforts to maintain the Software within one generation of the most current release levels unless otherwise agreed in writing by the Parties, but in no event will IBM allow the Software to fall behind the levels supported by the relevant supplier. If Solectron requires that any other third party system software products be maintained at particular release levels, such requirement (and any associated pricing) shall be set forth in a mutually agreed amendment to this Agreement.
2.8 New Services
(a)	“New Services” means Functions Solectron requests IBM to perform under the Agreement that are (i) materially dif ferent from the Services, or (ii) in addition to the Services and for which no charging methodology exist.

(b)	IBM will not perform any additional Functions that would constitute New Services prior to informing Solectron what the additional charges would be for performing them and receiving Solectron’s authorization to proceed. If IBM performs the additional Functions without Solectron’s

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Solectron/IBM Confidential
authorization, they will be deemed to have been performed as part of the Services at no charge.
(c)	New Services will be subject to the Change Management Process and will be documented in a Change Order or, in the case of New Services that constitute or are performed as part of Project in a Work Order issued under the Agreement.

(d)	Solectron may elect to solicit and receive bids from third parties to perform such additional Functions. If Solectron elects to have the additional Functions performed by a third party, IBM will cooperate and coordinate with the third party with respect to the provision of such Functions.

(e)	“Replacement Services” are New Services, the performance of which will result in a reduction or elimination of some kinds of resources then being used by IBM to render the Services it is already providing. If the New Services requested by Solectron would constitute Replacement Services, the Parties will determine the incremental resources and expenses of IBM required to provide the Replacement Services, including implementation and on-going support, and the reduction in resources and expenses related to the Services being replaced. The net increase or decrease in resources (and/or change in the mix of resources) and expenses of IBM will be the basis on which IBM will quote a price to Solectron for the Replacement Services.
2.9 Changes to the Services or the Service Delivery Environment
Any material changes (individually or in the aggregate) to the Services that affects any aspect of Solectron’s performance of Solectron Retained Functions or any connection to IBM’s Service Delivery Environment will be made in accordance with Schedule N (Change Control).
2.10 Compliance with Laws, Regulations and Solectron Policies
(a)	Each Party agrees at its cost and expense to obtain all necessary regulatory approvals regulating its business, to obtain any necessary licenses or permits regulating its business, and to comply with all laws and regulatory requirements regulating its business (or that of its Affiliates) including as such regulates, in the case of Solectron, Solectron’s performance of any Functions designated as Solectron Retained Functions and in the case of IBM, IBM’s performance of any Functions forming part of the Services, in each case as set forth in Annex A1. Each Party will bear the risk of and have financial responsibility for any change in laws and regulations applicable to it or its Affiliates, or their respective businesses, including as such relates to the performance of its obligations under the Agreement. For the avoidance of doubt, IBM has no responsibility for compliance with any laws or regulations applicable to Solectron’s business operations, provided this does not waive or limit IBM’s responsibil-

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ity to (i) comply with laws and regulations regulating IBM’s performance of any Functions forming part of the Services in Annex A1 or (ii) to provide information or assistance to Solectron as required under the Agreement in connection with Solectron’s efforts to comply with laws and regulatory requirements in connection with the procurement of goods and services as contemplated by this Agreement.
(b)	In addition, if Solectron has adopted any written standards, policies or procedures pertaining to Solectron’s compliance with any laws or regulatory requirements that apply to Solectron and are applicable to IBM’s performance of Services for or on behalf of Solectron, IBM will perform its obligations under the Agreement in compliance with any such Solectron standards, policies and requirements that have been disclosed to IBM in writing with an opportunity for review. Notwithstanding the foregoing, Solectron acknowledges and agrees that IBM is not responsible for providing regulatory compliance advice to Solectron under the Agreement.

(c)	If a Party is charged with failing to comply with any laws, or regulatory requirements in breach of the requirements of Sections 2.10(a) or 2.10(b), above, or policies described in this Section 2.10 (Compliance with Laws, Regulations and Solectron Policies), it will promptly so notify the other Party in writing to the extent the non-compliance or its consequences may reasonably be expected to adversely affect the Services or the other Party.
3.	PERFORMANCE
3.1 Performance, Generally
IBM is responsible for managing and performing, completing, and delivering the Services, subject to the overall direction of Solectron and with the cooperation and support of Solectron as specified in the Agreement.
3.2 Place of Performance
IBM will perform the Services primarily at the Solectron Facilities and IBM Facilities listed or described in Annex A5 (IBM Solution). Prior to any IBM-initiated relocation of an operations facility from which the Services are provided, IBM will notify Solectron. IBM will manage any relocations in accordance with the Agreement and a migration plan to be prepared by IBM . Prior to any proposed relocation, IBM will fully examine and evaluate the effects of the contemplated relocation on the Services and Solectron, including the operational, technical, security, regulatory, and other effects, and will prepare and submit to Solectron an analysis of the effects. The Party initiating any relocation will have financial responsibility for all incremental costs, taxes and other expenses related to any such relocation. Notwithstanding the foregoing, IBM shall obtain Solectron’s written approval before implementing a relocation of Services that in-

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creases the cost of the Services to Solectron or has a non-trivial adverse impact on Solectron.
3.3 Time of Performance
(a)	IBM will (and will provide the resources necessary to) perform and complete the Services diligently, in a timely manner, and in accordance with any applicable time schedules set forth in the Agreement (including any Work Orders issued under it).

(b)	IBM will promptly notify Solectron upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful completion (or delivery) of any Service, Project or Deliverable. IBM will use Commercially Reasonable Efforts to avoid or minimize any delays in performance and will inform Solectron of the steps IBM is taking or will take to do so, and the projected actual completion (or delivery) time.

(c)	If IBM believes a delay in performance by Solectron (or a third party service provider Solectron is responsible for managing) has caused or will cause IBM to be unable to perform its obligations on time, IBM will promptly so notify Solectron and subject to Section 5.3 (Savings Clause), use Commercially Reasonable Efforts to perform its obligations on time notwithstanding Solectron’s (or its third party service provider’s) failure to perform.
3.4 Manner of Performance
Section 2.2 (Scope of the Services) and Schedule A (IBM Services and Solution(s)) describe the scope of the Services IBM is responsible for rendering under the Agreement (the ‘What’) and, to a limited extent, the manner in which IBM is responsible for performing them (the ‘How’). The manner in which IBM is required to perform the Services is further regulated in other provisions of the Agreement, including these GENERAL TERMS AND CONDITIONS and the Schedules to the Agreement. IBM will render the Services in a manner that meets or exceeds the Performance Standards. In addition to rendering the Services in compliance with all applicable requirements set forth in the Agreement, IBM will render the Services in compliance with the following:
(a)	The Procedures Manual (as further described in Section 12.4 (Procedures Manual);

(b)	Applicable standards, policies and procedures of Solectron (and its Affiliates) communicated to IBM in accordance with the Agreement;

(c)	Section 2.10 (Compliance with Laws, Regulations and Solectron Policies); and

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(d)	In cases where the Agreement does not prescribe or otherwise regulate the manner of IBM’s performance of the Services, proven best practices followed by the well-managed providers of services similar to the Services provided hereunder.
3.5 Acceptance of Deliverables
(a)	“Deliverable” means any Work Product developed specifically for Solectron (or its Affiliate) or according to Solectron’s (or its Affiliate’s) specifications that is described as a ‘Deliverable’ in the Agreement or a Project plan or Work Order issued under the Agreement.

(b)	IBM will review all Deliverables (and test them in the case of any Software Deliverables) prior to delivering them to Solectron for review and acceptance. Upon receipt of a Deliverable, Solectron will review it within ten (10) business days in the case of a written Deliverable and thirty (30) days in the case of a Software Deliverable, or such other time period as the Parties agree to in writing (with respect to each Deliverable, the “Acceptance Period”) to verify that it complies with its applicable specifications. Subject to Section 5.3 (Savings Clause), if Solectron notifies IBM within five (5) business days after the end of the Acceptance Period that the Deliverable does not meet its applicable specifications and describes the deficiencies in sufficient detail for IBM to identify or reproduce them, IBM will promptly correct and redeliver the affected Deliverable. If Solectron does not provide notice of acceptance or deficiency as described in the preceding sentence, IBM may escalate the matter as specified in Schedule F (Governance Structure and Processes) and if the delay in Solectron’s provision of notice adversely impacts the schedule for other work to be performed by IBM despite IBM’s use of Commercially Reasonable Efforts to perform to the schedule despite the delay, the Parties will agree on an equitable adjustment to such schedule to account for the delay and IBM will not be deemed to in breach for failure to meet any deadlines impacted the delay.
3.6 Quality Assurance and Continuous Improvement
In performing the Services, IBM will (a) participate in and support Solectron’s continuous improvement programs, including its “Six Sigma” and “Lean” programs, to the extent they are dependant upon or related to the Services and (b) follow the quality assurance procedures set forth in Schedule G (IBM Delivery Excellence) and the Procedures Manual to help ensure, prior to delivery, that the Services have been performed with a high degree of professional quality and reliability. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for Solectron to confirm the quality of IBM’s performance. IBM, as part of its total quality management process, will provide continuous quality assurance and quality improvement through: (i) the identification and application of proven techniques and tools from other installations within its operations that IBM has determined will support the above quality management

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process; and (ii) the implementation of concrete programs, practices and measures designed to improve performance. IBM will utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.
3.7 User Satisfaction
(a)	Working in consultation with Solectron, IBM will conduct a survey annually (or on such other frequency as the Parties may agree) of an agreed percentage of Solectron’s End User community. The surveys will be designed to determine the level of End User satisfaction with the Services and identify areas where End User satisfaction could be improved. The surveys will include representative samples of each major category of Solectron End User and an agreed number of in-depth, face-to-face or telephone interviews. Solectron and IBM will mutually agree on the form and content of the surveys, which will be no less thorough than those used customarily by IBM. The Parties will jointly review the results of the surveys, and IBM will develop and carry out a plan to improve End User satisfaction in areas where Solectron considers it to be lower than it should be.

(b)	Solectron’s satisfaction with the Services will be a key performance factor in IBM’s performance appraisals of personnel filling Key IBM Positions.

(c)	Solectron’s overall satisfaction with the Services will be measured and subject to credits/bonus as specified in Schedule B (Performance Management).
4.	IBM PERSONNEL
4.1 Provision of Suitable Personnel
“IBM Personnel” means any and all personnel furnished or engaged by IBM to perform any part of the Services, including employees and independent contractors of (i) IBM, (ii) its Affiliates and (iii) other Subcontractors. IBM will assign an adequate number of IBM Personnel to perform the Services who are properly educated, trained and familiar with and fully qualified for the Services they are assigned to perform. IBM is responsible for ensuring that IBM Personnel assigned to perform Services have the legal right to work in the country(ies) in which they are assigned to work.
4.2 Screening and Background Checks
IBM will be responsible for causing all IBM Personnel assigned to provide the Services to be vetted through IBM’s standard employment (or subcontracting, as applicable) and security screening processes.

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4.3 Responsibility for IBM Personnel, Generally
There is no employment relationship between IBM and Solectron. IBM will manage, supervise and provide direction to IBM Personnel and cause them to comply with the obligations and restrictions applicable to IBM under the Agreement. IBM will make IBM Personnel aware of, and cause them to comply with, Solectron’s safety and security policies while they are performing Services at Solectron Facilities or accessing Solectron Data or systems, provided IBM is given copies of or access to such policies in advance with opportunity for review. As between IBM and Solectron, IBM is responsible for all wages, salaries and other amounts due IBM Personnel, and for all tax withholdings, unemployment insurance premiums, pension and social welfare plan contributions, and other employer obligations with respect to IBM Personnel. IBM is responsible for the acts and omissions of IBM Personnel under or relating to the Agreement.
4.4 Key IBM Positions
(a)	“Key IBM Positions” means those positions designated as Key IBM Positions in Schedule E (Key IBM Positions). IBM’s Global Project Executive will be one of the Key IBM Positions. IBM Personnel filling the Key IBM Positions will devote substantially full time and effort to the provision of the Services except as Schedule E expressly provides otherwise. IBM Personnel approved as of the Effective Date to fill the Key IBM Positions are listed in Schedule E.

(b)	Before the initial and each subsequent assignment of an individual to a Key IBM Position, IBM will notify Solectron of the proposed assignment, introduce the individual to appropriate Solectron representatives and, consistent with IBM’s personnel practices, provide Solectron a curriculum vitae and other information about the individual reasonably requested by Solectron. Upon request, IBM will provide Solectron representatives an opportunity to interview the individual. If Solectron in good faith objects to the proposed assignment, the Parties will attempt to resolve Solectron’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Solectron’s concerns within five (5) business days, IBM may not assign the individual to that position and must propose the assignment of another suitably qualified individual.

(c)	Solectron may from time to time change the positions designated as Key IBM Positions under the Agreement with the consent of IBM, which consent shall not be unreasonably withheld.

(d)	IBM will give Solectron, where reasonably possible, at least thirty (30) days’ advance notice of a proposed change in personnel filling a Key IBM Position, and will discuss with Solectron any objections Solectron may have. Where reasonably possible, IBM will arrange, at no charge, for the proposed replacement to work side-by-side with the individual being replaced during the notice period to effectuate a seamless transfer

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of knowledge prior to the incumbent leaving his or her position. IBM will not reassign or replace any person assigned to a Key IBM Position during the first year of his or her assignment to the Solectron service team unless Solectron consents to such reassignment or replacement, or the IBM employee voluntarily resigns from IBM, is terminated by IBM or is unable to work due to his or her death or disability, or reassignment as a result of an employee request that IBM in good faith believes will result in the employee’s resignation if not accommodated. Individuals filling Key IBM Positions may not be transferred or re-assigned until a suitable replacement has been approved by Solectron, and no such re-assignment or transfer may occur at a time or in a manner that would have an adverse impact on delivery of the Services or Solectron’s (or its Affiliate’s) operations. IBM will establish and maintain an up-to-date succession plan for the individuals serving in Key IBM Positions.
4.5	Removal and Replacement of IBM Personnel

Solectron may immediately remove any IBM Personnel from any Solectron Facilities if the person is threatening or abusive, commits a crime or engages in an act of dishonesty while performing Services for Solectron or violates Solectron’s policies and procedures pertaining to use of Solectron Facilities. If Solectron in good faith finds any IBM Personnel to be unsatisfactory and so notifies IBM, IBM will, unless instructed otherwise by Solectron, remove said IBM Personnel promptly and will use Commercially Reasonable Efforts to provide a replacement, provided that if such removal would result in a material adverse impact to IBM’s ability to perform the Services, IBM will so notify Solectron and the Parties will use Commercially Reasonable Efforts to develop a plan to mitigate such adverse impact, which may include delaying the removal of such IBM Personnel until the mitigation plan is completed. This provision does not in any way require, endorse or approve (expressly or impliedly) the termination of employment by IBM of any employee removed under the terms of this paragraph.

4.6	Controlling Turnover of IBM Personnel

Solectron and IBM agree that it is in their mutual best interests to keep the turnover of IBM Personnel to a reasonably low level and IBM will use Commercially Reasonable Efforts to do so. Accordingly, if Solectron believes that IBM’s turnover is excessive and so notifies IBM, IBM will provide data concerning its turnover and meet with Solectron to discuss the reasons for, and impact of, the turnover. If appropriate, IBM will submit to Solectron its proposals for reducing the turnover and the Parties will mutually agree on a program to bring the turnover down to an acceptable level. Notwithstanding any turnover of IBM Personnel, IBM remains obligated to perform the Services in compliance with the requirements of the Agreement.

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4.7	Subcontracting

"Subcontractor” means a third party engaged by IBM to provide products and/or services used by IBM in rendering the Services, as well as any entity to whom a Subcontractor further subcontracts (or otherwise sub-delegates) any of its subcontracted duties or obligations, but does not include individual independent contractors IBM may subcontract the performance of Services only in accordance with the following:
(a)	IBM may subcontract the performance of Services to (i) any of its Affiliates that is qualified to conduct business in the country in which the Agreement is in effect and where the Services are to be performed.

(b)	IBM may, in the ordinary course of business, utilize third party services or products that are not dedicated to performance of Services for Solectron, that are not material to a particular Function constituting a part of the Services, and that do not result in a material change in the way IBM conducts its business, provided such utilization does not adversely affect Solectron. If Solectron expresses concerns to IBM about a third party provider covered by this paragraph, IBM will discuss such concerns with Solectron and work to resolve Solectron’s concerns on a mutually acceptable basis.

(c)	Except as provided in Sections 4.7(a) and 4.7(b), Solectron will have a right of prior approval of all IBM Subcontractors and to require IBM to replace any previously approved Subcontractor found, in the reasonable judgment of Solectron, to be unacceptable.

(d)	As of the Effective Date, IBM has existing subcontracts in place with a number of Subcontractors IBM plans to use in performing the Services. A list of IBM’s Subcontractors that have been approved by Solectron (“Approved Subcontractors”) is set forth as Schedule L (Approved Subcontractors).

(e)	In any subcontracts entered into by IBM after the Effective Date for performance of the Services, IBM will require the Subcontractor to be bound to IBM by all applicable terms of the Agreement and to assume toward IBM all of the applicable obligations and responsibilities that IBM, by the Agreement, has assumed toward Solectron. Unless approved otherwise by Solectron, IBM will also include in each such subcontract provisions (i) in the case of subcontracts dedicated to the provision of the Services to Solectron, permitting IBM to assign (without requiring Subcontractor’s approval) such subcontract to Solectron if IBM ceases to provide the subcontracted Services to Solectron, and (ii) using Commercially Reasonable Efforts to appoint Solectron an express third party beneficiary of any Solectron-specific SOW or work order under any such subcontract, or if there is no Solectron-specific SOW or work order then an express third party beneficiary of such subcontract, and en

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titling Solectron to enforce the terms of such SOW, work order or subcontract, as the case may be, against the Subcontractor, provided that if, despite such efforts, IBM is unable to so appoint Solectron, IBM will notify Solectron and will use Commercially Reasonable Efforts to find a substitute Subcontractor or negotiate with such Subcontractor a resolution reasonably acceptable to Solectron. Prior to entering into any such subcontract, IBM will give Solectron reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed Subcontractor and the results of any due diligence carried out with regard to the proposed Subcontractor. At Solectron’s request, IBM will forward to Solectron a description of the scope and material terms (other than financial terms) of the proposed subcontract. Solectron may approve or reject proposed Subcontractors.
(f)	IBM may use Approved Subcontractors to perform the Services to the extent permitted by Solectron’s approval. IBM is responsible for managing all Subcontractors. IBM remains responsible for all Functions delegated to Subcontractors to the same extent as if such Functions were retained by IBM and, for purposes of the Agreement, such Functions will be deemed Functions performed by IBM. IBM will be Solectron’s sole point of contact regarding the Services, including with respect to payment.

(g)	IBM may disclose Solectron Confidential Information only to Subcontractors who have agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of IBM under the Agreement.
5.	SOLECTRON RESPONSIBILITIES

5.1	Appointment of Solectron Program Management Office (PMO) Personnel
(a)	Solectron will designate an individual to serve as Solectron’s Global Program Manager (Global PM), who will be IBM’s principal point of contact for obtaining direction, decisions, information, approvals, and acceptances required from Solectron.

(b)	Solectron will also designate individuals to serve in the Solectron PMO roles described in Schedule F (Governance Structure and Processes).
     5.2 Retained Functions and Cooperation
(a)	In support of IBM’s performance of the Services, Solectron will (i) perform the Functions identified in the Agreement as Solectron Retained Functions (for purposes of this Section 5.2(a), the “Enumerated Retained Functions"); (ii) perform any related activities that are not spe-

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cifically described in the Agreement but are nevertheless reasonably required and appropriate for the proper performance and provision of the Enumerated Retained Functions in compliance with the requirements of the Agreement; and (iii) provide or make available to IBM the equipment, Software, facilities and other resources that the Agreement specifies are to be provided by Solectron.
(b)	Solectron will cooperate with IBM, including by making available management decisions, information, approvals and acceptances, as well as access to Solectron systems required for IBM to perform the Services, as reasonably required by IBM so that IBM may accomplish its obligations and responsibilities under the Agreement.
5.3	Savings Clause
(a)	Solectron’s failure to perform its responsibilities set forth in the Agreement (or cause them to be performed) will not constitute grounds for termination by IBM except as provided in Section 11.4 (Termination By IBM); provided, however, that IBM’s nonperformance of its obligations under the Agreement will be excused (including, without limitation, compliance with Performance Standards, including any Service Levels), and IBM will not be liable for any resulting damages or other liabilities, if and to the extent (1) such IBM nonperformance results from:
(i)	a failure by Solectron (or a Solectron Affiliate or subcontractor) to perform the Retained Functions (including the Enumerated Retained Functions) or, notwithstanding Section 10.2(c), provide the resources required from Solectron under this Agreement; or

(ii)	A breach by Solectron of any of its obligations under this Agreement;

(iii)	IBM’s compliance with Solectron’s written directions or required procedures; or

(iv)	the improper functioning of Software or Equipment for which Solectron has operational responsibility under the Agreement;

But only if and to the extent that IBM provides Solectron with reasonable notice of such nonperformance and uses Commercially Reasonable Efforts to perform notwithstanding Solectron’s failure to perform (a “Workaround”). For purposes of this paragraph, neither IBM nor its Affiliates or their subcontractors will be considered contractors of Solectron.
(b)	Notwithstanding anything to the contrary in the Agreement, IBM shall have no duty to incur additional costs in performing a Workaround. Solectron shall reimburse IBM for the incremental labor charges and

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other expenses reasonably incurred by IBM to meet the Service Levels and perform its other responsibilities under this Agreement through a Workaround; provided that (i) to the extent practicable, IBM notifies Solectron of such additional incremental charges and expenses and obtains Solectron’s approval prior to incurring such costs; and (ii) IBM uses Commercially Reasonable Efforts to minimize such costs (if and to the extent Solectron declines to approve certain reasonable additional costs, IBM shall not be obligated to proceed with the efforts associated therewith.)
6.	CHARGES

Schedule C (Charges) sets forth all of the charges payable to IBM for performing the Services and the rates and formulae for calculating such charges as well as associated invoicing and payment procedures and terms. Solectron will not be required to pay IBM any amounts for or in connection with performing the Services and fulfilling IBM’s obligations under the Agreement other than those amounts payable to IBM under Schedule C (Charges) and the following Sections: 3.3(c), 5.3, 13.3(b), 11.3, and 11.5.

7.	TRANSFER OR USE OF EXISTING SOLECTRON RESOURCES

This Section 7 sets forth the processes by which certain resources used by Solectron (or its Affiliates) prior to the Effective Date will be transferred or otherwise made available to IBM (and its Affiliates) for use in providing the Services. RIGHTS OF USE GRANTED BY SOLECTRON TO IBM UNDER THIS SECTION ARE GRANTED ON AN ‘AS-IS, WHERE-IS’ BASIS, WITHOUT WARRANTIES OF ANY KIND.

7.1	Affected Solectron Personnel
(a)	“Affected Personnel” means the employees and independent contractors of Solectron and its Affiliates who were offered employment by IBM (or its Affiliate) in contemplation of the Agreement or whose employment transfers to IBM (or its Affiliate) by operation of law. The Affected Personnel will be listed in the relevant Local Adoption Agreement. If specified in the relevant Local Adoption Agreement, IBM has or will offer employment to the Affected Personnel on terms that are at least as favorable to the Affected Personnel as those set forth in such Local Adoption Agreement.

(b)	“Transferred Personnel” means Affected Personnel who accept IBM’s (or its Affiliate’s) offer of employment or whose employment transfers to IBM (or its Affiliate) in connection with the Agreement by operation of law.

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(c)	“Transfer Date” means, in relation to each Transferred Person, the date on which his or her employment transfers to IBM (or its Affiliate).

(d)	During the time period specified in the relevant Local Adoption Agreement, IBM may not, without Solectron’s prior written approval: (i) terminate, except for cause, the employment of any Key Transferred Personnel; or (ii) transfer or reassign any Key Transferred Personnel from Solectron’s account.

(e)	The contracts for any Affected Personnel who are contractors, not employees of Solectron (or its Affiliates) will be terminated or, subject to receipt of any Required Consents in the manner provided in Section 7.2 (Required Consents), assigned to IBM. Actions to terminate or assign such contracts will be in accordance with a plan prepared by IBM and approved by Solectron. The Party responsible for any costs, charges and fees associated with such actions will be specified in the relevant Local Adoption Agreement.
7.2	Required Consents
(a)	Solectron, with the cooperation of IBM, is responsible for identifying and resolving any confidentiality obligations or other restrictions on the disclosure to IBM of existing contracts and supplier relationships that are to be managed by IBM as part of the Services.

(b)	If any third party consents are required to permit Solectron to disclose or assign to IBM, or permit IBM to use, any Software, third party service contracts or other resources for the purposes of this Agreement, IBM shall be responsible for obtaining such consents with the assistance of Solectron. Solectron shall pay any consent fees imposed by third party suppliers provided such fees are reasonably approved by Solectron in advance. Unless and until any Required Consent has been obtained, IBM will determine and adopt, subject to Solectron’s prior approval, such alternative approaches as are necessary and sufficient for IBM to provide the Services without the Required Consent, provided that IBM shall not be deemed in breach of this Agreement for failure to obtain a Required Consent to the extent it has and continues to exercise Commercially Reasonable Efforts to obtain such Required Consent.
7.3	Solectron Facilities and Resources Provided to IBM Personnel Working On-site
(a)	To the extent required to provide the Services, and subject to IBM’s compliance with relevant Solectron policies, IBM will be permitted access to Solectron Facilities at no charge.

(b)	“On-site Solectron Resources” means (to the extent that Schedule A or an Annex thereto may call for their provision) the reasonable office

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space, furniture, fixtures, desktop computers, software, telephones, fax machines, VPN, office supplies, and other resources to be provided or made available by Solectron (or its Affiliates) to IBM Personnel assigned by mutual agreement of the Parties to work on-site at facilities of Solectron (or its Affiliates).
(c)	Except as otherwise provided in the Agreement, Solectron will provide to IBM Personnel located and authorized to work on-site at Solectron’s (or its Affiliate’s) facilities the reasonable use of On-site Solectron Resources substantially equivalent to those made available by Solectron (or its Affiliate) to its own personnel who perform similar functions; provided, however, that Solectron will not be responsible for providing any mobile or portable computing or communications devices to IBM Personnel except as otherwise expressly provided in the Agreement.

(d)	IBM will comply and cause IBM Personnel to comply with Solectron’s policies and procedures regarding access to and use of the On-site Solectron Resources that have been disclosed to IBM, including procedures for physical and logical security, and shall submit to periodic Solectron compliance inspections and security audits.

(e)	IBM will use the On-site Solectron Resources in an efficient manner and for the sole purpose of providing the Services. IBM will be responsible for damage to the On-site Solectron Resources caused by IBM Personnel. IBM will permit Solectron and its agents and representatives to enter into those portions of Solectron’s (or its Affiliate’s) facilities occupied by IBM Personnel at any time. When the On-site Solectron Resources are no longer required for performance of the Services, IBM will return them to Solectron (or its applicable Affiliate) in substantially the same condition as they were in when IBM began use of them, subject to reasonable wear and tear.
7.4	Other Resources

Except for the resources made available by Solectron to IBM pursuant to this Section 7 (TRANSFER OR USE OF EXISTING SOLECTRON RESOURCES) and any other resources for which Solectron has financial responsibility, IBM is solely responsible (and has financial responsibility) for providing all Equipment, Software, facilities, personnel, third party services and other resources required to perform and render the Services in accordance with the Agreement.

8.	TRANSITION

8.1	“Transition” Defined

“Transition” means the process (and associated time period, starting on the Effective Date) of migrating performance of the in-scope Functions from Solectron’s as-is operating environment to IBM’s Service Delivery Environment, and

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effectuating, with Solectron’s cooperation and assistance, any required knowledge transfer from Solectron personnel to IBM Personnel.
8.2	IBM Solution Description and Transition Plan
(a)	As part of the process leading up to execution of the Agreement, Solectron has communicated its business requirements to IBM. In response, IBM has proposed a ‘solution’ intended to meet Solectron’s business requirements, and IBM and Solectron have negotiated an agreed IBM solution to be implemented by IBM under the Agreement. The agreed IBM solution is described in Annex A5 (IBM Solution).

(b)	Working with Solectron, IBM has developed a plan describing the Projects and associated activities necessary to accomplish the Transition successfully. That plan (the “Transition Plan”) is set forth or described in Annex A7 (Transition Plan).

(c)	As part of the Transition, IBM will also assume responsibility for completing the Projects listed or described in Annex A6 (In-flight Projects), which are in progress as of the Effective Date (the “In-flight Projects”).
8.3	Conduct of the Transition

Beginning on the Effective Date, IBM will carry out and complete the Transition in accordance with the Transition Plan, including its time schedule. Except as otherwise expressly provided in the Transition Plan, IBM’s responsibilities with respect to the Transition include:
(a)	Performing and managing the Transition and In-flight Projects;

(b)	Establishing, setting up, configuring, and testing, prior to their use, any communications lines, network connections, Equipment, Software, tapes, records and supplies, as made necessary by the Transition; and

(c)	performing the Services without material interruption, and without adversely disrupting Solectron’s business operations.
8.4	Solectron Cooperation and Support

Solectron will cooperate with IBM in the conduct of the Transition and provide support as described in the Transition Plan.

8.5	Completion of Transition
(a)	Solectron reserves the right to monitor, test and otherwise observe and participate in the Transition. IBM will notify Solectron promptly if any Solectron monitoring, testing or participation has caused (or IBM expects

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* Omitted and filed separately with the SEC pursuant to a confidential treatment request it to cause) a problem or delay in the Transition and work with Solectron to prevent or circumvent the problem or delay.
(b)	Solectron may elect to suspend the Transition at any time, including in the event the Transition is not proceeding substantially in accordance with the requirements of the approved Transition Plan or is causing unplanned disruptions or other material adverse effects to Solectron’s (or its Affiliates’) businesses. During any suspension period, IBM will continue to perform the Services as required under the Agreement in the manner the Services were performed prior to the commencement of the applicable phase of the Transition. Suspension of the Transition, where caused by IBM’s failure to perform material obligations in respect of the Transition in accordance with the requirements of the approved Transition Plan or the Agreement, will be at no additional charge to Solectron and will continue until IBM demonstrates, to Solectron’s reasonable satisfaction, that IBM is ready to comply with such requirements and/or end any disruptions or adverse effects. IBM will be responsible, at no additional expense, for achieving the Transition schedule notwithstanding the suspension; provided, however, that if Solectron suspends or stops the Transition due to no fault of IBM, and if the suspension would cause IBM to incur incremental costs or expenses, IBM may so notify Solectron, providing a good faith estimate of such costs and expenses IBM expects to incur. In that case, Solectron’s right to continue the suspension will be subject to Solectron agreeing to reimburse IBM for its incremental costs and expenses incurred as a direct result of the suspension

(c)	Delays In Transition

Notwithstanding any other provision of this Agreement, if there are delays to the Transition, Solectron shall have the right to terminate this Agreement as specified below:
(i)	If the delays, whether or not material, to the Transition are due to the fault of IBM and constitute a material breach, Solectron shall have the right, subject to IBM’s right to cure such delay within 15 days of notice from Solectron, to terminate this Agreement pursuant to Section 11.3(c).

(ii)	If the material delays to the Transition are due to the actions or failures of Solectron, its Affiliates or their contractors, as described in Section 5.3 (Savings Clause), Solectron shall have the right to terminate this Agreement pursuant to Section 11.3(c). Solectron shall be responsible for the applicable Wind Down Costs, Unamortized Costs [*], if any, as set forth in Schedule C (Charges).

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9.	DATA SECURITY AND PROTECTION

9.1	“Solectron Data” Defined

“Solectron Data” means all data in any form entered in or processed through any IBM Systems or Software, to the extent pertaining to Solectron or a Service Recipient that is furnished, disclosed or otherwise made available to IBM Personnel, directly or indirectly, by or on behalf of Solectron or a Service Recipient, in connection with this Agreement, including data of or pertaining to Solectron’s or its Affiliates’ customers or suppliers of products and services; Solectron’s, it’s Affiliates or their suppliers’ products, marketing strategies, financial affairs or employees, and any Derivative Works of such data. Solectron Data shall not include any IBM confidential or proprietary information. For the avoidance of doubt and subject to the foregoing, the Parties agree that:
(a)	Information regarding savings and other financial benefits achieved by Solectron in the course of the performance of this Agreement constitutes Solectron Data;

(b)	The terms and conditions (including pricing) of any third party contracts entered into by Solectron in the course of this Agreement constitute Solectron Data;

(c)	The terms and conditions (including pricing) of any standing offers, umbrella contracts and other arrangements negotiated by IBM for multiple customers (collectively, “Multi Customer Arrangements”) do not constitute Solectron Data, although the terms and conditions (including pricing) of any individual contract entered into by Solectron pursuant to such Multi Customer Arrangements (e.g., a customer-specific SOW) do constitute Solectron Data.
9.2	Solectron Data, Generally

As between the Parties, Solectron Data will be and remain the property of Solectron. IBM may not use Solectron Data for any purpose other than to render the Services. No Solectron Data will be sold, assigned, leased or otherwise disposed of to third parties or commercially exploited by or on behalf of IBM (or its Subcontractors). Neither IBM nor any of its Subcontractors may possess or assert any lien or other right against or to Solectron Data.

9.3	Data Security
(a)	The Parties’ respective responsibilities for data and systems security are as set forth in Schedule A (IBM Services and Solution(s)).

(b)	When present at Solectron Facilities or accessing Solectron Data or Solectron systems, IBM will observe and comply with Solectron’s written security procedures that have been communicated to IBM in advance

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with an opportunity for review. A copy of Solectron’s current security procedures is set forth in Schedule I (Security).
(c)	IBM will establish and maintain safeguards against the destruction, loss or alteration of Solectron Data in the possession or control of IBM (or its Subcontractors) that are no less rigorous than those maintained by IBM for its own data of a similar nature, which shall in no event be less than those maintained by other well-managed companies providing services similar to the Services. IBM will document such safeguards in the Procedures Manual.

(d)	Without limiting the generality of the foregoing:
(i)	IBM will use Commercially Reasonable Efforts, including through systems security measures, to guard against the unauthorized access, alteration or destruction of Solectron Data. Such measures will include the installation of Software, where applicable, that: (A) requires all users to enter a user identification and password prior to gaining access to the information systems; (B) controls and tracks the addition and deletion of users; and (C) controls and tracks user access to areas and features of the information systems.

(ii)	IBM will not permit IBM Personnel to access or allow others access to any Solectron Data to which such IBM Personnel or such others are not permitted access under the Agreement. If such access is attained, IBM will immediately report such incident to Solectron, describing in detail the accessed Solectron Data, and take all necessary measures to stop the access, prevent recurrences, and recover any such copied or removed Solectron Data from any such IBM Personnel or other employees of IBM, its Affiliates and their Subcontractors and will make Commercially Reasonable Efforts to retrieve any copied or removed Solectron Data from any other party.
9.4	Limitation

IBM will not be responsible for the loss, unauthorized disclosure, or corruption of Solectron Data during transmission via public communications facilities except to the extent that such loss, unauthorized disclosure, or corruption is caused by IBM’s failure to perform its obligations under or in accordance with the Agreement.

9.5	Compliance with Data Privacy and Data Protection Laws, Regulations, and Policies

In carrying out its activities under the Agreement, each Party will observe and comply with all applicable data privacy and data protection laws and regulations,

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including consumer privacy laws (e.g., California Civil Code S. 1798.82 and California Civil Code S. 1798.81.5, as well as any country-specific laws implementing the European Data Privacy Act or other, similar country-specific laws related to the transfer and handling of personal data) to the extent applicable to the Services and those identified in Schedule H (Data Privacy and Data Protection). In addition, when accessing or handling any Solectron Data that contains personal identifying information, IBM will comply with all reasonable policies of Solectron that have been disclosed to IBM in writing relating to the use and disclosure of such information.
9.6	Import/Export Controls
(a)	The Parties acknowledge that certain software and technical data exchanged pursuant to the Agreement may be subject to import/export controls under the laws of the United States and other countries. Neither Party will import, export or re-export any such items, any direct product of those items, or any technical data in violation of applicable import/export control laws.

(b)	To the extent the exporting or importing of any such items is within IBM’s control, IBM will have responsibility for, and will coordinate and oversee, compliance with import/export control laws with respect to such items, including responsibility for preparing and filing all required documentation and obtaining at its expense all licenses, permits, and other authorizations required for compliance. Each Party will cooperate with the other Party in that Party’s efforts to comply with applicable import/export control laws.

(c)	IBM will include with copies of all Software provided to IBM by Solectron’s U.S.-based personnel that IBM will use outside of the United States documentation stating that “These commodities, technology or software were exported from the United States in accordance with Export Administration Regulations. Diversion or re-export contrary to U.S. law is prohibited.”
10.	INTELLECTUAL PROPERTY RIGHTS

This Section 10 sets forth the Parties’ respective rights in Work Product and other materials provided or created pursuant to the Agreement. As between the Parties, the rights apply as set forth in this Section whether the work in question is performed solely by IBM Personnel or by IBM Personnel working jointly with others.

10.1	“Intellectual Property Rights,” “Independent IP,” and “Work Product" Defined
(a)	“Intellectual Property Rights” means all intellectual and industrial property rights recognized in any jurisdiction, including copyrights, mask

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work rights, moral rights, trade secrets, patent rights, rights in inventions, trademarks, trade names, and service marks (including applications for, and registrations, extensions, renewals, and re-issuances of, the foregoing).
(b)	“Independent IP” of a party means any Software, documents, materials and other works of authorship that either (i) were owned by the party prior to the Effective Date, or (ii) are subsequently owned by the party outside the scope of and independent from the Agreement.

(c)	“Work Product” means any Deliverables, Software, documents, materials and other works of authorship produced by IBM Personnel, whether alone or jointly with others, in the course of performing the Services and delivered to Solectron or a Service Recipient. A Work Product is either a “New Work” — i.e., one that is not based upon any preexisting works — or a “Derivative Work” — i.e., one that is based upon one or more preexisting works.
10.2	Solectron Independent IP
(a)	Notwithstanding anything to the contrary in the Agreement, as between the Parties, any Solectron Independent IP (and the data and information it contains) will be and remain the property of Solectron. IBM will not possess or assert any lien or other right against or to Solectron Independent IP. Solectron Independent IP may not be utilized by IBM for any purpose other than that of fulfilling its obligations under the Agreement without the prior written consent of Solectron, which may be withheld in Solectron’s sole discretion. No Solectron Independent IP, or any part thereof, may be sold, assigned, leased or otherwise disposed of to third parties by IBM or permitted by IBM to be commercially exploited by or on IBM’s behalf.

(b)	Solectron grants to IBM a worldwide, royalty-free, nonexclusive, non-transferable license during the Term to use, access, execute, display, perform, reproduce, maintain, modify, and enhance any Solectron Independent IP furnished or made accessible to IBM, solely for the purpose of performing the Services. Any modifications or enhancements to Solectron Independent IP will be, and be treated as, Solectron Independent IP.

(c)	Without limiting the indemnity set forth in Section 18.4(d), Solectron Independent IP will be made available to IBM in such form and on such media as it exists at the time, ON AN ‘AS-IS, WHERE-IS’ BASIS, WITHOUT WARRANTIES OF ANY KIND.

(d)	Except as otherwise approved by Solectron, IBM’s license to Solectron Independent IP under this Section 10.2 (Solectron Independent IP) will

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terminate upon the end of the Term, and IBM will not access or use such Solectron Independent IP thereafter.
(e)	Upon the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Solectron Independent IP, on such earlier date that the same shall be no longer required by IBM in order to render the Services thereunder, IBM will destroy the original and all copies of such Solectron Independent IP in the possession or control of IBM (or any its Affiliates or Subcontractors) and, at Solectron’s request, certify that it has done so.

(f)	IBM will have the right to grant, to its Approved Subcontractors who are authorized to perform Services hereunder, access to and use of the applicable Solectron Independent IP solely for purposes of performing the Services. In such event, IBM will be responsible for causing such third party to comply with the applicable terms of the Agreement and, for purposes of the Agreement, such access and use will be deemed access and use by IBM.
10.3	IBM Independent IP
(a)	Notwithstanding anything to the contrary in the Agreement, as between the Parties, any IBM Independent IP (and the data and information it contains) will be and remain the property of IBM. IBM Independent IP does not include generally available commercial software.

(b)	To the extent IBM Independent IP is delivered or otherwise provided to Solectron (or any of its Affiliates) by IBM (or any of its Affiliates or Subcontractors) in connection with the Agreement, IBM grants to Solectron and its Affiliates a worldwide, royalty-free, nonexclusive, non-transferable license during the Term to use, access, execute, display, perform, reproduce, maintain, modify, and enhance, and internally distribute copies of, any such IBM Independent IP, solely for the benefit of Solectron and its Affiliates and solely as necessary for Solectron and its Affiliates to receive and use the Services. Any modifications or enhancements to IBM Independent IP will be, and be treated as, IBM Independent IP.

(c)	IBM Independent IP will be made available to Solectron and its Affiliates in such form and on such media as they exist at the time.

(d)	Solectron and its Affiliates will not be permitted to use IBM Independent IP for the benefit of any entities other than Solectron and its Affiliates without the prior written consent of IBM, which may be withheld in IBM’s sole discretion.

(e)	Except (i) as otherwise approved by IBM in a separate signed writing, (ii) as specified in Section 10.3(g), below, or (iii) as provided in Section 11.7 (Disengagement Assistance), Solectron’s and its Affiliates’ license

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to IBM Independent IP set forth in this Section 10.3 (IBM Independent IP) will terminate upon expiration or termination of this Agreement.
(f)	Solectron will have the right to engage a third party to access and use the IBM Independent IP on behalf of Solectron and its Affiliates solely for benefit of Solectron and its Affiliates to the extent necessary for Solectron to receive and use the Services. In such event, Solectron will be responsible for causing such third party to comply with the applicable terms of the Agreement and, as between Solectron and IBM, for purposes of the Agreement, such access and use by a third party for Solectron will be deemed access and use by Solectron.

(g)	If IBM embeds any IBM Independent IP in a Deliverable under this Agreement, and this Agreement or a Project, Work Order or Statement of Work issued hereunder, does not expressly identify such IBM Independent IP and does not either specify the license Solectron would have in and to such IBM Independent IP or make Solectron responsible for obtaining a license to such IBM Independent IP, IBM hereby grants to Solectron and its Affiliates an irrevocable, worldwide, fully paid-up, royalty-free, nonexclusive license to: maintain, modify, and enhance, use, access, execute, display, perform, reproduce and distribute copies of such IBM Independent IP solely in their imbedded form and solely for the purpose of exercising any and all of Solectron’s and its Affiliates’ intended rights pursuant to the Agreement in the Deliverables containing them. Modifications to and enhancements of any such embedded IBM Independent IP shall be and be treated as IBM Independent IP.
10.4	Third Party Materials

IBM will be responsible for obtaining all Required Consents to third party Equipment, Software, middleware or other products licensed or leased to IBM (or any of its Affiliates or Subcontractors) that are provided by or on behalf of IBM to Solectron (or any of its Affiliates) for their use in receiving and using the Services.

10.5	Ownership of Deliverables
(a)	During performance of the Services, IBM Personnel may produce Deliverables. One or more Schedules to this Agreement will identify the Deliverables as being “Type I Materials,” “Type II Materials,” “Type III Materials” or otherwise as the Parties may agree. If not so identified, Deliverables will be deemed to be Type I Materials. Deliverables that are modifications or enhancements to IBM Independent IP will be treated as Type II Materials.

(b)	“Type I Materials” are those Deliverables in which Solectron will own all right, title and interest (including ownership of copyright), and IBM hereby grants and assigns to Solectron all such right, title and interest

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(including ownership of copyright). IBM will retain one copy of the Type I Materials. Solectron hereby grants IBM (1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, maintain, modify and enhance, and prepare Derivative Works based on, Type I Materials, and (2) the right to authorize others to do any of the former. IBM’s license rights to Type I Materials will be subject to any and all obligations of confidentiality with respect to any Solectron Confidential Information that may be contained therein. Modifications to, enhancements of and Derivative Works from any such Type I Materials will be, and be treated as Type I Materials.
(c)	“Type II Materials” are those Deliverables in which IBM (or third parties) will have all right, title and interest (including ownership of copyright). To the extent Solectron would retain any such right, title and interest (including ownership of copyright) under applicable law, Solectron hereby grants and assigns to IBM all such right, title and interest (including ownership of copyright). IBM will deliver one copy of any Deliverables that are Type II Deliverables to Solectron, or such other number as the Parties may agree. IBM hereby grants to Solectron and its Affiliates (1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute, maintain, modify, enhance and create Derivative Works of (within Solectron’s Enterprise) copies of Type II Materials and (2) the right to authorize others to do any of the foregoing solely for purposes of providing services to Solectron or one or more of its Affiliates. Any modifications, enhancements or Derivative Works of Type II Materials will be, and be treated as, Type II Materials.

(d)	“Type III Materials” are those Deliverables in which Solectron will have all right, title and interest (including ownership of copyright) without IBM having any right of reuse. IBM hereby grants and assigns to Solectron all such right, title and interest (including ownership of copyright). Without limiting IBM’s rights under Section 10.2(b), IBM will receive no license to Type III Materials. IBM may retain one copy of Type III Materials solely for purposes of demonstrating compliance with the Agreement. IBM will also be entitled to retain and use a reasonable number of copies of Type III Materials during the term of this Agreement, for as long as IBM has continuing support obligations with respect thereto, for the sole purpose of performing such obligations. Any modifications, enhancements or Derivative Works of Type III Materials will be, and be treated as, Type III Materials.
10.6	Rights in Inventions
(a)	Inventions will be jointly owned by Solectron and IBM without regard to the relative contributions of Solectron personnel (and contractors) and IBM Personnel in creating the Invention. Title to all patents issued thereon will be joint and equal. Each Party will have the worldwide, un-

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restricted right to grant licenses (including the right for any licensees to grant sublicenses) to third parties thereunder without the consent of or accounting to the other Party.
(b)	Where one Party seeks patent protection on an Invention, it will do so at its own expense and will have full control and discretion over the prosecution and maintenance of such protection, even though title to any patent issuing thereon will be and will remain joint without any consent or accounting, as provided in Section 10.6(a), above. In the event that the Party responsible for the maintenance of a patent elects to discontinue maintenance of any such jointly owned patent, or otherwise take any action that could reasonably lead to the invalidation or material diminishment in the scope of such patent, such Party grants the other Party the right to take any reasonable action with regard to the continued maintenance of such patent in such circumstances.

(c)	Each Party (and their respective Affiliates) will be solely liable for any compensation that may be due to any employees of such Party (or its Affiliates) who first conceive or reduce to practice Inventions that are subject to the provisions of Section 10.6(a), above.

(d)	Except as specified in this Agreement, no other licenses (including licenses under patents or patent applications arising out of any other invention of either Party) are granted.
10.7	Intellectual Property Rights Agreements with IBM Personnel

Each Party warrants that it has and shall continue to have in place with all of its respective Personnel (either directly or indirectly through their respective employers) such agreements respecting Intellectual Property Rights as are necessary for such Party to fulfill its obligations under this Section 10 (INTELLECTUAL PROPERTY RIGHTS).

10.8	Other Obligations and Rights Regarding Work Product
(a)	The Parties will meet periodically to discuss the creation of and relevant details regarding any Work Product being developed with respect to which any Intellectual Property Rights will be owned by Solectron. In addition, such Work Product will not be marked with any IBM confidentiality or proprietary rights notices for any portions that do not comprise confidential or proprietary intellectual property.

(b)	Each Party will remain free to develop, commercialize, use, publish and distribute materials that may be similar to or competitive with Work Product provided such activities are effected without breach of the Party’s obligations under the Agreement and do not infringe or constitute a misappropriation of any Intellectual Property Rights of the other Party.

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(c)	All licenses and rights of Use granted under or pursuant to the Agreement shall be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. Accordingly, the licensee of such rights shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the commencement of bankruptcy proceedings by or against either Party under the Bankruptcy Code, the other Party shall be entitled to retain all of its license rights and Use rights granted under the Agreement.
10.9	Mental Impressions
(a)	“Mental Impressions” means ideas, concepts, know-how and techniques that are:
(i)	retained without deliberately memorizing them for purposes of reuse in the unaided memory of a Party’s (or its Affiliates’) personnel involved in performance of the Agreement; and

(ii)	developed by a Party or jointly by the Parties in performance under this Agreement or learned through access to Confidential Information or other materials of the other Party (and its Affiliates).
(b)	Each Party (and its Subcontractors and Affiliates) may use the Mental Impressions of their personnel in their business activities as long as in doing so they do not (i) use specific Solectron Data in a manner that is not permitted by this Agreement; (ii) disclose specific Confidential Information of the other Party (or its Affiliates) in violation of Section 16 (CONFIDENTIALITY); or (iii) misappropriate or infringe the copyrights or patents of the other Party (or its Affiliates) or third parties who have licensed or provided materials to the other Party (or its Affiliates).
10.10	Reservation of Rights

Except for the express license rights contained in this Section 10 (INTELLECTUAL PROPERTY RIGHTS), neither this Agreement nor any disclosure made hereunder grants any license to either Party, including under any patents or copyrights of the other Party.

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* Omitted and filed separately with the SEC pursuant to a confidential treatment request
  11.  TERM AND TERMINATION
11.1	Initial Term and Renewal

The initial Term of the Agreement is as stated on the signature page. By giving written notice to IBM no less than six (6) months prior to the scheduled expiration date of the Term, Solectron will have the right to extend the Term for one (1) year on the terms and conditions then in effect. Solectron will have two (2) such extension options of one (1) year each.
11.2	Termination, Generally
Prior to its scheduled expiration, the Agreement may only be terminated as provided in this Section 11 (TERM AND TERMINATION). Except as the Agreement expressly provides otherwise, termination by a Party will be without prejudice to and with full reservation of any other rights and remedies available to the Party. Solectron will not be obliged to pay any [*] Wind Down Costs in connection with the termination of the Agreement except as expressly provided elsewhere in this Agreement or in this Section 11 (TERM AND TERMINATION).

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11.3	Termination By Solectron
(a)	Termination for Cause. Solectron may terminate the Agreement, in whole or in part, for cause and effective as of a date specified in a written notice of termination given to IBM in any of the following circumstances:
(i)	a material breach of the Agreement by IBM that cannot reasonably be cured within thirty (30) days after the date IBM receives notice of the breach from Solectron (the “Notice Period”) (in which case Solectron’s termination shall become effective within five (5) business days of Solectron’s notice);

(ii)	a material breach of the Agreement by IBM that can reasonably be cured within the Notice Period but which has not been cured within the Notice Period unless IBM (A) has submitted to Solectron within the Notice Period a commercially reasonable plan to cure the breach within sixty (60) days after the date IBM receives notice of the breach from Solectron (the “Extended Cure Period”), (B) proceeds diligently according to the plan and (C) cures the breach within the Extended Cure Period (in which case Solectron’s termination shall become effective when IBM fails to perform any one of steps (A) through (C)); or

(iii)	a series of multiple breaches of its duties or obligations, none of which individually need constitute a material breach of the Agreement, but which, in view of IBM’s history of breaches, whether or not cured, collectively constitute a material breach of the Agreement, provided that Solectron’s notice to IBM shall be provided within a maximum of 6 months after the last such breach upon which Solectron bases its termination. For the purposes of clarity, the cure periods set forth in Sections 11.3(a)(i) or 11.3(a)(ii), as appropriate, shall apply to a notice given under this Section 11.3(a)(iii);
(b)	Removal of Services in Lieu of Termination. If Solectron is entitled to terminate the Agreement for cause pursuant to Section 11.3(a), Solectron may instead cancel or remove from scope any Functions that are the subject of the breach or breaches giving rise to the right to terminate and any other Functions that are materially affected by such breach or breaches; provided that if such Functions form part of the P2P Operations Services, such cancellation or removal will be accomplished via the Change Management Process. In such case, the Parties will negotiate in good faith to identify equitable adjustments to the Charges and other relevant terms necessary to reflect appropriately the removed portion of the Services.

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* Omitted and filed separately with the SEC pursuant to a confidential treatment request
Any such cancellation or removal will be without prejudice to any other rights available to Solectron with respect to the breach or breaches entitling Solectron to terminate the Agreement.
(c)	Termination for Convenience.
(i)	Solectron may terminate the Agreement for convenience (i.e., for any reason or no reason), in whole or in part, effective twenty-four months after the Master Agreement Effective Date by giving IBM at least ninety (90) days’ prior written notice specifying the terminated Services and designating the termination date. In such event, Solectron will pay to IBM on the effective date of termination any applicable Wind Down Costs, Unamortized Costs [*], if any, set forth in Schedule C (Charges). If a purported termination for cause by Solectron under Section 11.3(a) is found by a competent authority not to be a proper termination for cause, then such termination will be deemed to be a termination for convenience by Solectron under this paragraph.

(ii)	Solectron may terminate the Strategic Sourcing Services provided under this Agreement for convenience by paying the Wind Down Costs and Unamortized Cost, if any, associated with such Services [*](as specified in Schedule C) if IBM fails in any Contract Year to achieve Actual Savings equal to at least 40% or more of Committed Savings for that Contract Year, after any applicable adjustments to Committed Savings that are required in accordance with Annex B-1 (Savings Calculation Methodology).
(d)	Termination Following an IBM Change of Control. If (i) another entity acquires Control, or all or substantially all of the assets, of IBM (or any Affiliate of IBM involved in performance of a material portion of the Services), whether directly or indirectly, in a single transaction or series of related transactions, or (ii) IBM (or any Affiliate of IBM involved in performance of a material portion of the Services) is merged with or into another entity, then, at any time during (but not after) the 180-day period following the Change in Control and subject to applicable Wind Down Costs, Unamortized Costs [*], if any, set forth in Schedule C (Charges), Solectron may terminate the Agreement, in whole or in part by giving IBM at any time during such 180-day period at least ninety (90) days prior written notice specifying the terminated Services and designating the termination date.

(e)	Termination in Other Circumstances.

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(i)	Force Majeure. Solectron may terminate the Agreement, in whole or in part, as provided in Section 19.3 (Force Majeure).

(ii)	Bankruptcy/Insolvency. Solectron may terminate the Agreement, in whole or in part, if IBM becomes insolvent or is unable to pay its debts as they come due or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection from creditors under the bankruptcy laws or similar laws of the United States, any state of the United States or any other Country Location (in which case Solectron’s termination shall become effective within five (5) days of Solectron’s notice).

(iii)	Termination for Cause of Local Adoption Agreements. Without limiting its rights pursuant to Section 11.3(a), Solectron may terminate the Agreement in whole or in part if Solectron terminates for cause one or more Local Adoption Agreements that, individually or collectively, constitute at least 40% of the total value of Services then contemplated to be provided to Solectron and its Affiliates under the Agreement and all Local Adoption Agreements (including the Local Adoption Agreement(s) to be terminated) during the remainder of the Term as of the date that notice of termination of such Local Adoption Agreement(s).
11.4	Termination By IBM
(a)	If, and only if, Solectron fails to pay IBM when due undisputed charges totaling at least one (1) months’ charges under the Agreement, or withholds amounts in excess of those authorized by Section 9.4(c) (Disputed Charges) of Schedule C (Charges), and does not cure the failure by the end of the notice period set forth below, IBM may terminate the Agreement as of a date specified in the notice of termination
(b)	IBM’s notice of overdue payment will be sent to the attention of Solectron’s Global Program Manager, with a copy to Solectron’s General Counsel, will expressly reference this Section 11.4 (Termination By IBM), will set forth the overdue amount, and will expressly state that IBM may terminate the Agreement if such failure to make payment is not cured within ten (10) business days after Solectron’s receipt of such notice.
11.5	Extension of Termination Date

Solectron may extend the effective date of termination/expiration once in its discretion. The extension may not exceed 180 days following the effective date of termination/expiration in place immediately prior to the initial extension under this Section. If any extension notice provided to IBM within 60 days of the then-scheduled date of termination/expiration would cause IBM to incur Out-of-

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Pocket Expenses, IBM may so notify Solectron, providing a good faith estimate of such Out-of-Pocket Expenses IBM expects to incur. In that case, the extension of the Agreement’s Term pursuant to the notice will be subject to Solectron agreeing to reimburse IBM for its additional Out-of-Pocket Expenses incurred as a result of the extension notice being provided within 60 days of the then-scheduled date of termination/expiration.
11.6	Partial Termination
If the Agreement is terminated in part pursuant to this Section 11 (TERM AND TERMINATION), the portions of the Agreement not terminated will continue in force according to the terms of the Agreement. If the Agreement does not otherwise provide or specify the basis for determining IBM’s charges for the continuing Services that are not terminated, the charges payable under the Agreement will be equitably adjusted to reflect the Services that have been terminated.
11.7	Disengagement Assistance
(a)	“Disengagement Assistance” means, collectively, the additional Functions (i.e., in addition to the continued performance of the Services) that IBM is required to carry out in connection with the cessation of any Services or the expiration or earlier termination (for any reason) of the Agreement, in whole or in part, to facilitate the orderly wind-down or, as applicable, migration of the affected Services from IBM’s operating environment(s) to the replacement operating environment(s) of Solectron and/or its designee(s), as directed by Solectron as necessary to permit Solectron and/or its designee(s) to assume and take over the performance of the Functions or to perform services similar to the terminated Services.

(b)	Upon Solectron’s request, which in the case of expiration may be made up to one year prior to the scheduled expiration of the Agreement, IBM will provide such Disengagement Assistance as Solectron may reasonably request, including the assistance described in Schedule K (Disengagement Assistance). The Parties will develop and agree on a plan for the performance of the Disengagement Assistance, which will indicate staffing levels and additional IBM Personnel, as well as additional charges due IBM if applicable according to Schedule C (Charges). If

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Solectron is entitled under the Agreement to a sublicense or other right not previously granted to Use after the termination or expiration of the Agreement any Software owned or licensed by IBM (or its Subcontractors, if any), IBM will timely grant such sublicense or other right in order to fully comply with its obligations with respect to the grant of such license.
(c)	In the process of deciding whether to undertake or allow termination, expiration or renewal of the Agreement, in whole or in part, Solectron may consider or seek offers for performance of services similar to the Services following termination or expiration. As and when reasonably requested by Solectron for use in such a process, IBM will provide to Solectron such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed offer for such services. The types of information and level of cooperation to be provided by IBM pursuant to this paragraph will be no less than those initially provided by Solectron to IBM prior to commencement of the Agreement and do not extend to the publication of IBM Confidential Information or the disclosure of any information listed in Annex A-9 (“IBM Competitive Content”).

(d)	Subject to (and in addition to any extensions arising from Solectron’s exercise of its rights under) Section 11.5 (Extension of Termination Date), the Disengagement Assistance will continue, as requested by Solectron, for up to six (6) months following the initially scheduled effective date of termination/expiration. Charges (if any) for such activities by IBM will be as provided in Schedule C (Charges).
11.8	Survival

Any provision of the Agreement that contemplates or governs performance or observance subsequent to termination or expiration of the Agreement will survive the expiration or termination of the Agreement for any reason.

12.	GOVERNANCE AND MANAGEMENT

12.1	Governance Structure and Processes
(a)	IBM acknowledges that it is a key business requirement of Solectron that IBM provide the Services in a consistent, integrated manner globally across all Country Locations. To meet that requirement, IBM has organized its Solectron relationship and service delivery team as described in Schedule F (Governance Structure and Processes).

(b)	Schedule F (Governance Structure and Processes) also contains a description of the committees and governance processes the Parties have formed and will use to govern their relationship and activities under the Agreement.

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12.2	Meetings

Within sixty (60) days after the Effective Date, the Parties will determine an appropriate set of meetings to be held between their representatives, which will include at least a quarterly meeting of IBM’s Global PE with Solectron’s Global PM and at least a monthly meeting of each IBM Regional PE with his or her counterpart Solectron Regional PM. IBM will prepare and circulate an agenda sufficiently in advance of each meeting to give the participants an opportunity to prepare for the meeting. IBM will make such changes to the agenda as Solectron may request. Solectron will chair all such meetings. At Solectron’s request, IBM will prepare and circulate minutes promptly after each meeting. Minutes of the meetings will not be binding on either Party to the extent they are inconsistent with the Agreement.

12.3	Reports
(a)	Within sixty (60) days after the Effective Date, the Parties will determine an appropriate set of periodic reports to be issued by IBM to Solectron, which will include the reports described in Annex F-2 (Reports) and which be issued at the frequency reasonably requested by Solectron.

(b)	Reports provided by IBM, including the reports described in Annex F-2 (Reports), will be modified during the Term as reasonably requested by Solectron to enable Solectron to achieve the objectives specified in Section 1.2 (Objectives).
12.4	Procedures Manual
(a)	The “Procedures Manual” is a document (or set of documents) to be prepared by IBM describing how IBM will perform and deliver the Services under the Agreement, the Equipment and Software used, and the documentation (e.g., operations manuals, user guides, specifications) that provide further details of the activities. The Procedures Manual will describe the activities IBM proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type IBM is to provide under the Agreement. The Procedures Manual will include any Interaction Models developed to document specific processes or interactions between the Parties. The Procedures Manual also will include descriptions of the acceptance testing procedures approved by Solectron, IBM’s problem management and escalation procedures, and the other standards and procedures of IBM pertinent to Solectron’s interactions with IBM in obtaining the Services. The Procedures Manual must be suitable for use by Solectron to understand the Services.

(b)	Attached as Annex F5 (Draft Procedures Manual Table of Contents) is a draft table of contents for the Procedures Manual. Working in consulta-

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tion with Solectron, IBM will deliver a draft Procedures Manual to Solectron within thirty (30) days after the Effective Date for review and comment. The draft Procedures Manual must be comprehensive (addressing all relevant components of the Services) and customized to the Solectron engagement (i.e., neither generic nor high level), and must include drafts of the Interaction Models. The Procedure Manual will be organized generally in accordance with Annex F5 (Draft Procedures Manual Table of Contents), but may include additional sections or provisions as appropriate. IBM will incorporate or address reasonable comments or suggestions of Solectron and will finalize the Procedures Manual within ninety (90) days after the Effective Date. The final Procedures Manual will be subject to the approval of Solectron. The initial and final versions of the Procedures Manual will be Deliverables under the Agreement.
(c)	The Procedures Manual will be considered an operational document, which IBM may revise with the written approval of Solectron’s Global PM without the need to amend the Agreement. IBM will periodically update the Procedures Manual to reflect changes in the operations or procedures described in it. Updates of the Procedures Manual will be provided to Solectron for review, comment and approval.

(d)	IBM will perform the Services in accordance with the most recent Solectron-approved version of the Procedures Manual. In the event of a conflict between the provisions of the Agreement and the Procedures Manual, the provisions of the Agreement will control.

(e)	Within thirty (30) days after the end of each Contract Year, IBM will provide a status report to Solectron indicating the most recent date on which the Procedures Manual was updated by IBM.

(f)	Notwithstanding anything to the contrary in Section 10 (INTELLECTUAL PROPERTY RIGHTS), Solectron (and its Affiliates) may retain and Use the Procedures Manual in their businesses and for their benefit both during the Term and following the expiration or termination (for any reason) of the Agreement. Subject to appropriate non-disclosure agreements for the limited purpose of protecting any Independent IP of IBM incorporated into the Procedures Manual, Solectron (and its Affiliates) may permit any of their other service providers to use the Procedures Manual during and after the Term, but solely in connection with the provision of services for Solectron (and its Affiliates) other than services similar to the Services, and solely to the limited extent, if any, necessary for such service provider to provide such services. Following the termination or expiration of the Agreement for any reason, or Solectron’s election to terminate the Strategic Sourcing Services as authorized by this Agreement, and subject to appropriate non-disclosure agreements for the limited purpose of protecting any Independent IP of IBM incorporated into the Procedures Manual, Solectron (and its Affili-

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ates) may permit any of their other service providers to use the Procedures Manual to perform services similar to the terminated Services. If IBM considers any Independent IP incorporated into the Procedures Manual to be highly confidential, it may so notify Solectron. In that case, Solectron will cooperate with IBM to permit IBM to prepare a special version of the Procedures Manual redacting and/or otherwise masking the sensitive information that Solectron will use when disclosing the Procedures Manual to other service providers in a fashion designed to preserve to the fullest extent possible the usefulness of the procedures manual for its primary intended purposes. In addition, the content of Annex A-9 (“IBM Competitive Content”) shall not be included in any version of the Procedures Manual provided to any third party.
13.	AUDITS AND RECORDS
13.1	Audit Rights
(a)	IBM will maintain a complete audit trail of financial and non-financial transactions resulting from the Agreement. Solectron and its agents, auditors (internal and external), regulators and other representatives as Solectron may designate (collectively, “Auditors”) will have the right to inspect, examine and audit the systems, records, data, practices and procedures of IBM or any of its Affiliates or Subcontractors that are used in rendering the Services or pertain to the Services (collectively, “Audits”) for any of the following purposes:
(i)	to verify the accuracy of IBM’s invoices;

(ii)	audits and examinations of Solectron by regulatory authorities;

(iii)	examination by Solectron of data and records pertaining to its compliance with the Sarbanes-Oxley Act of 2002 (and regulations promulgated under it);

(iv)	to examine and inspect operations and procedures used in rendering the Services;

(v)	to verify the integrity of Solectron Data and IBM’s compliance with the data privacy, data protection, confidentiality and security requirements of the Agreement; and

(vi)	to verify IBM’s compliance with any other provisions of the Agreement, including verifying IBM’s compliance with pertinent laws and regulations.
(b)	Audits will be conducted during business hours and upon reasonable written advance notice to IBM, which notice may be in the form of an email to the IBM Global PE, but in any event not less than ten (10) busi-

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ness days, except in the case of Audits by regulators, emergency or security Audits, and Audits investigating claims of illegal behavior (in which cases Solectron shall provide such advance written notice as is reasonable under the circumstances). Audits will be conducted in a manner that does not unreasonably interfere with IBM’s (or, as applicable, its Affiliate’s or Subcontractor’s) business. Solectron and its Auditors will comply with IBM’s security and reasonable confidentiality requirements when accessing facilities or other resources owned or controlled by IBM. IBM will cooperate fully with Solectron and its Auditors in conducting Audits and provide such assistance as they reasonably require to carry out the Audits, including installing and operating audit software and providing such other assistance as is reasonably requested by Solectron to enable Solectron to comply with the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission relating to disclosure controls and procedures and other similar laws (the “Control Rules”).
(c)	IBM will, at its cost and expense (except as otherwise provided in this Section), maintain financial and operational controls and procedures (the “Controls”) with respect to the Services for review and approval by Solectron in accordance with the then-applicable Solectron standards. IBM will:
(i)	update the Controls in accordance with the procedures set forth in the Procedures Manual, as such procedures may be modified by Solectron from time to time, such updates to be reviewed and approved by Solectron;

(ii)	cooperate with Solectron’s Auditors in connection with executing Solectron’s testing procedures in a manner that complies with Solectron’s then current policies for the Controls and such other Solectron disclosure controls and procedures for which such cooperation is reasonably necessary, to ensure that the Controls function as documented;

(iii)	cooperate with Solectron and its Auditors in their design, documentation and implementation of any changes in the Controls requested by Solectron to comply with the Control Rules; and

(iv)	promptly notify Solectron of and remediate within a reasonable amount of time any significant deficiency (as that term in defined by the PCAOB) in the performance of the Controls.
(d)	The implementation of, and any changes to, the Controls will be subject to Solectron’s prior approval. If Solectron requests any change to any previously-approved Controls and such change would give rise to a non-trivial increase in the cost to IBM of rendering the Services, IBM’s compliance with the requested change will be subject to the Change Control Process.

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(e)	If any Audit of IBM’s charges determines that IBM has incorrectly invoiced Solectron, IBM will issue, on the next invoice submitted to Solectron, a credit or debit, as appropriate, to correct the inaccuracy. Audits will be conducted at Solectron’s expense; provided, however, that if any Audit of IBM’s charges determines that IBM has over-charged Solectron by an amount equal to or greater than five percent (5%) of IBM’s total invoiced charges for the period being audited, and IBM does not successfully dispute the discrepancy identified by such Audit, then IBM will reimburse Solectron upon request for the reasonable cost of the Audit, if such Audit was conducted on a non-contingent basis.
13.2	Audit Follow-up
(a)	Following an Audit, Solectron may provide IBM a written report summarizing the Audit’s findings as to any actual or potential errors, weaknesses in controls, or other problems affecting the Services or Solectron Data, violations of the Agreement or other issues pertaining to IBM (or its Subcontractors) (each, an “Audit Finding”).

(b)	Within thirty (30) days after receiving a report from Solectron containing Audit Findings, IBM will submit a corrective action plan to Solectron addressing each Audit Finding and describing the steps IBM has taken or plans to take to rectify it, including the timetable for completing each step. If IBM disputes any Audit Findings, the corrective action plan will explain the basis on which IBM’s disputes them.

(c)	IBM will incorporate or address any reasonable comments or suggestions of Solectron concerning IBM’s corrective action plan.
13.3	Records Retention
(a)	In support of Solectron’s Audit rights, IBM will keep and maintain (at its own expense) (i) financial records relating to the Agreement in accordance with generally accepted accounting principles applied on a consistent basis, (ii) records substantiating IBM’s invoices, (iii) records pertaining to IBM’s compliance with the Service Levels, including root cause analyses, (iv) records pertinent to verifying the integrity of Solectron Data under the possession or control of IBM (and its Affiliates and Subcontractors) and such entities’ compliance with the data privacy, data protection, confidentiality, intellectual property and security requirements of the Agreement, (v) such records pertaining to performance of the Services as are necessary for Solectron to comply and demonstrate compliance with the Control Rules, and (vi) such other operational records pertaining to performance of the Services as IBM keeps in the ordinary course of its business.

(b)	IBM will retain such records and provide access to them upon request for Audits until the last to occur of the following: (i) five (5) years after ex-

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piration or termination of the Agreement; (ii) all pending matters relating to the Agreement (including disputes) are closed; and (iii) the information is no longer required to meet Solectron’s records retention policy as disclosed to IBM, as such policy may be revised from time to time. Before destroying or otherwise disposing of such records, IBM will provide Solectron with sixty (60) days prior notice and offer Solectron the opportunity to recover the records or to request IBM to deliver the records to Solectron, with Solectron paying IBM’s Out-of-Pocket Expenses based on IBM’s good faith estimate of the Out-of-Pocket Expenses IBM expects to incur.
13.4	IBM Audits and Other Internal Reviews
(a)	IBM will perform a security Audit at least annually and will cause a Type II Statement of Auditing Standards (SAS) 70 Audit (or equivalent audit) to be conducted annually for each primary shared services facility at or from which Services are provided. IBM shall, at its expense, no later than November 15 of each Contract year, provide to Solectron a multi-client SAS 70 Type II report covering the common processes performed by IBM at primary shared service locations in controlling and administering client accounts. In the year of transition, a SAS 70 will be provided only if transition is completed in sufficient time to allow six months of IBM performance prior to September 30.

(b)	If IBM conducts other formal internal reviews, then to the extent the results or findings of any such internal reviews or related reports of IBM (or its Affiliates or Subcontractors) disclose information that reasonably could have a material adverse impact on the Services, IBM will promptly provide a summary of the report or finding from such internal review to Solectron and its independent auditors for review and comment. IBM will also correct any errors or problems identified by the review or in the report as soon as reasonably possible.
14.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF IBM

14.1	Work Standards

IBM warrants and covenants that the Services will be rendered with promptness and diligence and be executed in a professional and workmanlike manner in accordance with the practices and standards observed by the leading companies in IBM’s industry when performing similar services and in accordance with their current description (including any completion criteria) contained in the Agreement. IBM warrants and covenants that it will use adequate numbers of qualified IBM Personnel with suitable training, education, experience and skill to perform the Services in accordance with timing and other requirements of the Agreement.

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14.2	Maintenance

IBM warrants and covenants that it will maintain the Equipment and Software used in performance of the Services and for which it has financial responsibility, so that they operate in accordance with their specifications, including (i) maintaining equipment in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (iii) performing Software maintenance in accordance with the applicable Software vendor’s documentation and recommendations.

14.3	Efficiency and Cost-Effectiveness

IBM warrants and covenants that it will use Commercially Reasonable Efforts to use efficiently the resources or services necessary to provide the Services to the extent that the same are charged to Solectron on a resource consumption basis. IBM warrants and covenants that it will use Commercially Reasonable Efforts to perform the Services in a manner that is the most cost-effective for Solectron consistent with the required level of quality and performance.

14.4	Technology

IBM warrants and covenants that it will provide the Services using, consistent with the Change Management Process, proven, current technology in an effort to enable Solectron to take advantage of technological advancements applicable to its and its Affiliates’ businesses and support Solectron’s efforts to maintain competitiveness in the markets in which it competes.

14.5	Non-Infringement
(a)	Subject to Section 14.5(b) and Section 14.5(c), IBM warrants and covenants as follows:
(i)	that IBM and IBM Personnel will perform their responsibilities under the Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any Intellectual Property Rights of any third party;

(ii)	that IBM has all rights and licenses necessary to convey to Solectron (and its Affiliates, where applicable) as required by this Agreement, the ownership of (or license rights to Use, as applicable), all Deliverables, Work Products and other materials provided to Solectron by or on behalf of IBM; and
(iii)	that no Deliverables, Work Products or other materials provided to Solectron or other Service Recipients by or on behalf of IBM, nor their use by Solectron or other Service Recipients, will in-

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fringe or constitute an infringement or misappropriation of any Intellectual Property Rights of any third party.
(b)	IBM will not be considered in breach of the warranty and covenant set forth in Section 14.5(a) to the extent (but only to the extent) any claimed infringement or misappropriation is attributable to any of the following:
(i)	Solectron’s modification of an item provided by or on behalf of IBM unless the modification was authorized or approved by IBM in writing;

(ii)	Solectron’s combination, operation or use of an item provided by or on behalf of IBM with other specific items not furnished by, through or at the specification of IBM or its Subcontractors; provider, however, that this exception will not be deemed to apply to the combination, operation or use of an item with other commercially available products that were anticipated to be used in combination with the item provided by or on behalf of IBM (e.g., the combination, operation or use of Application Software provided by IBM with a commercially available computer and System Software not provided by IBM but which the Parties anticipated would be used with the Application);

(iii)	Solectron’s failure to use corrections or modifications provided and implemented by IBM at no additional cost or expense to Solectron that offer equivalent features and functionality;

(iv)	Solectron’s use of equipment or Software provided by or on behalf of IBM in a country or countries other than those listed in Annex A-5 (IBM Solution) or in which use of the equipment or Software in question has not otherwise been approved by IBM; or

(v)	IBM’s use or provision to Solectron of Software or other materials provided to IBM by Solectron, its Affiliates or their subcontractors, provided that IBM was not aware of any actual or potential infringement or misappropriation of the intellectual property of a third party associated with the use by IBM of such Software or other materials.
(c)	Without limiting IBM’s obligations pursuant to the indemnities in Section 18.2(e), IBM shall not be considered in breach of the warranty and covenant set forth in Section 14.5(a) if and to the extent that a claimed infringement or misappropriation is attributable to any software or material owned by a third party (other than an Affiliate of IBM) that is used by IBM or provided by IBM to Solectron or Service Recipients under license from the third party licensor (a “Third Party Product Claim”).

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14.6	Compliance with Confidentiality Obligation

IBM warrants and covenants that IBM and IBM Personnel will not misappropriate or disclose any confidential or proprietary information of a third party in contravention of any contractual obligation owed to such third party (i) by IBM in connection with transactions, agreements and competitive bidding processes conducted or negotiated by IBM as part of the Services; or (ii) by Solectron, to the extent IBM is aware (or ought reasonably to be aware) of such obligations, in connection with transactions, agreements and competitive bidding processes conducted or negotiated by IBM as part of the Services. The foregoing warranty and covenant does not limit IBM’s express obligations pursuant to Section 16.

14.7	Viruses

“Virus” means (i) program code or programming instruction(s) or set(s) of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically described as a virus, Trojan horse, worm, back door or other similar type of harmful code. IBM warrants and covenants that IBM Personnel will not intentionally introduce a Virus or allow a Virus to be introduced into Solectron’s or other Service Recipients’ systems or the systems used to provide the Services. In addition, IBM will use Commercially Reasonable Efforts to prevent IBM Personnel from unknowingly introducing a Virus or allowing a Virus to be introduced into Solectron’s or other Service Recipients’ systems or the systems used to provide the Services. If a Virus is found to have been introduced into Solectron’s or other Service Recipients’ systems or the systems used to provide the Services as a result of a breach of the foregoing warranty and covenant, IBM will use Commercially Reasonable Efforts, at no additional charge, to assist Solectron in eradicating the Virus and reversing its effects and, if the Virus causes a loss of data or operational efficiency, to assist Solectron in mitigating and reversing such losses utilizing generally accepted data restoration techniques and other applicable best practices.

14.8	No Improper Inducements

IBM represents and warrants to Solectron that it has not violated any applicable laws or regulations or any Solectron policies of which IBM has been given advance written notice regarding the offering of unlawful or improper inducements in connection with the Agreement. If at any time during the Term, the foregoing representation and warranty is inaccurate, then, in addition to any other rights Solectron may have at law or in equity and notwithstanding any other provision of this Agreement to the contrary, Solectron may terminate the Agreement for cause without affording IBM an opportunity to cure.

14.9	Information Security

Without limiting IBM’s obligations under Section 2.10(Compliance with Laws, Regulations and Solectron Policies) with regard to compliance with Solectron‘s

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information security policies, IBM represents and warrants to Solectron that it will implement and comply with its own information security policies and procedures, which will at least be commercially reasonable information security policies and procedures that will afford at least due care to the protection of Solectron data.
15.	MUTUAL REPRESENTATIONS AND WARRANTIES; DISCLAIMER

15.1	Mutual Representations and Warranties

Each Party represents and warrants to the other that:
(a)	It has the requisite corporate power and authority to enter into the Agreement and to carry out the transactions and activities contemplated by the Agreement;

(b)	The execution, delivery and performance of the Agreement and the con-summation of the transactions contemplated by the Agreement have been duly authorized by the requisite corporate action on the part of such Party and do not constitute a violation of any existing judgment, order or decree;

(c)	The execution, delivery and performance of the Agreement and the con-summation of the transactions contemplated by the Agreement do not constitute a material default under any existing material contract by which it or any of its material assets is bound, or an event that would, with notice or lapse of time or both, constitute such a default; and

(d)	There is no proceeding pending or, to the knowledge of the Party, threatened that challenges or could reasonably be expected to have a material adverse affect on the Agreement or the ability of the Party to perform and fulfill its obligations under the Agreement.
15.2	DISCLAIMER

OTHER THAN AS PROVIDED IN THE AGREEMENT, THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

16.	CONFIDENTIALITY

16.1	“Confidential Information” Defined
(a)	“Confidential Information” of a Party means any non-public, commercially sensitive information (or materials) belonging to, concerning or in the possession or control of the Party or its Affiliates (the “Furnishing

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Party”) that is furnished,disclosed or otherwise made available to the other Party (the “Receiving Party”) (or entities or persons acting on the other Party’s behalf) and which is either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature, or is of a type that a reasonable person would recognize it to be of a confidential nature. Notwithstanding the foregoing, in the case of Solectron, “Confidential Information” includes Solectron Data, Solectron Software, Solectron system access codes and any portions of Work Product comprising Solectron Data, Solectron Software, Solectron system access codes. Any notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of the Receiving Party that contain or otherwise reflect Confidential Information of the Furnishing Party will also be considered Confidential Information of the Furnishing Party.

(b)	“Confidential Information” does not include any particular information that the Receiving Party can demonstrate: (i) was in the possession of, or was rightfully known by, the Receiving Party without an obligation to maintain its confidentiality prior to receipt from the Furnishing Party; (ii) was or has become generally available to the public other than as a result of disclosure by the Receiving Party or its agents; (iii) after disclosure to the Receiving Party, was received from a third party who, to the Receiving Party’s knowledge, had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure; or (iv) was independently developed by the Receiving Party without use of or reference to any Confidential Information of the Furnishing Party.
16.2	Obligations of Confidentiality
(a)	Each Party acknowledges that it may be furnished, receive or otherwise have access to Confidential Information of the other Party in connection with the Agreement.

(b)	The Receiving Party will not reproduce Confidential Information of the Furnishing Party except as reasonably required to accomplish the purposes and objectives of the Agreement. The Receiving Party will not disclose the Confidential Information of the Furnishing Party to any person, or appropriate it, for the Receiving Party’s own use or for any other person’s use or benefit except as specifically permitted by the Agreement or approved in writing by the Furnishing Party.

(c)	The Receiving Party will keep the Confidential Information of the Furnishing Party confidential and secure and will protect it from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid unauthorized use or disclosure of its own Confidential Information, but in no event less than reasonable care.

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(d)	As necessary to accomplish the purposes of the Agreement, the Receiving Party may disclose Confidential Information of the Furnishing Party to any employee, officer, director, contractor, Service Recipient, agent or representative of the Receiving Party who has a legitimate need to know the information in question and who is bound to the Receiving Party to protect the confidentiality of the information in a manner substantially equivalent to that required of the Receiving Party under the Agreement. The preceding sentence notwithstanding, each Party will limit disclosure of any of the other Party’s information to the receiving Party’s Personnel (in the case of IBM providing the Services, and in the case Solectron, receiving the Services) who have a need to know such information.
(e)	Special Restrictions Regarding Certain Solectron Data.
(i)	Without limiting the foregoing, IBM acknowledges that certain Solectron Data comprising (i) cost savings and related financial benefits achieved for Solectron in the course of providing the Services (ii) the terms and conditions (including pricing) of any third party contracts entered into by Solectron in connection with the Services provided under this Agreement, contains commercially sensitive information that is relevant to Solectron’s business dealings as a supplier of products and services to Solectron’s customers including IBM and IBM’s Affiliates. Accordingly, IBM agrees that it will limit the disclosure of such Solectron Data to IBM Personnel within IBM’s procurement services group on a need to know basis, and certain other IBM Personnel outside of the procurement services group as specifically necessary for the performance of the Services, and will not permit such Solectron Data to be disclosed (directly or indirectly) to other groups within IBM or its Affiliates including groups responsible for the negotiation of agreements with Solectron in Solectron’s capacity as a supplier to IBM. The Parties specifically agree that the unauthorized disclosure of such Solectron Data to other groups within IBM or its Affiliates shall constitute a material breach for the purposes of Section 11.3(a) in the event such Solectron Data is used to the material detriment of Solectron. For purposes of this Section 16.2(e)(i), “material detriment” shall include the use of such Solectron Data in connection with any negotiations regarding the purchase of products or services by IBM from Solectron.

(ii)	Subject to Section 16.2(e)(i), IBM may use market information (prices, terms, etc.) derived from agreements negotiated by IBM as part of the Services for internal benchmarking and comparison with other IBM customers transaction data, but solely for the purposes of providing business process outsourcing services to IBM’s customers and subject to any obligations of confidentiality owed to third party suppliers.

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(f)	The Receiving Party may also disclose Confidential Information of the Furnishing Party to the Receiving Party’s regulatory agencies and Auditors provided they are made aware of the Receiving Party’s obligations of confidentiality with respect to the Furnishing Party’s Confidential Information, and in the case of Auditors are, subject to any statutory or regulatory reporting or disclosure obligations to a governmental authority under applicable law, bound by terms no less restrictive then those governing Receiving Party with respect to Confidential Information.

(g)	If any unauthorized disclosure, loss of, or inability to account for any Confidential Information of the Furnishing Party occurs, the Receiving Party will promptly so notify the Furnishing Party and will cooperate with the Furnishing Party and take such actions as may be necessary or reasonably requested by the Furnishing Party to minimize the violation and any damage resulting from it.
16.3	No Implied Rights

Each Party’s Confidential Information will remain the property of that Party. Nothing contained in this Section 16(CONFIDENTIALITY) will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or by implication, any rights or license to the Confidential Information of the other Party. Any such obligation or grant will only be as provided by other provisions of the Agreement.

16.4	Compelled Disclosure

If the Receiving Party becomes legally compelled to disclose any Confidential Information of the Furnishing Party in a manner not otherwise permitted by the Agreement, the Receiving Party will provide the Furnishing Party with prompt notice of the request so that the Furnishing Party may seek a protective order or other appropriate remedy. If a protective order or similar order is not obtained by the date by which the Receiving Party must comply with the request, the Receiving Party may furnish that portion of the Confidential Information that it determines it is legally required to furnish. The Receiving Party will exercise reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information so disclosed.

16.5	Confidential Treatment of the Agreement

Each Party may disclose the existence and general nature of the Agreement as permitted by Section 22.4 (Public Disclosures), but the specific terms and conditions of the Agreement will be considered the Confidential Information of both Parties.

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16.6	Disclosure of Information Concerning Tax Treatment

Notwithstanding anything to the contrary in this Section 16(CONFIDENTIALITY), each Party (and its Affiliates), and any person acting on their behalf, may disclose to any person or entity the “tax structure” and “tax treatment” (as such terms are defined in the U.S. Internal Revenue Code and regulations under it) of the transactions effected by the Agreement and any materials provided to that Party (or its Affiliates) describing or relating to such tax structure and tax treatment; provider, however, that this disclosure authorization will not be interpreted to permit disclosure of (i) any materials or portions of materials that are not related to the transaction’s tax structure or tax treatment, or (ii) any materials or information that the Party (or its Affiliate(s)) must refrain from disclosing to comply with applicable securities laws and regulations.

16.7	Return or Destruction

As requested by the Furnishing Party during the Term, the Receiving Party will return or provide the Furnishing Party a copy of any designated Confidential Information of the Furnishing Party. When Confidential Information of the Fur nishing Party is no longer required for the Receiving Party’s performance under the Agreement, or in any event upon expiration or termination of the Agreement, the Receiving Party will return all materials in any medium that contain, refer to, or relate to Confidential Information of the Furnishing Party or, at the Furnishing Party’s election, destroy them. The Receiving Party may, however, keep any Confidential Information of the Furnishing Party that the Receiving Party has a license to continue using and it may also keep in the files of its legal department or outside counsel, for record purposes only, one copy of any material requested to be returned or destroyed. At the Furnishing Party’s request, the Receiving Party will certify in writing that it has returned or destroyed all copies of the Furnishing Party’s Confidential Information in the possession or control of the Receiving Party’s or any of its Affiliates or contractors.

16.8	Duration of Confidentiality Obligations

The Receiving Party’s obligations under this Section 16(CONFIDENTIALITY) apply to Confidential Information of the Furnishing Party disclosed to the Receiving Party in connection with the Services before or after the Effective Date and will continue during the Term and survive the expiration or termination of the Agreement as follows:
(a)	The Receiving Party’s obligations under Section 16.7 (Return or Destruction) will continue in effect until fully performed;

(b)	As to any portion of the Furnishing Party’s Confidential Information that constitutes a trade secret under applicable law, the obligations will continue for as long as the information continues to constitute a trade secret under applicable law; and

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(c)	As to all other Confidential Information of the Furnishing Party, the obligations will survive for three (3) years after termination or expiration of the Agreement.
17.	INSURANCE

IBM represents that it has, as of the Effective Date, and agrees to maintain in force throughout the Term at least the types and amounts of insurance coverage specified in Schedule M (IBM Insurance Coverage).

18.	INDEMNIFICATION

18.1	“Claim” and “Losses” Defined

“Claim” means any demand, lien, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against, as applicable, a Solectron Indemnitee or IBM Indemnitee (both as defined below) by an entity or person that is not a Party to this Agreement. “Losses” means all losses, liabilities, damages (to the extent finally awarded by a court or agreed to in a settlement approved by the Parties), and, subject to Section 18.5(Indemnification Procedures) all related costs, expenses, and other charges suffered or incurred as a result of or in connection with a Claim, including reasonable attorneys’ fees and disbursements, costs of investigation, litigation, settlement, and judgment, and any taxes, interest, penalties, and fines with respect to any of the foregoing, to the extent finally awarded by a court or agreed to in a settlement approved by the Parties.

18.2	Indemnification By IBM

IBM will at its expense indemnify, defend and hold harmless Solectron and its Affiliates, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, “Solectron Indemnitees”) from and against any and all Losses suffered or incurred by any of them arising from, in connection with, or based on any of the following, wherever and whenever made:
(a)	Any Claim alleging unlawful discrimination, sexual harassment or wrongful termination by IBM, its Affiliates or Subcontractors, or any of their respective employees, based upon any protected class characteristic and occurring in connection with performance under this Agreement;

(b)	Any Claim by, on behalf of a Subcontractor or IBM Personnel arising in connection with this Agreement, or IBM’s performance or non-performance hereunder, except to the extent, if any, that Solectron is required under Section 18.4 (Indemnification By Solectron) to indemnify IBM in respect of the Claim. In the case of a Claim by employees of IBM, IBM’s indemnification of Solectron Indemnitees will be to the same extent as if the Claim was made by a person who is not an employee of IBM;

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(c)	Any Claim relating to an alleged breach of IBM’s obligations under Section 16(CONFIDENTIALITY) to not disclose the Confidential Information of the Furnishing Party to any person, or appropriate it, for the Receiving Party’s own use or for any other person’s use or benefit except as specifically permitted by the Agreement, or any Claim relating to an alleged breach of IBM’s obligations under Section 14.6 (Compliance with Confidentiality Obligation).

(d)	Any Claim of alleged infringement relating to IBM’s failure to secure appropriate rights to the applicable patents held by Ronald A. Katz or Ronald A. Katz Technology Licensing, L.P., to the extent relating to automated transaction processing utilizing communication facilities and/or computer telephony integration with respect to the operation of any service desk or call center in a facility owned or leased by IBM (or any of its Subcontractors) and used on or after the Effective Date to process calls related to the Services;

(e)	Any Claim relating to:
(i)	an alleged breach by IBM of the warranty and covenant contained in Section 14.5 (Non-Infringement)

(ii)	A Third Party Product Claim (as defined in Section 14.5(c)) with respect to the Emptoris or SAP products used by IBM to perform the Services, if and to the extent that such Claim is:
(1)	Brought by Emptoris or SAP as licensor on the basis of an alleged unauthorized use, combination or operation of the product by IBM; or

(2)	Brought by a third party other than the licensor and is attributable to the modification or combination of those products with other products by IBM, unless such modification or combination is made by IBM at the express direction of Solectron; or
(iii)	any Third Party Product Claim that does not relate to the Emptoris or SAP products used by IBM to perform the Services, unless and to the extent that such Claim is attributable to any of the circumstances described in paragraphs 14.5(b)(i) through (iv);
(f)	Any Claim relating to an alleged breach of IBM’s obligations under Section 2.10 (Compliance with Laws, Regulations and Solectron Policies) to obtain all necessary regulatory approvals applicable to its business, to

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obtain any necessary licenses or permits for its business, and to comply with all laws and regulatory requirements applicable to its business (or that of its Affiliates);
(g)	Any Claim for taxes (including interest and penalties) assessed against Solectron that are the responsibility of IBM under the Agreement or according to applicable law;

(h)	Any claim by a governmental entity for fines, interest, penalties or other governmental sanctions resulting from IBM’s breach of its obligations under Section 2.10(a);

(i)	Any Claim attributable to an alleged breach by IBM of the warranty made by IBM in Section 14.7(Viruses) with regard to the intentional introduction of a Virus or intentionally allowing a Virus to be introduced into Solectron’s or other Service Recipients’ systems or the systems used to provide the Services; and/or

(j)	Any Claim for death or bodily injury, or the damage, loss or destruction of real or tangible personal property of third parties (including employees of Solectron and IBM and their respective subcontractors) brought against a Solectron Indemnitee in connection with performance of the Services by IBM Personnel that are or are alleged to have been caused by the tortious acts or omissions of IBM, IBM Personnel or anyone else for whose acts IBM is responsible. However, IBM will have a right of contribution from Solectron with respect to the Claim to the extent Solectron is legally responsible for contributing to the alleged injury.
18.3	Infringement Claims

If any item used by IBM to provide the Services becomes, or in IBM’s reasonable opinion is likely to become, the subject of an infringement or misappropriation Claim that would be the subject of an indemnity from IBM pursuant to Section 18.2(e), IBM will, in addition to indemnifying Solectron Indemnitees as provided in this Section 18(INDEMNIFICATION) and to the other rights Solectron may have under the Agreement, (i) promptly at IBM’s expense secure the right to continue using the item, or (ii) if this cannot be accomplished with Commercially Reasonable Efforts, then at IBM’s expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected components of the Services or disrupt Solectron’s business operations, or (iii) if both of the foregoing are commercially impracticable, and only in such event, then upon at least sixty (60) days’ notice to Solectron, unless otherwise compelled by a court or governmental order or agreed in writing by the parties, IBM may remove the item from the Services, in which case IBM’s charges will be equitably adjusted to reflect such removal. If removal of the item from Services causes the loss or material degradation of the Services or any portion of the Services, or disruption of Solectron’s business operations, Solectron may assert such loss or deg-

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radation or disruption constitutes a material breach of the Agreement by IBM in respect of which Solectron may exercise its termination rights under Section 11.3(a) with only 15 days for IBM to cure, and pursue its available remedies under the Agreement, at law or in equity.
18.4	Indemnification By Solectron

Solectron will at its expense indemnify, defend and hold harmless IBM, any of its Affiliates and its/their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, “IBM Indemnitees”) from and against any and all Losses suffered or incurred by any of them arising from, in connection with or based on any of the following, whenever made:
(a)	Any Claim alleging unlawful discrimination, sexual harassment or wrongful termination by Solectron, its Affiliates or contractors, or any of their respective employees, based upon any protected class characteristic and occurring in connection with performance under this Agreement;

(b)	Any Claim relating to an alleged breach of Solectron’s obligations under Section 16 (CONFIDENTIALITY) to not disclose the Confidential Information of the Furnishing Party to any person, or appropriate it, for the Receiving Party’s own use or for any other person’s use or benefit except as specifically permitted by the Agreement or approved in writing by the Furnishing Party;

(c)	Any Claim for death or bodily injury, or the damage, loss or destruction of real or tangible personal property of third parties (including employees of Solectron and IBM and their respective subcontractors) brought against a IBM Indemnitee to the extent alleged to have been caused by the tortious acts or omissions of Solectron, Solectron personnel or anyone else for whose acts Solectron is legally responsible under applicable law; and

(d)	Any Claim of alleged infringement as a result of Solectron’s failure to secure appropriate rights to the applicable patents held by Ronald A. Katz or Ronald A. Katz Technology Licensing, L.P., including those relating to automated transaction processing utilizing communication facilities and/or computer telephony integration with respect to the operation of any service desk or call center in a facility owned or leased by Solectron and used on or after the Effective Date in connection with the Services.

(e)	Any Claim by, on behalf of a Solectron employee or contractor arising in connection with this Agreement, or Solectron’s performance or non-performance or its responsibilities, hereunder, except to the extent, if any, that IBM is required under Section 18.2(Indemnification By IBM) to indemnify Solectron in respect of the Claim. In the case of a Claim by employees of Solectron, Solectron’s indemnification of IBM Indemnitees

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will be to the same extent as if the Claim was made by a person who is not an employee of Solectron;
(f)	Any Claim that an item provided to IBM by on behalf of Solectron, or their use by IBM as authorized by this Agreement, infringes or constitutes misappropriation of any Intellectual Property Rights of any third party. If any item provided to IBM becomes, or in IBM’s or Solectron’s reasonable opinion is likely to become, the subject of an infringement or misappropriation Claim, IBM will promptly cease using such materials and, at Solectron’s direction, either return or destroy such materials. For the avoidance of doubt, IBM’s ceasing to use such materials shall be subject to Section 5.3(Savings Clause).

(g)	Any Claim for taxes (including interest and penalties) assessed against IBM that are the responsibility of Solectron under the Agreement or according to applicable law (except to the extent that Solectron’s failure to pay such taxes was due to a failure by IBM to perform the Services as specified in the Agreement);

(h)	Any claim by a governmental entity for penalties, interest or other governmental sanctions resulting from Solectron’s breach of its obligations under Section 2.10(a)
18.5	Indemnification Procedures

The following procedures will apply to Claims for which a Party seeks to be indemnified pursuant the Agreement:
(a)	Notice.Promptly after an indemnitee receives notice of any Claim for which it will seek indemnification pursuant to the Agreement, the indemnitee will promptly notify the indemnitor of the Claim in writing. No failure to so notify the indemnitor will abrogate or diminish the indemnitor’s obligations under this Section 18(INDEMNIFICATION) if the indemnitor has or receives knowledge of the Claim by other means or if the failure to notify the indemnitor does not materially prejudice its ability to defend the Claim. Within fifteen (15) days after receiving an indemnitee’s notice of a Claim, but no later than ten (10) days before the date on which any formal response to the Claim is due, the indemnitor will notify the indemnitee in writing as to whether the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of the Claim (a “Notice of Election”). In issuing a Notice of Election, the indemnitor waives any right of contribution against the indemnitee unless the Notice of Election expressly states that indemnitor believes in good faith that the indemnitee may be liable for portions of the Claim that are not subject to indemnification by the indemnitor, in which case the indemnitee will have the right to participate jointly in the defense and settlement of the Claim at its own expense using counsel selected by it.

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(b)	Procedure Following Notice of Election.If the indemnitor timely delivers a Notice of Election, it will be entitled to have sole control over the defense and settlement of the Claim except as provided in Section 18.5(a)(Notice). After delivering a timely Notice of Election, the indemnitor will not be liable to the indemnitee for any legal expenses subsequently incurred by the indemnitee in defending or settling the Claim. In addition, the indemnitor will not be required to reimburse the indemnitee for any amount paid or payable by the indemnitee in settlement of the Claim if the settlement was agreed to without the written consent of the indemnitor.

(c)	Procedure Where No Notice of Election Is Delivered.If the indemnitor does not deliver a timely Notice of Election for a Claim, the indemnitee may defend and/or settle the Claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor, including payment of any settlement, judgment or award and the costs of defending or settling the Claim. The indemnitor will promptly reimburse the indemnitee upon demand for all Losses suffered or incurred by the indemnitee as a result of or in connection with the Claim.
18.6	Subrogation

Upon fulfilling all of its obligations under this Section 18(INDEMNIFICATION) with respect to a Claim, including making payment in full of all amounts due pursuant to its indemnification obligations, the indemnitor will be subrogated to the rights of the indemnitee(s) with respect to that Claim.
19.	LIABILITY

19.1	General Intent

Subject to the specific provisions of this Section 19 (LIABILITY), it is the intent of the Parties that if a Party fails to perform its obligations in the manner required by the Agreement, that Party will be liable to the

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* Omitted and filed separately with the SEC pursuant to a confidential treatment request other Party for any actual dam-ages suffered or incurred by the other Party as a result.
19.2	Limitations of Liability
(a)	Excluded Types of Damages.Except as otherwise expressly provided in Section 19.2(d),neither Party will be liable to the other for any indirect or consequential, exemplary, punitive or special damages, or for any loss of revenue, profit, business, savings, or goodwill, regardless of the form of action or the theory of recovery, even if such Party has been advised in advance of the possibility of such damages.

(b)	Liability Cap.Except as provided in Section 19.2(d),each Party’s total liability to the other, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) or otherwise will be limited in the aggregate for all claims and causes of action to an amount (the “Liability Cap”) equal to twelve (12) times the average monthly fees paid or payable to IBM for the previous twelve (12) months. No Savings Credits, Service Level Credits or any fees due and payable for Services rendered hereunder (including Wind Down Costs, Unamortized Costs [*], if any, as specified in Schedule C (Charges)) will be considered damages subject to the foregoing exclusion of damages in Section 19.2(a) (Excluded Types of Damages) or the Liability Cap in this Section 19.2(b) and will not count against or reduce the amounts available under it.

(c)	[*]

(d)	Exceptions to Limitations of Liability.The limitations of liability set forth in this Section 19.2(Limitations of Liability) will not apply to any of the following: (i) Claims and Losses that are the subject of indemnification pursuant to Section 18(INDEMNIFICATION); or (ii) damages attributable to a Party’s breach of its obligations under Section 16(CONFIDENTIALITY) to not disclose the Confidential Information of the Furnishing Party to any person, or appropriate it, for the Receiving Party’s own use or for any other person’s use or benefit except as specifically permitted by the Agreement or approved in writing by the Furnishing Party, or a Party’s misappropriation or infringement of the other Party‘s Intellectual Property Rights.

(e)	Stipulated Direct Damages.The Parties acknowledge and agree that the following will be considered direct damages and that neither Party will assert that they are types of damages that are excluded under Section 19.2(a) to the extent they result from a Party’s failure to perform in accordance with the Agreement:
(i)	Costs and expenses of restoring or reloading any lost, stolen, corrupted or damaged Solectron Data in the event that IBM fails to

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make backups as required under the Agreement (including failure to accurately or completely make such backups) or fails to maintain and store such backups;
(ii)	Costs and expenses of implementing a work-around in respect of a failure to provide any Services as required by the Agreement;

(iii)	Costs and expenses of replacing lost, stolen or damaged Equipment, Software or materials;

(iv)	Incremental straight time, overtime and related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunications charges and similar charges, incurred in connection with clauses (i) through (iii) above due to IBM’s failure to provide any Services as required by the Agreement or to otherwise perform in accordance with the Agreement;

(v)	Costs and expenses incurred for Solectron (or its Affiliates) to bring the Services in-house or to contract to obtain services similar to the Services from an alternate source, including the costs and expenses associated with the retention of external consultants and legal counsel to assist with any re-sourcing;

(vi)	Damages suffered by any Solectron Affiliate that would be direct damages if they had instead been suffered by Solectron; and

(vii)	Payments, fines, penalties or interest imposed by a governmental body or regulatory entity for failure to comply with requirements or deadlines to the extent they are the subject of Sections 18.2(h) or 18.4(h).
(f)	Duty to Mitigate.Each Party has a duty to mitigate the damages suffered by it for which the other Party is liable.
19.3	Force Majeure
(a)	“Force Majeure Event” means a fire, flood, earthquake, other act of God or nature, riot, civil disorder, act of terrorism or other similar cause beyond the reasonable control of a Party that delays or prevents the Party, directly or indirectly, from performing its obligations under the Agreement.

(b)	A Party will not be liable for any default or delay in performing its obligations under the Agreement to the extent the default or delay is attributable to a Force Majeure Event provided (i) the non-performing Party (and any other vendors or contractors of the non-performing Party to

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* Omitted and filed separately with the SEC pursuant to a confidential treatment request whom the performance has been delegated) are without material fault in causing the default or delay, and (ii) the default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the affected Party through the use of alternate sources, workaround plans or other means (including, with respect to IBM, by IBM meeting its obligations under the Agreement with respect to disaster recovery and business continuity).
(c)	In such event the affected Party will be excused from further performance or observance of the obligations so affected for as long as the Force Majeure Event continues and the affected Party continues to use Commercially Reasonable Efforts to perform whenever and to whatever extent is commercially reasonable without delay. A Party so hindered in its performance will immediately notify the Party to whom performance is due by telephone and describe at a reasonable level of detail the circumstances causing the delay (to be confirmed in writing within twenty- four (24) hours after inception of the delay). That Party will also notify the other Party promptly when the Force Majeure Event has abated.

(d)	If a Force Majeure Event substantially prevents, hinders or delays performance of Services necessary for the performance of Functions reasonably identified by Solectron as critical for more than three (3) consecutive days following the end of the Recovery Time Objective specified in Section 2.7 (DRP Commitments) of Schedule J (Disaster Recovery), then at Solectron’s option: (i) Solectron may procure such Services from an alternate source for so long as the delay in performance continues, in which case IBM will be liable for reasonable payment for such Services from the alternate source, with Solectron continuing to pay IBM for the Services as if the Services provided by the alternate source were provided by IBM; (ii) if IBM has not instituted a reasonable plan and related measures designed to promptly restore performance of all affected Services as soon as practicable, but in any event within twenty-one (21) days, Solectron may terminate all or any portion of the Agreement and Services so affected, in which case IBM’s charges under the Agreement will be equitably adjusted as necessary to reflect the terminated Services; and/or (iii) until such time as IBM has fully restored performance of the Services, Solectron may suspend the entire Agreement as of a date specified by Solectron in a written notice of suspension to IBM and shall only owe IBM compensation for Services performed prior to the Force Majeure Event. If Solectron terminates the Agreement under clause (ii) or
(iii)	above, Solectron will pay IBM’s charges for all Services performed under the Agreement, and any applicable Wind Down Costs, Unamortized Cost [*], if any, as specified in Schedule C (Charges). IBM will not be entitled to any additional payments from Solectron for costs or expenses incurred by IBM as a result of any Force Majeure Event.

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20.	RULES OF CONSTRUCTION

20.1	Entire Agreement

The Agreement – consisting of the signature page, these GENERAL TERMS AND CONDITIONS and the attached Schedules A through N – constitutes the entire agreement between the Parties with respect to its subject matter and merges, integrates and supersedes all prior and contemporaneous agreements and under-standings between the Parties, whether written or oral, concerning its subject matter.

20.2	Contract Amendments and Modifications

Any terms and conditions varying from the Agreement on any order or written notification from either Party will not be effective or binding on the other Party.

The Agreement may be amended or modified solely in a writing signed by an authorized representative of each Party. In the case of Solectron, only the Senior Director of Finance or his designee will have contract signature authority and the authority to execute Change Orders, Work Orders, or other contract modifications that do not modify these GENERAL TERMS AND CONDITIONS. Any amendment of the Agreement that modifies these GENERAL TERMS AND CONDITIONS must also be approved in writing by each Party’s legal counsel.

20.3	Governing Law

The Agreement and performance under it will be governed by and construed in accordance with the substantive laws of the state of California and the laws of the United States of America without regard to any choice of law principles.

20.4	Relationship of the Parties

IBM, in furnishing the Services, is acting as an independent contractor. IBM has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by IBM Personnel under the Agreement. IBM is not an agent or partner of Solectron and has no authority to represent or bind Solectron as to any matters, except as expressly authorized in the Agreement.

20.5	Consents and Approvals

Where approval, acceptance, consent or similar action by either Party is required under the Agreement, such action will not be unreasonably delayed, conditioned or withheld unless the Agreement expressly provides that it is in the discretion of the Party. No approval or consent given by a Party under the Agreement will relieve the other Party from responsibility for complying with the requirements of the Agreement, nor will it be construed as a waiver of any rights under the Agreement (except to the extent, if any, expressly provided in such approval or consent). Each Party will, at the request of the other Party, perform those ac-

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tions, including executing additional documents and instruments, reasonably necessary to give full effect to the Agreement.
20.6	Waiver

No failure or delay by a Party in exercising any right, power or remedy will operate as a waiver of that right, power or remedy, and no waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. If a Party waives any right, power or remedy, the waiver will not waive any successive or other right, power or remedy that Party may have.

20.7	Remedies Cumulative

Except as otherwise expressly provided in the Agreement, all remedies provided in the Agreement are cumulative and in addition to and not in lieu of any other remedies available to a Party under the Agreement, at law, or in equity.

20.8	Headings

The section headings and the table of contents used in the Agreement are for convenience of reference only and will not enter into the interpretation of the Agreement.

20.9	Section References
(a)	Unless otherwise indicated, section references are to sections of the document in which the reference is contained. For example, section references in these GENERAL TERMS AND CONDITIONS are to sections of the GENERAL TERMS AND CONDITIONS and, likewise, section references in a Schedule to the Agreement are to sections of that Schedule.

(b)	References to numbered (or lettered) sections of the Agreement also refer to and include all subsections of the referenced section.
20.10	Schedule References

Unless otherwise indicated, references to Schedules to the Agreement also refer to and include all Annexes and other attachments to the referenced Schedule.

20.11	Use of Certain Words

Unless the context requires otherwise, (i) “including” (and any of its derivative forms) means including but not limited to, (ii) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something, (iii) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation, (iv) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general

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application of the notice requirements setforth in Section 22.2(Notices) in those and other circumstances, (v) use of the singular imports the plural and vice versa, (vi) use of a specific gender imports the other gender(s), (vii) where “and/or” is used, the overall condition is satisfied if any or all of the referenced sub-conditions are satisfied; and (viii) references to “days” means calendar days unless otherwise indicated.
20.12	Order of Precedence
(a)	In the event of a conflict between or among the documents comprising the Agreement, the following order of precedence will apply (documents listed in descending order of priority) unless expressly stated otherwise in the documents themselves:
(i)	these GENERAL TERMS AND CONDITIONS, together with Schedule K (Disengagement Assistance) and Schedule M (IBM Insurance Coverage);

(ii)	Schedule C (Charges), including its Annexes (and other attachments, if any);

(iii)	Schedule B (Performance Management), including its Annexes (and other attachments, if any);

(iv)	other Schedules apart from those listed in Sections (i) – (iii), above;

(v)	other Annexes; and

(vi)	other attachments.
(b)	If there is a conflict among the terms in the Agreement, a Local Adoption Agreement or their respective Schedules and Exhibits:
(i)	the Local Adoption Agreement and its Schedules and Exhibits will prevail over a conflicting term in this Agreement, its Schedules or Exhibits;

(ii)	a Local Adoption Agreement will prevail over a conflicting term in the Schedules and Exhibits to the Local Adoption Agreement; and

(iii)	a Local Adoption Agreement and its Schedules (exclusive of any Exhibits) will prevail over a conflicting term in the Exhibits to the Local Adoption Agreement.

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20.13	Severability

If any provision of the Agreement conflicts with the law under which the Agreement is to be construed or if any provision of the Agreement is held invalid by a competent authority, such provision will be severed from the Agreement. In any event, the remainder of the Agreement will remain in full force and effect.

20.14	Counterparts

The Agreement may be executed in several counterparts, all of which taken together constitute a single agreement between the Parties. Each signed counter-part, including a signed counterpart reproduced by facsimile or other reliable means, will be considered an original.

21.	DISPUTE RESOLUTION

Any material dispute between the Parties arising out of or relating to the Agreement, including with respect to the interpretation of any provision of the Agreement or with respect to performance or non-performance under the Agreement, will be resolved as provided in this Section 21(DISPUTE RESOLUTION).

21.1	Informal Dispute Resolution
(a)	Subject to Sections 21.1(b) and 21.1(c), the Parties initially will attempt to resolve any dispute arising out of or relating to the Agreement informally in accordance with the following:
(i)	Within five (5) days after a Party receives notice of a dispute from the other Party (“Dispute Date”), it will designate a senior representative (i.e., a person whose rank within the company is superior to that Party’s Global PE/PM) who does not devote substantially all of his time to performance under the Agreement, who will offer to meet with the designated senior representative of the other Party for the purpose of attempting to resolve the dispute amicably.

(ii)	The appointed representatives will meet promptly to discuss the dispute and attempt to resolve it without the necessity of any formal proceeding. They will meet as often as the Parties deem necessary in order that each Party may be fully advised of the other’s position. During the course of discussion, all reasonable requests made by one Party to the other for non-privileged information reasonably related to the matters in dispute will be honored promptly.

(iii)	The specific format for the discussions will be left to the discretion of the appointed representatives.

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(iv)	If the dispute has not been resolved within twenty-five (25) days after the Dispute Date, upon the request of either Party, the presidents or chief operating officers of IBM and Solectron will promptly meet and negotiate in good faith to resolve the dispute.
(b)	Within sixty (60) days after the Dispute Date, if neither Party has commenced formal dispute resolution as permitted under Section 21.1(c), then either Party may initiate non-binding mediation of the dispute by submitting a written request for mediation describing the subject of the dispute and the relief requested to JAMS, the dispute mediation entity, with a copy to the other Party. The Parties will cooperate with JAMS and each other in the mediation process. The mediation will be conducted in accordance with the applicable practices and procedures of JAMS. If formal dispute resolution is commenced as permitted under Section 21.1(c), either Party may terminate the mediation process by so notifying JAMS and the other Party. Each Party will bear its own expenses in the mediation process and will share equally the charges of JAMS.

(c)	Litigation of a dispute may be commenced by a Party upon the first to occur of any of the following:
(i)	the appointed representatives conclude in good faith that amicable resolution of the dispute through continued negotiation does not appear likely;

(ii)	ninety (90) days have passed from the Dispute Date if neither Party has requested mediation under Section 21.1(b), or ninety (90) days have passed from the date that one of the Parties requested mediation (these periods will be deemed to run notwithstanding any claim that the process described in this Section 21.1 Informal Dispute Resolution) was not followed or completed); or

(iii)	commencement of litigation is deemed appropriate by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination, including as provided in Section 21.4 (Equitable Remedies), that a breach of the Agreement by the other Party is such that a temporary restraining order or other injunctive or conservatory relief is necessary.
21.2	Litigation

For any litigation arising out of or relating to the Agreement or the transactions and relationships contemplated by the Agreement, regardless of the form of action or the Party that initiates it, the Parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of and venue in the United States District

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Court for the Northern District of California or, if that court does not have jurisdiction, in the Superior Court of the State of California, Santa Clara County. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any proceeding arising out of or relating to the Agreement in the United States District Court for the Northern District of California or the Superior Court of the State of California, Santa Clara County. The Parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a Party against whom a judgment (or award) has been rendered for the enforcement of the judgment (or award) against the assets of such Party.
21.3	Continued Performance

Each Party agrees to continue performing its obligations under the Agreement while a dispute is being resolved except to the extent performance is prevented by the other Party or the issue in dispute precludes performance. For the avoidance of doubt, Solectron’s withholding payment of disputed charges as permitted under the Agreement will not be considered to prevent IBM from performing the Services, nor will this Section be interpreted to limit either Party’s right to terminate the Agreement as provided in Section 11 (TERM AND TERMINATION).
21.4	Equitable Remedies

Each Party acknowledges that a breach of any of its obligations under the Sections of the Agreement listed below, or its infringement or misappropriation of any Intellectual Property Rights of the other Party, may irreparably harm the other Party in a way that could not be adequately compensated by money dam-ages. In such a circumstance, the aggrieved Party may proceed directly to a court of competent jurisdiction notwithstanding the other provisions of this Section 21(DISPUTE RESOLUTION). If such court should find that a Party has breached (or attempted or threatened to breach) any such obligations, such Party agrees that it will not oppose the entry of an appropriate order compelling its performance of such obligations and restraining it from any further breaches (or attempted or threatened breaches) of such obligations, even if such court does not make any findings of irreparable injury (provided the other required conditions to injunctive relief are satisfied). The following Sections are subject to this paragraph:
(a)	Section 9(DATA SECURITY AND PROTECTION);

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(b)	Section 10 (INTELLECTUAL PROPERTY RIGHTS);

(c)	Section 16 (CONFIDENTIALITY);

(d)	Section 11.7 (Disengagement Assistance); and

(e)	Section 18(INDEMNIFICATION)
22.	MISCELLANEOUS

22.1	Binding Nature and Assignment

The Agreement is binding on the Parties and their respective successors and permitted assigns. IBM acknowledges that the Services are personal in nature and that, as a result, IBM may not assign the Agreement or delegate its rights or obligations under the Agreement, whether by operation of law or otherwise, without the prior written consent of Solectron except to an IBM Affiliate, subject to IBM retaining ultimate responsibility for any assigned obligations. Solectron may not assign the Agreement or delegate its rights or obligations under the Agreement without the prior written consent of IBM except to a Solectron Affiliate, subject to Solectron retaining ultimate responsibility for any assigned obligations, or to the successor in a merger or reorganization of Solectron or an entity that acquires Control of Solectron or acquires all or substantially all of Solectron’s business or assets. Any attempted assignment in violation of this Section will be void and will constitute a material breach of the Agreement by the Party attempting the assignment. A Party assigning the Agreement or delegating its rights or obligations under the Agreement must provide notice of the assignment or delegation to the other Party within ten (10) business days after its effective date.

22.2	Notices

In the case of Solectron:	With a copy to:
Solectron Corporation	Solectron Corporation
847 Gibraltar Drive	847 Gibraltar Drive, Bldg 5
Milpitas, CA 95035	Milpitas, CA 95035

Attn: Chief Procurement Officer.	Attn: Chief Legal Officer
Fax:	Fax:

In the case of IBM:	With a copy to:

Attn:	Attn:

Fax:	Fax:

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(a)	Notices given as described above will be considered received on the day of actual delivery.

(b)	A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee in the manner provided above and the date on which it will become effective.
22.3	Covenant of Good Faith

Each Party will act reasonably and in good faith in its dealings with the other Party under or in connection with the Agreement.

22.4	Public Disclosures

All media releases, public announcements and public disclosures by either Party relating to the Agreement or the subject matter of the Agreement, including pro-motional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, will be coordinated with and approved by the other Party prior to release.

22.5	Supplier Conduct Principles and Certifications.

IBM shall diligently pursue effecting its performance and delivery of the Services in accordance with the Supplier Conduct Principles (the “SCP”) set forth in Exhibit 4 (IBM Supplier conduct Principles) and will throughout the Term, implement and maintain a compliance program that requires IBM’s subcontractors and other suppliers providing materials or services hereunder comply with the SCP. Upon request from Solectron, IBM will provide reasonable documentation or other evidence of the implementation of such compliance program.

23.	CERTAIN DEFINITIONS

The following capitalized terms, when used in the Agreement, will have the meanings given them below unless the context requires otherwise. Other capitalized terms used in the Agreement are defined in-place where they are used. (See the INDEX OF DEFINED TERMS immediately following these GENERAL TERMS AND CONDITIONS for a listing of all defined terms used in the Agreement and a reference to the location where each is defined.)

Defined Term	Meaning
“Affiliate”	With respect to an entity, any other entity or person Controlling, Controlled by or under common Control with

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Defined Term	Meaning
such entity.

“Best Practice”	Whether or not capitalized shall mean, with respect to IBM’s performance of the Services, proven practices followed by the well-managed providers of services similar to the Services.

“Commercially Reasonable Efforts”	Taking all such steps and performing in such a manner as a well managed company would undertake where it was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

“Contract Year”	Each one-year period during the Term, starting on the Effective Date.

“Control”	Possessing, directly or indirectly, the power to direct or cause the direction of the management policies or operations of an entity or person, whether through ownership of voting securities, by contract or other objective criteria.

“Country Locations”	Countries in which Solectron and its Affiliates receive the Services.

“Solectron Retained Functions”	The specific Functions set forth in the Agreement as Functions for which Solectron retains responsibility during the Term.

“Effective Date”	The date on which the Agreement first takes effect, which is set forth on the signature page.

“End Users”	Direct users of the Services provided under the Agreement.

“Equipment”	All machines and other hardware used in the provision of the Services, including all associated attachments, features, accessories and peripheral devices.

“Local Adoption Agreement”	An agreement in substantially the form attached as Exhibit 1 (Form of Local Adoption Agreement), pursuant to which Affiliates of the Parties in a country subscribe to and incorporate by reference the Agreement in relation to their home country.

“Local IBM Party”	The entity signing a Local Adoption Agreement as IBM.

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Solectron/IBM Confidential

Defined Term	Meaning
“Local Parties”	The Local IBM Party and the Local Solectron Party, collectively, who are signatories to the same Local Adoption Agreement.

“Local Solectron Party”	The entity signing a Local Adoption Agreement as Solectron.

“Out-of-Pocket Expenses”	Reasonable, demonstrable and actual out-of-pocket expenses incurred by IBM for Equipment, materials, supplies or services provided to or for Solectron (or its Affiliates) that are specified in the Agreement as reimbursable. Out-of-Pocket Expenses are to be determined net of all rebates, discounts and allowances received by IBM, and shall not include IBM’s actual or allocated overhead costs or other mark-ups.

“Performance Standards”	Individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this Agreement, including Service Levels specified in Schedule B (Performance Management).

“Project”	A group of related Functions or activities that spans multiple days, weeks, or months and builds cumulatively toward the achievement of defined target outcomes or objectives. A Project typically has multiple phases or life-cycle stages and involves written project plans with defined interim milestones and Deliverables to measure progress toward the achievement of its target outcomes or objectives.

“Service Levels”	The quantitative standards of performance IBM is required to meet or exceed in providing the Services. The Service Levels are set forth in Schedule B (Performance Management).

“Service Delivery Environment”	Collectively, the Equipment, Software, communications networks and connectivity, facilities and other infrastructure components owned, controlled or operated by IBM (or its Affiliates or Subcontractors) and used by IBM Personnel in performing and delivering the Services.

“Software”	Program code (in both object code and source code forms to the extent generally provided to the end user of the subject code) and all supporting documentation, me-

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Solectron/IBM Confidential

Defined Term	Meaning
dia, on-line help facilities and tutorials, including updates, enhancements, modifications, releases and Derivative Works of any of them. Software shall not include commercially available software products of either party.

“Use”	The right to use, execute, copy, perform, distribute copies of, maintain, modify, enhance, and create derivative works of Software or other copyrighted or copyrightable works.

“Wind Down Costs”	Has the meaning specified in Schedule C (Charges). (End of General Terms and Conditions)

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Solectron/IBM Confidential
INDEX OF DEFINED TERMS

Defined Term	Page
“Acceptance Period”	9
“Affected Personnel”	16
“Affiliate”	66
“Approved Subcontractors”	13
“Audit Finding”	39
“Auditors” “Audits”	37 37
“Bankruptcy Code”	29
“Claim	49
“Commercially Reasonable Efforts”	66
“Confidential Information”	45
“Contract Year”	66
“Control”	66
“Country Locations”	66
“Customer Data”	21
“Customer Retained Functions”	66
“Deliverable”	9
“Derivative Work”	24
“Disengagement Assistance”	33
“Dispute Date”	61
“Effective Date”	66
“End Users”	66
“Equipment”	66
“Force Majeure Event”	56
“Functions”	3
“Furnishing Party”	45
“in writing”	60
“including”	60
“Independent IP”	24
“In-flight Projects”	19
“Intellectual Property Rights”	23
“Key Supplier Positions”	11
“Local Adoption Agreement”	66
“Losses”	49
“may not”	60
“may”	60
“Mental Impressions”	29
“New Services”	5
“New Work”	24
“Notice of Election”	54
“On-site Customer Resources”	17
“Out-of-Pocket Expenses”	67

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Solectron/IBM Confidential
INDEX OF DEFINED TERMS

Defined Term	Page
“Procedures Manual”	35
“Project”	67
“Receiving Party”	45
“Service Commencement Date”	3
“Service Levels”	67
“Service Recipient”	4
“Services”	3
“shall”	60
“Software”	68
“Subcontractor”	13
“Supplier Indemnitees”	52
“Supplier Personnel”	10
“Transfer Date”	17
“Transition Plan”	19
“Transition”	18
“Transitioned Personnel”	16
“Use”	68
“Virus”	43
“will”	60
“Work Product”	24
“written”	60

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Local Adoption Agreement (COUNTRY)
with reference to the
Indirect Sourcing Services Agreement
between
Solectron USA, Inc.
and
International Business Machines Corporation

Indirect Sourcing Services Agreement EXECUTION COPY	Exhibit 1 Page 1

Local Adoption Agreement – [COUNTRY]
This Local Adoption Agreement for [COUNTRY] (the “Local Country”) is dated as of the Effective Date and is between the Local Parties (“Local IBM Party” and “Local Solectron Party”) set forth below.
This Local Adoption Agreement, together with the Master Agreement (as defined below), was written and negotiated in English, is the complete and exclusive agreement between the Local Parties regarding its subject matter, and replaces any prior oral or written communications between the Local Parties with respect to that subject matter.
By signing below, the Local Parties agree to be bound by the terms of this Local Adoption Agreement. Once this Local Adoption Agreement is executed by the Local Parties, all Services provided by and to them on or after the Effective Date shall be deemed to have been provided under this Local Adoption Agreement and subject to its terms.

Agreed to:	Agreed to:
[SOLECTRON LOCAL PARTY]	[IBM LOCAL PARTY]

By:	By:

Authorized Signature	Authorized Signature

Name and Title (Type or Print)	Name and Title (Type or Print)
Address:	Address:

Date:	Date:

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1.	Incorporation of Master Agreement terms.
(i)	This Local Adoption Agreement expressly incorporates by reference the terms of the Indirect Sourcing Services Agreement (U.S. Master Agreement) (the “Master Agreement”) dated as of the Effective Date and made between Solectron USA, Inc. (“Solectron”) and International Business Machines Corporation (“IBM”), each a “Lead Party,” with the intent that the Local IBM Party will provide, and the Local Solectron Party will receive and pay for, Services in the Local Country to the extent required by the Local Solectron Party in compliance with the terms of the Master Agreement

(ii)	Capitalized terms used but not defined in this Local Adoption Agreement shall have the meanings given them in the Master Agreement and its Schedules.
2.	Amendments to the Master Agreement. The Local Parties acknowledge and agree that it is in their mutual interests, as far as practicable and subject to any applicable Laws, to have a consistent service delivery framework, solution, pricing and terms for the global delivery of Services provided by IBM and its Affiliates to Solectron and its Affiliates under the Master Agreement and Local Adoption Agreements. Accordingly, subject to any applicable Laws:
(i)	Each of the Local Parties authorizes its Lead Party, acting through its designated representatives, to act on the Local Party’s behalf in connection with the negotiation and execution of any amendment to the Master Agreement or its Schedules that is made after the execution of this Local Adoption Agreement (each an “Amendment”). Each Local Party authorizes its Lead Party to (a) take all actions necessary or appropriate to enter into, execute, effectuate, deliver, perform and consummate any Amendment; and (b) take all such further actions and to negotiate, prepare, execute, deliver and cause the performance of all such further documents and to effect all such further filings as the Lead Parties deem necessary or appropriate to effectuate the foregoing.

(ii)	Notwithstanding Section 2(i), above, any Amendment will be deemed to be ratified by the Local Solectron Party and will bind the Local Solectron Party as an amendment to this Local Adoption Agreement unless (a) the Local Solectron Party objects in writing to the Amendment within 30 days of the agreement between Solectron and IBM or (b) the Local IBM Party objects to or fails to ratify the Amendment within 30 days of the agreement between Solectron and IBM, as specified in Section 2(iii), below.

(iii)	Notwithstanding Section 2(i), above, the Local IBM Party will have 30 days from the date of the agreement between Solectron and IBM to either ratify an Amendment in writing or object in writing to the Amendment. If the Local IBM Party so ratifies the Amendment, the Amendment will bind the Local IBM Party as an amendment to this Local Adoption Agreement.

(iv)	If either Local Party objects to an Amendment (or the Local IBM Party fails to ratify the Amendment) within such 30 day period, then the matter will promptly be discussed among the Lead Parties and Local Parties, to determine

Indirect Sourcing Services Agreement EXECUTION COPY	Exhibit 1 Page 3

whether the matter will be resolved in accordance with Section 6 (Dispute Resolution) of this Local Adoption Agreement or Section 21 (Dispute Resolution) of the Master Agreement.
3.	Governance. Without limiting the operation of Section 2 (Amendments to the Master Agreement), each of the Local Parties will implement and be subject to the governance process described in Section 12 (Governance and Management) of the Master Agreement and Schedule F (Governance Structure and Processes) of the Master Agreement.

4.	Transition.
(i)	The Services provided under this Local Adoption Agreement will be implemented in accordance with Annex A-7 (Transition Plan).

(ii)	No functionality of Solectron’s as-is environment in the Local Country will be disabled until IBM demonstrates to Solectron’s reasonable satisfaction that the affected processes and operations have been successfully migrated to IBM’s service delivery environment and are functioning properly in that environment.
5.	Notices and Enforcement Rights.
(i)	Each of the Local Parties authorizes its Lead Party to give notices on the Local Party’s behalf as provided in Section 22.2 (Notices) of the Master Agreement. Notices under this Local Adoption Agreement shall be sent:
In the case of Local IBM Party:

To:

Attn:	Attn: Senior Counsel
Fax:	Fax: 416-478-5155
In the case of Local Solectron Party:

To:	With a copy to:

Attn:	Attn:
Fax:	Fax:
(ii)	Notwithstanding any other provision of this Local Adoption Agreement, a Local Party may enforce this Local Adoption Agreement against the other

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Local Party, in accordance with the provisions of Section 6 (Dispute Resolution) of this Local Adoption Agreement.
6.	Dispute Resolution.
(i)	Any complaints, problems or disputes relating to the provision of the Services, the interpretation of this Local Adoption Agreement or otherwise shall first be handled in accordance with the process set out at Section 21 (Dispute Resolution) of the Master Agreement. The Local Solectron Party and the Local IBM Party hereby appoint Solectron or IBM (as applicable) as agents to bring any actions, claims or proceedings and agree to do all such further acts or things and to execute all such deeds and other documents as may be required to perfect such appointment and/or to exercise such rights as described in this Section 6.

(ii)	The venue for any mediation proceedings which are requested by the parties under the JAMS rules referred to in the Master Agreement shall be determined by the Lead Parties as provided in the Master Agreement.

(iii)	For any litigation arising out of or relating to this Local Adoption Agreement or the transactions and relationships contemplated by this Local Adoption Agreement, regardless of the form of action or the Party that initiates it, the Local Parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of and venue in the United States District Court for the Northern District of California or, if that court does not have jurisdiction, in the Superior Court of the State of California, Santa Clara County. The Local Parties irrevocably and unconditionally waive any objection to the laying of venue of any proceeding arising out of or relating to this Local Adoption Agreement in the United States District Court for the Northern District of California or the Superior Court of the State of California, Santa Clara County. The Local Parties further consent to the jurisdiction of any court located within a district that encompasses assets of a Local Party against whom a judgment (or award) has been rendered for the enforcement of the judgment (or award) against the assets of such Local Party.

(iv)	Nothing in this Local Adoption Agreement shall prevent a Local Party from seeking, obtaining or implementing interim or conservatory measures or other immediate relief in the circumstances described in Section 21.4 (Equitable Remedies) of the Master Agreement.
7.	Service of Process. The Local Solectron Party and the Local IBM Party hereby appoint Solectron and IBM as their respective agents for service of process and agree that receipt by a Lead Party of a notice given in accordance with the requirements of the Master Agreement and addressed to, inter alia, a Local Party care of the Lead Party’s address for service of notices will be deemed to have been received by the Local Party.

8.	Limitation of Liability. For the avoidance of doubt, the term “fees paid or payable to IBM” in Section 19.2(b) (Liability Cap) of the Agreement means fees paid or payable by Local Solectron Party to Local IBM Party under this Local Adoption Agreement.

9.	Local Party Variations. Any additions to or variations in the terms and conditions

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applicable to, or the scope or performance requirements of, the Services that the Local IBM Party will provide to the Local Solectron Party under this Local Adoption Agreement are set forth in Annex A. In the event of any conflict between any terms in Annex A and the terms of the Master Agreement or any of its schedules, exhibits or attachments, the provisions in Annex A shall apply to this Local Adoption Agreement notwithstanding any terms to the contrary in the Master Agreement.

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Annex A

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Confidential to Solectron and IBM
INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Exhibit 2
Work Order Template

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Confidential to Solectron and IBM
Exhibit 2
Work Order Template
[Not for Execution]

Solectron/IBM MASTER SERVICES AGREEMENT
WORK ORDER NO. ___
This Work Order No ___(this “Work Order”) is issued under and pursuant to the Indirect Sourcing Services Agreement with an Effective Date of February [ ], 2006 (the “Agreement”) between Solectron USA, Inc. (“Solectron”) and International Business Machines Corporation (“IBM”).
Work Order Name:1
initiative Name(s):2
Start Date:                                                              End Date/Event:3
Solectron Purchase Order No.: 4
Maximum Authorized Work Order Expenditure:5
Work Order Contacts:

IBM	Solectron

Name:	Name:

Address:	Address:

Email:	Email:

Tel:	Tel:

Mob:	Mob:

[1]	Insert the name of the Work Order.

[2]	Insert the name/title of the initiative(s) to be carried out under the Work Order.

[3]	The Work Order end date can be specified either as a calendar date or in the form of a milestone event that signifies completion of all of the work. A calendar date should be used only where it is the Parties’ intention that the Work Order expire on that date even if all of the work has not yet been completed.

[4]	Insert the number of the Solectron Purchase Order that authorizes the expenditure of funds under the Work Order.

[5]	Insert the dollar amount representing the maximum expenditure authorized by Solectron under the Work Order, any increase in which will be handled in accordance with Schedule C (Charges).

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Confidential to Solectron and IBM

Fax:	Fax:
Intending to be legally bound, each of the undersigned parties has caused its duly authorized representative to execute this Work Order as of the Start Date set forth above.

Solectron	IBM

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:
LIST OF ATTACHMENTS
[Insert here a list of the attachments to the Work Order. Following is a straw-man list.]
1.	DETAILED SERVICES DESCRIPTION

2.	DELIVERABLES ACCEPTANCE CRITERIA

3.	INTEGRATED TASK AND STAFFING PLAN

4.	SOLECTRON FACILITIES AND RESOURCES TO BE MADE AVAILABLE

5.	IBM FACILITIES AND RESOURCES TO BE MADE AVAILABLE

6.	SOLECTRON RESPONSIBILITIES

7.	PERFORMANCE ASSESSMENT MECHANISMS AND PROCESS

8.	IBM CHARGES

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1.	BACKGROUND AND CONTEXT
[Insert an executive-level summary of the place of the Work Order.]
2.	OVERVIEW OF THE INITIATIVE
[Insert an executive-level summary of what the overall initiative is about – e.g., what are its overall scope and objectives and the nature of the work to be performed. If this Work Order is only for a particular phase or phases of the overall work related to the initiative(s), indicate that here and summarize how the work to be performed under this Work Order will fit into the overall initiative(s) as a whole.]
3.	THE SERVICES
3.1	Roles and Responsibilities.

In general, the Parties shall perform the respective roles set out below, unless indicated otherwise in the initiative description, or as agreed from time to time in the carrying out of such initiative(s):
IBM and Solectron shall jointly, and in a timely, efficient, and cost-effective manner:
•	manage the initiative(s);

•	allocate and prioritize the deployment of resources to meet the timelines and budgets;

•	collect and collate such information as is necessary for the PMO to provide adequate reporting;

•	develop a staffing transition plan which indicates how Solectron and IBM personnel will transition between initiatives within a Work Order, as appropriate; and

•	seek to resolve all matters requiring resolution.
IBM shall, in a timely manner:
•	have primary responsibility for producing Deliverables in accordance with the relevant initiative schedule and milestone;

•	utilize ‘best practices’ for relevant business practices and processes;

•	produce initial drafts of Deliverables assigned per the approved work plans;

•	review the work with Solectron;

•	propose methodologies for conducting the work;

•	integrate work products and Solectron’s input in furtherance of each initiative;

•	assign IBM resources identified in the staffing plan; and

•	provide the final Deliverables for Acceptance by Solectron
Solectron shall, in a timely manner:

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Confidential to Solectron and IBM
•	provide data and Solectron perspectives on the relevant business practice and processes;

•	complete tasks assigned per the approved work plans;

•	provide feedback to IBM on the interim and final work products produced by IBM;

•	Accept the final Deliverables produced by IBM in accordance with Section 3.5 (Acceptance Process for Deliverables) of the Agreement and any agreed acceptance criteria for such Deliverables;

•	assign Solectron resources identified in the staffing plan; and

•	provide reasonable access to existing non-confidential documentation and systems to support analysis of current business processes and to relevant information required to complete Deliverables.
All Solectron responsibilities, including those set forth above shall be Solectron Retained Functions in accordance with Section 5.2 (Retained Functions and Cooperation) of the Agreement.
3.2	Services

The services to be performed within each initiative of the [insert name of Work Order] Work Order are described below.
(a)	[Insert Name of initiative] [Follow the below format for each initiative]

(i)	Scope of Work

[Insert a narrative description of the Services to be performed as part of the initiative. For additional detail describing the Services, refer to the Activities and Deliverables section below or refer to an Attachment containing more detailed descriptions.]

(ii)	Activities and Deliverables, Schedule, Milestones, Interdependencies and Assumptions

This section describes the activities and Deliverables, defines schedule and milestones, and describes interdependencies and assumptions for the Program Management Office function.

[Insert a list of specific activities/tasks to be performed, along with associated Deliverables.]
A.	Activities and Deliverables
Activity Name                     Activity Description                     Deliverable(s)                     Acceptance Criteria Name
B.	Schedule
The initiative activities will be performed according to the following schedule:
[Insert here, or refer to an attachment containing, an initiative schedule and timeline.]

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Confidential to Solectron and IBM
C.	Milestones
[Insert a list of deliverables that mark important progress towards the completion of the work. Include corresponding Deliverable due dates. If necessary, refer to attachments containing a narrative definition or description of each milestone and Deliverable, identifying the source document containing its requirements and specifications (if any). The following is an example.]
The initiative will include the following key delivery Milestones:
Milestone Name                     Milestone Description                               Achieve By
D.	Key Interdependencies
[Insert any activities or programs (external to the work Order) upon which the initiative is interdependent (e.g. particular workstreams within other Work Orders, programs external the Business Transformation Program, etc.)]
E.	Initiative Specific Assumptions
[Insert any assumptions upon which the initiative relies (e.g. no more than X number of applications will be included within the scope of the review)]
F.	Acceptance Criteria
[Insert objective Acceptance criteria for each Deliverable or milestone, if appropriate.]
3.3	Staffing Plan

This section estimates the staffing plan for each initiative, including position/role, sourcing (Solectron, IBM or third party) and total days allocated to the effort).

[Insert, of if necessary, refer to an attachment containing, a fully loaded, integrated staffing plan for the work, showing the numbers and types of all IBM Personnel (including Subcontractors), Solectron personnel resources and third parties that will be assigned to or required for the Work Order, and the required level of resources by time period. An example follows.]
Position / Role                               Source                                         Days
3.4	Key Positions

[Insert here, or refer to an attachment containing, a list of any Key Positions for purposes of this Work Order, together with any agreed-upon terms pertaining to that designation – e.g., the name of the IBM Personnel proposed to fill the Key Position, whether the person is assigned full-time or a percentage of time to the project, where s/he will be located, the duration and nature of the assigned role, etc. An example follows.]

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Confidential to Solectron and IBM
The following are the Key Positions and associated Key Personnel for this Work Order:
Key Position                                          Name of IBM Personnel
Key Position                                          Name of Solectron Personnel
3.5	Subcontractors
[If any Subcontractors will be used to perform the work, identify them and their role here. They must also be identified in the Staffing Plan above.]
3.6	Managed Third Parties
[See Section 4.7 of the Agreement for background. If the scope of IBM’s responsibility under this Work Order will involve them managing the efforts of Managed Third Parties, describe that here.]
3.7	Service Locations
[Identify here the locations at which the Services will be performed.]
3.8	Use of Solectron Facilities and Resources
[Insert here, or refer to an attachment containing, a list and description of any Solectron facilities and other resources (e.g., equipment and software) Solectron will be required to furnish or make available to IBM to enable or facilitate IBM’s performance of the Services.]
3.9	IBM Facilities and Resources
[Insert here, or refer to an attachment containing, a list and description of the facilities and other resources (e.g., equipment and software) IBM will furnish to enable or facilitate its performance of the Services.]
3.10	General Assumptions
This section describes the general assumptions that have been made as part of this Work Order.
•	Adequate facilities to support the functions to be performed under this Work Order will be established in a timely manner.

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Confidential to Solectron and IBM
* Omitted and filed separately with the SEC pursuant to a confidential treatment request
•	Any Solectron resources, or third party resources, agreed to by Solectron and IBM will have the availability, skills and ability necessary to deliver as required as described in this Work Order.

•	Performance of this Work Order is subject to Section 5.3 (Savings Clause) of the Agreement.

•	Solectron’s staffing needs will be assigned in a timely manner to meet the schedule. If the Solectron resources are not assigned to a specific function in a timely manner or do not have the required skills, Solectron and IBM project management will determine how to staff the work days. If the staffing decision results in an IBM resource consuming the days, it will constitute a Change and will be handled under the Change Management Process.

•	The Parties will mutually agree upon the use of methodologies proposed by IBM.

[Insert here additional assumptions, if any, not specific to a particular initiative.]
4.	PERFORMANCE ASSESSMENT
[Insert here a high-level description of the mechanisms and process that will be used to monitor and evaluate IBM’s performance under this Work Order, referring as appropriate to an attachment containing further details – e.g., specific Service Levels. Indicate the frequency and nature of performance and status reports that will be delivered to Solectron.]
5.	COMPENSATION
5.1	Billing Method [check one]

☐	T&M Services. The Project Services described in this Work Order are T&M Services as described in Schedule C (Charges).

☐	Fixed Price Services. The Project Services described in this Work Order are Fixed Price Services as described in Schedule C (Charges). The fixed price will be due and payable in progress payments made in accordance with the [following] Payment Milestone schedule [set forth as Attachment ___]: [Insert or refer to attached Payment Milestone schedule.]

☐	Other Basis. [Specify method of compensation.]
6.	WORK ORDER TERMINATION
6.1	Early [*] and De-mobilization Costs
[Insert here any specific provisions or terms relating to termination of this Work Order prior to its completion pursuant to Section 11 (Term and Termination) of the Agreement – e.g., termination notice period, [*], etc.]

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Confidential to Solectron and IBM
7.	SPECIAL TERMS
7.1	IP Designations
[Insert here any applicable IP designations that may apply to Deliverables or Independent IP that may be incorporated into Deliverables. See Section 10 (Intellectual Property Rights) of the Agreement.]
7.2	Warranty Period
[Insert the warranty period for any operational Deliverables.]
7.3	Financial Responsibility for Equipment, Software, Facilities and Third Party Services
[If any equipment, software, facilities or third party services are to be procured as part of the Services or Deliverables in this Work Order, insert details regarding same in this section and indicate which Party has financial responsibility for same.]
7.4	Agreement Overrides
[If the Parties have agreed to deviate from or override any provisions of the Agreement for purposes of this Work Order, identify the affected Agreement provisions here by section number and set out the language describing what has been agreed to instead. Please note that if this section is included in a Work Order, that Work Order must be approved by both Parties’ legal counsel.]
7.5	Other Terms
[Insert here any other terms agreed by the Parties that are not within the scope of the above sections.]
8.	DEFINED TERMS USED IN THIS WORK ORDER
Capitalized terms used in this Work Order and not defined shall have the meaning ascribed to those terms in the Agreement.
This Work Order has received legal review and approval by Solectron and IBM, as evidenced below.

Solectron USA, Inc.	International Business Machines Corporation

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

Indirect Sourcing Services Agreement EXECUTION COPY	Exhibit 2 Page 9

Confidential to Solectron and IBM
(End of Main Body of Work Order)

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and Emptoris
Exhibit 3 (Part 1 of 2)
Emptoris License & Support Agreement (the “Agreement”)
1. License to Use. Emptoris, Inc. (“Emptoris”) grants Solectron Corporation, for itself and for the benefit of its subsidiaries and Affiliates (“You,” “Your” and “Yours”) a non-exclusive, non-transferable (except as permitted herein), fully paid, royalty-free, worldwide and irrevocable license (the “License”) to use, for Your internal business purposes, copy, execute, install, archive, maintain and operate, the Emptoris’ software, known as Emptoris (further detailed in Exhibit X) (the “Software”) and Documentation (defined hereinafter) and any tools necessary to load and implement the Software, in machine-readable form (the “Product”). Emptoris agrees to provide the Product to Solectron upon Solectron’s request; provided that any delivery of the Product will be made by electronically through FTP. “Documentation” means Emptoris’ then current electronic published guides, marketing or promotional material user guides, manuals, product descriptions, on-line help and training materials for the Software produced by or on behalf of Emptoris. The term of the license shall be perpetual. The license to use the Software permits You to, without limitation, to use the Software in the same manner as You are permitted for indirect spend only and includes the right to use and access the Software throughout the world without limitation on the number of simultaneous or cumulative users or installations and without limitation on the number or location of simultaneous or cumulative sites of Yours. The license to use the Software permits You to allow to independent contractors acting in the stead of employees and third party contractors to use the Software to the same extent as You, but solely in support of Your internal business purposes and provided each has a confidentiality agreement with You that obligates them to maintain and protect the confidentiality of third party materials to the same extent as required herein. For the purposes of this Agreement, Solectron’s Affiliates shall mean any entity which directly or indirectly: (i) controls Solectron; (ii) is controlled by Solectron; or (iii) is under common control with Solectron. “Control” hereunder means the direct or beneficial ownership of a voting interest of at least fifty percent (50%) (or less in a foreign jurisdiction where majority ownership is prohibited by law) or the right or power, directly or indirectly, to elect a majority of the board of directors, or the right or power to control management. Third Party Software: The term “Software” includes certain third party software required to operate the Emptoris developed software. The License Fee includes the right to operate the third party software only when hosted by Emptoris. In the event that You move the software to any system not hosted by Emptoris you will be required to sublicense the third party software from Emptoris and to pay the associated fees therefore for each instance of the Software not hosted by Emptoris.
1A. Support and Maintenance. Provided that Support and Maintenance has been ordered, You will receive the Emptoris Support that IBM has ordered during the outsourcing term, or that You have selected after the Outsourcing term is over. Following termination of the Outsourcing Agreement, any Support and future Revisions of the Product, along with any maintenance and support that You desire to receive shall be provided according to these terms, provided that You pay a Support and Maintenance Fee stated in Exhibit 3 (Part 2 of 2). Support, as used herein, shall include the services described in Exhibit 3 (Part 2 of 2), at the Supplier Support levels, in accordance with the performance level described therein. In the event of any discontinuation or lapse by You in paying for the services described herein, when required, You may reinstate these services at the pro-rated annual Support and Maintenance Fee for the time during which You actually receive the services, at the yearly rates set forth in Exhibit 3 (Part 2 of 2), and You shall pay the unpaid Maintenance and Support Fees for the time You were off Maintenance and Support before You are reinstated, however, you will not owe any additional reinstatement charges or penalties. In the event Emptoris fails to meet the requirements for these services described herein and such failure remains uncured 30 days following written notice by You, You, at Your sole option may cancel these services and Emptoris shall immediately return a pro rata refund of Support and Maintenance Fees previously paid by You for the balance of the then-current term. For each Revision of the Software, Emptoris shall offer these services for at least 2 years from each applicable Revision’s release date for that Revision.
2. Proprietary Rights and Restrictions. Emptoris and/or its licensors retains all right, title, and interest in the Product and in all copies thereof, and no title to the Product or any intellectual property or other rights therein, are transferred to You by virtue of this Agreement other than as specified herein. No right, title or interest to any trademarks, service marks or trade names of Emptoris or its licensors is granted by this Agreement. The Product is

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copyrighted and contains proprietary information and trade secrets belonging to Emptoris and/or its licensors. You will not use Product except as permitted herein and for any purpose other than for Your own internal business purposes. You shall ensure that all proprietary rights notices on Product are reproduced and applied to any copies. You agree not to cause or permit the reverse engineering, reverse assembly, or reverse compilation of the Product or otherwise attempt to derive source code from the Product. You may not create derivative works based upon all or part of Product. You may not transfer, lend, lease, assign, sublicense, and/or make available through timesharing or through managed services Product, in whole or in part.
3. Confidentiality. You agree that Product is and contains confidential property of Emptoris (“Proprietary Information”). You will not use or disclose any Proprietary Information except as permitted herein or to the extent You can demonstrate that any such Proprietary Information: is in the public domain through no fault of Your own and generally available for use and disclosure by the general public without any charge, restriction or license, is required to be disclosed by any authority having jurisdiction so long as You provide Emptoris reasonable notice of such disclosure prior to its release, has been released by Emptoris to third parties without restriction, was received by You without restriction from a third party who is under no lawful obligation to provide it under any restriction, was independently developed by You without breach of this Agreement or was already in Your possession without restriction at the time You received it under this Agreement . You recognize and agree that there may be no adequate remedy at law for a breach of this Section, that such a breach could irreparably harm Emptoris and that Emptoris may be entitled to equitable relief (including, without limitation, injunctive relief) with respect to any such breach or potential breach, in addition to any other remedies available at law. Emptoris will protect any confidential information of Yours on these same terms. Confidential information of Yours is any that you so designate, any that should be known to Emptoris using reasonable business judgment as confidential information and includes this Agreement, Your identity and the fact that we have an Agreement with You. The parties’ obligations of confidentiality under this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of the other party’s confidential information. Further, except as otherwise provided herein, either party shall be free to use, for any purpose, the residuals resulting from access to or work with such confidential information, provided that such party shall maintain the confidentiality of the confidential information as provided herein. The term “residuals” means information in non-tangible form, which may be retained by persons who have had access to the confidential information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party’s copyrights or patents.
4. Indemnification. Emptoris agrees to defend You, Your and Your affiliates, and each of Your and their employees, directors and shareholders (the “Indemnities”) from and against any third party claim or action based on any alleged infringement of any patent, copyright, trade secret, or other proprietary right as a result of the use of the Product according to the terms and conditions of this Agreement, and Emptoris agrees to indemnify the Indemnitees from any costs and/or damages awarded against them in any such infringement claim or action or settlement thereof, provided that (i) Emptoris is promptly notified in writing of such claim, (ii) the Indemnitees grant Emptoris sole control of the defense and any related settlement negotiations; provided that such settlements do not result in an admission of wrong-doing by the Indemnitee or payment by the Indemnitee of any monies, and (iii) You cooperate with Emptoris in defense of such claim. Notwithstanding the foregoing, Emptoris shall have no liability to You if the infringement results from use of the Product in combination with software not provided, known or approved by Emptoris that causes the infringement or modifications to the Product not made, known or approved by Emptoris. In the event of a likelihood of an injunction requiring the discontinued use of the Product, Emptoris shall provide (i) a substitute with same or similar functionality or (ii) obtain at not charge to You, a license to continue use of the Product in accordance with the terms herein. or if neither (i) or (ii) are reasonably available, refund the License Fees paid for the infringing module pro-rated on a straight-line basis over the license term for such module and any paid but unamortized Maintenance Fees (based on straight-line amortization of the annual Maintenance Fee.) The foregoing states the entire liability of Emptoris with respect to infringement of any patents, copyrights, trade secrets, or other proprietary rights by the Product or any part thereof.
5. Warranties and Limitations. A. Emptoris warrants and represents the following the following: Emptoris warrants for a period of 90 days from delivery that the media of any software provided under this Agreement, if any, shall be new and shall be free from defects in manufacture, materials, and manufactured in a good and workmanlike manner; any software provided under this Agreement shall: conform to the functional features described in, and perform in accordance with, the Documentation; accurately manipulate, process, compare, display and calculate date or time data including leap years; not be interrupted or adversely affected by

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the manipulation, processing, comparison, display or calculation of dates, including leap years; not contain any program routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door (including year 2000), that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming the Software, any computers, networks, data or other electronically stored information, or computer programs or systems.
B. EMPTORIS AND ITS THIRD PARTY LICENSORS MAKE NO OTHER WARRANTIES TO YOU, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR ITS OBLIGATIONS PURSUANT TO SECTION 4 ABOVE, EMPTORIS’ AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OF PRODUCT PROVIDED HEREUNDER, AND/OR EMPTORIS’ PERFORMANCE OF SERVICES, SHALL NOT EXCEED $500,000 WITHOUT REGARD TO WHETHER A CLAIM IS BASED ON CONTRACT OR TORT, INCLUDING NEGLIGENCE. EXCEPT FOR DAMAGES RESULTING FROM UNAUTHORIZED USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION (INCLUDING THE SOFTWARE) RESULTING FROM FAILURES TO PROTECT THE CONFIDENTIAL INFORMATION OF THE OTHER PARTY WITH THE SAME DEGREE OF CARE AND SECURITY PRECAUTIONS THAT A PARTY USES TO PROTECT ITS OWN INFORMATION (WHICH CANNOT BE LESS THAN REASONABLE PRECAUTIONS) IN NO EVENT SHALL EMPTORIS OR ITS LICENSORS, OR YOU BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF PROFITS, DATA, OR BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6. Delivery. Any delivery required hereunder shall be made electronically through FTP.
7. Fees. No other fees are due and payable under this Agreement, except for any Support and Maintenance Fees due after the termination of the Outsourcing Agreement and then only provided You have issued a purchase order and purchase order number for same for the services.
8. Term and Termination. Either party may suspend performance and/or terminate (with the exception of the license and the rights and obligations thereunder) this Agreement immediately upon written notice at any time if the other party is in material breach of any material warranty, term, condition or covenant of this Agreement, and fails to cure that breach within 30 days after written notice thereof. In the event that You are in breach of Your obligations under Section 1, 2 or 3 and fail to cure such breach within 30 days after written notice thereof, then Emptoris may terminate the license in addition to the Agreement.
In the event of termination or expiration of this Agreement for any reason, all Section which by their nature should survive shall, but specifically including Sections 2,3 4, and 5 shall survive termination. Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Emptoris agrees that upon termination of this Agreement, it will promptly return all material provided by You, including, but not limited to drawings, blueprints, notes, memoranda, specifications, designs, devices, documents and any other material containing or disclosing any confidential or proprietary information. An officer of Emptoris shall certify in writing that all such materials have been returned at the time that such return of materials occurs.
9. Insurance. Emptoris shall maintain insurance covering its liability to its employees and to You in amounts and with companies satisfactory to You, admitted to do business in the state or country (as applicable) in which the Agreement will be performed and holding a current Best’s rating of “A minus” or better. The insurance coverage required by the Agreement shall not be less than the following: (i) Workers’ Compensation Insurance in accordance with the laws of the state or country, as applicable, in which the Agreement is performed and Employer’s Liability Insurance, in the amount required by such laws or $1,000,000 per accident for bodily injury and $1,000,000 per employee/aggregate for disease, whichever is greater; (ii) Commercial General Liability Insurance, including contractual liability, with a $1,000,000 combined single limit per occurrence and $2,000,000 annual aggregate; and (iii) Professional Liability and Errors & Omissions Liability Insurance with policy limits of not less than US $2,000,000.00 for each claim.. The Professional Liability and Errors & Omissions Liability Insurance retroactive coverage date will be no later than the date of the last to execute this Agreement, as between Emptoris and You.
10. Installation and Support. All installation and support will be provided to You by IBM during the term of the Outsourcing Agreement.

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11. Export Regulation and US Government Restricted Rights. Both parties shall comply strictly with all US export control laws, including the US Export Administration Act and its associated regulations.
12. General. This Agreement is made under the laws of the State of Delaware, USA, excluding the choice of law and conflict of law provisions. This Agreement is the entire agreement between You and Emptoris relating to Product and supersedes all prior or contemporaneous or other oral or written communications, proposals, and representations with respect to its subject matter, as well as without limitation terms and conditions of any purchase order. No modification to this Agreement is binding unless in writing and signed by a duly authorized representative of each party. The waiver or failure of either party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. If any provision of this Agreement is held invalid, all other provisions shall remain valid unless such validity would frustrate the purpose of this Agreement, and this Agreement shall be enforced to the full extent allowable under applicable law. Except in the event of a merger or sale of substantially all of its assets provided that it is not to a competitor of the other party, neither party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other party and any attempt to do so shall be void and of no effect. All of Emptoris’ licensors and subsidiaries are direct and intended third-party beneficiaries of this Agreement and may enforce it against You. Unless otherwise stated, all remedies provided herein are cumulative of those at law or in equity. All notices required by this Agreement shall be in writing and delivered by certified mail, return receipt requested and all postage paid to the addresses set forth below or at such other address as either party may furnish to the other in writing. Notwithstanding any applicable “shrink wrap” license agreement or EULA (end user license agreement) that may be imbedded as a part of the Product or packaged with the Product and which You or a licensee is required to accept as a condition to the installation and use of the Software, the parties agree that any such “shrink wrap” license agreement(s) or EULA will have no legal effect and that this Agreement supersedes any such “shrink wrap” license agreement, EULA or other licensing terms and conditions. Any and all schedules, exhibits, and attachments that are annexed to this Agreement are expressly made a part of this Agreement and are incorporated herein by this reference. Any and all references to this Agreement shall be deemed to refer to and include this Agreement and all such schedules, exhibits and attachments, as amended from time to time. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both parties even though both parties do not sign the same counterpart
13. Taxes. The amounts to be paid by You, if any do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement. The only taxes You are required to pay under or pursuant to this Agreement are those owed by You solely as a result of entering into this Agreement and the payment of the fees hereunder, that are required to be collected from You under applicable law, and that are based solely upon the amounts payable under this Agreement (such taxes the “Collected Taxes”). Collected Taxes shall be stated separately as applicable on Emptoris invoices and shall be remitted by You to Emptoris, unless You have provided a valid exemption certificate.
14. Escrow.
A.Contemporaneous with the execution of this Agreement, Emptoris agrees that IBM, without further permission or action, may provide Solectron with continued use and access to the Software as long a the Indirect Sourcing Services Agreement between IBM and Solectron remains in effect or IBM otherwise provides access and use of the Software to Solectron.
B. Upon the termination of Indirect Sourcing Services Agreement or when IBM ceases to provide Solectron with use or access to the Software as contemplated by the Indirect Sourcing Services Agreement, Emptoris and Solectron will, execute an Escrowed Source Code Agreement (the “Source Code Agreement”), substantially in the form as Exhibit E, pursuant to which GRM Information Management Services or other reputable escrow agent selected by Solectron will be designated as the escrow agent. Provided that, (i) upon the termination of the Indirect Sourcing Services Agreement or Solectron otherwise determines to use the Software independent of IBM or the Indirect Sourcing Services Agreement, Emptoris agrees to pay the cost for the escrow under the Source Code Agreement if Solectron enters into a maintenance agreement with Emptoris for the Software or (ii) upon the termination of the Indirect Sourcing Services Agreement or Solectron otherwise determines to use the Software independent of IBM or the Indirect Sourcing Services Agreement and does not enter into a maintenance agreement with Emptoris for the Software, Solectron will pay the cost for the escrow under the Source Code Agreement.. In no event shall Emptoris have the right or option, stated or otherwise, to unilaterally terminate the Source Code Agreement. Emptoris acknowledges and agrees that the governing license for the Software set forth in this Agreement includes the right to use the Source Code received under this Section as necessary to maintain the

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Software. Emptoris will promptly and continuously update and supplement the Source Code as necessary with all revisions, corrections, enhancements, and other changes developed for the Software and related Documentation as set forth in the Source Code Agreement.

Solectron Corporation	Emptoris

By:	By:

Printed:	Printed: Bob Kellegrew

Title:	Title: VP and General Counsel

Date:	Date:

Address: 847 Gibraltar Drive,	Address: 200 Wheeler Road, 2nd Floor
Milpitas, CA, 95035	Burlington, MA 01803Milpitas, CA, 95035

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Exhibit X
Emptoris Software Modules Included for Solectron License:
•	Supplier Qualification (RFI)

•	Sealed Bid Request for Quote (RFQ)

•	Request for Proposal (RFP)

•	Reverse Auction (Standard and Advanced)

•	Buyer Decision Support Optimization

•	Category Management

•	Contract Management

•	Contract Authoring

•	Basic Report Writer
Emptoris Software Modules Excluded for Solectron License:
•	Buyer Survey

•	Executive Dashboard

•	Supplier Performance Management

•	Supplier Assessment

•	Compliance (Procure-to-Pay Monitoring)

•	Compliance (Supply Base Monitoring)

•	Supplier Decision Support Optimization

•	Spend Analyzer

•	Spend Data Manager

•	Project Management

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and Emptoris
Exhibit 3 (Part 2 of 2)
Support Services
1.0 TECHNICAL SUPPORT
A)	Emptoris shall exercise commercially reasonable efforts to correct any failure, malfunction, defect or non-conformity in an Emptoris module which prevents an Emptoris module from performing in accordance with applicable specifications and/or documentation following notification of any such failure, malfunction, defect or non-conformity. In any event, Emptoris shall provide the services herein and below in accordance with the Key Performance indicators below. Emptoris shall provide Enhancements (new releases and versions, ) and program fix tapes (and related documentation) made generally available to all licensees of Emptoris who have purchased support and maintenance during the term of this Agreement. Enhancements do not include modules or add-on products that You have not licensed.

B)	Telephone and e-mail consultation services, including problem solving, bug reporting, documentation clarification and technical guidance for the Products are offered via the following service levels:

Level	Available to Participate	Language Support	Hours of Service Availability
Standard	One Primary Contact Multiple Alternate Contact	English-only	8:00am-8:00pm Eastern Time (U.S.)

Extended	One Primary Contact Multiple Alternate Contact	English-only	24x5, Monday through Friday, in the US, Eastern Time

Premium	Primary Contact Multiple Alternate Contacts All Trained Client Buyers	English-only	24x5, Monday through Friday, in the US, Eastern Time (24x7 pager service with 1 hour response)

Supplier Support	Primary Contact Unlimited Alternate	English Spanish	24x5, Monday through Friday, WHERE? English, 9am-5pm CET
	Contacts	Italian	for Spanish, Italian, German, Portuguese, and French, 9am-
All Trained Client Buyers

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Level	Available to Participate	Language Support	Hours of Service Availability
	All Trained Suppliers	German Portuguese Japanese Chinese French	5pm JST for Japanese, and 9am-5pm AWST for Hong Kong/Beijing
Standard Support: Emptoris will assist the Primary Contact or the Alternate Contacts (as designated above), in identifying, verifying and attempting to resolve problems in the Products. Client will pre-screen calls from Client’s suppliers and end users. Telephone and e-mail consultations will be available during the hours of 8:00 a.m. to 8:00 p.m.], United States Eastern Time, Monday through Friday, exclusive of Emptoris holidays (generally Massachusetts’s holidays). All Contacts (and any of their replacements) must receive appropriate Emptoris training, at Client’s expense, on the Products prior to Emptoris’ obligation to perform telephone support. Emptoris support can be obtained by sending e-mail to support@Emptoris.com or an alternate address that may be supplied by Emptoris from time to time. In addition to phone and email support, Frequently Asked Questions screens may be made available. Subject to Client’s security requirements, Client shall provide Clarify with reasonable secure access to and use of all information and system facilities including, but not limited to, a modem connection to Client’s principal Server, which has been determined by the parties to be required in order that timely Support may be provided pursuant to this Agreement.
Extended Support: If Client has paid for Extended Support, Client will receive all the services of Standard Support, 24 hours a day, 5 days a week.
Premium Support: If Client has paid for Premium Support, Client will receive all the services of Extended Support and will additionally:

i.	Be entitled to have unlimited Alternate Contacts

ii.	Be entitled to have unlimited trained client buyers receive support from the Emptoris help desk

iii.	Have access to a support consultant, available by electronic pager, 24 hours each day, 7 days a week for severity 1 issues DURING LIVE AUCTIONS AND SOURCING EVENTS.
Maintenance Level Service means the service provided when Client identifies an error.
a)	Level 1 is the service provided in response to the Client’s initial phone call identifying an error

b)	Level 2 is the service provided to reproduce and attempt to correct the error or to find that the service provider cannot reproduce the error

c)	Level 3 is the service provided to isolate the error at the component level of the Code. The service provider distributes the Error Correction or circumvention or gives notice if no Error Correction or circumvention is found
Service Support Documentation
Detail documentation in relation to service support will be maintained by Emptoris. Each case will be recorded with the originator of the case within the customer organization, the date and time of originating case, date and time of resolution, and method of resolution at a minimum. Primary and Alternate Contacts can monitor cases for their organization on-line via a web-based customer service portal.
Key Performance Indicators

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The key performance indicators defined in the columns of the Service description and their exact definition are listed in the following table:

Standard-KPI	Formula / Targets within the Hours of Service Availability, unless noted to the contrary below	interval of measure	Interval for reporting
Help Desk Service	5 minute response time for phone call. 2 hour response time for e-mail.	Minute / Hour	monthly

24x7 Pager Service for Premium Support	60 minute response time from initial call. Effective 10pm Atlantic time each Friday through 3pm Atlantic time each Sunday 5 minute response time for phone call to help desk 3pm Sunday through 10pm Friday each week.
	2 hour response time for e-mail.	Minute / Hour	monthly

Resolution Efficiency Targets (for product usage inquiries)	60% of product usage inquiries handled by first level support engineers	Support tickets by month	monthly

Resolution Timeframe Targets (for product usage inquiries)	Level 1 escalation to level 2 engineer for all cases not resolved within 8 hours

Response Time ( Error diagnostic targets	Severity Error 1 within 1 hour Severity Error 2 within 4 hours Severity Error 3 within 24 hours		monthly

Resolution Time Targets	Severity Error 1 within 48 hours Severity Error 2 within 20 calendar days Severity Error 3 to be determined on a case by case basis
Definition of the KPI
•	Availability

The availability is defined in a way that the provided service must be delivered within the agreed service hours (normally expressed as a percentage).

•	Service Availability

Service Availability is the hours that the customer can expect the service to be available.

•	Response Time

Response Time is the elapsed time between the initial call by the customer and the verbal response from the Emptoris Help Desk and/or Support Engineer.

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•	Resolution Time

Resolution time is the elapsed time between the initial call by the customer and when a resolution to an incident is in place. This resolution may not be the final problem resolution but could also mean the provision of a work-around.
2.0 SERVICE LEVEL COMMITMENTS. Emptoris will expend commercially reasonable efforts to provide an Error Correction designed to solve or bypass a reported Error. Emptoris shall reasonably determine the priority level of Errors. Emptoris uses the following protocols (All times shown reflect regular business hours)..:
“Response Time” means the period by which Emptoris must initially respond to any Errors. The periods (for each of the severity levels) are set forth below and are measured from when Supplier becomes aware of the problem and are based on business hours and the level of service contracted for:

Severity 1 Errors	within 1 hour

Severity 2 Errors	within 4 hours

Severity 3 Errors	within 24 hours
Error Correction targets:
Severity 1 Errors: Emptoris promptly initiates the following procedures: (1) assigns specialists to correct the Error on an expedited basis; (2) provides ongoing communication on the status of an Error Correction; and (3) commences efforts to provide a temporary workaround or fix.
Severity 2 Errors: Emptoris assigns a specialist to commence an Error Correction and provides additional, escalated procedures as reasonably determined necessary by Emptoris support staff. Emptoris exercises all commercially reasonable efforts to provide a workaround or include a fix in the next Maintenance Release.
Severity 3 Errors: Emptoris will generally make commercially reasonable efforts to include an Error Correction in the next Maintenance Release.
“Resolution Targets” means the time periods by which Emptoris will endeavour, using commercially reasonable efforts, to resolve problems using an Error Correction or Maintenance Release. The Resolution Targets, by severity of the error, are as follows:

Severity 1 Errors	48 hours

Severity 2 Errors	20 calendar days

Severity 3 Errors	To be determined on a case by case basis
The times set forth above shall commence at the conclusion of the Response Time for the severity level.
Error” means a failure of the Product to conform to the specifications as set forth in the Documentation resulting in the inability to use the Product as described in the Documentation or a considerable restriction in use of the Products. Errors are classed Severity 1, 2 or 3, as follows:
“Severity 1 Error”:
•	Products production unit severely impacted or completely down.

•	Project deliverables severely impacted.

•	Products operations of mission-critical applications are down.

“Severity 2 Error”:

•	Production unit functioning with limited use.

•	Production unit unstable, with periodic interruptions.

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•	Mission-critical applications are not affected, but Products interruptions occur.

•	Time -sensitive question impacting performance or deliverables.

“Severity 3 Error”:

•	General information.

•	Need clarification of procedures or information in documentation.

•	Product enhancement requests
“Error Correction” means either a Product modification or addition that, when made or added to the Product, corrects the Error, or a procedure or routine that, when observed in the regular operation of the Product, eliminates the practical adverse effect of the Error on End User.
“Error Corrections” means all upgrades, updates, and fixes, workarounds, and other modifications to the Product or to the Third-Party Products, other than Enhancements, which are made in order to correct Errors in the Products as defined herein.
Maintenance and Support Fees:
Solectron is not required to pay any Maintenance and Support Fees to Emptoris during the term of the Outsourcing Agreement.
The Annual Maintenance & Support Fees will be, at maximum, as follows. Solectron is not contracting in advance for these services and reserves the right to negotiate a lower price for these services with Emptoris.
Current Year Annual Maintenance & Support pricing including escrow management:
Standard: $170,000
Extended: $199,840
Premium: $228,100
Solectron may contract with Emptoris for annual Maintenance & Support during the next five years at an annual fee equivalent to the above prices adjusted according to the US Employment Cost Index (ECI) as follows:
1. The Employment Cost Index (ECI) is a measure of the change in the cost of labor, free from the influence of employment shifts among occupations and industries. The compensation series includes changes in wages and salaries and employer costs for employee benefits.http://www.bls.gov/news.release/eci.toc.htm
2. Example- If Solectron agrees to pay the annual Maintenance & Support fee quoted above adjusted for the annual price increases as measured by the ECI index. Thus, for purposes of illustration, if Solectron elects to contract with Emptoris for Standard Maintenance & Support 5 years after the signing of this agreement and the ECI increase is 3% in each of the next five years, then Solectron’s price for annual Maintenance & Support for year 6 will be $197,077 based on the following calculation: $170,000 Base Price * (1 + .03)^5
Invoicing for the Maintenance and Support Fees will be done annually, in advance, on the first day of each annual period. Payment will be made net 30 days after the receipt of acceptable invoice:
Hosting Services Fees:
Solectron is not required to pay any Hosting Services Fees to Emptoris during the term of the Outsourcing Agreement. Should Solectron elect to use Emptoris Hosting Services after the termination of the IBM Outsourcing Agreement, the Annual Hosting Services Fees will be, at maximum, listed below: Solectron is not contracting in advance for these services and reserves the right to negotiate a lower price for these services with Emptoris.

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The Current Year pricing is $155,000 per year to support the usage requirements described below and including all required hardware, third-party software, infrastructure, and hosting services. Solectron agrees to pay this annual Hosting fee adjusted for annual price increases as measured by the ECI index described above.
The hosting pricing is based on the current usage requirement in the IBM Outsourcing Agreement and is as follows: Emptoris will support, on a per month basis, 100 simultaneous users, 30 standard auctions with 50 items and 20 suppliers each having 15 bids per item, 30 advanced auctions with 50 items and 20 suppliers each having 15 bids per item, 30 RFQ’s or RFP’s with 100 line items and 50 suppliers each having up to 5 bids per item, 30 RFI’s with 20 questionairres each with 20 questions and 50 suppliers responding. In any event, the support will not be less than the current IBM Outsourcing Agreement. In the event, the current usage requirements change in the IBM Outsourcing Agreement, Emptoris will provide pricing for the increases and we agree to negotiate a fair price for these Services.
Invoicing for the Hosting Fees will be done annually, in advance on the first day of each annual period. Payment will be made net 30 days after the receipt of acceptable invoice:

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EXHIBIT 4
TO
INDIRECT SOURCING SERVICES AGREEMENT
IBM Supplier Conduct Principles
Forced or Involuntary Labor
IBM Suppliers will not use forced or involuntary labor of any type (e.g., forced, bonded, indentured or involuntary prison labor); employment is voluntary.
Child Labor
IBM Suppliers will not use child labor. The term “child” refers to any person employed under the age of 15 (or 14 where the law of the country permits), or under the age for completing compulsory education, or under the minimum age for employment in the country, whichever is greatest.We support the use of legitimate workplace apprenticeship programs which comply with all laws and regulations applicable to such apprenticeship programs.
Wages and Benefits
IBM Suppliers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime hours, piece rates and other elements of compensation, and provide legally mandated benefits.
Working Hours
IBM Suppliers will not exceed prevailing local work hours and will appropriately compensate overtime. Workers shall not be required to work more than 60 hours per week, including overtime, except in extraordinary business circumstances with their consent. In countries where the maximum work week is less, that standard shall apply. Employees should be allowed at least one day off per seven-day week.
Nondiscrimination
IBM Suppliers will not discriminate in hiring and employment practices on grounds of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, gender identity or expression, marital status, pregnancy, political affiliation, or disability.
Respect and Dignity
IBM Suppliers will treat all employees with respect and will not use corporal punishment, threats of violence or other forms of physical coercion or harassment.
Freedom of Association
Suppliers shall respect the legal rights of employees to join or to refrain from joining worker organizations, including trade unions. Suppliers have the right to establish favorable employment conditions and to maintain effective employee communication programs as a means of promoting positive employee relations that make employees view third-party representation as unnecessary.
Health and Safety
Suppliers will provide their employees with a safe and healthy workplace in compliance with all applicable laws and regulations. Consistent with these obligations, IBM Suppliers must have and implement effective programs that encompass life safety, incident investigation, chemical safety, ergonomics, etc., and provide the same standard of health and safety in any housing that is provided for employees. Suppliers should strive to implement management systems to meet these requirements.
Protection of the Environment
IBM Suppliers will operate in a manner that is protective of the environment. At a minimum, suppliers must comply with all applicable environmental laws, regulations and standards, such as requirements

Indirect Sourcing Services Agreement EXECUTION COPY	Exhibit 4 Page 1

EXHIBIT 4
TO
INDIRECT SOURCING SERVICES AGREEMENT
regarding chemical and waste management and disposal, recycling, industrial wastewater treatment and discharge, air emissions controls, environmental permits and environmental reporting. Suppliers must also comply with any additional environmental requirements specific to the products or services being provided to IBM as called for in design and product specifications, and contract documents. Suppliers should strive to implement management systems to meet these requirements.
Laws, Including Regulations and Other Legal Requirements
IBM Suppliers will comply with all applicable laws and regulations in all locations where they conduct business.
Ethical Dealings
IBM expects our suppliers to conduct their business in accordance with the highest ethical standards. Suppliers must strictly comply with all laws and regulations on bribery, corruption and prohibited business practices.
Communications
Suppliers must make the IBM Supplier Conduct Principles and other relevant information available to employees in the native language(s) of the employees and supervisors.
Monitoring/Record Keeping
Suppliers must maintain documentation necessary to demonstrate compliance with IBM’s Supplier Conduct Principles and must provide IBM with access to that documentation upon IBM’s request.

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Confidential to Solectron and IBM
INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE A
SERVICES

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Confidential to Solectron and IBM
SCHEDULE A
Services

1. INTRODUCTION	1
1.1 General Approach	1
1.2 Manner of Performance	1
2. ORGANIZATION	2
2.1 Interlinking Documents	2
2.2 Components	2
3. DEFINITIONS	2
3.1 Certain Definitions	2
4. SERVICES	3
4.1 General	3
4.2 Solectron Retained Functions	4
4.3 Locations	4
4.4 Projects	4
5. CHANGES TO SCOPE MODELS, SERVICE GROUPS, ELEMENTS AND ACTORS	4
5.1 Scope Model Modifications	4
5.2 New Services	4
6. INTERACTION MODELS	4
7. OTHER SOLECTRON RESPONSIBILITIES	5

TABLE OF EXHIBITS:

Annex A-1: Scope Model(s)
Annex A-2: Processes Definitions
Annex A-3: RESERVED
Annex A-4: RESERVED
Annex A-5: IBM Solution
Annex A-6: In-Flight projects
Annex A-7: Transition Plan
Annex A-8: Interaction Model(s)
Annex A-9: IBM Competitive Content

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SCHEDULE A
Services
1.	INTRODUCTION
1.1	General Approach.
(a)	This Schedule A describes the portions of Solectron’s indirect sourcing operations that are within the scope of the Agreement. It does so by means of the Scope Model set out in Annex A1 – matrices that map the standard processes (i.e., the functions, responsibilities, activities and tasks) performed by procurement organizations (referred to as the “Procurement Value Chain Processes” or “Processes”) against various categories of procured item and services (“Categories”) and the geography (“GEO”) to which the Categories are to be delivered (the combination of a Category and a GEO is referred to as an “Element”). This mapping is completed through the use of two matrices or sets of matrices. The first matrix (Matrix A2-1 entitled “Process — Service Group Matrix”) maps the Processes to standard Services Groupings. As an example: the “Issue PO” process is one of the processes that makes up the “P2P” Service Grouping. The second set of similar matrices (Matrices A2-1-a through e entitled “Service Group — Element Matrix Pass Through, P2P, Assess, Source and OCM” respectively) defines the Elements for which IBM is designated as the Actor for the identified Service Grouping. Each cell of a Service Grouping — Element Matrix represents the intersection of an Element with a Service Grouping and designates the Actor responsible for performing that Service Grouping with respect to such Element. As an example; IBM is the Actor responsible for the Source” Service-Groupings” for the “Contract Labor GL Code (#5050) in the EMEA GEO during Wave 1” Element and Solectron is responsible for the “P2P Service-Grouping” for the “Travel GL Code (5301) for the EMEA GEO” Element Element.

(b)	The Actor designated in a Service Grouping — Element intersection is responsible not only for performing the indicated Service Grouping with respect to such Element, but also for providing the resources necessary to perform that Service Grouping, except to the extent (if any) that this Agreement expressly designates another Actor as having responsibility for providing any of those resources. Where IBM is the designated Actor for a Service Grouping in an Element intersection and the Agreement designates another Actor as having responsibility for providing resources, IBM’s responsibility to perform is subject to IBM receiving such resources from the Actor designated as having responsibility for providing those resources.

(c)	Where an Interaction Model exists for a certain Service Grouping — Element intersection, each Actor is responsible for performing its identified responsibilities as described in that Interaction Model.
1.2	Manner of Performance.
(a)	As to the manner in which IBM is to perform the Services (the ‘How’), IBM shall perform the Services in accordance with the provisions of the Agreement and its Schedules, that specify or otherwise regulate the manner of IBM’s performance of the Services.

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(b)	References to specific resources (e.g., tools, systems) in this Schedule A and the Annexes attached hereto that are used by IBM in performing the Services shall be deemed to include successor or replacement resources at no additional charge unless agreed via the Change Management Process.

(c)	IBM shall perform the Services without regard to the technology platform used by IBM. Any changes to the technology platform shall be at IBM’s discretion to the extent such changes do not increase Solectron’s cost or adversely impact the performance of the Services, and shall be at IBM’s cost, unless agreed via the Change Management Process.

(d)	Except as otherwise specified, references to time in this Schedule A shall be in local time for the Solectron location where the Services are performed.
2.	ORGANIZATION
2.1	Interlinking Documents.

This Schedule A is comprised of interlinking documents, which together describe (a) the roles and responsibilities of the various Actors (including Solectron, IBM, and third parties) that manage and deliver indirect sourcing Services to Solectron.
2.2	Components.

The components of this Schedule A are:
(a)	The Scope Model, attached hereto as Annex A-1, which depict via color-coded matrices: (A) the span of Elements comprising the indirect goods and services; (B) the Processes applicable to each Service Grouping; and (C) for each Service Grouping and each Element, the identification by color code of the Actor with responsibility for performing that Service Group with respect to the Element;

(b)	The definitions of the Processes, attached hereto as Annex A-2, which are intended to provide a set of processes that comprehensively describe the activities along the Procurement Value Chain that are to be performed by Actors with respect to the Elements.

(c)	The definitions of the Categories, attached hereto in Annex A-1, which are intended to provide a set of categories defined in terms of Solectron’s General Ledger (GL) codes of goods and services acquired through the indirect sourcing Services; and

(d)	The Interaction Models, attached hereto as Annex A-8, which depict for certain Service Group — Element intersections, the manner in which the relevant Actors will perform their responsibilities and/or interact with other Actors with related responsibilities.
3.	DEFINITIONS

3.1	Certain Definitions.

Unless otherwise expressly defined herein, the capitalized terms used herein shall have the meaning assigned to them in the Agreement:

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(a)	“Actor” means the entity or individual identified in the Scope Models as having responsibility for performing the Service Grouping with respect to a particular Element. The Actors as of the Effective Date are identified in the Scope Models and include Solectron and IBM.

(b)	“Element” means an item or category of goods and services defined in terms of Solectron GL Codes in Annex A-1 supplied to a GEO (Elements Definitions) and identified in the Scope Model.

(c)	“Processes” means the Procurement Value Chain Processes defined in Annex A-2 (Processes Definitions), which definitions include three levels of detail. A reference in this Schedule A to “Processes” generally means to the Processes at levels one (e.g., Strategic Sourcing), two (e.g., Analyze) and three (e.g., Project spend data and consumption data). A reference in this Schedule A to a specific “Process” means to the named Process and the sub-categories of Processes and activities defined at the levels below the specifically referenced Process.

(d)	“Scope Model” means a Service Group — Element matrix that identifies the various Actors responsible for performing the Service Groups with respect to the Elements. The Scope Model as of the Effective Date is set out in Annex A-1 (Scope Model).

(e)	“Third Party Actor” means, for purposes of this Schedule A (Services) only, with respect to the intersection of a particular Element and Service Group an Actor other than Solectron (and its contractors) or IBM (and its Subcontractors).
4.	SERVICES

4.1	General.
(a)	As part of the Services, IBM shall provide to and perform for Solectron the functions, responsibilities, tasks and activities for which IBM is identified as the responsible Actor in the Scope Models and as otherwise set forth in Section 2 (The Services) of the Agreement. Identification of IBM as the relevant Actor with respect to the intersection of Elements and Service Groups in the Scope Model means that IBM has responsibility for performing, or causing to be performed, such Service Groups (including the Processes, tasks, and activities defined therein) with respect to such Elements. As part of such responsibility IBM shall perform the associated Processes, sub-Processes and activities identified in Annex A-2 (Processes Definitions) that are relevant or necessary under the circumstances.

(b)	As a designated Actor, IBM shall proactively interact and coordinate with other Actors (including Third Party Actors and Solectron) designated by Solectron as responsible for related Elements and/or Processes as needed to drive the IBM Processes to completion and integrate the IBM Processes with the activities of such other Actors.

(c)	IBM shall provide the Services starting on the Effective Date unless expressly specified otherwise in the Transition Plan, in which case IBM will commence providing Services so designated in accordance with the timescales set out in the Transition Plan. Where the Services so specified include a number of sub-processes and/or activities, only a sub-set of which are addressed in the Transition Plan as commencing on a date later than the Effective Date, only the commencement of those sub-processes and/or activities addressed in the

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Transition Plan as having a commencement date later than the Effective Date shall be delayed beyond the Effective Date
4.2	Solectron Retained Functions.

As part of the Solectron retained functions, Solectron shall perform those functions, responsibilities, tasks and activities for which Solectron is identified as the responsible Actor in the Scope Models. Identification of Solectron as the relevant Actor with respect to the intersection of Elements and Service Groups in the Scope Models means that, as part of Solectron retained functions, Solectron has responsibility for either performing such Service Group (including the Processes, functions, tasks and activities defined therein) with respect to such Elements or causing such Service Groups (including the Processes, functions, tasks and activities defined therein) to be performed with respect to such Element.

4.3	Locations.

The locations at which the Services will be provided (the “Services Locations”) as of the Effective Date are set forth in Annex A-5 (IBM Solution). The Parties acknowledge and agree that although the Services (i.e. Actors, Service Groups and Elements) may be the same at different types of Service Locations, the manner in which the Services are performed may differ. IBM shall perform the Services at each location in accordance with the Procedures Manual, which will identify differences in the manner in which the Services are performed at different Services Locations.

4.4	Projects.

As part of the Services, IBM shall complete and manage projects, if any, for Solectron in accordance with Annex A-6 (In-Flight Projects). Solectron may add new projects from time-to-time during the Term in accordance with Schedule N (Change Control).

5.	CHANGES TO SCOPE MODELS, SERVICE GROUPS, ELEMENTS AND ACTORS

The Parties shall maintain the Scope Models, Service Groups, Elements and designated Actors to reflect changes as follows:

5.1	Scope Model Modifications.

Subject to Schedule N (Change Control), Solectron may modify the Scope Models by (i) adding or deleting Elements (including the addition of new Elements to Annex A-1) or (ii) changing the designated Actors or (iii) both (i) and (ii), upon at least thirty (30) days’ advance written notice to IBM.

5.2	New Services.

The Parties shall determine whether a change to the Scope Model, Elements, Service Groups or designated Actors is a New Service pursuant to Section 2.8 (New Services) of the Agreement.

6.	INTERACTION MODELS

The Parties have developed a number of models describing how the Parties will interact with each other and other Actors in certain areas of activity under the Agreement that are expected to

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involve significant interactions between the Parties. The Interaction Models the Parties have developed, as of the Effective Date, are set forth in Annex A-8 (Interaction Models). By mutual written agreement of the Parties’ Project Executives, the Parties may modify the attached Interaction Models or develop additional Interaction Models without requiring amendment of the Agreement.

7.	OTHER SOLECTRON RESPONSIBILITIES
(a)	For Elements for which IBM is designated as the Actor for the “Assess” Service Grouping, Solectron will provide IBM provide access to contracts, third party suppliers and sourcing history of covering the previous five (5) years, and other data as may be required, to the extent such information is reasonably commercially available, to accurately determine addressable spend;

(b)	For Elements for which IBM is designated as the Actor for the “Source” Service Grouping and such designation is made after completion of the Transition but before twelve months of spend and compliance data have been accumulated for the respective Element in the P2P platform, Solectron will provide IBM detailed spend and compliance data to complete a total of twelve months of such data to the extent that such data are reasonably commercially available.

8.	SPEND AND COMPLIANCE DATA RESPONSIBILITIES
involve significant interactions between the Parties. The Interaction Models the Parties have developed, as of the Effective Date, are set forth in Annex A-8 (Interaction Models). By mutual written agreement of the Parties’ Project Executives, the Parties may modify the attached Interaction Models or develop additional Interaction Models without requiring amendment of the Agreement.
Spend and compliance data are available from three sources, the P2P Platform, Solectron’s ERP and financial systems and the suppliers. IBM is responsible for gathering spend and compliance data from the P2P and to the extent it is required and it is reasonably commercially available, from the supplier. If such data are required from Solectron’s ERP and financial systems to the extent that it is reasonably commercially available, Solectron is responsible for gathering such data, and providing the same to IBM in the format reasonably required by IBM. For the purposes of performing the Services Groupings with respect to the Elements for which IBM (or Solectron) is identified as the Actor in Annex A-1 IBM (or Solectron) is responsible for analyzing such data to the extent those responsibilities are identified in Annex A-1. For the purposes of determining Actual Savings, Compliance Rates and adjustments to the Committed Strategic and Tactical Sourcing Savings as discussed in Schedule B (Performance Management) and Annexe B-1 (Savings Calculation Methodology), IBM is responsible for the analysis of all spend and compliance data irrespective of the source.

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Annex A-1
STATEMENT OF WORK/ SCOPE MODELS
[Attached]

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Annex A-2
PROCESSES DEFINITIONS
[Attached]

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Confidential to Solectron and IBM
Annex A-3
[Reserved]

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Confidential to Solectron and IBM
Annex A-4
[Reserved]

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Annex A-8
INTERACTION MODEL(S)
[Attached]

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Confidential to Solectron and IBM
* Omitted and filed separately with the SEC pursuant to a confidential treatment request
Annex A-1
Matrix A1 — 1
PROCESS — SERVICE GROUPING

[*]

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Annex A-1
Matrix A1 - 2-a
SERVICE GROUPING — ELEMENT
PASS THROUGH

* Omitted and filed separately with the SEC pursuant to a confidential treatment request
[*]

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Annex A-1
Matrix A1 - 2-b
SERVICE GROUPING — ELEMENT
P2P

* Omitted and filed separately with the SEC pursuant to a confidential treatment request
[*]

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Annex A-1
Matrix A1 - 2 — d
SERVICE GROUPING — ELEMENT
SOURCE

* Omitted and filed separately with the SEC pursuant to a confidential treatment request
[*]

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Annex A-1
Matrix A1 - 2-e
SERVICE GROUPING — ELEMENT
OCM

* Omitted and filed separately with the SEC pursuant to a confidential treatment request
[*]

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Annex A-1
GL CODE — CATEGORY — GEO SPEND

* Omitted and filed separately with the SEC pursuant to a confidential treatment request
[*]

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	PROCESS	DEFINITION
1.	Stategic Sourcing	The purpose of the “Strategic Sourcing” process is to secure contracts for the acquisition of repetitively purchased items that contain optimum pricing, quality and measurable service levels that, collectively, meet the requirements of and provide meaningful, strategic-level benefits to the Requesting Entity by using Commercially Reasonable Efforts, including leveraging current and as applicable future purchasing volumes of Receiving Entity and the Procuring Entity. Strategic Sourcing also includes securing a non-repetitively purchased item but which is of such importance or value that the Strategic Sourcing processes, rigors and talents must be applied.

The Strategic Sourcing process includes the following activities:

1.1.	Spend Visibility	The purpose of the Spend Visibility process is to gain a complete understanding of spend in a Category for strategic sourcing. The “Spend Visibility” process includes the following activities:

1.1.1.	Aggregate historical spend data and consumption data	For the applicable commodity, category or category segment and geography, gathering historical spend data (currency based) and consumption (unit based) data and to the extent it is applicable, information on the activities that drive consumption.

1.2.	Analyze	The purpose of the “Analyze” process is to analyze data related to consumption of specific goods and services, characteristics of the market for such goods and services and any identified restrictions or issues related to the selection or performance of specific suppliers providing such goods and services.

The “Analyze” process includes the following activities:

1.2.1.	Analyze historical and/or projected spend data and consumption data	Analyzing historical and projected spend and consumption data to identify category segments for sourcing activities;

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	PROCESS	DEFINITION
1.2.2.	Project spend data and consumption data	Estimating the future consumption and spend within a category or category segment or geography based on identified driver activity and growth. This includes holding discussions with business units to identify projects and activities that can cause changes in consumption. [IBM Note: Suggest to include in Analyze section]

1.2.3.	Investigate and evaluate market place for strategic sourcing	Evaluating the market for a category or category segment to determine its size, growth, price, constraints and the Receiving Entity’s (and, if different from the Receiving Entity, the Procuring Entity’s) position in it. This includes the identification of the number of suppliers required to adequately cover the category as well as possible suppliers of the category or category segment to the Receiving Entity.

1.2.4.	Current supplier performance and constraints review	Conducting an in-depth review of (a) the Receiving Entity’s current category suppliers and the adequacy of their performance (including taking into account, for example, such suppliers’ performance, technical ability and relationship with the Receiving Entity); (b) the constraints or special considerations to be used going forward in continuing to utilize then-existing suppliers and/or entering into contracts with new or additional suppliers for the category (taking into account, for example, prices, unique requirements, and potential supply and delivery considerations) and (c) the expiration of the Receiving Entity’s current contract.

1.3.	Opportunity Identification	The purpose of the “Opportunity Identification” process is to use the information developed from the Analyze process to identify opportunities for strategic sourcing that address the Receiving Entity’s business needs related to indirect spend (including savings) and to prioritize the identified sourcing projects. The Opportunity Identification process includes the following activities:

1.3.1.	Identify strategic sourcing opportunity	Identifying and documenting commercially reasonable strategic sourcing opportunities for a Category irrespective of the cost and benefit to the Actor to pursue such opportunity were the Receiving Entity to elect to have the Actor pursue it .. This includes identifying, with respect to the pursuit of each such opportunity, the cost to the Receiving Entity, business needs of the Receiving Entity satisfied, resources of the Receiving Entity required and potential benefits to the Receiving Entity.

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	PROCESS	DEFINITION
1.3.2.	Prioritize sourcing projects	Present to Receiving Party all identified opportunities and priorite such identified opportunities to maximize the benefits to and minimize the consumption of limited resources of the Receiving Entity while gaining the acceptance of stakeholders. Actor shall prioritize opportunities in accordance with the standard of those opportunities that a well managed company would undertake where it was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

1.4.	Category Strategy Development	The purpose of the “Category Strategy Development” process is to develop a strategy for a specific strategic sourcing exercise, including developing criteria for proposal evaluation, gathering/documenting product specifications; creating and maintaining a category-specific sourcing strategy. The Strategy Development process includes the following activities:

1.4.1.	Develop, commodity strategy for category	The purpose of the Commodity (a segment of a Category) Strategy is to balance, manage and implement the Receiving Entity’s needs goals and objectives for the commodities.

Develop, gain approval, maintain and promulgate a strategy that reflects and balances the Receiving Entity’s needs, goals and objectives for the commodity

As an example, commodity strategy would address the efforts necessary to use and acquire only one type of solder paste in the Receiving Entity’s production.

1.4.2.	Create Strategic Sourcing evaluation rules	Creating the method and criteria for evaluating the proposals for the supply of the goods and services covered by the category.

1.4.3.	Gather product specifications	Gathering existing product specifications including but not limited to those related to form, fit and function in the Receiving Entity’s business environment as well as normal and emergency lead times or availability, probable life expectancy, warranty considerations, maintenance terms, and quality requirements. Identify special features of the goods or services required. Gather relevant trends (for example, new technology, specialized products, price

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	PROCESS	DEFINITION
changes); and recommend for the Receiving Entity’s approval changes to existing product specifications to further decrease procurement costs and/or improve services provided by the suppliers.

1.4.4.	Gather applicable business unit plans and objectives	Gathering and reviewing the plans and objectives of the business units impacted by the Strategic Sourcing effort. This includes the analysis of the impact these plans and objective may have on the Sourcing Strategy and vice versa and reconciling these impacts.

1.4.5.	Develop supplier strategy for each category	The purpose of the Supplier Strategy is to balance, manage and implement the Receiving Entity’s needs goals and objectives for the supply base contracted to provide the Category to the Receiving Entity.

The Supplier Strategy process includes the following activities:

Develop, gain approval, maintain and promulgate a Supplier Strategy for the Category. As an example, the supplier strategy would address the efforts necessary to use and no more than one software reseller in each country.

1.4.6.	Develop community impact strategy for category	The purpose of the Community Impact Strategy is to balance, manage and implement the Receiving Entity’s needs goals and objectives for the its procurement activities’ impact on the community.

The Develop Community Impact Strategy process for the category includes the following activities:

Develop, gain approval, maintain and promulgate a Community Impact Strategy. As an example, the Community Impact strategy would address the efforts necessary to achieve X% spend with minority and disadvantage business owners.

1.4.7.	Create Category-Specific Sourcing Strategy	Distilling the results of the analysis, requirements, goals and objectives into a single Category-Specific Sourcing Strategy for a category or category segment, and promulgating it for the Receiving Entity’s review and comment.

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	PROCESS	DEFINITION
1.4.8.	Obtain stakeholder buy-in to Category-Specific Sourcing Strategy	Soliciting and resolving comments and issues from the stakeholders and submitting the Category-Specific Sourcing Strategy for the Receiving Entity’s approval.

1.4.9.	Load, and maintain sourcing strategy	Physically publishing, filing and loading (to the extent applicable for the sourcing tools employed) of the strategy documentation. Including the process of keeping the strategy documentation current during the strategy’s execution.

1.4.10.	Approve Category-Specific Sourcing Strategy	Approving the Category-Specific Sourcing Strategy.

1.5.	Sourcing	The purpose of the Sourcing process is to perform the functions necessary to identify potential suppliers and solicit and evaluate “proposals” from the potential suppliers.

The Sourcing process includes the following activities:

1.5.1.	Identify potential suppliers for Category-Specific Strategic Sourcing	Developing, updating and maintaining a listing of and information on potential vendors for the Category-Specific Strategic Sourcing developed in accordance with the Category-Specific Sourcing Strategy from the listing of qualified suppliers.

1.5.2.	Gather bidding rules for Category-Specific Strategic Sourcing	Gathering, reviewing and analyzing business rules for bidding for Category-Specific Strategic Sourcing. This includes the efforts to recommend exceptions to the bidding rules and obtaining the Requiring Entity’s approval should specific requirements of the category warrant the exceptions.

1.5.3.	Gather standard forms of agreements for Category-Specific Strategic Sourcing	Gathering, reviewing and analyzing approved standard forms of agreement applicable to the category. This includes the efforts to recommend exceptions to the standard forms of agreement and obtaining the Receiving Entity’s approval should specific requirements of the category warrant the exceptions.

1.5.4.	Issue strategic sourcing RFx to potential suppliers	Creating and issuing category specific RFI’s, RFQ’s and RFP’s (as applicable to the Category-Specific Sourcing Strategy) and in accordance with approved business rules for bidding to the list of potential suppliers. This includes the effort necessary to obtain the acceptance of stakeholders, as appropriate for the RFI, RFQ or RFP.

1.5.5.	Evaluate strategic sourcing proposals	Analyzing the potential suppliers’ responses to the RFI/RFP/RFQ (as applicable) against each other and against

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	PROCESS	DEFINITION
the requirements, goals and objectives of the Category-Specific Sourcing Strategy and publishing the results of the analysis. This includes soliciting and coordinating stakeholder participation the analysis.

1.5.6.	Recommend Category-Specific Strategic Sourcing supplier	Recommending the selection of a supplier(s) with which to negotiate a contract(s) based on the results of the analysis of the suppliers’ responses to the RFI/RFP/RFQ (as applicable).

1.5.7.	Obtain stakeholders approval of selected strategic sourcing vendor	Creating and publishing the rationale for selecting the supplier(s) with which to negotiate a contract(s) and soliciting and resolving comments and issues of stakeholders.

1.6.	Approve selected supplier	Approving the supplier(s) with which the Procuring Entity will negotiate a contract(s).

1.7.	Negotiate	The purpose of the “Negotiate” process is to bring to bear the skills and experience of the Procuring Entity, as well as the leverage provided by the status of the Procuring Entity and the Requiring Entity in the relevant marketplace to create a deal that allocates risk appropriate for the transaction between the Requiring Party and the Supplier and provides benefit to the Requiring Entity while providing an appropriate rate of return for the Supplier.

The Negotiate process includes the following activities:

1.7.1.	Negotiate price, delivery, terms, contracts for strategic sourcing	Developing and executing the appropriate negotiation strategy to establish (including objectives for) the final price and terms for the contract(s) for the goods or services covered by the category.

1.7.2.	Obtain legal review as necessary for strategic sourcing	Soliciting and resolving comments and issues of Receiving Entity’s Law Department in accordance with Receiving Entity’s rules for legal review and for deviation from Receiving Entity’s standard forms of agreement.

1.7.3.	Execute contract	Preparing the requisite number of copies of the final document and obtaining Receiving Entity’s and the Supplier’s approval of the contract.

1.7.4.	Load and Maintain the record of the strategic sourcing execution	Physically publishing, filing, archiving and loading (to the extent applicable for the tools employed) all documentation and reports used and in developed during the execution of the Category Specific Sourcing Strategy. This includes the process of keeping the files current during Category Specific

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Sourcing Strategy’s execution. Documentation and reports includes the results of all analysis, the selection criteria for Suppliers used and the process and documentations used in selecting a Supplier,

1.8.	New Supplier Implementation	The purpose of the “New Supplier Implementation” process is to communicate, implement and manage the implementation of new supplier relationships and contracts so as to achieve the greatest acceptance by the Receiving Entity’s organization.

The New Supplier Implementations process includes the following activities:

1.8.1.	Develop and implement communication strategy	Developing a strategy to communicate as appropriate for the transaction the results of the sourcing within the Receiving Entity and with Suppliers who participated in the bidding or negotiations process but were not selected. The latter is to include an explanation of the key reasons for non-selection and inform such Suppliers whether future opportunities will be available to them.

1.8.2.	New Contract Implementation	Implementing a new contract and Supplier including all steps to communicate the change to the Receiving Entity’s organization, all changes to reflect change in the P2P platform (e.g., loading hosted catalogues, linking with punch out catalogues) all steps to train the Supplier in conducting business with, Receiving Entity (e.g., training suppliers in invoicing processes etc.) and all other supplier on boarding activities.

1.8.3.	Project manage implementation	Managing the entire implementation of a new contract and Supplier. This includes defining and providing the problem management procedures to Suppliers, the wind down of expired and replaced contracts, and implementation of a new contract and supplier (introductions, catalogue deployment etc.)

1.9.	Performance Measurement	The purpose of the “Performance Measurement” process is to establish the rules, standards and methods for judging the supplier’s performance in meeting the requirements of the Receiving Entity.

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The Performance Measurement process includes the following activities:

1.9.1.	Create strategic vendor performance measuring rules	Creating and securing the supplier’s agreement to rules to measure the suppliers’ performance under the contract. This includes establishing the “Measure” itself (e.g. the average time in days between the purchase order’s receipt by the supplier and Receiving Entity’s receipt of the goods ordered.) and the standard to which the supplier’s actual performance will be compared (e.g. in any one quarter 95% delivered within 5 days.)

1.9.2.	Create process to measure performance of strategic vendors	Creating, securing the supplier’s agreement to the method of measuring performance (e.g., the time between the issuance of the PO in the P2P tool and the notice of receipt by Receiving Entity as registered in the P2P tools), measuring performance and then reporting the performance to the supplier and resolving any issues with the supplier

1.10.	Ongoing Category Management.	The purpose of the Ongoing Category Management process is to routinely monitor changes in the market, the Receiving Entity’s business, its goals and objects and the supplier’s performance, and maintain, keep current and make changes to contracts and strategies to insure their effectiveness. The Ongoing Category Management process includes the following activities:

1.10.1.	Monitor contracts and keep current	Monitor the Contracts and take action, as appropriate, for modification (for example, with respect to Receiving Entity or Supplier initiated technical or commercial changes), renewal, expiration, termination, or renegotiation as agreed by the Receiving Entity. Review then-standard forms of agreement and actual terms and conditions in the then-current Contracts and make recommendations for improvements for Receiving Entity’s review and approval.

1.10.2.	Measure strategic sourcing project results to objectives	Measuring and reporting on the actual results of a strategic sourcing against the goals established for the sourcing.

1.10.3.	Maintain Sourcing Strategy	Review, update and implement changes to the Sourcing Strategies for each Commodity to determine whether the Sourcing Strategy continues to meet Receiving Entity’s need for the products and goals for cost and performance and using the results of such review (and other information)

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recommend changes to the Receiving Entity.

1.10.4.	Measure strategic vendor performance	Measuring the performance of the strategically sourced suppliers using the measurement process and measurement standard determined during the sourcing effort.

1.10.5.	Measure tactical buying vendor’s performance	Measuring the performance of the tactically sourced supplier using the measurement process and measurement standard determined during the sourcing effort.

1.10.6.	Manage dispute resolutions with supplier	Manage and resolve disputes with suppliers, including any decision to pursue, initiate, and/or conduct (and for pursuing, initiating and/or conducting) legal proceedings to resolve supplier contract or agreement issues.

2.	Tactical Buying	The purpose of the “Tactical Buying” process is to use reasonable commercial efforts (including leveraging Receiving Entity’s current and, as applicable, future purchasing volumes) to secure a contract, for the acquisition of a single or irregularly (non-repetitively) purchased item, which contain optimum pricing and the quality and measurable service levels to meet Receiving Entity’s requirements. The Category Sourcing Strategy will establish criteria for when Tactical Buying processes will be used and when the rigors of Strategic Sourcing will be applied to the purchases which otherwise will be tactically purchased.

The Tactical Buying process includes the following activities:

2.1.	Sourcing for Tactical Purchases	The purpose of the Sourcing for Tactical Purchases process is to perform the functions necessary to identify potential suppliers and solicit and evaluate “proposals” from the potential suppliers for Tactical Purchases.

The Sourcing for Tactical Purchases process includes the following activities

2.1.1.	Confirm product and service specifications	Confirming the product and service specification called for in the originating requisition. This includes expanding the details of the specification to a level required for Tactical Buying and as necessary including the goals and objectives(business requirements) of the Receiving Entity for the good and services acquired.

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2.1.2.	Identify potential source for Tactical Purchase	Identifying a potential supplier for the scope of the tactical purchase

2.1.3.	Issue RFx to potential tactical buying vendors	Creating and issuing specific RFI’s, RFQ’s and RFP’s (as applicable to the strategy) and in accordance with Receiving Entity’s business rules for bidding to the list of potential suppliers. This includes the effort necessary to obtain the acceptance of Receiving Entity’s stakeholders.

2.1.4.	Evaluate tactical buying proposals	Analyzing the suppliers’ responses to the RFI’s, RFP’s and RFQ’s (as applicable) against each other and the requirements, goals and objectives of the applicable category sourcing strategy and publishing the results of the analysis.

2.1.5.	Select tactical buying vendor	Selecting a supplier(s) with which to negotiate a contract(s) based on the results of the analysis of the suppliers’ responses.

2.1.6.	Confirm recommended tactical buying vendor with stakeholders	Creating and publishing the rationale for selecting the supplier(s) with which to negotiate a contract(s) and soliciting and resolving comments and issues of the stakeholders.

2.1.7.	Negotiate price, delivery, terms, contract of tactical buying	Developing and executing the appropriate negotiation strategy to establish (including objectives for the final price and terms for the contract(s) for the tactically sourced product.

2.1.8.	Obtain legal review as necessary for tactical sourcing	Soliciting and resolving comments and issues of Receiving Entity’s Law Department in accordance with Receiving Entity’s rules for legal review and for deviation from Receiving Entity’s standard forms of agreement.

2.1.9.	Execute contract	Preparing the requisite number of copies of the final document and obtaining Receiving Entity’s and the supplier’s approval of the contract.

2.1.10.	Communicate specifics of tactical buying contract	Communicate the results of the sourcing internally within the Receiving Entity and with suppliers who participated in the bidding or negotiations process but were not selected. The latter is to include an explanation of the key reasons for non-selection and inform such suppliers whether future opportunities will be available to them.

2.2.	Performance Measurement on Tactical Purchase	The purpose of the “Performance Measurement on Tactical Purchases” process is to establish the rules, standards and methods for judging the supplier’s performance in meeting

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the requirements of the Receiving Entity.
The Performance Measurement on Tactical Purchases process includes the following activities:

2.2.1.	Measure tactical project results to objectives	Compare the results of the tactical buying with the goals and objectives identified in the requisition and the respective product specification.

2.2.2.	Create tactical vendor performance measuring rules	Creating and securing the supplier’s agreement to the rules to measure the suppliers’ performance under the contract. This includes establishing the “Measure” itself (e.g. the average time in days between the purchase order’s receipt by the supplier and Receiving Entity’s receipt of the goods ordered.) and the standard to which the supplier’s actual performance will be compared (e.g. in any one quarter 95% delivered within 5 days.)

2.2.3.	Create process to measure performance of tactically sourced vendor	Creating, securing the supplier’s agreement to the method of measuring performance. measuring performance and then reporting the performance to the supplier and resolving any issues with the supplier

2.2.4.	Issue tactical buying PO (Purchase Order)	Issuing the purchase order to the tactically sourced supplier.

3.	Stakeholder	The purpose of the Stakeholder process is to gain the insight, participation and approval of the appropriate individuals from the Receiving Entity.

The “Stakeholder” process includes the following activities:

3.1.	Stakeholder requirements	Specify the skills, knowledge, and authority levels required and the required commitment for the category activity.

3.2.	Stakeholder Participation	Identify the appropriate individuals from the Receiving Entity and provide stakeholder input.

4.	Contract and Catalogue Management	The purpose of the Contract and Catalogue Management process is to assure that Contracts and Catalogues are available for future use and are accurate when used.

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The Contract and Catalogue Management process includes the following activities:

4.1.	Contract Management	The purpose of the Contract Management process is to assure that Contracts are available for future use and are accurate when used.

The Contract Management process includes the following activities:

4.1.1.	Create contract files/documents	Gathering the contracts and the supporting documentation (RFx’s proposals, negotiating notes)

4.1.2.	Load and maintain contract files	File and load (as appropriate for the tools employed) contract files and keeping file current.

4.1.3.	Maintain repository of all original contracts	Maintain a repository for all original contract documents in accordance with Receiving Entity’s record retention business rules.

4.2.	Catalog Management	The purpose of the Catalogue Management process is to assure that catalogs are available for future use and are accurate when used.

The Catalogue Management process includes the following activities:

4.2.1.	Create catalog of pre-negotiated items, source, price, delivery	Create and maintain in the P2P Platform a commodity catalog database customized for the Receiving Entity containing products and their pre-negotiated prices.

Two types of catalogues are anticipated. The Punch-Out Catalogue is typically used when the supplier’s catalogue of products is too large to be hosted in the P2P platform or when it is more commercially reasonable to make use of the supplier’s catalogue and still provide the required functionality and performance. The Hosted Catalogue is a supplier’s catalogue hosted in the P2P platform.

For Hosted Catalogues , this is the process of gathering, from suppliers with which a contract has been made, product and commodity data, pricing and other pre-negotiated terms and conditions (and updates thereto) for the products covered by the contract.

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For Punch-Out Catalogues, this is the process for gathering all the required information necessary to enable access to the supplier’s catalogue.

4.2.2.	Load catalog of pre-negotiated items, source, price, delivery	Load a commodity catalog database customized for the Receiving Entity containing products and their pre-negotiated prices in the P2P Platform.

For Hosted Catalogues, the process includes loading the catalogue content (and updates thereto) into the P2P platform and enabling its use including managing the testing and cutover of required changes to existing catalogs in production or the promotion of new catalogs into production.

For Punch-Out Catalogues, the process of enabling access to the supplier’s catalogue by the P2P and make use of the functionality, (including managing the testing and cutover of required changes to existing catalogs in production or the promotion of new catalogs into production).

4.2.3.	Maintain catalog of pre-negotiated items, source, price, delivery	Update (and recommending updates to) catalogues and links already loaded in the P2P including managing the testing and cutover of required changes to existing catalogs in production or the promotion of new catalogs into production. With respect to Hosted Catalogues this includes cleansing data and maintaining data integrity.

5.	Procurement	The purpose of the Procurement process is to transform the transactional needs of the Receiving Entity into actionable documentation for the acquisition of goods and services.

The Procurement process includes the following activities:

5.1.	Scoping	The purpose of the Scoping process is to gather the needs for goods and services. The Scoping process includes the following activities:

5.1.1.	Identify scope and schedule requirements	Establishing the scope of supply for a purchase. This includes identifying products or product specifications and quantities and comparing these requirements against existing inventories if any to establish net requirements, including

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determining and managing the required inventory items and inventory levels as well as developing and specifying delivery requirements.

5.2.	Requisitioning	The purpose of the Requisitioning process is to reduce the scope of supply for a purchase and to associate accounting requirements into an actionable instrument and to gain the requisite approvals to the requisition.

The Requisitioning process includes the following activities:

5.2.1.	Create requisition	Reducing scope and schedule requirements to an actionable document, the requisition. This includes the specification of accounting and financial information to assure proper handling of costs. This may include identification of a suggest supplier of the product.

5.2.2.	Approve or reject requisition	Approving or rejecting a requisition of goods and services and specification of accounting and financial information.

5.3.	Ordering	The purpose of the Ordering process is to place an order for a scope of supply and associate schedule with a supplier.

The Ordering process includes the following activities:

5.3.1.	Validate content of approved requisitions with vendors	Comparing the scope and schedule contained in the requisition with what is available from the suppliers. This includes reconciling discrepancies with the supplier and the requester and correcting data to maintain data integrity. For orders covered by contracts and catalogues this includes comparing the requisition with the contract and catalogue and making corrections. For non-contract orders this includes interaction with the vendors and the requestors to confirm and then to make corrections.

5.3.2.	Re-direct orders to preferred vendors and catalogues	Directing requisitions to preferred suppliers and catalogues. For requisitions that include a suggested supplier but not a preferred supplier or an existing contract, this may include communications with the requester and/or the approver directly.

5.3.3.	Report nonconforming requisitions	Reporting nonconforming requisitions to the Receiving Entity for follow up to increase compliance. Nonconforming requisitions are requisitions which request order placement with non-preferred suppliers or requisitions which request non standard products or services and which when pressed the requester insists on placement with a non-preferred supplier

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or the non-standard product.

5.3.4.	Identify requisitions for tactical buying	Identifying a requisition in accordance with the Receiving Entity’s business rules for the increased rigors of tactical buying. The business rule may include cost and/or category criteria.

5.3.5.	Identify potential source	Identifying a potential supplier in accordance with when a requisition does not specify a suggested vendor and where a preferred supplier is not available and where the business rules for tactical sourcing have not been met.

5.3.6.	Manage resolution of requisition inconsistencies	Managing the resolution of inconsistencies between the approved requisitions and supplier’s catalogues.

5.3.7.	Gather business rules for import/export, tax, freight and duty requirements.	Gathering and reviewing Receiving Entity’s business rules regarding import/export, tax, freight and duty and analyzing their impact on the requisition.

5.3.8.	Confirm import/export, tax, freight and duty with vendor.	Reviewing Receiving Entity’s business rules regarding import/export, tax, freight and duty with the supplier (or the contract) and confirming the supplier’s acceptance.

5.3.9.	Issue PO	Issue the purchase order to the supplier. This may be done in paper or via electronic means.

5.3.10.	Confirm vendor receipt of PO and acknowledgement of delivery	Confirming the supplier’s receipt of the purchase order and receiving the supplier’s acceptance or acknowledgement of the purchase order. This may be done in paper or via electronic means.

5.3.11.	Adjusting delivery/expedite	Expediting delivery to meet the needs of the Receiving Entity. This includes working with the requester to determine the actual schedule needs, negotiating schedule improvement and expediting charges with the supplier and maintaining a record the transaction for future improvement. This also includes escalating the issue to increasing levels within the supplier organization to meet the Receiving Entity’s needs.

5.3.12.	Monitor ordering activity to identify strategic sourcing opportunities	Monitoring ordering activities to identify strategic sourcing opportunities. Typical examples include consumption which greatly exceeds the projected use for the sourcing and repetitive purchases of a product that was not previously sourced.

6.	Receiving	The purpose of the Receiving process is to physically take possession of the goods or services ordered and to advise the appropriate parties.

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The Receiving process includes the following activities:

6.1.	Receiving

6.1.1.	Receive delivered materials	Receiving the goods ordered from the supplier. This includes the receipt and any and all receiving inspections, verification of compliance to specification and certification requirements, and the placement of the goods into inventory as necessary.

6.1.2.	Manage delivery of ordered services	Managing and monitoring the delivery of services ordered from the supplier. This includes the receipt and all receiving inspections, verification of compliance to specification and certification of the deliverables, tracking time, resolving corrective action requirements, monitoring the quality of the service, receiving all insurance and quality documentations and final inspections of work.

6.1.3.	Load receipt of materials and services	Loading the receipt of materials and services into the P2P solution.

6.1.4.	Reconcile data integrity	Updating data sources for consistency to reflect product and quantities actually received and accepted.

7.	Accounts Payable	The purpose of the Accounts Payable process is to take possession of the supplier’s invoice for goods or services ordered and received, to verify its correctness and make payment, as applicable.

The Accounts Payable process includes the following activities:

7.1.	PO related Invoice	A “PO Invoice” is a supplier’s invoice that is related to an issued PO.

7.1.1.	Receive PO Invoice	Taking receipt of the supplier’s PO Invoice.

7.1.2.	Load PO invoice	Loading the supplier’s PO Invoice into the P2P platform. This may include scanning a paper PO Invoice and loading appropriate data into the P2P platform.

7.1.3.	Match PO invoice,	Matching the PO Invoice to the notice of receipt of the goods or services and to the PO

7.1.4.	Approve PO invoice	Providing final approval of the PO Invoice. This can be in the form of a positive confirmation approving the invoice (e.g., “I approve the invoice.” POS CON) or a negative confirmation

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approving the invoice (e.g., “Unless you advise otherwise by mm/dd/yy the invoice will be paid on MM/DD/YY.” NEG CON) or if applicable, a record of the goods receipt depending on the business rules.

7.1.5.	Resolve PO invoice discrepancies	Resolving discrepancies among the PO Invoice, the PO and the products actually received.

7.1.6.	Archive PO invoice	Placing the PO Invoice in long term retention consistent with the business rules.

7.2.	Non PO related Invoice	A “non-PO Invoice” is a supplier’s invoice that is not related to an issued PO.

7.2.1.	Receive non-PO invoice	Taking receipt of a supplier’s non-PO Invoice.

7.2.2.	Load non-PO invoice	Loading the supplier’s non-PO Invoice into the P2P platform.

7.2.3.	Approve non-PO invoice	Providing final approval of the non-PO Invoice.

7.2.4.	Resolve non-PO invoice issues	Resolving issues regarding the non PO Invoice.

7.2.5.	Archive non -PO invoice	Placing the non-PO Invoice in long term retention consistent with the business rules.

7.3.	Pay	The purpose of the Pay process is to pay the approved invoices presented to the Receiving Entity.

The Pay process includes the following activities:

7.3.1.	Create and transmit the payment proposal file	Creating an electronic file that provides the Receiving Entity the data reasonably necessary to pay and account for all approved PO and non-PO Invoices (payment proposal file) and transmitting the file to the Receiving Entity for review and comment. The format of the file and the number of file will be as provided for in business rules.

7.3.2.	Revise the payment proposal file	As applicable, revise the payment proposal file as required by the comments of the Receiving Entity.

7.3.3.	Approve payment proposal file	Approve the revised or original payment proposal file (as appropriate).

7.3.4.	Create and Send “OK to Pay” file	Based up on the approved payment proposal file, creating and sending an electronic file (or files) that provides the Receiving Entity all of the data reasonably necessary to pay and account for all approved PO and non-PO Invoices (the “OK to Pay” file). The format of the file, the number of files

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and the mode of transmittal will be as provided for in business rules.

7.3.5.	Pay invoices	Receive “OK to Pay” file, account for and pay the approved PO and non-PO Invoices in accordance with business rules.

7.3.6.	Provide payment confirmation	Create and transmit confirmation of payment (includes providing payment status, as necessary).

7.3.7.	Provide accounting data	Creating an electronic file that provides the Receiving Entity the data reasonably necessary to account for all received but not yet approved PO and non-PO Invoices and all paid invoices. The format of the file, the number of files and the accounting rules by which the data are develop will be as provided for in the business rules.

8.	Return	The purpose of the Return process is to identify non-conforming and excess goods, return them to the supplier and obtain payment or credit in exchange.

The Return process includes the following activities:

8.1.	Identify	The purpose of the Identify process is to identify non-conforming and excess goods and determine whether actions should put into place to return the goods and obtain payment or credit.

The Identify process includes the following activities:

8.1.1.	Identify non conforming and excess material	Identify material that does not conform to the PO, material that fails to meet supplier’s warranty obligations and material which is excess of actual requirements.

8.1.2.	Determine Return requirements	Gather and review business rules regarding the return of good, analyzing the rules impact on previously identified excess, non-conforming and warranty claim material to determine the actual products and quantities to be returned to the supplier and other follow up activities. Other follow up activities may include tracking supplier nonconformance and other performance.

8.2.	Obtain Authorization	The purpose of the Obtain Authorization process is to obtain the supplier’s authorization to return goods.

The Obtain Authorization process includes the following activities:

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8.2.1.	Obtain authorization for returns from vendor	Communicating with the suppliers to arrange for and gaining authorization to return products. This may include obtaining necessary return authorization numbers, negotiating the terms of the return and the credits afforded the Receiving Entity.

8.2.2.	Communicate return requirements to requestor	Informing the Receiving Entity of the terms and specific rudiments of the return.

8.3.	Returning	The purpose of the Returning process is to physically return goods to the supplier. The Returning process includes the following activities:

8.3.1.	Return of materials to supplier	Physically return material to the supplier in accordance with the terms and specific rudiments of the return authorization. This includes packing, affixing appropriate package identification, and arranging for and shipping product.

8.4.	Return Follow up and Closure	The purpose of the Return Follow up and Closure process is to assure that the supplier has taken possession of the return goods and that all follow up actions are completed.

The Return Follow up and Closure process includes the following activities:

8.4.1.	Manage and Resolve Manage return corrective actions	Resolve issues and track completion of the return process with the supplier. This includes following up with the supplier’s to confirm their receipt of the goods and that credits are approved and project managing the activities of the Receiving Entity and the supplier to resolve disputes and complete the return or disposition.

8.4.2.	Return Closure	Ensure payment, credit or replacement has been received from the supplier and create a complete record of the return. This latter step includes changes, as appropriate, to the requisition, PO, and PO invoice that return occurred as well as other steps to insure data integrity thought out the P2P platform.

9.	Supply Base Management

9.1.	Vendor Qualification	The purpose of the Vendor Qualification process is to provide assurance the entities that serve as suppliers meet the financial and community goals of the Receiving Entity.

The Vendor Qualification process includes the following

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activities:

9.1.1.	Supplier qualification/disqualification process	Qualifying or disqualify an entity to serve as a supplier in accordance with the business rules

9.1.2.	Qualify new vendors	Obtain and review supplier information about themselves and their products and compare it to the business rules. Perform any other investigations required by the business rules.

9.2.	Create Load and Maintain data	The purpose of the Create Load and Maintain data process is to assure that required data is created, filed and maintained current for future use and reporting.

The Create Load and Maintain data process includes the following activities:

9.2.1.	Create, load and maintain Spend data	Create, load (as appropriate for the tools employed) and maintain as current data on Receiving Entity’s spend in order to support Receiving Entity’s Finance and Accounting requirements and to support the needs of Strategic and Tactical buying activities.

9.2.2.	Create, load and maintain Vendor data	Gather, create, load (as appropriate for the tool employed), and maintain as current supplier data that is necessary to conduct business to ensure accuracy.

9.2.3.	Create, load and maintain Vendor performance data	Gather, create, load (as appropriate for the tool employed), and maintain as current data as acquired from the Vendor Performance Measurement Process, supplier management needs and to support the needs of the Strategic and Tactical Buying activities.

9.2.4.	Create, load and maintain Consumption Data	Gather, create, load (as appropriate for the tool employed), and maintain as current data on consumption in order to support business management needs and to support the needs of Strategic and Tactical Buying activities.

9.2.5.	Create, load and maintain Market data	Gather, create, load (as appropriate for the tool employed), and maintain as current category market data to support the needs of Strategic and Tactical Buying activities.

9.2.6.	Create and update requisitioner and approver data	Gather, create and update, requisitioner and approver data (including identification of persons authorized to create or approve requisitions including approval levels), as required for the P2P tool.

9.2.7.	Load and maintain requisitioner and approver data	Load (as appropriate for the tool employed), and maintain as current requisitioner and approver data, (including updates) required for the P2P tool.

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9.3.	Reporting	The purpose of the Reporting process is to provide timely and accurate reports for managing the supply chain activities. This includes finance, accounting, performance monitoring and strategic and Tactical Buying.

The Reporting process includes the following activities:

9.3.1.	Create report generating facility	Loading all data into a reporting facility. Create standard report templates for all Procurement, Receiving, Accounts Payable Returns and Performance activities.

9.3.2.	Provide agreed up on reports	Provide agreed upon reports on all Procurement, Receiving, Accounts Payable Returns and Performance activities.

9.3.3.	Issue ad hoc reports	Generate ad hoc (or, one time or irregularly generated) reports as required on all Procurement, Receiving, Accounts Payable Returns and Performance activities.

9.4.	Create Load and Maintain Plans and Files	The purpose of the Create, Load and Maintain Plans and Files process is to assure that required plans and files are created, filed and maintained current for future use and reporting.

The Create Load and Maintain Plans and Files process includes the following activities:

9.4.1.	Load and maintain Strategic Sourcing Plans	File and load (as appropriate for the tools employed) all strategic sourcing plans developed and to keep the sourcing files current.

9.4.2.	Create, load and maintain business unit plans	Create and publish business plans as needed to conduct strategic and tactical buying. File and load (as appropriate for the tools employed) and keep the files current.

9.4.3.	Create, load and maintain contract files	Create and publish the executed contracts as needed to allow them to be used to conduct business. File, load (as appropriate for the tools employed) and keep the files current.

9.4.4.	Create product specifications	Create and update specifications for the form, fit and functions and the performance and quality requirements for the products required by the Receiving Entity.

9.4.5.	Load and maintain product specifications	File and load (as appropriate for the tool employed), specifications for the form, fit and functions and the performance and quality requirements for the products required by Receiving Entity and for maintain the files current.

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	PROCESS	DEFINITION
10.	Supply Chain Management

10.1.	Create Standard RFx instruments	The process of creating, maintaining and periodically updating, as required for each Commodity, electronic RFx templates (for example, RFI, RFP and RFQ forms) that include, for example, Customer’s standard procurement terms and conditions, contact information, Commodity specifications, financing and payment terms and preferences, if applicable, delivery tolerances and required service levels;

10.2.	Create and Update Business Rules	The purpose of the Create Business Rules process is to assure required business rules are in place, current for conducting all supply chain activities.

The Create Load and Maintain Business Rules process includes the following activities:

10.2.1.1	Strategic sourcing rules	Establish, document and update the business rules that guide the Strategic Sourcing. These rules may be specific to specific categories including rules associated with efforts by Customer to maintain other business relationships.

10.2.1.2	Bidding rules	Establish, document and update the business rules that guide the competitive bidding process, rules for exemptions from the competitive bidding process and rules for assuring the acquisition of competitive pricing when bidding is not possible.

10.2.1.3	Tactical buying rules	Establish, document and update the business rules that initiate tactical buying and that guide the tactical buying process.

10.2.1.4	“Qualified Vendor” business rules	Establish, document and update the business rules that establish the minimum acceptance criteria for becoming a supplier. Including Certification requirements for Hazardous materials and the such

10.2.1.5	Logistic rules	Establish, document and update the business rules that establish the logistic channels used by supplier providing products.

10.2.1.6	Standard forms of agreement	Establish, document and update the standard forms of agreements for the acquisition of goods and services.

10.2.1.7	Contracting/deviation from of standard forms of agreement rules	Establish, document and update the business rules that outline the allowed flexibility in negotiation of terms and conditions which deviate those identified in the Standard forms of Agreement. The rules also include the criteria (price,

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	PROCESS	DEFINITION
commodity, etc.) where separate legal review by Receiving Entity is required.

10.2.1.8	Import/export tax freight and duty rules	Establish, document and update the business rules that guide the handling of import and export tax, freight and duty.

10.2.1.9	Returns rules	Establish, document and update the business rules that guide the return of excess or non-conforming goods. These may include minimum value of returns and the steps to be taken when a products value is small when compared with the cost of returning.

10.2.2.	Load, File and Maintain Business Rules	The purpose of the Load, File and Maintain Business Rules process is to assure that the required business rules are in current and available for future use in conducting all supply chain activities.

The Load, File and Maintain Business Rules process includes the following activities:

10.2.2.1	Strategic Sourcing rule	Load (as appropriate for the tool employed) File and Maintain the business rules that guide the Strategic Sourcing. These rules may be specific to specific categories including rules associated with efforts by Customer to maintain other business relationships.

10.2.2.2	Bidding rules	Load (as appropriate for the tool employed) File and Maintain the business rules that guide the competitive bidding process, rules for exemptions from the competitive bidding process and rules for assuring the acquisition of competitive pricing when bidding is not possible.

10.2.2.3	Tactical buying rules	Load (as appropriate for the tool employed) File and Maintain the business rules that initiate tactical buying and that guide the tactical buying process.

10.2.2.4	“Qualified Vendor” business rules	Load (as appropriate for the tool employed) File and Maintain the business rules that establish the minimum acceptance criteria for becoming a supplier.

10.2.2.5	Logistic rules	Load (as appropriate for the tool employed) File and Maintain the business rules that establish the logistic channels used by supplier providing products.

10.2.2.6	Standard forms of agreement	Establish, document and update the standard forms of agreements for the acquisition of goods and services.

10.2.2.7	Contracting/deviation from of standard forms of agreement rules	Load (as appropriate for the tool employed) File and Maintain the business rules that outline the allowed flexibility in

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	PROCESS	DEFINITION
negotiation of terms and conditions which deviate those identified in the Standard forms of Agreement. The rules also include the criteria (price, commodity, etc.) where separate legal review by Receiving Entity is required.

10.2.2.8	Import/export tax freight and duty rules	Load (as appropriate for the tool employed) File and Maintain the business rules that guide the handling of import and export tax, freight and duty.

10.2.2.9	Returns rules	Load (as appropriate for the tool employed) File and Maintain the business rules that guide the return of excess or non-conforming goods. These may include minimum value of returns and the steps to be taken when a products value is small when compared with the cost of returning.

10.3.	Enforce Business Rules	The purpose of the Enforce Business Rules is to assure compliance with the business rules. The Enforce Business Rules process includes the following activities:

10.3.1.	Monitor compliance with business rules	Monitor all of the processes’ compliance to the business rules by continuous observation or by periodic audit in accordance with pre-established routine or by cause.

10.3.2.	Enforce compliance with business rules	Enforce compliance with to the business rules by requiring actions to correct and prevent recurrence.

10.4.	Legal	The purpose of the Legal process is to provide assurance that the contracts developed meet the required legal standards. The Legal process includes the following activities:

10.4.1.	Conduct legal review	Conducting the legal review of contracts which terms and conditions deviate from the Standard forms of Agreement beyond the flexibility afforded in the applicable business rules or where established criteria have been met which initiate separate legal review.

10.5.	Tax	The purpose of the Tax process is to assure that the Receiving Entity’s tax liability is adequately addressed.

10.5.1.	Administration	Identify which taxes and amounts are included in the invoices for the goods and services acquired. Track taxes as presented and paid.

10.5.2.	Pay Taxes	Pay taxes imposed by applicable legislative bodies.

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	PROCESS	DEFINITION
10.5.3.	Compliance	Assuring compliance to laws and regulations for taxes on the goods and services acquired and for paying taxes due but not collected and for recovering taxes paid but not due.

10.5.4.	Audit	Auditing compliance to the laws and regulations for taxes on the goods and services acquired on a routine pre-established schedule or on an ad hoc for cause basis.

10.5.5.	Planning strategy	Creating the strategy for minimizing the taxes paid by Receiving Entity on the goods and services acquired.

11.	Other

11.1.	Call Center	Operating a call center to respond to inquiries about and requests for assistance with all aspects of the Services and the platforms provided by the outsourcer.

11.2.	Platform and Security	The platform (functionality and availability as mutually agreed) and all platform security in accordance with Customer’s requirements.

11.2.1.	Requisitioning, ordering, receiving, return and accounts payable platform	Provide the platform (functionality and availability) and all security in accordance with Receiving Entity’s Requirements for the Requisitioning, ordering, receiving, returns and accounts payable platform.

11.2.2.	Sourcing platform	Provide the platform (functionality and availability) and all security in accordance with Receiving Entity’s Requirements for the Sourcing platform

11.2.3.	Data exchange platform	Providing the platform (functionality and availability) and all security in accordance with Receiving Entity’s Requirements. for the Data exchange platform

11.2.4.	File transfer	Receiving and sending data files in accordance with the agreed upon protocol.

11.2.5.	Internet access	Providing the platform (functionality and availability) and all security in accordance with Receiving Entity’s Requirements for internet access (including for e-mail access, as necessary).

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Annex A-3
[RESERVED]

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Annex A-4
[RESERVED]

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Schedule A-5
IBM Solution

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1. Overview and General Approach
2. Strategic Sourcing and P2P Operations Services
2.1 Strategic Sourcing
2.2 P2P Operations
3. Technical Solution
4. Customer Assistance Center (CAC)
5. IBM Delivery Organization Model
6. Solectron Facilities
APPENDIX A — Strategic Sourcing Methodology
APPENDIX B — Data/File Transfers

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1. Overview and General Approach
1.1.	IBM will provide to Solectron, the managed procurement operations services that comprise (a) Strategic Sourcing Services and (b) P2P Operations Services. IBM will deliver Strategic Sourcing Services in two initial waves, as described in Annex A-7 (Transition Plan) and then continue to strategically source the Categories by providing Ongoing Category Management Services, as described in Annex A-1 (Scope Model) and Annex A-2 (Process Definitions). IBM will implement the P2P Operations Services in two waves, as described in Annex 7 (Transition Plan). Wave 1 will include the U.S and Canada and Wave 2 will include China, Japan, Malaysia, Singapore, Brazil, UK, France, Hungary, Romania, Mexico, Sweden, Germany and Taiwan.

1.2.	IBM’s procurement solution is based on the following key principles:
1.2.1.	utilization of IBM’s P2P Platform and IBM’s standard P2P processes to provide standardization across the Solectron organization globally while maintaining the appropriate balance between local and global needs;

1.2.2.	limited P2P Platform configuration to meet Solectron business requirements as described in the Preamble to the Agreement and as further specified in the Agreement;

1.2.3.	leveraging IBM’s global scale, sourcing expertise and market knowledge; and

1.2.4.	leveraging IBM’s skills and resources that have helped position procurement as a core competency within IBM; and

1.2.5.	using the Emptoris suite of e-sourcing and contract management modules.
1.3.	Common Business Processes — Except for unique business processes required by local country laws, common business processes will be implemented on a global basis.
1.3.1.	There will be: one common tax solution using standard SAP tax functionality (e.g. pay as presented); one common set of commodity codes; one common set of layout sets (five per company code (PO, Contract, PO Alteration, Dunning and RTV)); and one common set of general ledger and cost center information providing financial and accounting information for a single financial legacy system accepting HR data from a single HR system and providing invoice information to a single consolidated payment system (Harbor).

1.3.2.	IBM will set up User IDs for Solectron Users pursuant to Annex A-7 (Transition Plan), and IBM will make up to 100 User IDs available to Solectron that grant access to the P2P Business Warehouse functionality.

1.3.3.	There will be a standard approval process employed with three hierarchy-based approvers. There will be three levels of hierarchical management approval (i.e. an HR-driven approval structure specified by Solectron), and a special approver at the company-code level for a maximum of twenty limited commodities to be specified by Solectron.

1.3.4.	Language Support for Solectron and supplier interactions will be as set out in the below table.

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Description	Language
Enterprise Buyer / BW User Interface	English

Hosted Catalogs within EBP	English

Punch-out Catalogs	Language of the existing catalog

Output Documents to Suppliers	English unless other legal requirements

IBM Buyer Interactions (with both Solectron stakeholders/requesters	North America — English
and with Suppliers)	Latin America — English, Portuguese, Spanish
Europe — English (with limited German & French support)
AsiaPac — English (with support in Japanese, Chinese)

Call Center (for both Solectron end-users and Suppliers)	Multi-lingual as per Section 4.4 below.

Solectron end-user documentation (including procedures manual, training documentation, etc.)	English

Web Order Invoice (Supplier Portal)	English, French, German, Hungarian, Portuguese, Spanish, Swedish
1.4.	Reporting and Performance Measures — IBM’s solution provides for web-based reporting to authorized Solectron employees for the operational reports listed in Annex F2 (Operational Reports). Upon completion of the Transition, IBM will populate its business warehouse with the data from requisitions, purchase orders, non-PO requests, and invoices, for contracts and suppliers that are loaded onto the P2P Platform, after which, defined reports may be run on-demand by Solectron licensed users. The data in the business warehouse will be updated on a nightly basis. Data will be maintained online for a period of three years, and will be archived after such three year period in accordance with a mutually agreed data-archiving plan.

1.5.	Compliance — Compliance is comprised of two factors: (1) contractual compliance (i.e. use of strategically sourced contracts) and (2) process compliance (i.e. adherence to the procurement process.) IBM’s solution is designed to capture 100% of actual indirect spend.
1.5.1.	Contractual Compliance — IBM’s approach is to direct as much commodity spend and transactional volume as is practical to strategically sourced catalogs and contracts.
1.5.1.1.	Requisitions for purchases that can not be executed through an available contract or catalog will be routed to a professional buyer. The buyer will seek to understand and clarify the requirements for the purchase. When the requirements are clear, the purchase will be sourced in accordance with the preferred sourcing strategy and suppliers. If, in clarifying the requirements, it becomes clear that an existing catalog or contract purchase can be used, the requisition will be modified accordingly.

1.5.1.2.	Buyers who perform Full Buyer Purchases are responsible for analyzing why a Full Buyer Purchase was necessary, and when appropriate, interacting with strategic sourcing teams to confirm that the available catalogs and contracts are expanded and updated to keep the system current and applicable to Solectron’s business needs. Buyers who perform Full Buyer Purchases are measured and rewarded as a result of how effectively they source a one-off custom

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purchase and also in terms of actions taken to avoid repeat events in the future.
1.5.2.	Process Compliance — The key to managing non-compliant spend is the IBM centralized management of indirect invoices. IBM’s solution is designed so that the only way to have an invoice paid for indirect spend is through the IBM process. Invoices received by IBM directly that do not have a matching PO, and are not from a specified list of Non-PO categories, people etc, will be noted and followed up in accordance with the process set out in Section 1.5.2.1. Invoices received directly by Solectron employees must be submitted for payment authorization through IBM’s solution via a Web Payment Request.
1.5.2.1.	IBM will route such invoices to the appropriate supplier (based upon the supplier information on the invoice), notify such supplier that a purchase order is needed for the invoice and that the supplier should contact their requester. The requester must then generate a proper requisition, which is routed for approvals and bridges over to the buyer. The IBM buyer is then responsible for contacting the requester to understand why the purchase was made outside the procurement process The IBM buyer will generate a corresponding purchase order. and will code the PO as a non-compliant procurement (a “Bypass”), allowing for subsequent reporting metrics. IBM will measure process Bypasses on a monthly basis and will educate the appropriate Solectron employees and management regarding the value of adhering to the established procurement processes. IBM buyers will also contact and educate the supplier who provided the goods or services without a purchase order, implementing corrective actions with the supplier as well.

1.5.2.2.	These interactions with users and suppliers typically provide for “low key education” in the initial weeks and months. However, as Bypass events are recorded and reported, users and/or suppliers with repeated events without justifiable reasons, will require additional and firmer action. Regarding suppliers, IBM will take increasingly firm positions with the supplier, advising on and implementing agreed consequences around payment of the invoices due to process delays (late payment), as well as consequences of being an unreliable supplier when strategic sourcing waves are undertaken.

1.5.2.3.	Regarding Solectron employees, IBM will provide reports on commodities and individuals who purchase items outside the procurement processes to Solectron through the regular governance process. To maximize the value of the Services to Solectron, IBM recommends that Solectron implement strong, consistent and effective management policies to prevent such activities in the future, recognizing that 100% compliance is typically not feasible due to local conditions and one-off situations. As above, this will typically take the form of communications from executives to verify the business process requirements are understood by these individuals, but as time elapses, and repeat Bypass occurrences continue, IBM recommends that Solectron Management implement management actions to handle and reduce Bypasses, including disciplinary action proportionate to the event.

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1.5.3.	Communication and Assistance — To reinforce the above processes and reports, IBM will provide a Customer Assistance Center so that a simple, single point of contact exists so that Solectron users and suppliers can make easy contact to clarify requisitions, purchase orders, specifications, delivery requirements, etc. This Customer Assistance Center is the hub of the integrated solution and has the responsibility to provide usability assistance, resolve queries and/or connect requisitioners and/or suppliers with appropriate buyers.

1.5.4.	Management and Business Model — IBM Committed Savings is based on an assumed range of compliance levels over the Term. Such compliance levels are lower in the first two years, increasing as the systems and processes are rolled out. For clarity, the assumed compliance levels also assume that strategic sourcing contracts and catalogs are in place for those contracts that have been negotiated.
2. Strategic Sourcing and P2P Operations Services
2.1.	Strategic Sourcing
2.1.1.	IBM will assume responsibility for the strategic sourcing processes for assigned Categories and Geographies as of the Effective Date of the Agreement. There will be a mix of dedicated and non-dedicated strategic sourcing resources placed on the Solectron account. Such resources will be skilled in specific in-scope indirect commodities. The majority of these resources will reside regionally and globally, while some may be co-located (as required) at Solectron sites for a period of time in order to meet Solectron’s business requirements defined in the Preamble to the Agreement and as further specified in the Agreement.

2.1.2.	The strategic sourcing group will liaise with key Solectron stakeholders, in developing and executing Solectron’s commodity strategies, and with the IBM Procurement buyers to implement and manage Solectron’s commodity fulfillment channel strategies. The strategic sourcing group will provide leadership to guide Solectron stakeholders through the strategic sourcing process and to elicit information from Solectron as required allowing strategic sourcing projects to proceed efficiently. This group will also work closely within their respective commodity markets to understand industry trends and relate them to the supply base for integration into their ongoing commodity strategies.

2.1.3.	IBM will conduct strategic sourcing activities for in-scope commodities utilizing the Emptoris suite of e-sourcing and contract management modules.

2.1.4.	Approach and Commodity Groupings — IBM utilizes a proven six step strategic sourcing methodology, which IBM has used both internally and with external clients. The approach is to form commodity teams, comprised of IBM commodity subject matter experts (SMEs) and key Solectron stakeholders, who will define and execute detailed commodity sourcing strategies tailored to Solectron’s business requirements.

2.1.5	Measuring Compliance During The Migration Period — During the migration period, IBM will conduct strategic sourcing activities that may generate commodity savings. Pending implementation of an automated method to calculate and track compliance via the P2P Platform, IBM will utilize a manual approach to measure Solectron’s user compliance to the strategically sourced contracts.

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2.1.5.1	Committed Savings from these initial strategic sourcing activities are based on certain levels of Solectron user compliance. To increase the probability of Solectron user compliance:
2.1.5.1.1	Solectron will distribute IBM-provided education materials related to the strategic sourcing services and will consider IBM guidance and suggestions with regard to effective and reasonable enforcement policies.

2.1.5.1.2	IBM will, as part of it’s strategic sourcing methodology, develop and implement a comprehensive transition plan to newly sourced contracts that includes Solectron management and user involvement.

2.1.5.1.3	In the absence of a fully implemented P2P Platform, IBM will measure User compliance to strategically sourced contracts through a combination of supplier data, cross-checked against Solectron legacy system data for the contracted suppliers and commodity codes where data is available.
2.2	P2P Operations
2.2.1	In addition to the ongoing Strategic Sourcing Services described above, IBM will assume responsibility for Solectron’s indirect procurement and accounts payable operations for each in-scope country effective upon completion of the applicable Wave.

2.2.2	There will be fifteen legal entities on the P2P Platform, one legal entity per country will be implemented in accordance with Annex A-7 (Transition Plan).

2.2.3	Requisitioning — The IBM solution will direct all in-scope Solectron spend through six (6) commodity-specific fulfillment channels:
2.2.3.1	Method 1 — Hosted Catalogs — This method will be used for low value, high volume purchases. Catalog content is strategically sourced by IBM on Solectron’s behalf. Solectron requesters will select goods or services from these catalogs and the ensuing requisitions will be routed for management approval via established workflow within EBP. Approved requisitions are sent automatically to IBM’s SAP 4.7 system, which will automatically issue a corresponding purchase order to the supplier.

2.2.3.2	Method 2 — Punch Out Catalogs — This method will be used for suppliers where the catalog is too large to host internally or where the supplier has a ‘configuration engine’ built into their website. Catalog content is strategically sourced by IBM on Solectron’s behalf. The requester will be automatically routed to the supplier website for purposes of filling the shopping cart, but the completed shopping cart is pulled back into EBP and then routed for approvals via established workflow. Approved

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requisitions are sent automatically to IBM’s SAP 4.7 system, which will automatically issue a corresponding purchase order to the supplier.

2.2.3.3	Method 3 — Contract Purchasing — This method will be used where orders are to be tied to strategically sourced contracts. IBM buyers will load these contracts into EBP for incorporation in the hosted catalog, which will provide only authorized groups and individuals visibility to specific supplier content which can be used to automate the population of a requisition which is then routed for approvals within EBP via established workflow. Approved requisitions are sent automatically to IBM’s SAP 4.7 system, which will automatically issue a corresponding Purchase order to the supplier.

2.2.3.4	Method 4 — Full Buyer (Tactical Buying) — This method (a “Full Buyer Purchase”) will be utilized where there are no supplier catalogs or contracts in place for the required commodity. This may be because the requester requires items that are custom or one-off goods or services, or are to be sourced from non-standard suppliers. The Solectron requester will complete a purchase requisition in EBP, which is then routed for approvals based upon established workflow. Approved requisitions are sent automatically to IBM’s SAP 4.7 system, which routes the requisition to the proper IBM buyer, based on commodity grouping or location. The buyer will verify that no existing contract or catalog covers the required goods or services and if applicable based on established business rules, the IBM buyer will perform Tactical sourcing and issue a corresponding Purchase order to the chosen supplier.

2.2.3.5	Method 5 — Non PO (Web Based Payment Request (WPR) — Certain in-scope commodities may not be suitable to direct through a purchase requisition/purchase order process due to limited potential value-add of the procurement process. For example, honorariums for guest speaker engagements would not benefit from a purchasing process, yet the spend may be considered in-scope. IBM’s solution offers an alternate (non-PO) process called Web Payment Request, which allows Solectron requesters to input invoice details into EBP to enable payment of suppliers. It is important to note that IBM and Solectron will agree on which specific sub-commodities will be approved only for this process. This process is intended for use on a strictly controlled basis and is not intended to be an approved procurement bypass mechanism. This facility validates that 100% of spend is visible through the procurement system for reporting and audit purposes.

2.2.3.6	Method 6 — Corporate Procurement Card — This method is available only to the extent Solectron selects and utilizes American Express as the Solectron Procurement card provider. IBM will use the existing Solectron Procurement card provider, American Express. Each P-card holder will require a profile with default accounting information populated. IBM will work with American Express to obtain sufficient file download

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that can be fed into to the P2P Platform as a non-PO interface. No account checking will be performed prior to the electronic upload. American Express will send an invoice statement to the American Express cardholder with as much invoice detail as American Express is able to provide. Managers will also be able to obtain a copy of the statement by pulling it from an access controlled American Express website.

The file for P-Card will be consolidated by American Express and come into P2P as one single electronic batch invoice file without any account validation. Reporting information from IBM BW will be limited to what is provided by American Express on the batch file into IBM.

American Express will either (1) send an invoice statement to the Solectron Requester based on employee serial number with as much invoice detail as American Express is able to provide or (2) provide an online statement for the requestor to review. The statement to the employee will be a negative confirmation; if there are invoice discrepancies, the employee will need to resolve with the supplier. In such a case, the supplier will have to issue a credit to the card account which will be posted on the next monthly feed from American Express. Managers will also be able to obtain a copy of the statement by pulling it from an access controlled American Express website.
2.2.4	Requisition Tool — The key attributes of the requisition tool are:
2.2.4.1	Requesters may select from a list of family codes available for use based on type of buy, as well as selecting from a list of Sub-Commodities based on family code. Requesters may search for an item by Text, Supplier Part Number, Buying Company Part Number or Manufacturing Part Number. A fuzzy search capability is also provided.

2.2.4.2	Requesters may buy on behalf of another person.

2.2.4.3	Based on commodity or commodity code, requisitions will be automatically populated with the correct accounting information. Split accounting can be specified. Accounting validation will be performed.

2.2.4.4	Requesters will be able to select the desired type of accounting: capital accounting, expense accounting.

2.2.4.5	Requesters may expedite a requisition or identify it as an emergency requisition.

2.2.4.6	Requesters may enter a suggested supplier on the requisition, except if a Preferred Supplier already exists.

2.2.4.7	Requesters may add notes to suppliers or buyers when submitting a requisition, or they may attach documents to a requisition at the line item level. Requesters may also add additional fields for individual line items.

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2.2.4.8	Special approvers can be configured to meet Solectron business needs (tax, financial, capital, safety, chemical, corporate).

2.2.4.9	An Approver may delegate responsibility to another Approver.

2.2.4.10	Anyone in the approval chain may add another, non-standard approver.

2.2.4.11	If a requisition has been rejected, notification of the rejected requisition will be sent to the requester together with the reason for the rejection.
2.2.5	Catalog Management — IBM will create and maintain online supplier catalogs as the result of the initial migration and strategic sourcing efforts. As part of the ongoing Strategic Sourcing Services, IBM will support and maintain additional catalogs as a result of the ongoing strategic sourcing efforts. IBM will bring new supplier catalogs into the system, test and stage those catalogs prior to moving them to production, and will set up the proper authorizations to allow Solectron requesters to buy from them. Authorized IBM buyers must approve each catalog for use in the production environment.
2.2.5.1	The IBM catalog manager will have the ability to establish user access controls to catalogs and contracts through the establishment and maintenance of user views at the global, company, plant, and department levels. The IBM catalog manager will also have the ability to modify the catalog content to improve fuzzy search capabilities.

2.2.5.2	Hosted catalogs will be received and loaded into EBP. Multiple supplier catalogs can be merged into a single EBP hosted catalog (for example, a single commodity catalog), and requesters will be able to search individual supplier catalogs inside the main hosted catalog. Catalogs will display graphic images of items if provided by the suppliers.
2.2.6	Procurement — The procurement delivery organization is aligned across six delivery centers located in Endicott, New York; Greenock, Scotland; Bangalore, India; Budapest, Hungary; Hortolandia, Brazil and Shanghai, China.
2.2.6.1	IBM’s approach to tactical procurement covers a wide continuum and extends far beyond traditional transaction execution.

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2.2.6.2	IBM’s tactical buyers will communicate regularly and coordinate with the strategic sourcing teams to collaborate on new opportunities and to assist in deploying contracts. Also, the tactical buyers will provide input to the teams regarding compliance issues, supplier performance issues, and operational trends.

2.2.6.3	IBM buyers manage to the established procurement policies and procedures. Records and documentation of controls are maintained in a manner that will allow independent assessment of overall compliance posture. Quarterly self-audits are performed and exceptions must have management signoff.

2.2.6.4	IBM manages the approved requisitions that require Full Buyer Purchases (as described in Method 4 above) according to a dollar clip level which will be specified in the Procedures Manual. Below the clip level, IBM buyers will drive to place the order with a contracted supplier. Above the clip level, should there be no strategic contract in place, IBM buyers will perform tactical sourcing on behalf of Solectron to establish fair value determination and select the best supplier for the specific requisition.

2.2.6.5	Prior to conducting a tactical sourcing exercise, IBM will analyze commodity data, validate any existing contractual obligations, seek to leverage the spend opportunity, and identify and validate the potential supply base.

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2.2.6.6	IBM uses four primary approaches in tactical sourcing to evaluate pricing and select the best supplier for a specific requisition:
2.2.6.6.1	Competitive Evaluation — A competitive evaluation is performed by cross-functional teams, including Solectron stakeholders. The approach is collaborative with IBM and Solectron stakeholders to pre-define scoring criteria and weighting and may include factors other than price (i.e. delivery performance, technical advantages, etc).

2.2.6.6.2	Competitive Bid — A competitive bid process includes collaboration with Solectron stakeholder to pre-define the evaluation criteria; communication of defined scope and project specifications; arranging site visits and pre-bid meetings; receiving and evaluating bid proposals and summarizing proposals for review with Solectron stakeholders.

2.2.6.6.3	Auctions — An auction involves creating standard RFQ/Auction templates, which include standard terms and conditions, contact information, specifications, financing/payment preferences & terms and delivery tolerances or auction length. Under this approach, IBM will establish criteria for supplier selection, in accordance with business rules provided by Solectron, and, to the extent the business rules do not specify or are not appropriate, the criteria may include credit rating, contact information and area of expertise; circulate the RFQ/Auction to internal Solectron organizations such as legal, finance, engineering and management for review and approval, as required. There are multiple RFQ/Auctions scheduled at the same time. The process includes utilizing auction tools to execute on line bidding process.

2.2.6.6.4	Analytic Techniques — IBM will leverage its market intelligence database resources; use spend analysis benchmarking and cost-build-up analysis.
2.2.6.7	IBM buyers will access the Emptoris e-Sourcing Portfolio for the purpose of creating RFx documents in support of the buyer-initiated RFx process. Qualified suppliers can also access the Emptoris application via web browser, for the purpose of reviewing and responding to RFx documents, via direct access to the application and/or via the IBM Supply Portal. Suppliers will be allowed to discount bids with flexible pricing schedules, bundled pricing and volume discounts.

2.2.6.8	IBM buyers will use Emptoris to perform bid analysis, establish and exercise “what if” award scenarios, and to finalize supplier award. Emptoris will automatically send win/loss notices to participants via e-mail. IBM buyers can indicate whether

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awarded bids, RFx or Auction, are to be satisfied by issuing a Purchase order or creating a Contract.

2.2.6.9	IBM will manage the day-to day routine purchasing functions, including review of requisitions, preparing the necessary documentation on each purchase order, verifying hat price and payment terms are consistent with Solectron requirements, placement of purchase orders, processing alterations and cancellations, delivery expediting, and managing blocked invoices. IBM buyers will act as the day-to-day focal point for supplier relations and will liaise between suppliers and Solectron requestors, addressing supplier performance issues, managing returns, clarifying requirements, and addressing miscellaneous business issues. In the United States, IBM buyers will identify and engage qualified minority (MWBE) suppliers and drive appropriate spend to them consistent with the overall commodity strategy established by the strategic sourcing teams.

2.2.6.10	The tactical buying team will develop and foster relationships with key stakeholders through on-site presence and quarterly reviews.
2.2.7	Accounts Payable Processing — The Accounts Payable delivery organization is aligned across six (6) delivery centers located in Endicott, New York; Bangalore, India; Budapest, Hungary; Buenos Aires, Argentina; Shanghai, China; and Dalian, China.
2.2.7.1	A single chart of accounts will be implemented globally.
The following diagram describes the accounts payable activities that occur in each center

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The following diagram depicts the accounts payable General Process Overview.
2.2.7.2	There will be six scanning locations (as set out in the table below) and resources setup at IBM in-country facilities. Those countries without a scanner will need to receive the invoices from the supplier and mail the invoice to an IBM shared delivery center. Negative confirmation will be used for goods receipt matching for indirect non-receivable type of invoices, but there will be positive confirmation for items exceeding a specified value (to be determined). SAP’s EBP will be used globally by Solectron to submit non-PO check requests for indirect payables.

Countries in scope	Scanning Location	Comment
France	Bratislava — Iron Mountain	Supplier Mails to Scanning Location
Germany	Bratislava — Iron Mountain	Supplier Mails to Scanning Location
Hungary	Bratislava— Iron Mountain	Supplier Mails to Scanning Location
UK	Bratislava — Iron Mountain	Supplier Mails to Scanning Location
Sweden	Bratislava — Iron Mountain	Supplier Mails to Scanning Location
Romania	Bratislava — Iron Mountain	Supplier Mails to Scanning Location
Singapore	Singapore— IBM	Supplier Mails to Scanning Location
Taiwan	Singapore— IBM	Solectron Taiwan Mailroom send to IBM Singapore
Malaysia	Singapore— IBM	Solectron Malaysia Mailroom send to IBM Singapore
Japan	Japan —IBM	Scan thru Supplier Mail
China	China —IBM	Scan thru Supplier Mail
Brazil	Brazil —IBM	Scan thru Supplier Mail
Mexico	Endicott —IBM	Solectron Mexico Mailroom to send to IBM Endicott
US/Canada	Endicott —IBM	Scan thru Supplier Mail
Corp	Endicott —IBM	Scan thru Supplier Mail

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2.2.7.3	IBM’s electronic invoicing tools will be used for indirect invoices on the P2P Platform for countries where it is applicable. IBM will utilize a global imaging and workflow technology as well as scanners.
2.2.8	IBM’s Enabling Technology for Accounts Payable — The following tools will be incorporated into the P2P Platform :
2.2.8.1.1	Electronic Invoice Processing
2.2.8.1.1.1	Supply Portal — IBM’s Supply Portal solution is a web application for vendors that hosts the WOI (Web Order and Invoicing) application. In addition, the portal offers a number of features for suppliers: (1) Supplier registration and administration; (2) Display PO, PO Confirmation, Invoice Data, Rejected Invoice; (3) Sort and search for specific (invoicing) documents; (4) Collect invoice data via a browser; (5) Ability to allow a supplier to accept, reject or recommend changes to a purchase order and generate an order response transaction back to SAP; (6) Displaying general contact information like phone number and email address including feedback function via email to a help desk to report problems and get questions answered and (7) Generating e-mail alerts for suppliers’ action.

2.2.8.1.1.2	WOI (Web Order and Invoice) — WOI is an invoicing application accessed by the supplier via the Supply Portal. It uses the purchase orders generated in IBM’s EBP and SAP systems to pre-populate a standard invoice form which the supplier can then finalize and submit as an electronic invoice. This process avoids the invoicing errors typically encountered, thereby greatly reducing the number of invoices that need to be returned to suppliers.

2.2.8.1.1.3	WPR (Web Payment Request) — WPR is a web-based application which will allow Solectron personnel to request payments and reimbursements for non-purchase order-related purchases. It will be used for invoices directly received by / sent to the requester.
2.2.8.1.2	Paper Invoice Processing — Invoice Scanning & Archiving via ‘Content Manager’ — In the absence of electronic invoices, the IBM platform offers a

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manual, paper-based invoicing process. In this case the supplier will send the invoice to a central mailbox. The invoice will be imaged and electronically stored in the archive (Content Manager). After approval and invoice posting, the SAP document number will be automatically attached to the imaged document.

2.2.8.1.3	Confirmation of Receipt — Positive or Negative Confirmation of Goods Receipt — IBM’s platform includes either a positive or negative confirmation, by the requestor, of ordered indirect goods and services. Once an invoice is received, an approval (which may be either a positive or negative confirmation) is required to validate the 3-way match (for PO-based invoices only). Depending on the commodity type, the system requires either a positive confirmation (after being informed via workflow the requestor has to confirm the goods receipt in EBP) or a negative confirmation (the receipt is assumed, the requestor will only intervene if the goods were not received). The advantage of utilizing the negative confirmation process is a more efficient end-to-end ‘no touch’ process. It is important to note that IBM and Solectron will agree on which specific sub-commodities will require a positive confirmation.
2.2.9	Vendor Master Maintenance — Accuracy of vendor master data is one of the key factors to achieving efficient, timely and accurate transactional supplier management. As such, this solution assumes that the platform will hold the primary vendor master file for Solectron’s indirect suppliers.
3	Technical Solution — For the post-migration strategic platform operations, global IT support will be provided primarily from the IBM sites located in Poughkeepsie, New York, and Endicott, New York. Application Maintenance Services will be conducted in Endicott, and Application Hosting services will be conducted in Poughkeepsie. These two sites will also provide appropriate Level 2 and Level 3 support to the global Customer Assistance Center. Solectron users will access the hosted IBM environment via the internet.

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The following diagram depicts the P2P Platform.
3.1	SAP e-Procurement Platform — EBP Version 4.0 - EBP 4.0 will function as the front-end requisitioning tool for in-scope procurement. Key attributes are follows:
3.1.1	Provided in local currency for in-scope countries.

3.1.2	Configured to handle catalog purchases (either hosted or “shop-out/roundtrip”), on-line contracts based on SAP outline agreement capabilities, free-form requisitions for ad-hoc purchases, and Web Payment Requests for non-purchase order activity.

3.1.3	Desktop Receiving will be enabled only for specific commodities which require a positive confirmation of delivery.

3.1.4	Approval workflow and commodity code structure are targeted to be consistent across the Solectron enterprise.

3.1.5	Accounting structures will be configured to meet Solectron’s business requirements.

3.1.6	Standard requester query capabilities.
3.2	SAP 4.7 — SAP 4.7 will function as the Purchasing and Invoice Matching engine. Key attributes are follows:
3.2.1	Purchase order creation and transmission

3.2.2	Configuration to allow invoice imaging and Web Order Invoicing

3.2.3	Cost element validation (cost center, G/L, etc.)

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3.2.4	Vendor master replication

3.2.5	Purchasing organization and company code assignment validation

3.2.6	Invoice matching
3.3	SAP BW Version 3.5 — IBM has an SAP BW platform configured and in use. A Solectron-specific data cube will be built enabling Solectron end-users to access reports on demand.

3.4	e-Sourcing and Contract Management — IBM’s solution includes Emptoris as an e-sourcing tool in order to facilitate RFP/RFI and auction capabilities or as a stand-alone tool for sourcing engagements.

3.5	Data/File Transfer — As of the first Go-live date, the IBM solution will deploy a hub to hub architecture to achieve integration between Solectron and IBM systems. The hub to hub solution will allow structured data to be sent and received between each environment. Appendix B attached hereto lists a description of the data/files to be exchanged. The Parties will agree on the necessary data and file formats as specified in Annex A-7. For clarity, on the receiving end, IBM is responsible for providing the data/file standards to which the Solectron-provided data must comply. On the sending end, IBM will provide data in accordance with the data/file standards provided by Solectron; Solectron is responsible for loading this data into Oracle.
4	Customer Assistance Center (CAC)— The IBM BTO Procurement Customer Assistance Center is a customer focused contact center designed to deliver a high quality service in an efficient, cost effective manner. The Solectron Global Customer Assistance Contact Center service will encompass supplier management, an end user helpdesk dealing both with employee and supplier queries, as well as service management. Performance measures will be tracked and reported monthly.
4.1	Support Details — Solectron users and suppliers may contact the CAC via telephone, fax and email. They will reach a dedicated desk in one of the center’s three locations, supporting the following activities: (1) Single point of contact for user and supplier enquiries throughout the procurement process; (2) “How to” usability questions on procurement applications; (3) First point of contact for technical support on procurement applications and (4) Supplier status inquiries.

4.2	On calling the Solectron CAC, should there be any major issues affecting a significant number of users, users will initially hear a service status message advising of the problem and the anticipated resolution. This means that a significant number of users calling about that major incident will immediately receive the information they require without the need to speak with a customer service agent.

4.3	Following any status message, users will be routed to a skilled agent. Routing is automatic for language, but users will be offered an options menu in their local language to enable their call to be directed to an appropriately skilled agent. Solectron’s users can also choose to create their service request by email.

4.4	Support will be provided for the following Geographies/Countries and associated languages as described below.

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Geography	Hours of Support
United States and Canada Languages: English, French	8:00 AM to 6:00 PM EST

Europe (France, Germany, Hungary, Romania, Sweden, United Kingdom)	9:00 AM to 6:00 PM CET
Languages: French, German, Hungarian, English, Swedish

Latin America (Brazil, Mexico)	9:00 AM to 6:00 PM EST
Languages: Brazilian Portuguese, Spanish

Asia (China, Japan, Malaysia, Singapore, Taiwan)	9:00 AM to 6:00 PM Local Country Time
Languages: Chinese, Japanese, English
4.5	A group leader will monitor incoming customer interactions on a real time basis deploy staff to cover peaks, particularly on incoming telephone contacts.

4.6	Calls will be routed primarily via the telephony system to the agent best equipped to resolve the issue the first time. IBM’s customer service agents will be trained on the procurement systems and processes. To achieve this, IBM has invested heavily on training program within IBM’s contact centers that not only provide technical expertise in core roles but also cross training to broaden the agents’ personal skills and to offer additional flexibility and increased utilization. IBM will operate a multi-skilled team of agents, group leaders and managers who will support Solectron’s users, providing an end-to-end Solectron Customer Assistance Center service via phone, fax and email.
5	IBM Delivery Organization Model
5.1	IBM has defined a delivery organizational structure which leverages IBM’s global, regional, and local capabilities to meet Solectron’s business requirements as defined in the preamble of the Agreement and as set out in Annex A1 and Annex A2.

5.2	IBM will assign both dedicated and shared resources to Solectron at the outset of the engagement; such dedicated roles (except for the Transition Manager) will remain in place through the Term.

5.3	The Solectron delivery team will report through a single global delivery organization, with some local presence, as well as regional and global centers.

5.4	IBM Global Project Executive (PE) — The PE will have overall day-to-day accountability for the IBM solution as described in Schedule F (Governance).
6	Solectron Facilities
This table below lists Solectron’s locations within In-Scope Countries, where IBM will provide the Services.

Ref.#	Country	Facility	Address
1.	Brazil	Solectron Brasil Ltda	Rodovia Campinas Mogi Mirim km 133 — Roseira Jaguariuna, Sao Paulo

2.	Canada	Solectron Corporation — Systems Solutions Group	1455 Mountain Avenue, Winnipeg, Manitoba R2X 2Y9

3.	Canada	Solectron Kanata	425 Legget Drive, Kanata, Ontario K2K 2W2

4.	Canada	Solectron Global Services Canada	213 Harry Walker Parkway, South Newmarket, Ontario L3Y 8T3

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Ref.#	Country	Facility	Address
5.	Canada	Solectron Invotronics	365 Passmore Avenue, Scarborough, Ontario L3Y 8T3

6.	Canada	Solectron Saint-Laurent	5005 Levy Street, Saint-Laurent, Quebec H4R 2N9

7.	Canada	Solectron Sherbrooke	4025 Letellier Street, Sherbrooke, Quebec J1E 1K2

8.	Canada	Solectron — Metaltek (Canada)	12 Hotel de Ville Dollard des Ormeaux, Quebec

9.	China	Solectron (Shanghai) Technology Co., Ltd.	3F Building 5, 258 Jinzang Road, Jinqiao Export Processing Zone, Pudong, Shanghai

10.	China	Solectron Global Services Shanghai	No. 78 Ying Run Road, Wai Gao Qiao Free Trade Zone, Pudong, Shanghai

11.	China	Solectron (Shenzhen) Technology Co., Ltd.	3, Tian Fu Road, Tong Fu Yu Industrial Park, Fu Yong Town, Vao An District, Shenzhen

12.	China	Solectron (Suzhou) Technology Co., Ltd.	No. 9, Suqian Road, China-Singapore Suzhou Industrial Park, Suzhou, Jiangsu

13.	France	Solectron Bordeaux	Chemin Departemental 109E, Canejan, BP6, 33611 Cestas Cedex

14.	France	Solectron Paris	4 Place de la Defense, La Defense 4, 92974 Paris La Defense Cedex

15.	Germany	Solectron GmbH	Solectronstrasse 2, D-71083 Herrenberg

16.	Germany	Solectron GmbH — European Customer Center	Theresieanhohe 13, D-80339 Munich

17.	Hungary	Solectron Hungary	H-1183 Budapest, Hangar Utca 5-37

18.	Japan	Solectron K.K. — Japan Headquarters	Yaesu guchi Kaikan 6F, 1-7-20 Yaesu, Chuo-ku, Tokyo 103-0028

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Ref.#	Country	Facility	Address
19.	Japan	Solectron K.K. — SLR-Ibaraki	367-2 Sekitate, Chikusei-shi, Ibaraki 308-0193

20.	Japan	Solectron K.K. — Shonan NPI Center	1-14-1 Midorigaoka, Ninomiay-machi Naka-gun, Kanagawa 259-0132

21.	Japan	Solectron K.K. — SGS-Japan	1-17 Machiikedai, Koriyama, Fukushima 963-0215

22.	Malaysia	Solectron Technology Sdn Bhd	Plot 13, Phase IV, Prai Industrial Estate, 13600 Prai, Penang

23.	Mexico	Solectron Chihuahua	Rudyard Kipling # 11530, Complejo Ind. Chih., Chihuahua

24.	Mexico	Solectron de Mexico, S.A. de C.V.	Prol. Av. Lopez Mateos Sur No. 2915 Km. 6.5 Tlajomulco de Zuniga, Jalisco C.P. 45640

25.	Romania	Solectron Romania S.R.L.	Calea Torontalului, km 6.5, 1900 Timisoara

26.	Singapore	Solectron Global Services Singapore	31 Joo Koon Circle Jurong Town, Singapore 629108

27.	Singapore	Solectron Technology Singapore Pte. Ltd.	12 Kallang Way Singapore 349216

28.	Singapore	Solectron Technology Singapore Pte. Ltd. (Chai Chee)	Block 750B Chai Chee Road #01-01 TechnoPark @ Chai Chee Singapore 469002

29.	Sweden	Solectron Sweden AB (Kista)	Farogatan 33 — Kista Science Tower, SE-164 51 Kista

30.	Sweden	Solectron Sweden AB	Odenskogsvagen 27-29, Box 370, SE-831 25 Ostersund

31.	Taiwan	Solectron Taiwan	7F-2, No. 51, Sec. 2, Keelung Road Taipei 110

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Ref.#	Country	Facility	Address
32.	U.K.	Solectron England	Shinei UK Arisdale Avenue, South Ockendon, Essex, RM15 5NR, England

33.	U.K.	Solectron ServiceSource Streetton Green Distribution Center	Langford Way, Appleton, Warrington, Cheshire, WA4 4TQ

34.	U.K.	Solectron Scotland, Ltd.	Queensferry Road, Dunfermline, Fife, KY11 8PX, Scotland

35.	U.K.	Solectron Wales	Chapel Farm Industrial Estate, Cwmcam, Crosskeys, Newport, Gwent NP11 7ZB

36.	USA	Solectron Corporate	647 Gibraltar Drive Milpitas, CA 95035

37.	USA	FinePitch Technology	44300 Christy Street Freemont, CA 94538

38.	USA	Solecton Global Services Kentucky	4500 Commerce Crossing Louisville, KY 40229

39.	USA	Solectron Invotronics	26525 American Drive Southfield, MI 48034

40.	USA	Solectron Lumberton	100 Mount Holly By-Pass Lumberton, NJ 08048

41.	USA	Solectron Technology, Inc. (North Carolina)	6800 Solectron Drive Charlotte, NC 28256

42.	USA	Solectron Systems Solutions — Creedmoor	1187 Telecom Drive Creedmoor, NC 27522

43.	USA	Solectron Global Services – Raleigh	1000 Innovation Avenue Morrisville, NC 27560

44.	USA	Solectron South Carolina Corporation	1000 Technology Drive West Columbia, SC 29170

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Ref.#	Country	Facility	Address
45.	USA	Solectron Global Services — Tennessee	6269 East Shelby Drive Memphis, TN 38141

46.	USA	Solectron Texas, Inc.	12455 Research Boulevard Austin, TX 78759

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APPENDIX A — Strategic Sourcing Methodology
A)	Sourcing Opportunity Assessment
Objective:

Establish agreement between IBM and Solectron on categories of spend to be strategically sourced

Key Activities

•	Identify historical spend and transactions across all Solectron locations and subsidiaries. Initially, the best source of data will be from Accounts Payable and ideally at an item level to allow proper grouping by category. The strategic source of data will be the IBM Data warehouse

•	Define the scope of the sourcing group in terms of commodities and Solectron subsidiaries to be strategically sourced.

•	Brief stakeholders and agree team charter, decision making process and escalation routes

•	Conduct kick off meeting for core and extended team members, to include a review of the existing situation, high level spend assessment, review of possible sourcing approaches, roles and responsibilities, time plan and log of identified issues that must be taken into account by the team in its work

•	Validate list of potential suppliers, savings opportunities and goals

Outputs

•	Agreement on list of categories to be strategically sourced and potential suppliers to be engaged

•	Historical prices/data that establish baseline for savings calculations

•	Team charter and project plan, with confirmed scope, preliminary spend analysis, savings targets, team member roles, responsibilities and time allocation and overall time schedule

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B)	Determine Business Requirements
Objective

•	Develop a detailed, facts-based baseline of internal demand for the commodity so that stakeholder needs are understood, constraints are identified and savings can be accurately defined and measured

Key Activities

•	Identify existing contracts and commitments.

•	Conduct workshops or interviews with key stakeholders to identify and understand cultural and organizational requirements, dependencies, forecasted requirements and specifications, issues with current suppliers, conditions of satisfaction, and metrics.

•	Identify and validate any constraints that the sourcing team should take into account (switching costs, unique Solectron requirements etc)

•	Validate savings opportunities and goals

Outputs

•	Current and future spend forecasts and specifications by Solectron subsidiary (as a basis for tendering and “baseline” for savings calculation)

•	Key Stakeholder and Procurement conditions of satisfaction and expectations

•	Documented valid constraints

•	Documented savings opportunities
C)	Conduct RFP and Shortlist Suppliers
Objective

•	Latest supply market knowledge and insights are available to the team and are built into the thinking to complement the internal perspective to support development and issuance of RFP, and issue/analyze RFP

Key Activities

•	Review available supply market intelligence (trade journals, market research, bulletins) and identify relevant trends (new technology, legislation, best of breed suppliers, industry best practice amongst buyers). Identify a list of potential suppliers, comprising both new and existing suppliers

•	Review Solectron’s current sourcing approach

•	Analyze existing supplier base, pricing, share of Solectron’s spend, performance. Identify and interview key industry suppliers

•	Develop supplier selection criteria based on internal and external inputs

•	Develop and issue Request for Information (RFI) based on agreed supplier selection criteria

•	Analyze RFI responses, develop list of qualified suppliers

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•	Develop and issue Request for Proposal (RFP)

•	Receive and analyze bid responses and propose shortlist

Outputs

•	Supply market analysis

•	Commodity RFI and RFP

•	Qualified supplier list

•	RFP responses and analysis

•	Shortlist of suppliers
D)	Negotiate and Select
Objective

•	Capture the business value by executing the chosen sourcing strategy

Key Activities

•	Reconfirm supplier selection criteria

•	Approve list of prequalified suppliers with extended team/ stakeholders

•	Develop and approve negotiations strategy

•	Conduct negotiations, confirm savings

•	Develop contract and implementation plan, including plan for e-enablement

•	Communicate new agreement to stakeholders

•	Implement new agreement, including e-enablement

•	Debrief team and conduct lessons learned

Outputs

•	Negotiation strategy

•	Supplier selection and award

•	Confirm expected savings

•	Supplier e-enablement plan
E)	Institute Monitoring and Control Process & Ongoing Continuous Improvement
Objective

•	Business value is delivered by proactively working with the chosen supplier(s) to implement all identified improvements

Key Activities

•	Establish Solectron/Supplier team

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•	Develop relationship plan

•	Implement supplier e-enablement plan

•	Survey user levels

•	Conduct periodic business reviews

•	Solicit and receive feedback from supplier(s)

•	Track and report spend development, compliance and savings

•	Benchmark contract and supplier performance at agreed intervals

Outputs

•	Supplier relationship plan

•	Delivery of realized improvement-related savings

•	Compliance reporting

•	User reports

•	Periodic contract benchmarking and updates as required

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APPENDIX B — Data/File Transfers

Type (From/
To
Data Type	Solectron	Oracle	SAP	Other
Accounting Validation	From	Yes
Payment File	To			Harbor
Ledger	To	Yes
User master data (name, ID, roles, etc.)	From		Yes
Payment status	From			Harbor
Cashed Check	From			Bank
Batch Files	From			P-Card Bank & 3rd party
Organizational structure for approval	From	Manual maintenance on P2P Utility by IBM
Mass Accounting Update	From	Manual file transfer to IBM

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Annex A6
In-Flight Projects

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* Omitted and filed separately with the SEC pursuant to a confidential treatment request
This Annex A6 sets out the projects to be completed pursuant to the letters of authorizations (LOA) executed by the Parties dated 9th December, 2005 and 9th January, 2006 (as extended) prior to the execution of this Agreement. Any additional projects will be pursuant to the Change Management Process.

		Description of the			Expected	Expected Completion
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Indirect Sourcing Services Agreement EXECUTION COPY	Annex A-6 Page 2

Confidential to Solectron and IBM
INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Annex A7
Transition Plan

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Confidential to Solectron and IBM

1.	Introduction			3
	1.1		Transition Overview	3
		1.1.1	IBM will:	4
		1.1.2	Solectron will:	4
	1.2		Overall Implementation Timeline	4
2	Governance: Roles and Responsibilities			5
	2.1		IBM will:	5
	2.2		Solectron will:	5
	2.3		Transition Management	6
		2.3.1	IBM will:	6
		2.3.2	Solectron will:	7
	2.4		Change Management	7
		2.4.1	IBM will:	7
		2.4.2	Solectron will:	7
	2.5		Training	8
	2.6		Solectron HR Management	8
	2.7		Business Requirements	8
	2.8		IT Delivery	8
		2.8.1	IBM will:	8
		2.8.2	Solectron will:	9
	2.9		Region / Country Roles & Responsibilities	9
		2.9.1	Region / Country Transition Managers (IBM and Solectron) (each a “Region / Country Transition Managers”)	9
		2.9.2	Solectron Region/Country Change Management	10
		2.9.3	Solectron Region/Country Business Process	10
		2.9.4	Solectron Power Users	10
3	Transition Workstreams			11
	3.1		Workstream Detailed Transition Plans	11
	3.2		Project Management Workstream	11
		3.2.1	IBM will:	11
		3.2.2	Solectron will:	12
	3.3		Change Management Workstream	12
		3.3.1	Solectron’s Stakeholder Management	12
		3.3.2	Communication	13
		3.3.3	Go Live Readiness	14
		3.3.4	Solectron Train-the-Trainer and End-User Training	15
		3.3.5	Solectron Human Resources (HR)	17
	3.4		Business Process / IT Workstream (P2P Platform)	17
		3.4.1	Project Organization	17
		3.4.2	Concept Phase	18
		3.4.3	Plan Phase	20
		3.4.4	Develop Phase	21
		3.4.5	Qualify Phase	23
		3.4.6	Rollout Phase	24
		3.4.7	Catalogue Customization and Supplier Adoption	25
	3.5		Customer Assistance Center Workstream	25
		3.5.1	IBM will:	25
		3.5.2	Solectron will:	25
Appendix A7-1				26

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Confidential to Solectron and IBM
* Omitted and filed separately with the SEC pursuant to a confidential treatment request
          1. Introduction
This Annex 7 (Transition Plan) to Schedule A (Services) outlines the activities and describes the specific objectives of the work necessary to implement the P2P Platform and complete the initial sourcing (the work is referred to as the “Transition” and this outline is referred to as the “Transition Plan”)) including Solectron’s and IBM’s respective responsibilities, the required time frames, and people responsible for individual tasks necessary for the migration of the Services from Solectron to IBM. Within 30 days after the Effective Date, IBM will draft the detailed Transition Plan for Solectron’s review and approval. The detailed Transition Plan will be consistent in all respects with this Annex 7, including the activities and deliverables described herein.
1.1 Transition Overview
Transition activities will commence as of the Effective Date and shall include certain sourcing activities performed under the LOA (signed January 9, 2006). From the start of the Transition activities through the completion of the Wave 2 P2P implementation (the “Transition Period”), IBM will migrate the Services from Solectron to IBM. The graph below depicts the transition overview.
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Within the Transition Plan, the following applies:
•	Transition of the Services shall occur in two waves, each ending with a common Go Live Date for the countries included in as in scope for that wave;

•	The first wave (“Wave 1”) shall include Canada and the U.S., and the second wave (“Wave 2”) includes China, Japan, Malaysia, Singapore, Brazil, UK, France, Hungary, Romania, Mexico, Sweden, Germany, Taiwan. Wave 2 may also include certain other countries in which Solectron operates. The inclusion of any such additional countries in Wave 2 will be determined on or before a date specified in the Transition Plan and will be subject to the Change Management Process. The start date for Wave 1 shall be the Effective Date of the Agreement;

•	The P2P Platform shall be enabled during the Wave 1 period for user acceptance testing, IBM buyer training and to induct suppliers onto the P2P Platform (“Supplier On-Boarding)”;

•	New users shall be provided access to the P2P Platform at fixed dates in accordance with the detailed Transition Plan;

•	The Services shall be implemented directly by IBM, without any transfer of Solectron’s employees to IBM, unless otherwise specified in the Local Adoption Agreements;

•	IBM shall provide Strategic Sourcing Services for each in-scope country as of the Effective Date. Upon completion of the initial assessment and sourcing activities for contracts in place as of the Effective Date, IBM will provide Ongoing Category Management Services and perform any new Strategic Sourcing activities as part of the Steady State Services.

•	IBM shall provide P2P Services for the countries included in each Wave at the completion of the applicable Wave. Solectron retains full responsibility for performing the Functions associated with the P2P Services for a particular country until the Go-Live Date of the Wave that includes that country;

•	Unless otherwise specified in Annex A-5 (IBM Solution), required by local law in a given country or otherwise agreed between the Parties, all activities, materials, and Deliverables will be communicated and written in English.

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*	Omitted and filed separately with the SEC pursuant to a confidential treatment request
     1.1.1 IBM will:
(a)	identify and manage, the business and technical issues that may impact the Transition Plan;
(b)	identify to Solectron and establish contact with Solectron personnel possessing information or otherwise reasonably necessary for IBM to perform its Functions associated with the Transition;
     1.1.2 Solectron will:
(a)	provide reasonably requested assistance as it relates to identifying business and technical issues that may impact the Transition Plan

(b)	without limiting IBM’s obligations, provide reasonably requested assistance (including advice regarding interactions with Solectron, identification of stakeholders, reviews and comments) in the development of Transition Plan and Workstream Detailed Transition Plans;

(c)	provide IBM personnel with access to the Solectron Facilities as set out in Annex A5 and infrastructure as reasonably required to provide the Services, subject to IBM complying with Solectron’s security and access procedures pursuant to the Agreement;

(d)	provide the current documentation reasonably requested by IBM that is relevant to the Transition and the Transition Plan (to include but not be limited to Solectron Third Party supplier information, site information, existing operational processes and procedures, systems documentation, and configuration documentation and Commodity data, to the extent such documentation exists at Effective Date, is needed for the provision of the Services, and is available);

(e)	review and provide input on the Transition Reports; and

(f)	be responsible for Solectron’s policies and procedures.
1.2 Overall Implementation Timeline
The overall Transition Services implementation timeline is depicted in the graph below.
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          2 Governance: Roles and Responsibilities
2.1 IBM will:
(a)	perform IBM’s responsibilities to meet the objectives of the Transition;

(b)	identify in the Transition Plan any tasks and resources (such as staff, equipment, facilities, IT infrastructure, applications, software, and connectivity) specifically required from Solectron to complete the Transition Plan;

(c)	appoint a Global Transition Manager, reporting to the IBM Project Executive;

(d)	appoint a Geography/Country Transition Manager for each in-scope country or cluster of countries;

(e)	establish a Transition Project Office and a transition team to complete the Transition; and

(f)	designate IBM Personnel to fill the roles and responsibilities as set forth below.
2.2 Solectron will:
designate resources (such as staff, equipment, facilities, IT infrastructure, applications, software, and connectivity) to perform the roles set forth in this Annex 7;
The Transition organization structure is represented in the following table, which identifies positions to be staffed by Solectron and IBM, and indicates the members of each of Solectron’s and IBM’s Global Transition Teams for the Transition Services. Within the respective Parties’ scope or work, Transition Team members will be assigned specific tasks to accomplish within the time frames set forth in the Transition Plan and will present issues, concerns and comments to the attention of the Transition Managers at the scheduled meetings or as necessary. The Parties may decide to assign one or more roles to the same individual, according to the functions of the particular role. The Parties’ respective obligations will not be limited by the provision of the people filling the Parties’ respective roles, by the Parties’ respective roles being filled with a full time, part time or single individual, nor by the respective Party’s failure to assign a full time, part time or single individual to the positions outlined above or discussed below.

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2.3 Transition Management
The Parties’ Transition Managers are responsible for the day-to-day oversight of the P2P Transition Plan, without limiting IBM’s responsibility to provide Transition Services. The respective team will coordinate the services of the respective Party during the Transition Period. The Parties’ country and regional teams shall support the rollout within a given in-scope country;
Global Transition Managers will be in place from the Effective Date and until such times as Steady-State has begun for all in-scope countries.
     2.3.1 IBM will:
(a)	provide and manage Transition Plan status, including the following:
1.	activities scheduled during the then-current reporting period,

2.	activities planned for the next reporting period,

3.	status of Change Requests: cumulative, approved, rejected, implemented,

4.	address and response to concerns and recommendations of Solectron,

5.	issues and risk identification and update
(b)	provide weekly reports until the completion of the Transition, unless otherwise agreed by the Parties;

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(c)	oversee the completion of IBM activities and Deliverables to the agreed schedule and processes, as set forth within the Transition Plan, and will coordinate activities with Solectron;

(d)	schedule Transition meetings (including frequency and location) to review the status of the Transition Plan activities, to address any issues, and coordinate their resolution (including the identification of the responsible team members and the scheduled dates for resolution);

(e)	assess and monitor the implementation of Transition and reporting on the project progress, status, issues and risks to the Steering Committee and Management Board as set forth in Schedule F (Governance);

(f)	assess during an established checkpoint prior Start of Wave 2 whether additional countries will be added to Wave 2.
     2.3.2 Solectron will:
(a)	oversee the completion of Solectron activities, as set forth within the Transition Plan, and will coordinate activities with IBM;

(b)	cooperate with IBM and provide such assistance and perform such activities as reasonably required by IBM and are necessary to complete the transition;

(c)	attend scheduled Transition meetings to review the status of the Transition Plan activities to address any issues, and coordinate their resolution (including the identification of the responsible team members and the scheduled dates for resolution); and
2.4 Change Management
     2.4.1 IBM will:
(a)	analyze the impact of Services within Solectron with regard to roles, rules, business processes and tools and assess change management implications;

(b)	assist and provide guidance to Solectron with regards to the identification of stakeholders

(c)	set up the global communication approach and plan in cooperation with Solectron;

(d)	provide templates for appropriate communication activities, develop target group specific messages;

(e)	support the execution of the change management plan, which is a plan to communicate, involve and secure participation of the Solectron Employees to the Services;

(f)	determine new roles and responsibilities according to the new processes in conjunction with Solectron;

(g)	manage the development of training materials and monitor the training plans;

(h)	conduct a readiness assessment in conjunction with Solectron to close possible gaps before the Go Live Dates.
     2.4.2 Solectron will:
(a)	manage the local change managers and the training coordinator and validate that consistent messages and activities are communicated;

(b)	analyze the potential impact of deploying Services within Solectron;

(c)	inform, involve and manage all critical stakeholders;

(d)	be responsible for the execution of the change management and communication plans to confirm acceptance of the P2P Platform and Services;

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(e)	be responsible for identification of any internal issues and constraints which need to be resolved for a successful Transition to the Services;

(f)	be responsible for the implementation of changes in roles, responsibilities, incentives/objectives, desktop procedures, job descriptions, and similar matters before the Go Live Dates; and

(g)	assess feedback from different stakeholder groups on a regular basis.
2.5 Training
IBM will schedule and conduct the Train-the-Trainer sessions and provide advice and direction to the end user training approach and plan.
Solectron will:
(a)	plan, manage and coordinate all training activities including the training approach and plan, including conducting End User training;

(b)	validate training material and adding country specific requirements to training material; and

(c)	capture user feedback and relaying inquiries to project team.
2.6 Solectron HR Management
Solectron will work with country HR leads to address in-country specific requirements.
2.7 Business Requirements
(a)	IBM will collect Solectron’s functional requirements associated with the implementation of the P2P Platform;

(b)	Solectron will review IBM’s P2P business processes with Solectron stakeholders and gather any additional or unique Solectron business requirements for submission to IBM

(c)	IBM will prepare, for Solectron review and approval, a Requirements Document that incorporates the Solectron requirements collected by or otherwise provided to IBM.
2.8 IT Delivery
     2.8.1 IBM will:
(a)	be responsible for complying the agreed to data files specifications and verifying that Solectron’s data files transfers work between Solectron Legacy Systems and IBM’s P2P Platform, as required (i.e. FTP night job is tested, etc.) ;

(b)	will set up IBM’s connectivity and verify that IBM’s connectivity is functioning correctly for file transfers between Solectron’s server and IBM’s Hub server.

(c)	be responsible for the configuration,deployment, maintenance and modification of P2P Platform, in line with approved requirements per the project plan.

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     2.8.2 Solectron will:
(a)	be responsible for complying with the agreed to data files specifications and verifying that IBM’s data files transfers work between Solectron Legacy Systems and IBM’s P2P Platform, as required (i.e. FTP night job is tested, etc.)

(b)	be responsible for setting up Solectron’s connectivity and verifying that Solectron’s connectivity is functioning correctly for file transfers between Solectron’s server and IBM’s Hub server;

(c)	based on the results of workshops and as necessary for the transition, be responsible for making any identified changes to Solectron Legacy Systems;

(d)	set up its Web Methods server, in accordance with the applicable Transition Plan for data communication and mapping; and

(e)	be responsible for any updates to Solectron legacy system platform(s) for integration with the P2P Platform, if required.
2.9 Region / Country Roles & Responsibilities
     2.9.1 Region / Country Transition Managers (IBM and Solectron) (each a “Region / Country Transition Managers”)
     For each country or cluster of Countries the Parties will perform the following activities.
2.9.1.1 IBM will:
(a)	execute the in-scope country implementation;

(b)	draft an in-scope region/country specific Transition Plan which shall become an integral part of the Detailed Transition Plan, The region/country specific Transition Plan will represent the standard activities to be performed within the in-scope country, as well as any potential additional specific activities identified by the Parties pursuant to the Change Management Process. Any amendments to the Detailed Transition Plan will be made upon mutual agreement in writing, in accordance with the terms of this Annex;

(c)	implement the Services for each Wave according to the specific requirements, including mobilization, Go Live Dates; and

(d)	identify the exit criteria associated with the successful deployment of the Services in the in-scope region/country Facilities.
2.9.1.2 Solectron will:
(a)	provide reasonably requested support to IBM with regard to the country implementations;

(b)	coordinate inputs from all Service Recipients and Solectron Facilities involved in a particular transition;

(c)	verify the readiness of the in-scope region/country for the deployment;

(d)	provide reasonable assistance to IBM during deployment for example, participate in required workshops, provide necessary data.,;

(e)	make available the local Facilities as reasonably required for the country Transition; and

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(f)	upon IBM request, provide reasonable access to senior Solectron executives to confirm business and country issues are resolved in a timely manner.
2.9.2 Solectron Region/Country Change Management
Solectron will:
(a)	implement the communication plan;

(b)	coordinate local training activities.

(c)	Designate an End User contact on site
2.9.3 Solectron Region/Country Business Process
Solectron will:
(a)	assist as reasonably requested by IBM with knowledge capture and transfer. The necessary activities will be dependant on the number of employees at the location and the degree to which existing processes are documented;

(b)	to the extent commercially reasonably available to Solectron, provide to IBM consolidated requirements and process knowledge from other Solectron employees.
2.9.4 Solectron Power Users
Power Users are Solectron personnel available for training and to support End Users during Transition and after the Go Live. The Power Users will:
(a)	participate in the project during Transition; and

(b)	participate in the train the trainer sessions.

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          3 Transition Workstreams
3.1 Workstream Detailed Transition Plans
IBM shall draft, and Solectron review, comment upon and if acceptable shall approve the detailed Transition Plan for each Wave. The detailed Transition Plan will include Workstream Detailed Transition Plans for each Transition Workstream.
The Workstream Detailed Transition Plans shall be consistent in all respects with the mutually approved Detailed Transition Plan, which shall include the activities and Transition Deliverables described therein. The Workstream Detailed Transition Plans shall become integral parts of the Detailed Transition Plan, and any amendments to the Detailed Transition Plan will be made in accordance with the Change Management Process.
3.2 Project Management Workstream
3.2.1 IBM will:
(a)	perform the Transition Plan;

(b)	assign transition personnel within two weeks before the Effective Date:
1.	Project Executive

2.	Transition Manager;

3.	Change Manager;

4.	Delivery Project Executive

5.	Procurement Process Lead;

6.	Accounts Payable Process Lead;

7.	IT Lead;
(c)	recommend to Solectron the Solectron employees whom IBM believes would be appropriate Transition Team members;

(d)	Provide project organization charts by roles and responsibilities;

(e)	Develop Transition team contact list for each Wave;

(f)	Provide Transition team contact list for each Wave;

(g)	Schedule, in coordination with Solectron, the first Steering Committee Meeting in the timeframes specified in Schedule F (Governance);

(h)	Within two weeks before the Start Date, schedule, in coordination with Solectron, the first meeting of the Transition Team to be held within the first month after the Effective Date, unless otherwise agreed by the Parties;

(i)	Within one week before the Start Date schedule, in coordination with Solectron, the initial meeting for each of the Transition Workstreams, to be held within the first month following the Start Date, unless otherwise agreed by the Parties; and

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3.2.2 Solectron will:
(a)	designate members of the Solectron Governance organization as set forth in Schedule F (Governance) within the timeframes specified therein;

(b)	Designate transition personnel within two (2) weeks before the Effective Date:
1.	Transition Manager;

2.	Change Manager (Change Management, Communications & Training);

3.	Procurement Process Lead;

4.	Accounts Payable Process Lead;

5.	IT Lead;

6.	HR Engagement Manager;
(c)	Designate geography/country specific transition personnel within two (2) weeks before the respective Transition Wave start date:
1.	Transition Manager/Geography/Country Lead;

2.	Change Manager (Geography associated);

3.	IT support, as required.
3.3 Change Management Workstream
This Workstream includes communication and training activities that are planned to facilitate the adoption and utilization of the Services among Solectron’s employees and suppliers. The activities shall be reported within a Communication and Training plan to be mutually agreed upon, and executed by the Parties.
The Change Management Workstream includes the following activities:
(a)	Solectron’s stakeholder management;

(b)	Communication;

(c)	Go Live readiness; and

(d)	Train-the-Trainer and End User Training.
     3.3.1 Solectron’s Stakeholder Management
Solectron’s stakeholders include key employees such as; executives, managers and budget owners responsible for accounting, finance or procurement who have a specific interest in and/or a business responsibility impacted by the Services.
3.3.1.1 IBM will:
(a)	assist and provide guidance to Solectron in identifying the relevant stakeholders;

(b)	develop the stakeholder management approach and the stakeholder communication package to Solectron.

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3.3.1.2 Solectron will:
(a)	assist in developing the stakeholder management approach and the stakeholder communication package to Solectron;

(b)	facilitate participation of all identified stakeholders in meetings and follow up on actions items;

(c)	communicate to stakeholders, per the Stakeholder Communications Plan;

(d)	identify groups of stakeholders (e.g., those who have similar interests or communication requirements (“Stakeholder Clustering”).
The Parties shall manage the communication between the Transition Teams and stakeholders to achieve understanding of each activity described in the Transition Plan. Both Parties will work diligently to collaborate, communicate and resolve issues.
Deliverables for Solectron’s Stakeholder Management

Short
		Description	Responsible	Completion
#	Deliverables	of Content	Party	Criteria
1	Stakeholder Map	Identifies	IBM with Solectron	Stakeholder Map
		Solectron	input	completed and
		stakeholder		delivered

3	Stakeholder	Communication plan	IBM	Communication Plan
	Communication Plan	for each group of		established
Stakeholders
     3.3.2 Communication
3.3.2.1 IBM will:
(a)	set up a global communication approach and plan in cooperation with Solectron;

(b)	provide proposals and templates in English for communication activities (with Solectron input); and

(c)	develop a set of communication activities according to a mutually agreed communication plan that will be handed over to the Solectron’s local communication resources.
3.3.2.2 Solectron will:
(a)	designate the in-scope country/ local change management resources to start the communication / change management network;

(b)	provide a knowledge-base repository for communicating project information and activities;

(c)	implement the global and local communication activities according to a mutually agreed communication plan;

(d)	adapt communication plans and communication material locally, execute global and country-level communication, handle translations of communication material into local language, if required;

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(e)	collect feedback on communication and change management activities; and

(f)	communicate to suppliers, by sending initial supplier communication and receiving supplier approval to cooperate with IBM and approval for IBM to manage supplier data (e.g. Data Privacy).
     Deliverables for Communication

		Short Description of	Responsible	Completion
#	Deliverables	Content of Document	Party	Criteria
1	Communication Plan	Project plan of all communication activities on a schedule linked to key events identified in the Transition Plan	IBM	Plan sent to Solectron for discussion

2	Project communication template	Template for project communication	IBM	Sent for Solectron approval

3	Template for End User Go Live Date communication	e-mail campaign to announce Training and Go Live activities	IBM	Sent for Solectron approval

4	Global Communication /Change Management Tool kit	Centrally developed set of communication and change management activities	IBM	Tool kit provided to local Communication Managers
     3.3.3 Go Live Readiness
3.3.3.1 IBM will:
(a)	isolate impact to roles and responsibilities of Solectron employees;

(b)	conduct a site readiness assessment of Solectron Facilities with the assistance of Solectron to close possible gaps before Go Live Date for each in-scope country;

(c)	perform a supplier readiness survey before Go Live Date for each in-scope country; and

(d)	evaluate project impact on different target groups.
3.3.3.2 Solectron will:
(a)	communicate with any impacted personnel and implement required changes in roles, responsibilities, incentives/objectives, desktop procedures, job descriptions etc. before Go Live Date; and

(b)	communicate training requirements and schedules to end users before the Go Live Date for each in-scope country.

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Deliverables for Go Live Readiness

Short Description
#	Deliverables	of Content	Responsible Party	Completion Criteria
1	Roles and Responsibilities Document	List of impacts to roles and responsibilities to Solectron employees	IBM	Provided to Solectron

2	Site Readiness Questionnaire	Checklist to evaluate if the sites are prepared for the Go Live Dates	IBM	Provided to Solectron

3	Site Readiness Assessment	Go through check list with the Solectron sites and evaluate status	IBM	Assessment conducted

4	Supplier Readiness Survey	Assess if suppliers are ready for Go Live Dates	IBM	Assessment conducted

     3.3.4 Solectron Train-the-Trainer and End-User Training
3.3.4.1 IBM will:
(a)	implement the training activities as set forth in this Annex 7;

(b)	set up a training approach and overall plan with Solectron;

(c)	configure the system based on designation by Solectron as to which Solectron Users will be requisitioners, approvers, receivers, Power Users for each in-scope country;

(d)	provide electronic training materials in Powerpoint format on the use of the P2P Platform and associated processes. Training material will be provided in English for subsequent use by Solectron Power User/Trainers;

(e)	deliver three (one per geography) train the trainer sessions of four to five days each to train Solectron Power Users on the requisitioning, approval, receiving and invoicing processes. The sessions will be held on dates and at Solectron Facilities to be mutually agreed upon by the Parties to timely prepare for the applicable Go Live Dates;

(f)	collect, evaluate and report on feedback from IBM training sessions;

(g)	provide all training in English unless otherwise mutually agreed to by Parties; and

(h)	train Power Users on P2P Platform and processes.

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3.3.4.2 Solectron will:
(a)	designate a global training coordinator and a training coordinator for every country to facilitate and coordinate training activities;

(b)	designate Power Users to enable local support of End Users;

(c)	designate Power Users to enable ongoing training (in case new users are nominated after the Go Live Dates);

(d)	designate and update as required which Solectron Users will be requisitioners, approvers, receivers, Power Users for each in-scope country;

(e)	designate Power Users (fluent in Business English) 2 weeks prior to Train the Trainer sessions;

(f)	cause its Power Users to participate in one of the train-the-trainer sessions offered by IBM;

(g)	Train all remaining Solectron Employees who are authorized to place and approve requisitions/web payment requests and associated processes;

(h)	provide training facilities for any planned classroom sessions with access to the training environment as defined in the Training Plan;

(i)	provide input to the development of training material, validate the material (if required), print the material (IBM recommends a printed “Quick Reference Guide” for approvers and requisitioners), as necessary;

(j)	provide training communication (invitations, reminders, confirmations, changes, tracking, follow-up) for all training sessions;

(k)	provide progress reports and training feedback for training conducted by Power Users throughout the training phase; and

(l)	train End Users (not trained by IBM) on the P2P Platform and processes.
     Deliverables for Training

Short
		Description	Responsible	Completion
#	Deliverable	of Content	Party	Criteria
1	Training approach and plan Document	List of Solectron employees to be trained, (how, when and by whom)	IBM	Provided to Solectron

2	End User Training Material	‘How to’ guide to P2P platform and processes	IBM	Provide to Solectron

3	Train the trainer training material (PowerPoint)	Train the trainer material	IBM	Provide to Solectron

4	Training plan for End Users (not trained by IBM) (Document)	List of who will be trained, and when by Power Users	Solectron	Plan completed

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     3.3.5 Solectron Human Resources (HR)
Except as specified by the Local Adoption Agreement for a particular in-scope country, the Services do not include any transfer of Solectron employees to IBM, Solectron will undertake all the Human Resources activities related to retained resources including:
(a)	HR planning;

(b)	European and local country Works Council consultation, as required;

(c)	plan and execute the Communication Plan related to Solectron employees;

(d)	guide and support change management; and

(e)	support other initiatives designed to mitigate the impact to potentially affected employees.
3.4 Business Process / IT Workstream (P2P Platform)
Dates in this section are relative to the Go Live Date for each in-scope country. Within thirty (30) Days after the Effective Date, the appropriate IBM representatives will draft, for Solectron review and approval a detailed P2P Platform Deployment Plan (the “P2P Platform Deployment Plan”), which will be incorporated into the Transition Plan. The P2P Platform Deployment Plan comprises several phases, as set forth below. The beginning of a specific phase will be executed pursuant to successful completion of the previous phase, as determined by the exit criteria for the previous phase.
     3.4.1 Project Organization
IBM will organize, in coordination with Solectron, a “Procurement Solution Mapping Workshop” with Solectron and IBM Business Process Leads and IT Workstream Leads. There will be one workshop per Wave where the Solectron local country representatives will provide such input and information as is reasonably required by IBM.
3.4.1.1 Entry Criteria
•	Solectron personnel assigned and briefed on project purpose and goals.

•	IBM team assigned and briefed on project purpose and goals.
3.4.1.2 IBM Responsibilities & Deliverables

Key Task		Deliverable
▪	Conduct Solectron & IBM Procurement Solution Mapping Workshop	▪	P2P Requirements Document
3.4.1.3 Solectron Responsibilities & Deliverables

Key Task		Key Transition Deliverable
•	Participate in Solectron	▪	Review, Comment upon, and Once
	& IBM Procurement Solution		Acceptable, Approve P2P Requirements
	Mapping Workshop		Document

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3.4.1.4 Exit Criteria
•	Approved P2P Requirements Document
     3.4.2 Concept Phase
During this phase, the Parties will validate the standard P2P processes to be implemented and any unique Solectron requirement which might have to be taken into account.
3.4.2.1 IBM Responsibilities and Deliverables

Key Task		Deliverables
Conduct Requirement Workshops	▪	P2P Platform Standard Business
Processes & Reports
	▪	P2P Platform Standard Data Files
Specifications
	▪	Workshop Meeting Minutes
	▪	Gap Requirements Document
	▪	Completed EBP Requirements Template
Prepare Consolidated Requirements	▪	Business Process Requirements Document
	▪	Data Files Requirements Document
	▪	EBP Configuration Requirements
Document
Prepare Updated Project Plan	▪	Updated Project Plan

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3.4.2.2 Solectron Responsibilities and Activities

Key Task	Activities
Participate in Mapping Workshops	▪	Provide:
	▪	Unique business process requirements (non-P2P Platform standard business process requirements)
	▪	Detailed Data Files Requirements
	▪	Inputs to EBP Requirements Template
	▪	Layout Set Feedback & Solectron Specifications
	▪	Accounting Structure & Details
	▪	Configuration Data
	▪	Approval Values
	▪	Freight Procedures & Supplier Freight Guidelines
	▪	Vendor Master Listing of Suppliers (Provide appropriate vendor details for ongoing timely and correct creation / maintenance of Vendor Master Records)
	▪	Changes to Welcome Supplier Package
	▪	Tax Table as applicable
	▪	Commodity Code Scoping
	▪	Commodity Code Special Approver Designations
Review, Comment upon & if Acceptable, Accept Workshop	▪	Standard P2P Platform Business Processes & Reports
Deliverables	▪	Standard P2P Platform Data Files Specifications
	▪	Workshop Meeting Minutes
	▪	Gap Requirements Document
	▪	Completed EBP Requirements Template
Review, Comment upon and if Acceptable, Approve Consolidated	▪	Business Process Requirements Document
Requirements	▪	Data Files Requirements Document
	▪	EBP Configuration Requirements Document
Review, Comment upon and if Acceptable, Approve Updated	▪	Approved Project Plan
Project Plan

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3.4.2.3 Exit Criteria
•	Completed Business Requirements Review
o	Solectron approved business requirements

o	completed Systems Requirements Review
•	Documented and Agreed Project Plan
o	detailed plan for Plan Phase

o	outline for Qualify and Rollout Phases
     3.4.3 Plan Phase
During this phase, the Parties will produce the technical requirements and a detailed development and test plan, in accordance with the approved business requirements generated during the “Concept Phase.” Detailed requirements will be reviewed and approved. Development and Qualify Test plans will be developed and agreed upon by the Parties. This will be accomplished through physical and remote meetings between the technical and process teams.
3.4.3.1 IBM Responsibilities

Key Task	Deliverable
Conduct Detailed Data Files Definition Workshops	▪ ▪	Final Data Files Specifications (for IBM and Solectron Applications and Hub servers) to be included as part of Final Requirements Document, including unique (non-P2P Platform standard) Data Files specifications including:

           o   Vendor Master – Creation & Update

           o   GL Bookings (invoices, payments)

           o   Payment File

Detailed Data Files Mappings (Field Values) to be included as part of Final Requirements Document (including unique (non-P2P Platform standard) Data Files mapping requirements

Conduct Plan Design Review (PDR) Prepare Final Requirements Conduct Test Strategy Workshop Prepare Updated Project Plan	▪ ▪ ▪ ▪	PDR Meeting Minutes Final Requirements Document Test Strategy Document Updated Project Plan

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3.4.3.2 Solectron Responsibilities

Key Task	Deliverable
Complete Commodity Mapping (General Ledger & Special Approver) Data Files (Inbound to IBM) Design	▪ ▪	Completed Commodity Mapping Document Agreed Data Files Feed Design including:
o HR Feed/Org Structure
o User Master Data
o Single Cleansed supplier file
o Accounting Validation file
o Pay Status file
Review, Comment upon and if Acceptable, Approve Key Transition	▪	Approved Final Data Files Specifications
Deliverables from Detailed Data Files Workshops	▪	Approved Detailed Data Files Mappings (Field Values)
Review, Comment upon and if Acceptable, Approve Key Transition Deliverables from Plan Design Review (PDR)	▪	Approved PDR Meeting minutes
Review, Comment upon and if Acceptable, Approve Final Requirements Document	▪	Approved Final Requirements Document
Participate in Test Strategy Workshop	▪	Approved Test Strategy Document
Review, Comment upon & if Acceptable Approve Updated Project Plan	▪	Approved Updated Project Plan
Prepare Supplier Memo	▪	Completed Supplier Memo
3.4.3.3 Exit Criteria
•	Completed Commodity Mapping Document

•	Data Files Feed Design

•	Approved Final Requirements Document

•	Approved Test Strategy Document

•	Approved Updated Project Plan

•	Completed PDR

•	Completed Supplier Memo
     3.4.4 Develop Phase
Develop Phase is the phase during which IBM configures the P2P Platform and both IBM and Solectron teams work separately and together to develop all required data files based upon the Approved Development Requirements and

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data files specifications documents. Detailed Testing Plans (such as, Test Scripts) will be developed, reviewed and approved. Qualify and Rollout project plans will be detailed and mutually agreed upon. This will be accomplished through physical and remote (such as telephonic or videoconference) meetings between the technical and process teams.
3.4.4.1 IBM Responsibilities

Key Task	Deliverable
Establish IBM Hub to Solectron Hub Connectivity	▪	Validated Connectivity between IBM & Solectron Hubs
Conduct Test Interlock Workshop	▪	Test Documentation
o Integration Test
o System Test
o User Acceptance Test
	▪	Schedule and Confirm Test Execution Plans
o Integration Test
o System Test
o User Acceptance Test
	▪	Interlocked Test Communication Process and meeting schedule
	▪	Test Roles & Responsibilities
Develop Supplier Welcome Package	▪	Supplier Welcome Packages
o Catalogue Supplier
o Non-Catalogue Supplier

Prepare Updated Project Plan	▪	Updated Project Plan
3.4.4.2 Solectron Responsibilities

Key Task	Deliverable
Establish Solectron Hub to IBM Hub Connectivity	▪	Validated Connectivity between Solectron and IBM Hubs

Participate in Test Interlock Workshop	▪	Approved Test Documentation and Confirm Test Execution Plan
	▪	Approved Test Communication Process & Meeting Schedule
	▪	Approved Test Roles & Responsibilities

Review, Comment upon and if Acceptable, Approve Supplier Welcome Package	▪	Approved Supplier Welcome Package
Review, Comment upon and if Acceptable, Approve Updated Project Plan	▪	Approved Updated Project Plan

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3.4.4.3 Exit Criteria
•	Validated Connectivity between IBM and Solectron Hubs

•	Approved Test Documentation

•	Approved Test Execution Plan

•	Approved Supplier Welcome Packages

•	Approved Updated Project Plan
     3.4.5 Qualify Phase
Qualify Phase is the phase in which the IBM and Solectron teams work both separately and jointly to test all [connectivity and data files based on the data files specifications documents Test Scripts will be executed, the results documented and then approved. All problems and solutions will be documented. Rollout project plans will be refined and approved.
3.4.5.1 IBM Responsibilities

Key Task	Deliverable
Establish Supplier Migration Plan with Solectron’s assistance	▪	Supplier Migration Plan

Conduct Data Files Shakedown Verification (Provide files to Solectron and Process files from Solectron)	▪	Verified Data Files Ready for Test Execution

Conduct IBM Integration Test and support Solectron	▪	Test Environment Ready to Execute System Test
Integration Test Activities

Develop Deployment Plan for Solectron & IBM with Solectron’s assistance	▪	Interlocked Deployment Plan

Conduct System Test	▪	System Test Results Document

Conduct User Acceptance Test & Document Results
3.4.5.2 Solectron Responsibilities

Key Task	Deliverable
Provide Sample Data Files	▪	Sample Data Files

Conduct Data Files Shakedown Verification (Provide files to IBM and Process files from IBM)	▪	Verified Data Files Ready for Test Execution

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Conduct Solectron Integration Test and Support IBM Integration Test activities (File Exchange, etc.)	▪	Test Environment Ready to Execute System Test

Participate in System Test & Review, Comment upon and if	▪	Approved System Test Results
Acceptable, Approve Document		Document

Designate users to participate in User Acceptance Test	▪	Attend User Acceptance Sessions

Review Comment upon and if Acceptable Approve t User	▪	Approved User Acceptance Test
Acceptance Test Results		Results Document

3.4.5.3 Exit Criteria
•	Developed and Agreed Supplier Migration Plan

•	Approved System Test Results Document

•	Developed and Approved Deployment Plan

•	Approved User Acceptance Test Results Document

•	Approval to Deploy
     3.4.6 Rollout Phase
Rollout Phase is the phase during which IBM and Solectron teams work together to confirm that the services are ready to use by Solectron End Users.. Rollout within Solectron locations will be done in phases, in accordance with the Overall Implementation Timeline.
3.4.6.1 IBM Responsibilities

Key Task	Deliverable
Deploy IBM Applications /Data Files to Production	▪	Production System Ready for Use & Capable of Producing Data Files in Specified Format
3.4.6.2 Solectron Responsibilities

Key Task	Deliverable
Deploy Solectron Application / Data Files to Production	▪	Solectron Legacy Systems Capable of Producing Data Files in Specified Format
3.4.6.3 Exit Criteria
Deployment completed in accordance with the Overall Implementation Timeline.

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     3.4.7 Catalogue Customization and Supplier Adoption
3.4.7.1 IBM will:
(a)	populate the P2P Platform with catalogue information for existing contracts;

(b)	populate the P2P platform with catalogues for newly negotiated contracts.
3.4.7.2 Solectron will
provide IBM with catalogues for the Solectron legacy contracts to be migrated to the P2P Platform. The catalogues will be in softcopy standard format, to allow migration to the P2P Platform.
3.5 Customer Assistance Center Workstream
The Customer Assistance Center will be enabled by completing the following activities for each Wave.
     3.5.1 IBM will:
(a)	staff Customer Assistance Centre (“CAC”) in accordance with the availability dates set out in Schedule A5 IBM Solution;

(b)	train CAC staff on the Services to be supported by the CAC;

(c)	set-up CAC telephony numbers as required;

(d)	provide CAC contact telephone numbers to Solectron;

(e)	roll out call logging Database; and

(f)	enable CAC learnings to be entered into the Knowledge Base.
     3.5.2 Solectron will:
(a)	communicate CAC services and support functions and CAC contact numbers to appropriate Solectron Employees and, where applicable, to suppliers;

(b)	provide contact information of Solectron-internal support for Solectron retained/hosted applications, Solectron financial analysts, and supplier contacts to be used by the Customer Assistance Center to refer problem calls / inquiries / requests for service from end users concerning all questions not related to the services provided by IBM. Contact information includes contact numbers, location, e-mail addresses and contact names, mobile and fax numbers for escalation as required by IBM for referral of calls to be routed to Solectron; and

(c)	provide a list of Solectronkey points of contact for different functions within SLR (e.g. AP, Procurement, IT, sourcing) including name, e-mail address, telephone, mobile and fax numbers to IBM and confirm sure that such personnel are reasonably available to assist Customer Service Centre personnel with problem resolution.

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Appendix A7-1
* Omitted and filed separately with the SEC pursuant to a confidential treatment request
Solectron Employee Requirements
IBM acknowledges and agrees that certain Solectron individuals may have more than one role during the Transition, and Solectron shall determine how and when Solectron employees shall discharge Solectron’s obligations. The following table sets forth IBM’s estimate of and recommendation for the resources to be provided by Solectron in order to fulfill Solectron’s responsibilities as described in this Annex 7.
IBM Estimated Solectron Global Resource Requirements
[*]
Solectron Region/ Country Resources
Solectron will assess the needs for each region//country role, which may vary from country to country. The role is to facilitate the execution of Solectron’s responsibilities the in-scope region/country Transition. The following table contains IBM’s estimates of the resources to be provided by Solectron.
[*]
IBM Projected Resources
The following tables represent IBM’s anticipated staffing in meeting IBM’s obligations to execute the Transition.
[*]
[*]
[*]
[*]

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Savings Review Cycle

IBM PMO
Interaction
SLR PMO
Month End
Compile Savings Contribution Report
Apply Charges as per Schedule C
Evaluate Rationale
Agree to Rationale
Y
Adjust Charges as per Schedule B1
N
Escalation via Governance Process
Must Provide
Must Communicate
Must Provide
Y
Evaluate Savings Contribution Report
Agree to Savings
N
Prepare Rationale

Supplier Performance Review Cycle
IBM Operations
Interaction
SLR Operations
Performance Review Cycle
Prepare Supplier Performance Review
Feedback to Supplier
Document Facts and Recommended Course of Action
Implement Recommend-ations
Evaluate Alternative
Agree
Y
N
Implement Alternative Actions
Must Provide
Must Communicate
Must Communicate
Must Provide
Must Communicate
Must Communicate
Escalation via Governance Process
Review Report
Y
Performance Review Accepted
N
Evaluate Recommendations
Y
Agree to Recommendations
N
Provide / Suggest Alternative

File Transfer Protocol
Sending Entity's System
Sending Entity's Integration Hub
Interaction
Receiving Entity's Integration Hub
Receiving Entity's System
Data Transfer Required
Extract File
Receive File
Must Transmit
Receive File
Load File

Supplier Selection Approval Cycle

IBM PMO
IBM OPS
Interaction
SLR
Evaluate SLR Comments
Agree
N
Y
Sourcing Complete'
Document Supplier Selection Rationale
Execute on Tactical PO or Strategic Contracts
Evaluate Alternative supplier
Must Recommend
Must Communicate
Must Escalate
Escalation via Governance Process
Evaluate Supplier Selection
Approve Supplier Selection
Y
N
Prepare Comments

Sourcing Strategy Approval Cycle
IBM PMO
IBM OPS
Interaction
SLR
Evaluate SLR Comments
Agree
N
Y
Sourcing Strategy Drafted
Document Sourcing Strategy Rationale
Execute Sourcing Strategy
Redefine Sourcing Strategy
Must Recommend
Must Communicate
Must Escalate
Escalation via Governance Process
Y
Evaluate Strategy & Rationale
Approve Sourcing Strategy
N
Prepare Comments

IBM Performance Review Cycle
IBM PMO
Interaction
SLR PMO
Prepare monthly SLA metric report
Evaluate SLR Report
Prepare Root Cause Analysis & Remedial plans (if required)
Implement Remedial Plan
Must Communicate
Must Submit
Must Communicate
Escalation via Governance Process
Receipt of monthly SLA metric report
Prepare Performance Report
Evaluate Analysis and Remedial Plan
Accept Remedial Plan
Y
N

Solectron Initiated Dispute Resolution

IBM Steering Committee
IBM Management Board
Interaction
Solectron Management Board
Solectron Steering Committee
Prepare Response & Alternative Resolution
Evaluate SLR Case
Accept Proposed Resolution
Y
N
Implement Proposed Resolution
Implement Alternative Resolution
Must Communicate
Must Communicate
Must Communicate
Must Communicate
Mediation
Invoke Dispute Resolution
Prepare Case & Proposed Resolution
N
Y
Accept Proposed Resolution
Evaluate Alternative Resolution
Accept Proposed Alternative
Y
N

IBM Initiated Dispute Resolution

Solectron Steering Committee
Solectron Management Board
Interaction
IBM Management Board
IBM Steering Committee
Prepare Response & Alternative Resolution
Evaluate IBM Case
Accept Proposed Resolution
N
Y
Implement Proposed Resolution
Implement Alternative Resolution
Must Communicate
Must Communicate
Must Communicate
Must Communicate
Mediation
Invoke Dispute Resolution
Prepare Case & Proposed Resolution
Y
N
Accept Proposed Resolution
Evaluate Alternative Resolution
Accept Proposed Alternative
Y
N

Prioritize Sourcing Projects

IBM PMO
IBM OPS
Interaction
SLR
Evaluate SLR Comments
Agree
N
Y
Identify Strategic Sourcing Opportunities & Priorities
Document Opportunity and Priority Recommendations
Execute Sourcing Activities
Evaluate Alternative Opportunity
Must Recommend
Must Communicate
Must Escalate
Escalation via Governance Process
Y
Evaluate Recommendation
Approve Recommenda tion
N
Prepare Comments

Pre-P2P Interim Savings Review Cycle
Within x days after the month ends
Within Y days after the month ends
IBM PMO
Interaction
SLR PMO
Month End
Obtain A/P and Supplier Usage Reports from Solectron and Suppliers Sourced by IBM
Reconcile Supplier Usage Report and A/P Report, Compile Savings Contribution Report
Apply Charges as per Schedule C
Evaluate Rationale
Y
Agree to Rationale
N
Adjust Charges as per Schedule B1
Escalation via Governance Process
Must Provide
Must Provide
Must Communicate
Must Provide
Y
Provide Agreed to A/P Report and List of Existing Contracts with Suppliers Sourced by IBM
Evaluate Savings Contribution Report
Agree to Savings
N
Prepare Rationale
Within x days after the month ends
Within Z days after the month ends

Confidential to Solectron and IBM
INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Schedule A9
IBM Competitive Content

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Confidential to Solectron and IBM
Neither Solectron, the Services Recipients and/or their designee(s) nor third party service providers will have any right or license to the content listed below following expiration and/or termination of the Services and any Disengagement Services:
1.	P2P Platform software components and P2P Platform detailed technical and functional design documentation.

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Confidential to Solectron and IBM
INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE B
PERFORMANCE MEASUREMENT AND INCENTIVES
for
ACTUAL SAVINGS
and
OPERATIONAL SERVICE LEVELS

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Confidential to Solectron and IBM

*	Omitted and filed separately with the SEC pursuant to a confidential treatment request

			Page
1.	INTRODUCTION		1

	1.1	General	1
	1.2	Definitions	1
	1.3	Reporting	2

2.	ACTUAL SAVINGS		3

	2.1	Measurement	3
	2.2	Incentive Credit and Bonus Methodology	3

3.	OPERATIONAL SERVICE LEVELS AND CUSTOMER SATISFACTION		4

	3.1	Critical Service Levels	4
	3.2	Failure to Perform	4
	3.3	Service Level Credits	5
	3.4	Solectron Management Customer Satisfaction Survey	6
	3.5	End-User Customer Satisfaction Survey	8
	3.6	Right of Access to Operational Service Level Information	8
	3.7	Multiple Operational Service Level Conditions	9
	3.8	Exceptions	9

4.	IMPROVEMENT OF OPERATIONAL SERVICE LEVELS		10

	4.1	General	10
	4.2	Annual Improvement	10

5.	NEW OPERATIONAL SERVICE LEVELS		10

	5.1	Specification by Solectron	10
	5.2	Baselining Process	11
	5.3	Designation as Critical Service Level	11

6.	CRITICAL DELIVERABLES AND MILESTONES		12

1.	INTRODUCTION		1

2.	DEFINITIONS		1

3.	RESPONSIBILITIES		3

	3.1	IBM Responsibilities	3
	[*]		4
	3.2	Solectron Responsibilities	4

4.	SAVINGS CALCULATION		4

	4.1	Actual Strategic Sourcing Savings Calculation	4
	4.2	Actual Tactical Savings Calculation	6
	4.3	Actual P2P Savings	7

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			Page
5.	GENERAL ITEMS RELATED TO SAVINGS CALCULATIONS		7

	5.1	Timing	7
	5.2	Specific Item Calculation	7
	5.3	Alternative Methods of Savings Calculations	7

6.	BASELINE		8

	6.1	Prior Period Price	8
	6.2	New Item Purchases — Acceptable Bid	8
	6.3	Indexing Adjustment	9
	6.4	Incremental Discounts	9
	6.5	Baseline adjustments for TCO Elements	9

7.	SAVINGS TRACKING		11

	7.1	Responsibility	11
	7.2	Measurement
	7.3	Review & Agreement	11
	7.4	Addressable Spend and Compliant Spend	12
	7.5	Adjustment of Committed Savings	12
	7.6	Savings Opportunities Rejected by Solectron	13
	7.7	Committed Savings Quarterly Adjustment and Annual True Up	14
	7.8	Solectron Timeliness Responsibility	15

1.	P2P PLATFORM		1

	1.1	System Availability	1
	1.2	% of Hand-free Orders	2
	1.3	PO Cycle time (Approved requisition to PO)	2
	1.4	PO Accuracy	3
	1.5	Supplier Profile Set Up / Modification Time	4
	1.6	% Electronic PO	5

2.	CUSTOMER ASSISTANCE CENTER (CAC)		5

	2.1	SLA Detail	6
	2.2	Accounts Payable	8
Annexes
B-1       Savings Measurement Rules

B-2       Service Level Metrics and Weightings

B-3       Summary of Performance Management Methods

B-4       Form Template of AP Data Pulled

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Confidential to Solectron and IBM

*	Omitted and filed separately with the SEC pursuant to a confidential treatment request
1.	INTRODUCTION
1.1	General

This Schedule B describes certain qualitative and quantitative measurements, against which IBM’s performance of the Services will be measured beginning on the Effective Date, including:
(a)	The methodologies that the Parties will use to:
(i)	measure and report Solectron’s achievement of Actual Savings through the implementation of this Agreement, as more fully described in Section 2 (Actual Savings); and

(ii)	track and report IBM’s performance of the Services as measured against the Operational Service Levels, and as measured by the Management Survey, as more fully described in Section 3 (Operational Service Levels).
(b)	A credit and bonus methodology to incent IBM to maximize Actual Savings, achieve required levels of service as measured by the Operational Service Levels, and complete certain Deliverables with respect to the implementation of the Services within the required time frames.

(c)	A table summarizing the performance management measurements and methods described in this Schedule B (Performance Measurement) for various periods during the Term is attached as Annex B-3 (Summary of Performance Management Methods).
1.2	Definitions
(a)	The following terms shall have the meaning specified:
(i)	“Actual Savings” has the meaning specified in Section 2 (Definitions) of Annex B-1 (Savings Measurement Methodology).

(ii)	“Expected P2P Savings” shall have the meaning specified in Annex B-1.

(iii)	“Critical Service Level” means an Operational Service Level to which a non-zero Weighting Factor has been assigned as listed in Annex B-2 (Critical Service Levels and Weightings).

(iv)	[*]

(v)	“Management Survey” has the meaning specified in Section 3.4(a)(i).

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(vi)	“Operational Service Level” has the meaning specified in the Agreement.

(vii)	[*]

(viii)	[*]

(ix)	“Steady State Period” means the period beginning on the date that IBM commences to provide P2P Operations Services for Wave 2 countries (as described in the Transition Plan) and ending on the date of termination/expiration of the Agreement.

(x)	“Transition Period” means the Transition Wave 1 Period and the Transition Wave 2 Period.

(xi)	“Transition Wave 1 Period” means the period beginning on the Effective Date and ending on the date that IBM commences to provide P2P Operations Services for Wave 1 countries (as described in the Transition Plan).

(xii)	“Transition Wave 2 Period” means the period beginning with the completion of Transition Wave 1 Period and ending on the date that IBM commences to provide P2P Operations Services for Wave 2 countries (as described in the Transition Plan).
(b)	All capitalized terms used but not defined in this Schedule B shall have the meanings assigned to them in the Agreement, unless otherwise indicated.

(c)	Unless otherwise specified: (i) all references to time shall be references to local time at the facility where the Services are being received, (ii) all references to months shall be to the calendar months, during the Term (including any portions thereof), (iii) all references to quarter shall be quarters of the contract year (iv) all references to days shall be to calendar days, and (v) all references to Years (and “Annual”) shall be as defined in the Agreement.
1.3	Reporting
(a)	As specified in Section 7 (Savings Tracking) of Annex B-1, IBM’s performance with respect to Actual Savings will be measured and reported on a monthly basis. Adjustments to Committed Savings and any associated credit/bonus will be measured and reported quarterly with an annual true-up. The credit/bonus will be included in IBM’s invoices for the first month of the following quarter.

(b)	Unless otherwise indicated herein, all Operational Service Levels and Critical Service Levels shall be measured and reported on a monthly basis. Management Survey results will be measured and reported on a quarterly basis.

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(c)	IBM shall submit to Solectron each month, beginning with the fourth month following the Effective Date, a performance report (soft and hard copies) which shall document the following:
(i)	IBM’s performance during the previous quarter with respect to the Management Survey;

(ii)	After the Wave 1 Transition Period, IBM’s performance during the previous month with respect to Operational Service Levels; and

(iii)	Any data specified by Solectron as being required for its reporting, in such format as is reasonably required by Solectron that is collected by IBM in the normal course of its operations;

(iv)	Any data otherwise reasonably requested by Solectron, provided that Solectron will reimburse IBM for reasonable incremental costs, if any, incurred in the provision of such data.
(d)	The monthly performance report shall also contain, to the extent relevant to each of the Operational Service Levels failed for two consecutive months, and Critical Service Levels missed during the previous month: (i) the initial or, where available, the complete “root cause(s)” of the problem; (ii) the start times, and both the estimated and the actual end times for problem repair; (iii) the component of failure where it has been identified; and (iv) in all cases, the actions IBM has taken, is taking and/or will take to correct such problem and prevent a similar future problem.

(e)	The monthly performance report shall be provided to Solectron on or before the fifteenth (15th) Business Day of the month following the month for which Service performance is being reported.
2.	ACTUAL SAVINGS
2.1	Measurement

Actual Savings for each quarter beginning with the quarter that begins on September 1, 2006, will be calculated as specified in Section 4 (Savings Calculations) of Annex B-1. Actual P2P Savings for each quarter beginning with the quarter following the Transition Wave 1 Period, will be calculated as specified in Section 4 of Annex B-1.

2.2	Incentive Credit and Bonus Methodology
(a)	For the purpose of this Section 2.2, “Committed Savings” means:
(i)	the amounts specified as Committed Strategic and Tactical Savings shown in Section 3, Table B of Annex B-1 plus

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(ii)	the first and second adjustments to the Committed Strategic Sourcing Savings described in Section 7.5. of Annex B-1, plus

(iii)	the adjustment of the Committed Tactical Sourcing Savings contained in Section 7.5. of Annex B-1.
(b)	This section sets forth the method to be used to calculate the credits that shall be payable by IBM to Solectron (the “Savings Credit”) or the bonus that shall be payable by Solectron to IBM (the “Savings Bonus”) based on the Actual Savings for each calendar quarter.

(c)	[*]
3.	OPERATIONAL SERVICE LEVELS AND CUSTOMER SATISFACTION
3.1	Critical Service Levels
(a)	The initial Critical Service Levels are identified in Annex B-2 (Service Level Metrics and Weightings). Subject to Section 5.3 (Savings Clause) of the Agreement, failure to satisfy a Critical Service Level shall result in IBM granting to Solectron a Service Level Credit in accordance with Section 3.3 (Service Level Credits.)

(b)	Except as specified in Annex B-2 (Service Level Metrics and Weightings), at any time, but not more than once every three (3) months for a given Operational Service Level, Solectron may change the designation of a non-critical Operational Service Level to a Critical Service Level and/or change the designation of a Critical Service Level to a non-critical Operational Service Level by sending written notice to IBM no later than two (2) calendar months prior to the first day of the month in which such change is to be effective.

(c)	Beginning with the Wave 1 Go Live date the Baselining process set out below in Section 5.2 (Baselining Process) shall apply to the “PO Cycle Time” and “% Electronic PO” Operating Service Level described in Section 1.3 of Annex B-2.
3.2	Failure to Perform.
(a)	If IBM fails to meet the same Operational Service Level for two consecutive months or a single Critical Service Level, IBM shall (i) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem; (ii) advise Solectron, as and to the extent requested by Solectron, of the status of remedial efforts being undertaken with respect to such problem; (iii) minimize the impact of and correct the problem and begin meeting the Critical Service Level; and (iv) take appropriate preventive measures so that the problem does not recur.

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(b)	Subject to Section 5.3 (Savings Clause) of the Agreement, in the event that IBM fails to meet Critical Service Levels for reasons other than the wrongful actions of Solectron or circumstances that constitute force majeure under Section 19.3 (Force Majeure) of the Agreement, IBM will issue to Solectron the Service Level Credits specified in this Schedule B. Any amounts credited to Solectron under this Section 3.2(b) shall be separate from any credit/bonus calculated pursuant to Annex B-1.
3.3	Service Level Credits

This section sets forth the method to be used to calculate the credits that shall be issued by IBM to Solectron (“Service Level Credit”) in the event of a Critical Service Level Default or an insufficient score on the Management Survey. The Service Level Credits contemplated by this Section 3 (Operational Service Levels) are (a) intended as a management incentive to draw attention to performance that does not meet expectations and (b) do not constitute liquidated damages and shall not preclude Solectron from exercising any other remedies available to Solectron under the Agreement or at law. Any damages recovered by Solectron with respect to a particular Critical Service Level Default shall be reduced by an amount equal to any Service Level Credits issued by IBM to Solectron for such Critical Service Level Default. Service Level Credits shall begin to accrue with respect to any Critical Service Level Default occurring after the date that IBM begins to process Solectron purchase requests through the P2P Platform.
(a)	For each Critical Service Level Default, IBM shall grant Solectron a Service Level Credit that will be computed in accordance with the following formula:
Service Level Credit = [*]

Where:

[*]

[*]
(b)	[*]
(i)	During the Transition Wave 1 Period, IBM will, to the extent relevant, comply with the Operational Service Levels and report on IBM’s performance; however, there will be no [*].

(ii)	During the Transition Wave 2 Period, the [*] for a particular month means [*] of the amount that IBM charges to Solectron for the Services for that month, as identified in Schedule C (Charges);

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(iii)	During the Steady State Period, the [*] for a particular month means [*] IBM charges to Solectron for the Services for that month as identified in Schedule C (Charges).
(c)	Weighting Factors
(i)	“Weighting Factor” shall mean the percentage specified for a specific Operational Service Level in Annex B-2 (Service Level Metrics and Weightings).

(ii)	Solectron shall have the right from time to time to change, in its sole discretion, the Weighting Factor for any Critical Service Level upon sixty (60) days’ advance written notice to IBM; provided, however, that in no event may the aggregate of the Weighting Factors for all Critical Service Levels with respect to one (1) month exceed [*] of the [*].

(iii)	Solectron may not allocate more than [*] of the [*] to any individual Critical Service Level.
(d)	If more than one Critical Service Level Default occurs in a single month, the sum of the corresponding Service Level Credits shall be credited to Solectron.

(e)	In no event shall the total amount of Service Level Credits credited to Solectron with respect to Critical Service Level Defaults occurring in a single month exceed, in the aggregate, the [*].

(f)	IBM shall notify Solectron if Solectron becomes entitled to a Service Level Credit in the monthly performance report. The monthly performance report shall describe (i) the Critical Service Level Defaults for the month covered by the monthly performance report, (ii) a calculation of the amount of each Service Level Credit relating to such Critical Service Level Defaults, and (iii) any failure to meet non-Critical Service Levels for the month being reported on.

(g)	IBM shall settle the amount of any Service Level Credits owed by IBM to Solectron by granting to Solectron a credit on the next regular monthly invoice for the month after the Service Level Credit is identified. If there will be no further IBM invoices, IBM will pay the amount of the credit to Solectron by bank wire within thirty (30) days after the date of the last invoice.
3.4	Solectron Management Customer Satisfaction Survey
(a)	General
(i)	On a quarterly basis, beginning in the fourth month following the Effective Date, IBM will perform a customer satisfaction survey of such Solectron senior management personnel reasonably involved with

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Solectron’s receipt of the Services (the “Management Survey”). IBM and Solectron will mutually agree upon the levels of management to be surveyed and the geographic distribution of such management but Solectron will designate which individuals will be surveyed. IBM and Solectron will agree as to the number of persons surveyed provided that the actual number will between 5 and 15 inclusive.

(ii)	During the Transition Period, the overall score for each Management Survey will be the average score for all items listed in Section 3.4(c), and IBM’s actual performance for that month will be calculated by averaging the overall scores of all Management Surveys conducted for that quarter.

(iii)	During the Steady State Period, the overall score for each Management Survey will be the average score for all items listed in Section 3.4(d), and IBM’s actual performance for that month will be calculated by averaging the overall scores of all Management Surveys conducted for that quarter.

(iv)	In general, the Solectron senior management personnel completing the Management Survey are not expected to change materially from one survey to the next.
(b)	The Management Survey will measure Solectron management satisfaction with IBM’s performance on the following scale:
1.0 —	Significantly Fails to Meet Expectations;

2.0 —	Fails to Meet Expectations;

3.0 —	Meets Expectations;

4.0 —	Exceeds Expectations; or

5.0 —	Significantly Exceeds Expectations.
(c)	During the Transition Period, the Management Survey will measure Solectron management satisfaction in the following areas:
(i)	Efficiency of and level of business disruption associated with the implementation of the Transition Plan;

(ii)	IBM communications, including meetings and reports; and

(iii)	IBM contribution toward achieving Solectron’s program goals.
(d)	During the Steady State Period, the survey will measure Solectron management satisfaction in the following areas:
(i)	Continuous improvement activities;

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(ii)	IBM communications, including meetings and reports;

(iii)	IBM’s general recommendations for Services improvement, including implementation of best practices;

(iv)	IBM contribution toward achieving Solectron’s program goals: and

(v)	The extent of IBM’s leadership and initiative in seeking ongoing opportunities to drive Actual Savings.

(vi)	[*]
(e)	[*]
3.5	End-User Customer Satisfaction Survey
(a)	On a semi-annual basis, IBM will perform a customer satisfaction survey of a statistically significant sample of end users that received the Services during the six-month period covered by the survey (the “End User Survey”)

(b)	Within sixty (60) days after the Effective Date, IBM will propose to Solectron a customer satisfaction survey methodology that rates IBM’s performance on the following scale:
1.0 —	Significantly Fails to Meet Expectations

2.0 —	Fails to Meet Expectations

3.0 —	Meets Expectations

4.0 —	Exceeds Expectations

5.0 —	Significantly Exceeds Expectations
across a selection of performance criteria.
(c)	Solectron’s overall satisfaction with the Services for that six month period shall be calculated as the average of the End User Survey.

(d)	The first customer satisfaction survey shall be performed six (6) months following completion of the Transition Wave 1 Period.
3.6	Right of Access to Operational Service Level Information

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Detailed performance information used to calculate each Operational Service Level will be maintained by IBM. Upon Solectron’s reasonable request, IBM shall provide, and provide access to, such performance information to allow Solectron to verify the accuracy of reported Operational Service Level measurements.

3.7	Multiple Operational Service Level Conditions

Unless otherwise expressly agreed, where an Operational Service Level includes multiple conditions or components (e.g., components (a), (b), (c)), satisfaction of each and every condition (i.e., conditions (a), (b) and (c)) is necessary for the satisfaction of the corresponding Operational Service Level.

3.8	Exceptions
(a)	IBM shall not be responsible for its failure to meet an Operational Service Level that would have been met but for an event if and to the extent:
(i)	IBM has identified such event and the applicable exclusions in the Monthly Report; and

(ii)	the failure to meet the Operational Service Level was due to any one or more of the following:
(1)	failure of equipment for which Solectron or a third party managed by Solectron has maintenance responsibility, except to the extent that such event could have been prevented by reasonable precautions taken by IBM and cannot reasonably be circumvented by IBM through the use of alternate sources, work-around plans or other means (including compliance with IBM’s obligations with respect to the provision of any disaster recovery services, if any); or

(2)	is caused, directly or indirectly, without fault by IBM, by a Force Majeure Event beyond the reasonable control of IBM, and such Force Majeure Event could not have been prevented by reasonable precautions and cannot reasonably be circumvented by IBM through the use of alternate sources, work-around plans or other means (including compliance with IBM’s obligations with respect to the provision of any disaster recovery services, if any); or

(3)	outages during scheduled Maintenance Windows, where the failure is limited to the work performed by IBM during such Maintenance Window and does not affect any other system or Service; or

(4)	the failure of Solectron or Solectron’s third party provider to perform or provide any relevant assistance, data or information specifically required or reasonably requested by IBM.

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(b)	If IBM asserts that its failure to meet an Operational Service Level was due to any of the exceptions in the Section above, then IBM shall provide adequate root cause analysis (including accountability for the problem), and IBM shall be required to demonstrate to Solectron’s reasonable satisfaction the applicability of the foregoing exceptions.
4.	IMPROVEMENT OF OPERATIONAL SERVICE LEVELS
4.1	General

The Parties anticipate that Operational Service Levels will improve during the Term, and be adjusted (i) as set forth in this section, and (ii) in addition by mutual agreement through a periodic review process.

4.2	Annual Improvement
(a)	For each twelve (12) consecutive month period where IBM has not failed a given Critical Service Level, the Critical Service Level metrics for that Critical Service Level shall be improved by an amount equal to [*] of the difference between such then-current Critical Service Levels and IBM’s actual performance (as defined below) of such Critical Service Levels.

(b)	As used in this Section 4.2 and Section 5.2(c), below, “IBM’s Actual Performance” means the average monthly performance achieved by IBM during the immediately preceding twelve (12) month period.
5.	NEW OPERATIONAL SERVICE LEVELS
5.1	Specification by Solectron
(a)	Solectron shall have the right to have new Operational Service Levels established in response to changes in Solectron’s business or technology needs, changes in the Services, and similar circumstances. Solectron shall exercise such right by providing written notice to IBM, via the Change Management Process, identifying the new Operational Service Levels to be established.

(b)	Not later than fifteen (15) days after the receipt of Solectron’s notice, IBM and Solectron shall meet to discuss (i) the new Operational Service Level, (ii) the tool, software, or other method to be used to measure the new Operational Service Level, (iii) whether such new Operational Service Levels is eligible is to be a Critical Service Level, and (iv) such other matters as are necessary to establish the new Operational Service Level. Solectron shall, based on historical attainment, information provided by IBM or another process, specify the performance level (the “Initial Service Level”) for any new Operational Service Level.

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(c)	If IBM agrees with the Initial Service Level proposed by Solectron, such new Operational Service Level will become effective on the first day of the third month following the month in which the new Operational Service Level is agreed, or such other date as the Parties agree. If IBM does not agree with the Initial Service Level, then the Initial Service Level will be revised based on the process specified in Section 5.2, below.
5.2	Baselining Process
(a)	In the event that IBM does not agree with the Initial Service Level specified by Solectron for the new Operational Service Level, then not later than thirty (30) days after such meeting, IBM shall submit to Solectron (i) industry-standard benchmarks for such Operational Service Level, to the extent available to IBM, or (ii) performance measurements for such Operational Service Level based on IBM’s experience, to the extent available, or (iii) a baselining plan for generating statistically valid samples of performance measurements for such new service level (each, a “Baselining Plan”). Baselining Plans shall be subject to Solectron’s approval.

(b)	Upon approval of a Baselining Plan, IBM shall collect the measurements for the new Operational Service Level for a period not to exceed six (6) months, or such other period as is agreed to by the Parties, (the “Baselining Period”). During the Baselining Period, IBM will use reasonable efforts to meet or perform superior to the Initial Service Level but will be excused from any Service Level Credits for failure to perform the Service at the Initial Service Level.

(c)	After the Baselining Period, if IBM has satisfied the Initial Service Level specified by Solectron in any 3 consecutive months during the Baselining Period, the actual measurement(s) shall be averaged to determine such Initial Service Level. If for any five (5) months during the Baselining Period IBM did not meet or perform superior to the Initial Service Level, IBM shall propose to Solectron a modification to the Initial Service Level based on one of the following: (i) IBM’s Actual Performance during the Baselining Period unless the Parties agree that a longer period is required to statistically represent the Solectron environment, (ii) the industry benchmark provided by IBM pursuant to Section 5.2, or (iii) the performance level based on IBM’s experience provided by IBM pursuant to Section 5.2.

(d)	If the Parties are unable to agree on a Baselining Plan within forty (40) days after the meeting denoted in Section 5.2(a), above, or if the Parties are unable to agree upon an Operational Service Level within thirty (30) days after the Baselining Period, the Parties shall take such matter to the dispute resolution process described in the Agreement.
5.3	Designation as Critical Service Level

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The new Operational Service Level may be designated by Solectron as a Critical Service Level. In such case, Solectron will assign a Weighting Factor to the new Critical Service Level and the Weighting Factors for other Critical Service Levels will be adjusted accordingly.

6.	CRITICAL DELIVERABLES AND MILESTONES

IBM shall deliver to Solectron the Critical Deliverables as described herein and in accordance with Section 3.5 (Acceptance of Deliverables) of the Agreement based on satisfaction of the Acceptance Criteria set out below.

Description/
Ref. #	Critical Deliverable	IBM Responsibility	Acceptance criteria	Due Date
* Omitted and
filed separately
with the SEC
pursuant to a
confidential
treatment
request
1.	Draft Procedures Manual (Output in MS Word file)	Deliver to Solectron, the draft Procedures Manual as described in and in accordance with Section 12.4 of the Agreement.	A reasonably thorough and well written Draft Procedures Manual delivered via email or other means as mutually agreed, to Solectron in electronic format, consistent with Annex F5	[*]

2.	Final Procedures Manual (Output in MS Word file)	Deliver to Solectron the final Procedures Manual as described in and in accordance with Section 12.4 of the Agreement.	A reasonably thorough and well written Final Procedures Manual, consistent with draft Procedures Manual that addresses reasonable comments and concerns raised by Solectron delivered via email or other means as mutually agreed, to Solectron in electronic format	[*]

3.	Revised Procedures Manual (Output in MS Word file)	Deliver to Solectron the revised Procedures Manual incorporating Wave 2 content.	A reasonably thorough and well written Revised Procedures Manual consistent with Finalized Procedures Manual prepared for Wave 1 and, addressing reasonable comments and concerns raised by Solectron delivered to Solectron in electronic format.	[*]

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Description/
Ref. #	Critical Deliverable	IBM Responsibility	Acceptance criteria	Due Date
* Omitted and
filed separately
with the SEC
pursuant to a
confidential
treatment
request
4.	First use of Emptoris	Emptoris is available for use for strategic sourcing activities.	First use of Emptoris suite by IBM in performing services for Solectron. Emptoris suite is operating substantially in accordance with its specifications.	[*]

5.	Wave 1: Detailed Transition Plan (Output in MS Project file)	Develop a detailed Transition Plan according to Transition timeline and Transition work stream as set forth Annex A7	A reasonably thorough and well written Transition plan, consistent with Annex A7, delivered to Solectron in electronic format,	[*]

6.	Wave 2: Detailed Transition Plan (Output in MS Project file)	Develop a detailed Transition Plan according to Transition timeline and Transition work stream as set forth Annex A7	A reasonably thorough and well written Transition plan, consistent with Annex A-7, delivered via email or other means as mutually agreed, to Solectron in electronic format.	[*]

7.	Communication Plan (Output in MS Project file)	Develop detailed communication plan, communication approach and messages as set forth Annex A7	A reasonably thorough and reasonably well written Communication plan delivered via email or other means as mutually agreed to Solectron in electronic format.	[*]

8.	Wave1: Training Plan (Output in MS Project file)	For Wave 1: Develop detailed Training Plan and Training approach as set forth Annex A7	A reasonably thorough and well written Training plan delivered via email or other means as mutually agreed, to Solectron in electronic format.	[*]

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Description/
Ref. #	Critical Deliverable	IBM Responsibility	Acceptance criteria	Due Date
* Omitted and
filed separately
with the SEC
pursuant to a
confidential
treatment
request
9.	Wave 2: Training Plan (Output in MS Project file)	For Wave 2: Develop detailed Training Plan and Training approach as set forth Annex A7	A reasonably thorough and reasonable well written Training plan delivered via email or other means as mutually agreed, to Solectron in electronic format.	[*]

10.	Wave 1: Complete P2P Platform implementation	Implement P2P Platform in each in-scope country for Wave 1 in accordance with the timeline as set forth Annex A7	P2P user data completely loaded, P2P Platform is fully capable for all applicable countries and P2P is accepting requisitions and issuing Purchase Orders.	[*]

11.	Wave 2: Complete P2P Platform implementation	Implement P2P Platform in each in-scope country for Wave 2 in accordance with the timeline as set forth Schedule A7	P2P user data completely loaded, P2P Platform is fully capable for all applicable countries and P2P is accepting requisitions and issuing Purchase Orders.	[*]

12.	Wave 1: IBM Customer Assistance Center Readiness (Output in MS Word file)	IBM Customer Assistance Center ready	Customer Assistance Center (“CAC”) for Wave 1 countries is established, staffed and functioning with local language support capability in accordance with Schedule A.	[*]

13.	Wave 2: IBM Customer Assistance Center Readiness (Output in MS Word file)	IBM Customer Assistance Center ready for Wave 2.	Customer Assistance Center (“CAC”) for Wave 2 countries is established, staffed and functioning with local language support capability in accordance with Schedule A	[*]

14.	Wave 1: Complete Power User training (Output in MS Word file)	Completion of training on processes, tool and trainer skills for Wave 1 Power Users	Power user training courses completed, training evaluation forms received and compiled by IBM and delivered to Solectron.	[*]

15.	Wave 2: Complete Power User training	Completion of training on processes, tool and trainer skills for Wave 2 Power Users	Power user training courses completed, training evaluation	[*]

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Description/
Ref. #	Critical Deliverable	IBM Responsibility	Acceptance criteria	Due Date
* Omitted and
filed separately
with the SEC
pursuant to a
confidential
treatment
request
	(Output in MS Word file)		forms received and compiled by IBM and delivered to Solectron

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Annex B1
Savings Measurement Methodology
1. INTRODUCTION
This Annex B1 (Savings Measurement Methodology) describes the method by which Actual and Committed Savings will be calculated.
2. DEFINITIONS
Unless otherwise defined in the Agreement, the following capitalized terms used in this Annex B2 shall have the meanings specified below:
(a)	“Actual Savings” shall mean the sum of the Actual Strategic Sourcing Savings plus Actual Tactical Savings.

(b)	“Actual Strategic Sourcing Savings” shall mean the actual savings produced through IBM’s strategic sourcing activities, as calculated in accordance with Section 4 (Savings Calculation) as and when realized and as validated and agreed to by Solectron in Sections 7.3 (Review & Agreement) and 7.6 (Savings Opportunities Rejected by Solectron). These savings will be compared to Committed Strategic Sourcing Savings to determine any savings shortfall or excess.

(c)	“Actual Tactical Savings” shall mean the actual savings produced through IBM’s tactical sourcing activities as calculated in accordance with Section 4 (Savings Calculation) as and when realized and as validated and agreed to by Solectron in Sections 7.3 (Review & Agreement) and 7.6 (Savings Opportunities Rejected by Solectron). The Actual Tactical Savings will be compared to Committed Tactical Savings to determine any savings shortfall or excess.

(d)	“Actual P2P Savings” means the actual level of P2P Savings achieved in a period. Actual P2P Savings shall be calculated in accordance with Section 4 and shall be validated and agreed to by Solectron.

(e)	“Addressable Spend” is defined in Schedule C (Charges).

(f)	“Addressable Strategic Sourcing Spend” mean Addressable Spend as defined in Schedule C.

(g)	“Addressable Tactical Sourcing Spend” means the spend that IBM has estimated, as being Tactically Sourced during the Term.

(h)	“Baseline” shall mean the measure of the price of a category that Solectron would have paid but for IBM’s Strategic or Tactical Sourcing actions, as determined pursuant to Section 6 (Baseline).

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(i)	“Category” shall mean a grouping of similar goods or services.

(j)	“Committed Savings” shall mean the sum of Committed Strategic Sourcing Savings and Committed Tactical Sourcing Savings. Committed Savings may be adjusted in accordance with Section 7.5 (Adjustment of Committed Savings).

(k)	“Committed Strategic Sourcing Savings” are the savings that IBM commits to achieving by its efforts to strategically source the Addressable Spend. IBM’s Committed Strategic Sourcing Savings as of the Effective Date are shown in Table B of Section 3.1 (IBM Responsibilities).

(l)	“Committed Tactical Sourcing Savings” are the savings that IBM commits to achieving by its efforts to tactically source the Addressable Tactical Souring Spend. IBM’s Committed Tactical Sourcing Savings are shown in Table B of Section 3.1 (IBM Responsibilities).

(m)	“Compliance Rate” shall mean the Compliant Spend for the period of interest divided by the sum of Compliant Spend for the period of interest plus non-Compliant Spend for the period of interest, with the resulting amount expressed as a percentage.

(n)	“Compliant Spend” shall mean with respect to (i) an IBM strategically sourced contract and (ii) a Solectron strategically sourced contract renegotiated by IBM, (individually the “SSC” and collectively the “SSCs”), spend placed through the SSCs after notice of each is provided to the applicable organization or personnel within Solectron, and, if applicable, once each SSC is fully functionally represented on the P2P platform. Compliant Spend shall mean, with respect to a period of interest, all compliant spend made with respect to all SSCs in place during the period of interest and while the SSCs were in place during the period of interest. Spend during the period of interest that should have been placed through the SSCs but for the actions or insistence of Solectron, was not placed through the SSCs is “non-Compliant Spend” during the period of interest. Spend is neither Compliant Spend nor non-Compliant Spend during the period of interest if (A) there are no SSCs in place covering the supply of the applicable good or service for the geography involved or (B) the spend is not placed with an SSC because the good or service is not in stock, or is unavailable within the time period required if ordered through the SSC or (C) a Solectron strategically sourced contract.

(o)	“Expected P2P Savings” are the P2P Savings that IBM has projected as the likely result of the implementation of this Agreement. Solectron has included these Expected P2P Savings in its business case for this Agreement.

(p)	[*]

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(q)	“Finance Manager” shall mean a party accountable within each of Solectron and IBM who manages day-to-day issues relating to Baseline and Savings determination and calculation.

(r)	“Management Committee” shall have the meaning specified in Schedule F (Governance Structure and Processes).

(s)	“P2P Savings” are savings IBM achieved through the implementation of IBM’s P2P platform and the improvements implemented by IBM in the management of the P2P processes for Solectron. These savings include cost reductions to Solectron resulting from: (a) reductions in demand, in the number of duplicate payments to suppliers, in the number of payment discounts missed, in the number of exception invoices, in the payments made for goods not received, and in the interest paid on exception invoices; and (b) increases in Compliant Spend.

(t)	“Savings” for a particular period shall mean the difference between the agreed to Baseline for a good or service and the actual cost of that good or service (including as appropriate similar approved Total Cost of Ownership elements as where included in the determination of the Baseline) times the quantities of the goods or services actually purchase during the period.

(u)	“Savings Contribution Report” shall mean the collection of reports on Committed, and Actual Savings as well as actual Addressable Spend and the Addressable Spend assumed to be present at the time the spend was made available to IBM for Strategic or Tactical Sourcing.

(v)	“Supplier” shall mean a supplier or potential supplier of goods and/or services to Solectron.

(w)	“Total Cost of Ownership (TCO) Elements” shall mean those selected cost elements that contribute to Solectron’s total cost, direct and indirect, incurred throughout the life cycle of an asset or service, including acquisition, deployment, operation, support and retirement that the parties agree are to be considered in determining the Baseline.

(x)	“True Up” shall mean the adjustment process described in Section 7.7 (Committed Savings Quarterly Adjustment and Annual True Up).

(y)	“True Up Amount” shall mean the adjustment amount determined in Section 7.7 (Committed Savings Quarterly Adjustment and Annual True Up).

(z)	“WPR” shall mean the “web payment request” functionality of the P2P Platform through which Solectron may request a check be issued for a non-PO-based invoice related to specifically authorized types of spend.
3. RESPONSIBILITIES
     3.1 IBM Responsibilities

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*	Omitted and filed separately with the SEC pursuant to a confidential treatment request
(a)	IBM will calculate and document Baselines as in accordance with Section 6 (Baseline), below, for review, comment and as appropriate confirmation by Solectron;

(b)	IBM will forecast, measure, and report on Savings, Addressable Spend and Compliance as identified in this Schedule;

(c)	IBM will propose and plan strategies and support Solectron to execute strategies to attain the Compliance Rates identified in Table B below;

(d)	IBM will produce the Actual Strategic Sourcing Savings and the Actual Tactical Sourcing Savings that at least meet the Committed Strategic Sourcing Savings and the Committed Tactical Sourcing Savings identified in Table B below when the Compliance Rate meets the level identified in Table B and when the actual level of Addressable Strategic and Tactical Sourcing Spend reaches the Spend identified in Table A below. These levels of Addressable Strategic and Tactical Sourcing Spend are expected (but not guaranteed) to be the values identified, in millions of US Dollars for each Contract Year, and shall be further detailed in Schedule C (Pricing); and

(e)	IBM will produce the Expected P2P Savings identified in Table B below when (i) Solectron achieves the Compliance Rate identified therein and (ii) the Spend processed through the P2P platform is as shown in Table A below. These levels of Spend processed through the P2P platform are expected (but not guaranteed) to be the values identified, in millions of US Dollars for each Contract Year.
[*]
     3.2 Solectron Responsibilities
(a)	Review, comment and, when agreed, confirm the Baselines calculated by IBM;

(b)	Review, comment and, when agreed, confirm the Actual Savings calculated by IBM; and

(c)	Provide or make available to IBM, historical data (including supplier contracts and supporting documentation) to the extent that they are reasonably necessary for IBM to perform the Services, that they are not provided otherwise pursuant to the Agreement and they are reasonably commercially available within Solectron.
4. SAVINGS CALCULATION
     4.1 Actual Strategic Sourcing Savings Calculation.

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(a)	Actual Strategic Sourcing Savings will be calculated based on actual spend during the term of the contract in which the newly negotiated pricing is in place by multiplying the variance between:
(i)	[*]
(b)	Notwithstanding the foregoing:
(i)	For any contract strategically sourced by IBM, except as specified in Sections 4.1(b)(ii) or 4.1(b)(iii), no savings will be calculated to accrue against such contract after the earlier of (A) 12 months following the effective date of such contract, (B) the effective date of a new contract which replaces such contract, or (C) the date upon which such contract expires.

(ii)	Renegotiated Contracts. In the event that during a 12-month period following the effective date of a contract that IBM has strategically sourced, IBM renegotiates that contract to achieve additional savings for Solectron, and provided that the contract and renegotiation has been negotiated and structured by IBM in good faith to maximize the savings to Solectron and not to circumvent the provisions of Section 4.1(b)(i) above, and provided the provisions of Section 6 respecting current market pricing are adhered to, IBM will be allowed to accrue savings equal to the sum of the discounts achieved by IBM from the initial negotiation and the subsequent negotiation until the end of the initial 12-month period. After the end of the initial 12-month period, the limitations imposed by Section 4.1(b)(i) would apply to the renegotiated pricing.

[*]

(iii)	Multi-Year Contracts. In the event that IBM strategically sources a contract for Solectron that has a term that exceeds 12 months and that provides for multiple period over period reductions in the price to Solectron and provided further that the contract has been negotiated and structured by IBM in good faith to maximize the savings to Solectron and not to circumvent the provisions of Section 4.1(b)(i), above, IBM will be entitled to accrue savings to this contract after the limitations imposed by Section 4.1(b)(i) until such period over period reduction ends. For the purposes of Section 6 (Baseline), and in a manner consistent with Section 6.1 (Prior Period Price), the Baseline applicable to the savings that accrue after the limitation of Section 4.1(b)(i) shall be the price paid during the previous period, assuming the then-current market price for the product remains above the price paid during the previous period.

[*]

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     4.2 Actual Tactical Savings Calculation
(a)	Actual Tactical Savings shall be calculated using processed invoices with prices from newly negotiated agreements that result from tactical sourcing activities. Such Savings represent actual compliance and are calculated by multiplying the variance between:
(i)	[*]
(b)	Notwithstanding the foregoing:
(i)	For any contract tactically sourced by IBM, except as specified in Sections Error! Reference source not found. or 4.1(b)(iii)4.2(b)(iii), no savings will be calculated to accrue against such contract after the earlier of (A) 12 months following the date notice of each is provided to the applicable organization or personnel within Solectron, and, if applicable, once such tactically sourced contract is fully functionally represented on the P2P platform, (B) the effective date of a new contract which replaces such contract or (C) the date upon which such contract expires.

(ii)	Renegotiated Contracts. In the event that during a 12-month period following the effective date of a contract that IBM has strategically sourced, IBM renegotiates that contract to achieve additional savings for Solectron, and provided that the contract and renegotiation has been negotiated and structured by IBM in good faith to maximize the savings to Solectron and not to circumvent the provisions of Section 4.1(b)(i) above, and provided the provisions of Section 6 respecting current market pricing are adhered to, IBM will be allowed to accrue savings equal to the sum of the discounts achieved by IBM from the initial negotiation and the subsequent negotiation until the end of the initial 12-month period. After the end of the initial 12-month period, the limitations imposed by Section 4.1(b)(i) would apply to the renegotiated pricing.

[*]

(iii)	Multi-Year Contracts. In the event that IBM tactically sources a contract for Solectron that has a term that exceeds 12 months and that provides for multiple period over period reductions in the price to Solectron and provided further that the contract has been negotiated and structured by IBM in good faith to maximize the savings to Solectron and not to circumvent the provisions of Section 4.2(b)(i), above, IBM will be entitled to accrue savings to this contract after the limitations imposed by Section 4.2(b)(i) until such period over period reduction ends. For the purposes of Section 6 (Baseline), and in a manner consistent with Section 6.1 (Prior Period Price), the Baseline applicable to the savings that accrue after the

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limitation of Section 4.2(b)(i) shall be the price paid during the previous period, assuming the then-current market price for the product remains above the price paid during the previous period.
[*]
     4.3 Actual P2P Savings
The parties intend to maximize Actual P2P Savings. IBM will use commercially reasonable efforts to identify, quantify and report Actual P2P Savings in a manner consistent with the methods underlying the representations of similar savings made in IBM’s various proposals leading up to this agreement. IBM will formulate the calculation and submit it for Solectron review within 30 days following the execution of this Agreement. Once acceptable IBM will begin to quantify and report on Actual P2P Savings.
5. GENERAL ITEMS RELATED TO SAVINGS CALCULATIONS
     5.1 Timing
(a)	Actual Savings and Actual P2P Savings are calculated at the time an invoice is processed and approved in P2P or other applicable platform (e.g., Travel).

(b)	Savings calculations shall be made in the currency of the governing Local Country Agreement and also expressed in US dollars based on the exchange rate methodology set out in Schedule C (Charges).

(c)	IBM will make the Savings calculation and present it to Solectron for their review, comment and, as appropriate, approval.
     5.2 Specific Item Calculation.
Specific Item Calculation is the preferred Actual Savings calculation method. The “Specific Item Calculation” applies to price Savings achieved via strategic sourcing and/or a tactical buy. The calculation utilizes new price vs. old price for each specific item to determine change in price. The change in price is then be multiplied by actual current period volume to determine Actual Savings.
[*]
     5.3 Alternative Methods of Savings Calculations
(a)	The practicalities associated with the nature of the purchases may necessitate alternate methods of determining Savings. There are several alternative calculations methods that have been identified (below), that maintain the spirit of

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the Specific Item Calculation and address the practical necessities. These methods can be applied to calculations for Actual Savings, targets, and forecasts. Where the methods contain discretionary elements, IBM will provide justification and will secure Solectron’s approval, which will not be unreasonably withheld, to the elements prior to their use.

(b)	Market Basket Calculation. The market basket calculation utilizes geographically representative “market basket samples” of indirect goods or services and is the preferred approach to use where there are too many items in a sourcing transaction to track Savings on each item. In this calculation, IBM shall identify a geographically representative sample or basket of the goods or services, price the basket using Baseline and new unit prices and then calculate a weighted average expected Savings percentage of the Baseline. Savings will then be determined by applying this percentage to the actual spend of the entire group of items.

[*]

(c)	Lump-Sum Spend Calculation. The lump sum calculation is used primarily for like services that have been previously purchased. Savings are calculated as previous amount paid versus newly negotiated amount paid. The Baseline for this methodology shall be the price paid in the prior year for the like service.

[*]
6. BASELINE
Baselines will be calculated by IBM, reviewed by Solectron and agreed during the sourcing process for the good or service in question. The methods of determining and adjusting the Baseline appear below. Except for adjustments for TCO Elements the Baseline may never at any time exceed the then current market price for the good or service in question.
     6.1 Prior Period Price
Prior period actual price is the preferred method for determining the Baseline for indirect goods and services. In this case, for any new contract, the Prior Year Price Baseline is the volume weighted average price paid for the good or service purchased during the lesser of (a) the 12 months prior to the point of interest (i.e. effective date of supplier contract) or (b) for purchases made against agreements that have been in place for less than 12 months, the duration of such agreement to be replaced by the new contract. This Baseline can be developed from various data (e.g., from invoice level detail, purchase order detail (if utilized), or by requesting the information from the Supplier).
     6.2 New Item Purchases —Acceptable Bid

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Frequently, new indirect goods or services may be procured for the first time or they may have been purchase intermittently and historical pricing may not be representative of the market and thus an apples-to-apples price and product comparison may not be available. For these purchases, the Baseline will be the second lowest acceptable bid that meets the required specifications for the indirect good or service when IBM has obtained three or more bids for the purchase.
     For Example: IBM requests bids from three Suppliers for a piece of capital equipment that has not been purchased before:
o	Supplier A bids $10,000 for equipment that meets Solectron’s specifications;

o	Supplier B bids $9,000 for equipment that meets the Solectron’s specifications;

o	Supplier C bids $5,000 for equipment that meets the Solectron’s specifications.
Thus Supplier B has the second-lowest acceptable bid that meets the required specifications. Therefore $9,000 will be the Baseline. In the case where only two satisfactory bids are obtained the Baseline will be the average of the two bids. In cases where only one bid is obtained, this single bid will serve as a Baseline.
     6.3 Indexing Adjustment.
IBM may propose to adjust the otherwise determined Baseline by use of an industry trend indicator that can be identified that reasonably reflects the market trend for that category.
Example: Weighted average historical hotel room rate is $100 per night (the otherwise determined Baseline); representative market index for hotel rates indicates a 5% price increase in the marketplace; and the adjusted Baseline (assuming Solectron concurs with the correctness of the index) is $105 ($100 time 1.05).
     6.4 Incremental Discounts
For a number of indirect purchases (for example, airlines and vehicles), negotiations are typically focused around discounts off of list price. The Baseline in this case would be the (weighted average list price) times (1 minus the previously negotiated discount).
     6.5 Baseline adjustments for TCO Elements
The Baseline for goods and services may be adjusted to reflect the TCO Elements listed below when it is anticipated that sourcing activities may uncover improvements which can contribute to savings. While this list represents the elements with the highest probability of occurrence, other elements may become relevant to Solectron’s business, or Category requirements in the future may be included subject to mutual agreement to adjustment of the Baseline.

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(a)	Delivery or transport charges as part of the landed cost of the good or service. For selected services (e.g., professional & labor-based services), these cost may be in the form of travel expenses on top of negotiated hourly rates.

(b)	Deployment or Installation costs or Service charges negotiated as part of the purchased price of a good. As an example if a supplier quotes a price for a piece of equipment that is higher than a competitive supplier quote, but offers a substantial reduction on the installation fees (assuming the installation service meets specifications) this can result in an overall better value and for Solectron. This may also apply to selected services where a Supplier may offer measurable value-added deployment support services.

(c)	Product specification changes may be identified which, while meeting Solectron’s performance requirements, may represent changes in Solectron’s TOC. Examples include:
(i)	Substitution materials (for example generics for brand names);

(ii)	Specification optimization: Savings arising from specification optimization that provides measurable Savings while meeting Solectron requirements (Example: IBM and Solectron key stakeholders agree that a current requirement for service response time for specific machine maintenance is over-specified for Solectron’s actual requirements. IBM proposes a measurable Savings based on the revised specifications);

(iii)	Returnable Containers: IBM may identify incremental Savings identified through IBM and arising out of lower costs based on a combination of the unit cost and the refund for returned containers;

(iv)	Reductions of internal material handling charges. (Example: Supplier delivers goods to point of use therefore reducing Customer’s internal handling costs);

(v)	Additional valued added services. (Example: IBM negotiates skills upgrading/training with a Supplier of temporary labor services that provides Customer with a measurable benefit);

(vi)	Life cycle optimization for high-value capital items. (Example: IBM influences requisitioner to change the product specifications such that client experiences a P&L benefit from a longer life cycle for the sourced item);

(vii)	Cash flow improvements from reductions in inventory; and

(viii)	Value improvement or total systems effectiveness improvement. (Examples: Savings from reduced lead times, prolonged guarantee terms, improved delivery terms, substitution of components.)

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7. SAVINGS TRACKING
     7.1 Responsibility
IBM and Solectron will manage the Savings tracking process in accordance with Schedule F (Governance), with both parties identifying a person to act as Finance Manager in their respective project offices. These roles will serve as the primary point of contact between Solectron and IBM for analysis of Savings achievement, discussion of issues related to Savings achievement, and initial efforts to resolve any disputes arising between the parties associated with Savings initiatives.
     7.2 Measurement
Using the calculation methods identified in Section 4 (Savings Calculation), on a monthly and annual basis IBM shall measure, track, report on and forecast Actual Savings for each category and/or subcategory for which IBM has Strategic Sourcing responsibility and shall compare such Actual Savings to the Committed Savings and prior year Actual Savings (the “Savings Contribution Report”).
     7.3 Review & Agreement
(a)	Except as specified in the Section 7.3(b) below, the Savings Contribution Report for each Category will be made available by IBM for review by Solectron on a monthly basis by the 10th business day of the month. Solectron will have up to ten (10) business days, following receipt of the monthly Savings Contribution Reports, to review and question the Savings contributions declared by IBM. During this time IBM will support Solectron’s requests for information or evidence of achievement. During that period, Solectron will identify any specific areas of dispute and document the rationale for such dispute. Those areas undisputed will be considered accepted by Solectron. The disputed items will first be discussed at the Management Committee meeting and, if still unresolved, will be escalated in accordance with the Dispute Resolution process.

(b)	Prior to P2P Platform implementation:
(i)	Within thirty (30) days after the end of each month (or as otherwise mutually agreed by the Parties), Solectron will provide to IBM a report, in a format substantially similar to the template provided in Annex B-4 that provides IBM with data related to Solectron’s spend amounts for indirect purchases. IBM will obtain reports from suppliers on contracts it has sourced with data elements such as SKU consumption, unit price and total price. IBM will manually reconcile the Solectron reports and supplier reports to determine and measure Actual Addressable Spend and associated Actual Savings.
(ii)	If the spend amount for a specific supplier as reported on the Solectron report and the supplier report is within 10% of the supplier-reported

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amount, IBM will use the amount specified on the supplier report to determine Actual Addressable Spend and calculate Actual Savings.

(iii)	If the spend amount for a specific supplier as reported on the Solectron report and the supplier report does not match and the discrepancy is greater than 10% of the supplier-reported spend amount, with Solectron’s assistance, IBM will reconcile the two reports and identify root causes of the discrepancy. As necessary to reconcile the spend amounts specified in the Solectron report and a supplier report, Solectron will identify all contracts between Solectron and the relevant supplier and will provide such data as is reasonably available to Solectron related to Solectron’s purchases from that supplier. IBM will obtain from the supplier a summary of amounts invoiced to Solectron by the supplier under contracts not sourced by IBM. Solectron will reimburse IBM for any Out-of-Pocket Expenses associated with obtaining such summary from such supplier. IBM will use the reconciled spend to determine Actual Addressable Spend and calculate Actual Savings.

(iv)	If AP data is unavailable, IBM will use relevant Solectron PO data and any relevant supplier reports to determine Actual Addressable Spend in order to calculate Actual Savings based on the supplier reports. If the Parties agree that the PO data is consistently inaccurate or inconsistent, the Parties may elect to rely solely on the supplier reports where no AP data is available.

(v)	Unless otherwise agreed by the Parties, IBM will provide the Savings Contribution report within sixty (60) days after the end of each month.
     7.4 Addressable Spend and Compliant Spend
(a)	IBM will report on Addressable Spend, Compliance Rates and Compliant Spend.

(b)	[*]
     7.5 Adjustment of Committed Savings
(a)	Committed Strategic Sourcing Savings and Committed Tactical Sourcing Savings will vary respectively with Actual Addressable Strategic Sourcing Spend and Actual Addressable Tactical Sourcing Spend. In addition Committed Strategic Sourcing Savings will vary with the actual Compliance Rates achieved.

(b)	[*]

(c)	[*]

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     7.6 Savings Opportunities Rejected by Solectron
(a)	IBM will notify Solectron of sourcing opportunities that have been rejected by End Users and the Savings from such opportunity IBM believes should still be accepted as Actual Savings. IBM will not be entitled to claim Actual Savings under any contract until after notice of each is provided to the applicable organization or personnel within Solectron, and, if applicable, once each contract is fully functionally represented on the P2P platform.

(b)	Without restricting “for cause” rejection, Solectron may reject IBM request that the Saving which might have accrued to such opportunity be accepted as Actual Savings if there is a reasonable good faith belief that pursuit of the opportunity will be detrimental to its business. Solectron will provide supporting documentation of this determination to IBM. The reasons for such a good faith belief could include:
(i)	Past experience with the proposed supplier or source of the commodity (e.g., poor quality or responsiveness);

(ii)	The terms and conditions proposed to the extent they depart significantly from the terms and conditions specified in the request;

(iii)	Solectron’s contractual commitments to or business relationships with Solectron clients or business partners;

(iv)	An anticipated negative competitive or strategic impact on Solectron, such as sourcing from a competitor of Solectron or a potential business partner of Solectron; or

(v)	Reasonable anticipation of a negative impact on quality or service as compared to the request or specification.
(c)	Solectron will use Commercially Reasonable Efforts to disclose and IBM will use Commercially Reasonable Efforts to solicit, at the time of the sourcing request, information pertaining to the items above and any other items which IBM may take into account in its sourcing to facilitate acceptance of the Savings opportunity. Lessons learned and corrective actions with Solectron and IBM will also be defined and implemented in order to minimize the recurrence of future rejections for the same or similar circumstances. IBM will also report on Savings opportunities that have been rejected by Solectron at the regular Management Committee meetings.
(d)	The Savings believed by IBM to have been achieved by the opportunities rejected by Solectron will be handled as follows:
(i)	For each purchase request submitted by an End User or other sourcing opportunity identified by IBM, IBM will complete the Functions necessary to present the relevant End User with an executable transaction

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that satisfies the requirements of the purchase request or an executable sourcing strategy to implement the sourcing opportunity. This presentation may include providing Solectron with a supportable calculation of the Savings to be achieved through execution of such transaction or sourcing strategy in the manner proposed by IBM. If Solectron, for reasons other than for cause or those reasons specified in Section 7.6(b), rejects the transaction or otherwise directs IBM to execute the transaction with a supplier other than that proposed by IBM, IBM may request credit for the savings that would have been achieved through execution of the transaction as proposed by IBM. Solectron will promptly evaluate the request for Savings credit.

(ii)	[*]If Solectron believes the End User’s rejection was fair and the anticipated Savings invalid and IBM requests, the issue will be escalated within two (2) business days to the Management Committee for review and determination. If the Management Committees determination is unacceptable to IBM, IBM may at its option further escalate the issue to the Dispute Resolution process.

(iii)	[*]
     7.7 Committed Savings Quarterly Adjustment and Annual True Up
(a)	Adjustments to Committed Savings provided for in this Section 7.7 will be determined quarterly with an overall annual true-up to occur as part of the fourth quarter analysis.

(b)	Actual Savings will be compared with the Committed Savings (as adjusted) on a quarterly basis to calculate any credit or bonus to be provided to or paid by Solectron, respectively, for that quarter in accordance with Schedule B. Any quarterly credit/bonus will be credited/invoiced to Solectron on the next monthly invoice following the completion of the quarter.

(c)	At year-end, annual Actual Savings will be compared with annual Committed Savings to calculate any adjustments to the quarterly credits/bonuses provided to or paid by Solectron necessary to reflect Actual Savings for the entire year (the “True Up Amount”).

(d)	Upon Solectron’s reasonable request, IBM will make data available to support Solectron’s year-end accrual process

(e)	The True-Up Amount will be invoiced (or credited) to Solectron within thirty (30) days after the completion of the process specified in Section (b) (the “True Up Process”).

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(f)	The True Up Process shall be completed within two weeks of the date that Solectron receives the Savings Contribution Report applying to the third month of each calendar quarter. If agreement on the Committed Savings, the Actual Savings and True Up Amount is not achieved by the IBM and Solectron Responsible Executives by the end of such period, then the Dispute Resolution Process shall be invoked to complete the True-Up Process.

(g)	Invoices for the True Up Amount shall be paid or credited in accordance with the payment terms set forth in Schedule C (Charges).

(h)	Notwithstanding the above, the Parties agree as follows with respect to Contract Year 1: (a) there will be no annual True-Up; and (b) adjustments to Committed Savings will be determined for quarter 3 and quarter 4.
     7.8 Solectron Timeliness Responsibility
In case the start of the realization of a savings is delayed because of Solectron’s failure to discharge their responsibilities in a timely manner, IBM shall be credited with the lost savings (as a result of the delay) as Actual Savings unless otherwise agreed to by the Parties. IBM shall notify Solectron in writing within seven (7) business days of Solectron not fulfilling a responsibility that is causing or is likely to cause the delay. If IBM fails to notify Solectron that their actions caused a delay within seven (7) business days of Solectron not fulfilling a responsibility, IBM shall not be credited with the lost savings (as a result of the delay) to count towards Actual Savings. If the Parties do not agree on the responsibility of the delay, they may invoke the dispute resolution procedure as appropriate.

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Annex B-2
Service Level Metrics and Weightings
1. P2P PLATFORM
     1.1 System Availability

Definitions	Available for Use	A system is considered to be "Available for Use” when the hardware and systems software making up the system’s hardware/system software platform are properly running so as to enable the proper execution of all applications software scheduled to run on such system.

	Availability	The percentage of Scheduled Uptime that a given service or system is Available for Use. Availability is calculated as the aggregate minutes during the periods of Scheduled Uptime for such system that such system is Available for Use during such month, divided by the total aggregate minutes of Scheduled Uptime for such system during such month, with the result expressed as a percentage.

		AvailForUse	X [100%]

SchedUptime

		Where;	SchedUptime = the total number of minutes the System is scheduled to be available for use.
AvailForUse = the total number of minutes the System is actually available for use.

	Maintenance Window	A pre-scheduled maintenance period when a system is not scheduled to be Available for Use.

	Scheduled Uptime	The period of time when a system is scheduled to be Available for Use. Scheduled Uptime does not include Maintenance Windows.
P2P Platform Availability —

	Performance Requirement	Weighting Factor %
P2P System Availability	[*]

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     1.2 % of Hand-free Orders

Definition	“% Hands-free Orders” means the percentage of all purchase orders for items in Categories sourced by IBM that are placed during the reporting period through a Hosted Catalogue or a Punchout Catalogue or a Contract. Except as otherwise agreed, this Operational Service Level may not be designated as a Critical Service Level pursuant to Section 5.3 (Designation as Critical Service Level) of Schedule B.
% Hands-Free Orders

	Performance Requirement		Weighting Factor %
% Hands-Free Orders	On a quarterly basis during Contract Years 1 through 5, [*] of all POs issued will be placed through a Hosted Catalogue or a Punchout Catalogue or a Contract.		N/A

	HFPOs	X [100%]

POs

	Where;	HFPOs = the number of hands free PO’s issued
POs = the number POs issued
     1.3 PO Cycle time (Approved requisition to PO)

Definition	“PO Cycle Time” means the amount of time between the time that an approved requisition is submitted to IBM and the time that a completed PO is released by IBM.

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PO Cycle Time

	Performance Requirement		Weighting Factor %
PO Cycle Time (Tactical Sourcing)	On a monthly basis, at least [*] of all POs issued following Tactical Sourcing will be completed by IBM within 7 business days of IBM receipt of an approved requisition.

	POs	X [100%]

Reqs

	Where;	Reqs = the number of Approved Requisitions routed for Tactical Sourcing
POs = the number of resulting POs issued in the specified time (7 business days)

PO Cycle Time (Buyer involved)	On a monthly basis, at least [*] of all POs issued as a result of the requisition being routed to a buyer for PO placement but not Tactical Sourcing will be completed by IBM within 2 business days of IBM receipt of an approved requisition.

	POs	X [100%]

Reqs

	Where;	Reqs = the number of Approved Requisitions that are routed to a buyer for PO placement but not Tactical Sourcing
POs = the number of resulting POs issued in the specified time (2 business days)

PO Cycle Time (Automated Catalog Purchase)	On a monthly basis, at least [*] of all POs issued without any buyer involvement will be issued by IBM within 1 business day of IBM receipt of an approved requisition.

	POs	X [100%]

Reqs

	Where;	Reqs = the number of Approved Requisitions that are not routed to a buyer for PO placement.
POs = the number of resulting POs issued in the specified time (1 business day)

     1.4 PO Accuracy

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Definition	“PO Accuracy” means the percentage of all purchase orders issued which are returned by supplier or which must be modified because of erroneous part number or descriptions or pricing. Except as otherwise agreed, this Operational Service Level may not be designated as a Critical Service Level pursuant to Section 5.3 (Designation as Critical Service Level) of Schedule B.
PO Accuracy

	Performance Requirement		Weighting Factor %
PO Accuracy	On a monthly basis, no more than [*] of all purchase orders issued will returned by the supplier or require modification because of erroneous part numbers, descriptions or pricing.		N/A

	PORs	X [100%]

POs

	Where;	PORs = number of PO returned by the supplier or require modification because of erroneous part numbers, descriptions or pricing
POs = the number of POs issued
     1.5 Supplier Profile Set Up / Modification Time

Definition	“Supplier Profile Set Up / Modification Time” means the amount of time between the time that an approved request to create or modify the profile for a supplier is submitted to IBM and the time that the new/modified profile for that supplier is materially correct and available for use in the P2P Platform.

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Supplier Profile Set Up / Modification Time

	Performance Requirement		Weighting Factor %
Supplier Profile Set Up / Modification Time	On a monthly basis, at least [*] of all requests to create/modify a supplier profile in the P2P Platform will be completed by IBM within 2 business days of IBM receipt of an approved request. Note: There is a special process for expediting the creation or modification of a supplier record.

	Comp	X [100%]

Reqst

	Where;	Reqst = the number of Supplier Profile creation/Modification Requests made
Comp = the number of Supplier Profile creation/Modification Requests completed within the specified time (2 business days)
     1.6 % Electronic PO

Definition	“% Electronic PO” means the percentage of all purchase orders that may be issued in electronic form during the reporting period that are issued to the supplier in electronic form. Except as otherwise agreed, this Operational Service Level may not be designated as a Critical Service Level pursuant to Section 5.3 (Designation as Critical Service Level) of Schedule B.
% Electronic PO

	Performance Requirement	Weighting Factor %
% Electronic PO	On a monthly basis, at least [*] of all purchased orders issued shall be issued in electronic form	N/A
2.	CUSTOMER ASSISTANCE CENTER (CAC)

In addition to the terms defined in the Agreement, the following defined terms will apply to the CAC:

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Definitions	Abandonment	A Call is considered abandoned if, more than [*] after a caller selects the option in the IVR to speak to a CAC agent, the Call is terminated (including by caller hangup) prior to pickup of the Call by a CAC agent.

	Call	A telephone call to the CAC where the caller makes the selection using the automated call distribution system to speak to a member of the CAC staff.

	Call Answer	A Call is considered answered when the caller is interacting with a CAC agent.

	Call Back	Defined as a follow-up Call from IBM CAC to a user regarding a previous call ticket.

	CAC Ticket	Refers to a unique logical electronic record that IBM will create, update, maintain and archive for each incident. A CAC Ticket is used to record all user/IBM interaction pertaining to an incident and all IBM-related actions, and corresponding date/time, taken to resolve an incident, from the time it is first reported to the CAC until Incident Resolution and closure by the CAC.

	Speed-To-Answer	Total elapsed time from the point that the CAC automated call director (ACD) call-circuitry places a Call into queue until a human operator picks up the Call.
2.1	SLA Detail

IBM shall provide CAC Support Services that meet or exceed the following service levels as of the first P2P Platform Go Live Date.
(a)	Response Time SLA

Definition	Response time is the number of seconds it takes a caller to connect with IBM’s contact center representative.
CAC Response Time

CAC Responsiveness	Performance Requirement	Weighting Factor %

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CAC
Responsiveness	Performance Requirement		Weighting Factor %
Speed-to-Answer	At least [*] of all Calls to the CAC in a given month will be answered in [*] or less.

	Answered	X [100%]

Made

	Where;	Made = the number of calls made to the CAC
Answered = the number of calls answered by the CAC within the specified time (30 seconds)

Call Abandonment Rate	On a monthly basis, not more than [*] of all Calls to the CAC will be Abandoned.

	Abandoned	X [100%]

Made

	Where;	Made = the number of calls made to the CAC
Abandoned = the number of calls abandoned by the caller

Recurring Problem	Repeat Calls On a monthly basis, not more than [*] of all Calls to the CAC shall be regarding the same problem for the same user as described in a CAC Ticket within [*] of the closure of that CAC Ticket.

	Re peats	X [100%]

Made

	Where;	Repeats = the number of calls to the CAC that are regarding the same problem for the same user as described in a CAC Ticket within [*] of the closure of the CAC Ticket.
Made = the number of calls made to the CAC
     (b) Incident Resolution SLA

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Definition	“First Call Resolution” means that during the first Call that the customer makes to the CAC, IBM is able to answer the question, resolve the problem, or dispatch service where appropriate, even if the Call is transferred to another person, provided that the Call is not terminated.
Incident Resolution Table

CAC Incident Resolution	Performance Requirement		Weighting Factor %
1st Call Resolution Rate	In a given month, IBM will resolve at least [*] of all Level 1 Calls that are technically capable of being resolved on the first Call.

	Calls Resolved	X [100%]

Calls Capable

	Where;	CallsCapable = the number of calls to the CAC that are capable of being resolved on the first call to the CAC
CallsResolved = the number of calls to the CAC that are capable of being resolved on the first call to the CAC that are actually resolved during the first call.
     2.2 Accounts Payable
     Invoice Payment Errors

Definition	An Invoice Payment Error means a payment of (i) an incorrect amount (when all relevant taxes or other adjustments are taken into an account) (ii) a payment to an incorrect party or (iii) a payment that is not within the terms approved by Solectron for that supplier.
Invoice Payment Errors

Performance Requirement	Weighting Factor %

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Invoice Payment Errors

	Performance Requirement		Weighting Factor %
Invoice Payment Errors	On a yearly basis, not more than [*] of all payments proposed by IBM will have an invoice payment error.

	InvpayErrors	X [100%]

InvPaid

Where;
InvPayErrors = using a sample size appropriate for six sigma confidence, the number of invoice payment errors (any error causing Solectron to have paid more than was rightfully due, e.g., double payments, overpayments) in the sample of invoices proposed by IBM for payment

InvPaid = the number of invoices proposed by IBM for payment in the sample (sized appropriate for six sigma confidence).
* Omitted and filed separately with the SEC pursuant to a confidential treatment request

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Annex B-3
Summary of Performance Management Methods

Transition Wave 1 Period Performance Management
	Measurement	Measurement
Measurement	Period	Metric(s)	[*]	[*]
Critical Deliverables	N/A	Based on acceptance of Critical Deliverables	[*]	[*]

Savings	Quarterly	As described in Annex B-1 (Savings Calculation Methodology)	[*]	[*]

Customer Satisfaction	Quarterly	Management Survey	[*]	[*]

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Transition Wave 2 Period Performance Management
	Measurement	Measurement
Measurement	Period	Metric(s)	[*]	[*]
Critical Deliverables	N/A	Based on acceptance of Critical Deliverables	[*]	[*]

Savings Contract Y1	Quarterly	As described in Annex B-1 (Savings Calculation Methodology)	[*]	[*]

Savings Contract Y2 through end of Transition Wave 2	Quarterly	As described in Annex B-1 (Savings Calculation Methodology)	[*]	[*]

Customer Satisfaction	Quarterly	Management Survey	[*]	[*]

Critical SLAs	Monthly	As specified in Annex B-2 (Operational SLAs)	[*]	[*]

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Steady State Period Performance Management
	Measurement	Measurement
Measurement	Period	Metric(s)	[*]	[*]
Savings	Quarterly	As described in Annex B-1 (Savings Calculation Methodology)	[*]	[*]

Customer Satisfaction	Quarterly	Management Survey	[*]	[*]

Critical SLAs	Monthly	As specified in Annex B-2 (Operational SLAs)	[*]	[*]

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Annex B-4
Form Template of AP Data Pulled

ATA_SOURCE	CORP_CODE	DIVISION	VENDOR_NUM	VENDOR_NAME	INVOICE AMT	INVOICE #	CHECK_AMT	DATE_INVOICED

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Schedule C
Charges

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1. INTRODUCTION	4

2. DEFINITIONS	4

3. STRATEGIC SOURCING SERVICE CHARGES	5
3.1 Overview of Strategic Sourcing Charges	5
3.2 Definitions Specific to Strategic Sourcing	5
3.3 OCM Charge	6
3.4 Strategic Sourcing Fixed Charge	7
3.5 Applicability of Volume Based Adjustments and Volume Band Limits for OCM Services	7
3.6 Removal of Strategic Sourcing Services from Scope	9

4. P2P OPERATIONS SERVICES	9
4.1 P2P Operations Services	9
4.2 Inclusion of Additional Countries	10

5. [RESERVED]	10

6. [RESERVED]	10

7. PASS-THROUGH PROCESSING	10

8. OTHER ITEMS	10
8.1 Credit for LOA Payments	10
8.2 Out of Pocket Expenses	11
8.3 Cost of Compliance with Performance Standards	11
8.4 Software Licenses	11
8.5 Other Adjustments to Service Charges	11

9. INVOICING AND PAYMENT	11
9.1 Invoicing	11
9.2 Payment Due	13
9.3 Proration	13
9.4 Refundable Items	13
9.5 Disputed Charges	13

10. [*]	13
10.1 [*]	13
10.2 [*]	13

11. TAXES	13
11.1 Introduction	13
11.2 Service-Related Taxes	14
11.3 Mutual Cooperation	14

12. PERFORMANCE OF T&M WORK	14

13. CERTAIN ADJUSTMENTS TO CHARGES	15
13.1 Economic Change Adjustment (ECA)	15
13.2 Credit / Bonus for Savings and Service Level Credits	15

14. TERMINATION & TERMINATION ASSISTANCE CHARGES	15
14.1 [*]	15
14.2 Wind Down Costs	15
14.3 [*]	16

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List of Annexes
* OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST
C1 [*]

C2 Invoicing Process
C2-1 Overview of Country Allocations, Currency Conversion and Invoice Calculation Process

C 2-2 Invoice Template

C 2-3 Global Summary Report
C3 Economic Change Adjustment (ECA)

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SCHEDULE C
CHARGES
1.	INTRODUCTION

This Schedule C (Charges) describes the methodology for calculating the charges for the Services provided by IBM to Solectron pursuant to this Agreement (the “Service Charges”). All capitalized terms used in this Schedule C but not defined herein shall have the meanings given them in the Agreement or other Schedules. The Service Charges described in this Schedule C are subject to adjustment for:
(a)	The credit described in Section 9.1 (Credit for LOA Payments) of this Schedule C;

(b)	The ECA provided in Section 13.1 of this Schedule C;

(c)	The savings credit/bonus provided in Section 2.2 (Incentive Credit and Bonus Methodology) of Schedule B (Performance Management);

(d)	Any Service Level Credits as provided in Section 3.3 (Service Level Credits) of Schedule B (Performance Management);

(e)	Any New Services performed by IBM as provided in Section 2.8 (New Services) of the Agreement;

(f)	The adjustments permitted under Section 11.3 (Termination by Solectron) of the Agreement; and

(g)	The adjustments permitted under Section 19.3 (Force Majeure) of the Agreement.
2.	DEFINITIONS

As used in this Schedule C:
(a)	“Economic Change Adjustment” or “ECA” means any adjustment to the Volume Baselines, Trigger Values, Volume Adjustment Rates and prices specified in the Pricing Tables resulting from the process described in Annex C-3 (Economic Change Adjustment).

(b)	“Country Invoice” means the invoices to be provided at the country level as described in Section 9.1(d) of this Schedule C.

(c)	“Pricing Tables” means the tables set forth in Annex C-1.

(d)	“T&M Rates” means the labor rates per billable hour shown in the Pricing Tables.

(e)	“T&M Work” is defined in Section 12 (Performance of T&M Work) of this Schedule.

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(f)	“Volume Adjustment Rates” means the rates used to calculate variable charges or to make certain adjustments to estimated charges, as described in this Schedule.

(g)	“Volume Adjustments” means the adjustments to variable charges to account for increases and decreases in Service volumes relative to the applicable Volume Baselines.

(h)	“Volume Baselines” means the estimated Service volumes upon which variable charges have been estimated as of the effective date, as described in this Schedule. The Volume Baseline for Ongoing Category Management variable charges is the OCM Spend Estimate (as defined in Section 3). The Volume Baseline for P2P Operations variable charges is Managed Spend (as defined in Section 4).
3.	STRATEGIC SOURCING SERVICE CHARGES

This Section describes the methodology to be used to compute charges for the Strategic Sourcing Services performed by IBM during the Term. The charges calculated pursuant to this Section fully compensate IBM for providing Strategic Sourcing Services.
3.1	Overview of Strategic Sourcing Charges.

Strategic Sourcing Services are priced by Category and GEO (as defined in Section 3.2 below), for each of the Categories and GEOs that Solectron authorizes IBM to source and/or manage from time to time during the Term. There are two charges for each Category:
(a)	An “Ongoing Category Management” or “OCM” charge. See Section 3.3.

(b)	A Strategic Sourcing Fixed Charge. See Section 3.4.
3.2	Definitions Specific to Strategic Sourcing.
(a)	“Addressable Spend” means the fees and charges paid to Commodity suppliers by Solectron (stated in U.S. dollars) for Commodities included within all In-scope Categories included in a Complexity Level in a GEO. It is the spend that can be strategically sourced by IBM — i.e., where the existing supplier arrangements can be changed or terminated without any significant financial consequences due to existing contractual obligations, and where Solectron does not have any other business need to continue existing supplier relationships. The Addressable Spend for a Category will be determined by the Parties at the time that IBM assumes responsibility for Strategic Sourcing of that Category and will be the Parties’ best estimate of the actual addressable fees and charges paid by Solectron in the twelve months preceding the transfer of sourcing responsibility to IBM, adjusted for any known changes in volumes.

(b)	“In-scope Categories” means the commodity Categories (as defined in Schedule A) for which IBM provides Strategic Sourcing Services to Solectron from time to time within a particular GEO. A Category may be

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included in scope for Initial Sourcing and then subsequently removed from scope; alternatively a Category may be included in scope for Ongoing Category Management Services only, without an Initial Sourcing.

(c)	“GEO” means each of the geographical regions listed in the Pricing Tables.

(d)	“Complexity Level” means the level of complexity and associated work effort and cost required to provide Strategic Sourcing Services for a particular Category. As of the Effective Date, Solectron’s general ledger codes for indirect materials and services have been allocated to High, Medium and Low Complexity Levels as shown in Schedule A, Annex A-1.

(e)	“OCM Spend” for a Category means the total dollar value of the fees and charges paid by Solectron to suppliers under contracts that are strategically sourced by IBM or by Solectron and that are included in IBM’s Ongoing Category Management Services. OCM Spend includes Addressable Spend and other non-Addressable Spend for which IBM performs Ongoing Category Management at Solectron’s request, but does not include spend for which IBM provides tactical sourcing Services as part of P2P Operations Services.

(f)	“OCM Spend Estimate” means the estimate of OCM Spend by Complexity Level, by GEO as of the Effective Date, as set forth in the Pricing Tables in Annex C1.

(g)	“Trigger Value” means the change in spend that will trigger an adjustment to the OCM Charge for a Complexity Level, as set forth in the Pricing Tables. The Trigger Values for changes to the OCM Charge are expressed in dollars of OCM Spend.
3.3	OCM Charge.
(a)	OCM Spend. The price for Ongoing Category Management Services is based on the dollar value of OCM Spend managed by IBM each month.

(b)	Volume Adjustment. The OCM Charge for each In-Scope Category and GEO is set forth in the Pricing Tables. That charge is based on the OCM Spend Estimate. The charge will be adjusted each month based on the actual OCM Spend within that Category and GEO using the following method:
(i)	Determine the actual total OCM Spend for all In-Scope Categories within the Complexity Level and GEO (the “OCM Actual").

(ii)	Calculate the difference between the OCM Actual and the OCM Estimate (the “OCM Variance") — positive (if OCM Actual exceeds the OCM Estimate) or negative (if OCM Actual is less than the OCM Estimate).

(iii)	The price adjustment factor is the OCM Variance divided by the Trigger Value for the relevant Complexity Level and GEO, rounded down to the nearest whole integer number. If the Trigger Value

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exceeds the Volume Baseline and the Complexity Level is removed from scope, the Trigger Value is deemed to equal the Volume Baseline (so that the entire charge for that Complexity Level is eliminated).

(iv)	The price adjustment equals the price adjustment factor multiplied by the applicable Volume Adjustment Rate stipulated in the Pricing Tables in Annex C1-4. If the OCM Variance is positive, the price adjustment increases the charges payable by Solectron. If the OCM Variance is negative, the price adjustment reduces the charges payable by Solectron.
Example:
•	[*]
(c)	Calculation of Monthly Invoiced Charges. The OCM Charge will be calculated and billed in arrears based on the actual volume of OCM Spend processed through the P2P System in that month.
3.4	Strategic Sourcing Fixed Charge.

During the continuance of IBM’s performance of Strategic Sourcing Services, Solectron shall pay IBM the fixed charge as specified in the Pricing Tables, Annex C1-2. The fixed charge compensates IBM for all work performed by IBM in connection with strategic sourcing activity as contemplated within Annex A-1 of the Agreement as of the Effective Date, regardless of the volume of Addressable Spend involved in such activity, and certain other fixed costs associated with Strategic Sourcing Services.
3.5	Applicability of Volume Based Adjustments and Volume Band Limits for OCM Services.
(a)	For the avoidance of doubt, the typical circumstances in which the Volume Adjustment Rates for Ongoing Category Management Services do and do not apply are summarized below:

Covered by
Adjustment
Events as applied to	Methodology
OCM Services	(Y/N)	Comment
Change in OCM Spend (including “Organic” increase/decrease in spend) within in-scope Category	Yes, subject to Volume Band Limits.	Adjustment calculated against Volume Baseline for applicable Complexity Level and GEO

Delay in rolling Category into scope (e.g., Category anticipated in month 13, but not approved until month 18)	Yes, subject to Volume Band Limits.	Adjustment calculated against Volume Baseline for applicable Complexity Level and GEO. Decision by Solectron to delay requires 30 days’ notice.

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	Yes, subject to Volume Band Limits.	Parties agree on case by case categorization of new category — H/M/L Complexity Level and GEO classification

Add New Category (only those Categories identified in Annex A-1 as of the Effective Date)		Entirely new categories (i.e., not identified in Annex A-1 as of the Effective Date) will be subject to separate negotiation (the Change Management Process) and are not covered by the Volume Adjustment Rates.

Remove Category	Yes, subject to Volume Band Limits	Decision by Solectron to remove a Category from scope requires 30 days’ notice.

Add New Country	No	Subject to separate negotiation via the Change Management Process. Not covered by Volume Adjustment Rates.

Remove Country	Yes, subject to Volume Band Limits	Decision by Solectron to remove a Category from scope requires 30 days’ notice.
(b)	OCM Volume Band Limits. The OCM Volume Adjustment Rate applicable to each Complexity Level and GEO is subject to a Variable Fee Ceiling and a Variable Fee Floor which are calculated by reference to the dollar value of the variable charge payable for that Complexity Level and GEO. While the parties are negotiating an equitable adjustment, the Volume Adjustment Rate will be [*] of the rate published in Schedule C1-4 for the volumes below the [*] threshold. Once the negotiations are complete a retroactive adjustment will be invoiced dating back to the quarter when volumes fell below the floor. The “Variable Fee Ceiling” equals [*] of the variable charge that would be payable for that Complexity Level and GEO at the applicable Volume Baseline. The “Variable Fee Floor” equals [*] of the variable charge that would be payable for that Complexity Level and GEO at the applicable Volume Baseline.

(c)	Rate Adjustment outside Ceiling and Floor. If, during any quarter, the actual OCM variable charge for a Complexity Level/GEO exceeds the applicable Variable Fee Ceiling or falls below the Variable Fee Floor, the Parties shall negotiate in good faith regarding an equitable adjustment to the Volume Adjustment Rate for that Complexity Level/GEO. In the event that the Parties are unable to agree upon such equitable adjustments within a reasonable amount of time, but no more than sixty (60) days, then the matter shall be referred to the dispute resolution process set out in the Agreement.

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3.6	Removal of Strategic Sourcing Services from Scope.
(a)	If the aggregate value of all actual OCM variable charges for a quarter falls below the aggregate value of all OCM variable charges that would be payable at the aggregate Variable Fee Floor for all OCM In-scope Categories (the “Aggregate OCM Floor") for that quarter, Solectron may elect to:
(i)	continue to pay IBM the variable charges equating to the Aggregate OCM Floor; or

(ii)	discontinue the Strategic Sourcing Services, subject to providing IBM sixty (60) days prior written notice in accordance with the following:
(A)	If Solectron’s election to discontinue the Strategic Sourcing Services is due to Solectron’s right to terminate pursuant to Section 11.3(c) (ii) of the Agreement, then Solectron may discontinue the Strategic Sourcing Services and pay IBM its reasonable Wind Down Costs and Unamortized Costs, if any.

(B)	If Solectron’s election to discontinue the Strategic Sourcing Services is due to any other reason, then Solectron shall pay IBM Termination for Convenience Charges, its reasonable Wind Down Costs, and Unamortized Costs.
4.	P2P OPERATIONS SERVICES
4.1 P2P Operations Services.
(a)	Summary. The charges for the P2P Operations Services will be:
(i)	A fixed annual service charge, as specified in the Pricing Tables, payable in equal monthly installments each year; plus

(ii)	Volume-based variable charges based on the actual Managed Spend each month, as specified in the Pricing Tables.
(b)	Variable Charge calculation. The unit of measure used to calculate the P2P Operations Volume Baseline and variable charge is the Managed Spend, which is a single global Volume Baseline for all countries, as shown in the Pricing Tables. The Volume Adjustment Rate specified in the Pricing Tables is expressed as a percentage of Managed Spend and is used to calculate the variable P2P Operations charge on a monthly basis.
(i)	“Managed Spend” means the total fees and charges paid to third party suppliers that is processed through the P2P platform by IBM, excluding spend associated with Pass Through Processing. Managed Spend is measured as the dollar value of purchased goods and services authorized for payment using the P2P system (excluding Pass Through Processing), and will be reported monthly from the P2P Business Warehouse system.

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(ii)	“Pass Through Processing” is defined in Schedule A.
Example:
•	[*]
(c)	Volume Band. The Volume Adjustment Rate shall be valid for application up to [*] over or under the P2P Operations Volume Baseline as specified in the Pricing Tables (the “Volume Band”). If, during any month, the Managed Spend exceeds [*] of, or is less than [*] of, the P2P Operations Volume Baseline, and is expected to continue outside the Volume Band for at least 90 days, the Parties shall negotiate in good faith regarding an equitable adjustment to the Volume Adjustment Rate. In the event that the Parties are unable to agree upon such equitable adjustments within a reasonable amount of time, but no more than sixty (60) days, then the matter shall be referred to the dispute resolution process set out in the Agreement.

(d)	The charges calculated pursuant to this Section fully compensate IBM for providing the P2P Operations Services.
4.2	Inclusion of Additional Countries.

The Parties agree to include P2P Operations Services for The Netherlands, India, Indonesia and Puerto Rico within the scope of the P2P Operations Services for an additional P2P Operations charge not exceeding [*] in the aggregate for all of those locations, assuming a go-live date of April 2007 and Managed Spend of [*] per year. Such additional not-to-exceed charge includes any additional transition and setup costs, fixed charges and variable charges for the Term, Within 14 days after the execution of the Agreement, IBM will provide detailed pricing that is valid for 60 days for those locations that is, to the extent possible, consistent with the pricing methodology and pricing structure used for the other in-scope countries. If that pricing is approved by Solectron, IBM will prepare additional Local Adoption Agreements for Solectron’s approval and execution by the parties.
5.	[RESERVED]

6.	[RESERVED]

7.	PASS-THROUGH PROCESSING

There shall be no charge to Solectron for the Pass-Through Processing Services.

8.	OTHER ITEMS
8.1	Credit for LOA Payments.
IBM will provide a credit to Solectron for any fees paid to IBM for work performed under the letters of agreement dated 9th December, 2005, and 9th January, 2006, (as extended, supplemented or replaced) prior to the execution of this Agreement. The credit will be applied

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against the first monthly invoice for Services provided under this Agreement. Any credit amounts in excess of such invoice will be credited against the successive monthly invoices for Services under the Agreement up to the total amount of such invoices, until the entire credit has been applied.
8.2	Out of Pocket Expenses.
Solectron shall reimburse IBM for any Out-Of-Pocket Expenses that are to be paid by Solectron in accordance with the Agreement.
8.3	Cost of Compliance with Performance Standards.
In managing its resources, IBM shall make Commercially Reasonable Efforts to include the flexibility to respond to planned changes in Solectron’s demand, particularly as to those portions of the Services where Solectron experiences significant spikes in demand. Unless otherwise provided in the Agreement, if performing the Services in compliance with the Performance Standards requires more dedicated support, additional resources, or extended hours of service, IBM shall, provide such support at no additional charge to Solectron, other than for Volume Adjustments, as provided herein, and equipment, software, and other costs where the Agreement expressly provides that Solectron is to bear such cost. New Services will be subject to separate pricing in accordance with Section 2.8 (New Services) of the Agreement.
8.4	Software Licenses.
Unless otherwise set forth herein, the Service Charges and [*] (if any) payable by Solectron pursuant to this Schedule include the cost of software license and support agreements with Emptoris. Emptoris will grant Solectron a fully paid up license as set forth Exhibit 3 to the Agreement. The fees payable to Emptoris for ongoing maintenance and support following the expiration or termination of this Agreement are a matter for Solectron and Emptoris and are not included in the Service Charges.
8.5	Other Adjustments to Service Charges.
(a)	The parties acknowledge that language support in addition to those languages specified in Schedule A, Annex A-5 is not included in IBM’s pricing for Strategic Sourcing or P2P Operations.

(b)	IBM will invoice Solectron separately for:
(i)	project related travel expenses in accordance with Solectron’s travel policies; and

(ii)	postage (not including routine office communications) required to satisfy any requirements by Solectron for high volume physical record transfers.
9.	INVOICING AND PAYMENT.
9.1	Invoicing.

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(a)	Each IBM Local Affiliate will invoice each corresponding Solectron Local Affiliate for all amounts due for Services rendered to such Local Affiliate under this Agreement on a monthly basis in arrears. Country Invoices shall be calculated in accordance with the methodology described in Annex C-2-1 and shall follow the format set forth in Annex C-2-2, unless otherwise approved by Solectron.

(b)	Each Country Invoice shall, for each charge broken out on the invoice, cite the specific section(s) of the Agreement on which such charge is based. IBM shall include the calculations utilized to establish the charges.

(c)	To the extent a credit may be due Solectron pursuant to this Agreement, IBM shall provide Solectron with an appropriate credit against amounts then due and owing; if no further payments are due to IBM, IBM shall pay such amounts to Solectron within [*] after the amount of the credit is determined.

(d)	Each Country Invoice shall separately itemize, consistent with the pricing units and methodology set forth in the Pricing Tables:
(i)	Fixed charges;

(ii)	Variable Service Charges;

(iii)	the applicable portion of any Service Level Credits and/or Savings Credit/Bonus payable pursuant to Schedule B;

(iv)	any other charges specifically relevant to that Country; and

(v)	any taxes payable by Solectron in accordance with Section 11 (Taxes.) that are applicable to that Country.
(e)	Each month the Lead IBM Party shall submit to the Lead Solectron Party:
(i)	An electronic copy of all Country Invoices submitted for the month;

(ii)	A global report summarizing all Country Invoices.
(f)	With respect to (i) the expiration of this Agreement, or (ii) any termination of this Agreement, IBM shall provide an invoice demonstrating such information as described in Section 9.1(d), above, for receipt by Solectron within ten (10) business days following the effective date of expiration or termination. Any [*] or other amounts payable with respect to the termination of this Agreement will be allocated among countries and documented in Country Invoices in a manner consistent with the allocation methodology used for routine Service Charges.

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9.2	Payment Due.

[*]

9.3	Proration.

Except as may be otherwise provided in this Agreement, periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

9.4	Refundable Items.
(a)	Prepaid Amounts. Where Solectron has prepaid for a service or function for which IBM is assuming financial responsibility under this Agreement, IBM shall refund to Solectron, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods on and after the Effective Date.

(b)	Refunds and Credits. If IBM should receive a refund, credit or other rebate for goods or services previously paid for by Solectron, IBM shall promptly notify Solectron of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to Solectron.
9.5	Disputed Charges.
Solectron shall pay undisputed charges when such payments are due. If Solectron withholds, in good faith, payment of disputed fees in excess of two (2) months worth of Charges, such excess shall be placed in an interest bearing escrow account for the benefit of both Parties, at a financial institution reasonably acceptable to IBM until such dispute has been resolved. Upon resolution of such dispute, the prevailing party shall be entitled to such escrowed amounts and interest earned on such escrowed amounts.
10.	[*]
10.1	[*]

[*]

10.2	[*]

[*]
11.	TAXES.
11.1	Introduction.

This Section 11 (Taxes.) sets forth the allocation of responsibility between the Parties for taxes arising out of or in relation to the Agreement. Except as otherwise expressly

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provided in this Section, each Party remains solely responsible for any real or personal property taxes, assessments, or levies on property it or any of its Affiliates owns or leases; for any franchise, business, occupation and similar taxes on its and its Affiliates’ businesses; and for any taxes based on its or its Affiliates’ net income, gross receipts, or employer-related taxes.
11.2	Service-Related Taxes.
(a)	Solectron will pay (or reimburse IBM if IBM pays) the following taxes:
(i)	All taxes on goods and services purchased by Solectron from third party suppliers through IBM’s Services; and

(ii)	all sales, use, services, consumption and excise taxes assessed by applicable tax authorities in respect of the provision of the Services to Solectron, but excluding any such taxes that are assessed on any goods or services used or consumed by IBM (or its Affiliates or Subcontractors) in order to perform the Services where the tax is imposed on Supplier’s (or its Affiliate’s or Subcontractor’s) acquisition or use of such goods or services.
(b)	Solectron will remit to the relevant taxing authorities any withholding taxes payable in connection with the fees payable to IBM pursuant to this Agreement. There will be no gross-up to compensate IBM for such taxes. Solectron will provide IBM on a timely basis with valid certificates evidencing that such withholding tax has been paid.
11.3	Mutual Cooperation.

Each Party agrees to fully cooperate with the other in the event of a tax audit and to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Each Party will provide and make available to the other upon request any direct pay permits, resale certificates, information regarding out-of-state sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other Party.
12.	PERFORMANCE OF T&M WORK
(a)	IBM’s charges for performance of any strategic sourcing work requested by Solectron on an ad-hoc basis shall, unless otherwise agreed, be performed on a time and materials basis utilizing the T&M Rates provided in the Pricing Tables, Annex C1-6. Before commencement of any such T&M Work, IBM shall provide to Solectron in writing, for Solectron’s review and approval, a budget (or, if requested by Solectron, a fixed price) for the charges to be incurred with respect to such T&M Work. IBM shall not commence any T&M Work until Solectron has provided written approval of the charges to IBM.

(b)	At such time that the total charges for any T&M Work performed by IBM (other than on a fixed price basis) equals eighty percent (80%) of the approved budget, IBM shall notify Solectron in writing whether or not it

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believes that the total charges for that work will exceed the approved budget, describing the basis for its conclusions. IBM will stop work when the budget is exhausted, unless Solectron agrees in writing to increase the budget.
13.	CERTAIN ADJUSTMENTS TO CHARGES
13.1	Economic Change Adjustment (ECA).

The ECA shall be calculated in accordance with Annex C-3 (Economic Change Adjustment).

13.2	Credit / Bonus for Savings and Service Level Credits.
(a)	IBM shall compute and provide the Credit/Bonus for Savings and Service Level Credits to Solectron, as provided in the Agreement and Schedule B (Performance Management).

(b)	Any Credit/Bonus for Savings earned in each quarter will be allocated to each Country Invoice as specified in Annex C-2 (Country Invoicing).

(c)	Service Level Credits earned in each month (calculated on the basis of the charges actually paid for such month) shall be calculated against the following month’s charges and allocated to each Country Invoice as specified in Annex C-2 (Country Invoicing).
14.	TERMINATION & TERMINATION ASSISTANCE CHARGES
14.1	[*]

[*]

14.2	Wind Down Costs.
(a)	“Wind Down Costs” means the amount that IBM may invoice to Solectron for the actual, demonstrable and reasonable costs that IBM incurs in the disposition or reallocation of the following resources, to the extent the same are used solely to the performance of the Services for Solectron and not on a multi-customer basis: Equipment, Software (other than Software owned by IBM or its Affiliates) and IBM employee severance payments, if any. Wind Down Costs are to be determined net of all rebates, discounts and allowances received by IBM, and shall not include IBM’s actual or allocated overhead costs or other mark-ups.

(b)	IBM shall use Commercially Reasonable Efforts to mitigate and minimize the amount of Wind Down Costs, including by reallocation of Equipment, Software and IBM Personnel to other accounts. IBM shall not enter into any agreements of the acquisition, lease or licensing of Equipment or Software that would give rise to a liability for Solectron to pay Wind Down Costs in

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the event of termination by Solectron without first obtaining Solectron’s prior written approval.

(c)	IBM shall prepare and provide to Solectron an itemized calculation within thirty (30) days after IBM’s receipt of the relevant termination notice. Such calculation shall be accompanied by documentation as is reasonably necessary to validate the Wind Down Costs proposed by IBM.

(d)	Notwithstanding the foregoing:
(i)	Solectron shall not be obligated to pay any Wind Down Costs with respect to Equipment, Software and third party service contracts to the extent Solectron purchases any IBM-owned Equipment or assumes any IBM held third party Software licenses, Equipment leases or third party service contracts, except for any costs associated with such assumption that were approved in advance by Solectron.

(ii)	Solectron shall not be obligated to pay employee severance if Solectron gives IBM at least 60 days’ notice of termination. If Solectron gives IBM less than 60 days’ notice of termination, Solectron shall be required to reimburse IBM for employee severance payments made to IBM employees for such employees who were dedicated to the performance of Services for Solectron and whose positions were made redundant as a result of such termination.
(e)	Wind Down Costs shall be subject to audit by Solectron pursuant to Section 13 (Audits) of the Agreement.
14.3	[*]

[*]

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Solectron: Contract Documents Reports: Volume Report (Monthly) Performance Report (Monthly) Savings Report (Quarterly) Global Summary Report (Schedule C2-3) Charges (Schedule C1) Fixed Charges - Schedule C1-2 Variable Charges - Schedule C1-2 (Calculated based on actuals) SLAs - Performance Report Gainshare - Savings Report (quarterly basis w/ annual true-up) ECA - will be calculated at a Global Level (annual basis) Taxes - Import/Export (Schedule C1-2) Service (actuals) Allocation Methodology Allocated based on step 1 (slides 3-7) Local Country Invoices 15 In-Scope Countries - Invoiced in each country, local currency

BACKUP SLIDES

Step 1: Charges Allocation to Countries P2P Operations "Fixed Charges & Variable Charges" Global "Fixed Charges" & "Variable Charges" in US$ will be allocated to the countries Allocation Methodology: Allocated based on Managed Spend Year 1 & Year 2 allocations based on P2P allocation table (slide 4) Years 3-5 will have an annual adjustment to the allocations based on previous years spend profile unless the Parties mutually agree on a new allocation ("TBD") Strategic Sourcing "Fixed Charges & Ongoing Category Management Charges" Global "Fixed Charges" & "Ongoing Category Management" in US$ will be allocated to the countries Allocation Methodology: Year 1 & Year 2 allocations based on strategic sourcing allocation table (slide 5) Years 3-5 will have an annual adjustment to the allocations based on previous years spend profile unless the Parties mutually agree on a new allocation ("TBD") Operational SLA Credits: Global "SLA Credits" in US$ will be allocated to the countries Allocation Methodology: Follow the same process as P2P Operations above..

Step 1: Charges Allocation to Countries Gainshare Credit / Charges: Global "Gainshare Credit / Charges" in US$ will be allocated to the countries Allocation Methodology: Follow the same process as Strategic Sourcing above.. Import / Export Tax Charges: Global "Import / Export Charges" in US$ will be allocated to the countries Allocation Methodology: Follow the same process as Strategic Sourcing above.. ECA: ECA will be calculated at a global level and Schedule C2-1 will be updated based on ECA Calculation Service Taxes: Invoiced as actuals in local country

Omitted and filed separately with the SEC pursuant to a confidential treatment request [*]

Omitted and filed separately with the SEC pursuant to a confidential treatment request [*]

Omitted and filed separately with the SEC pursuant to a confidential treatment request [*]

Please direct inquiries	Invoice		Page
and correspondence to:	Number	Date	Number
IBM Global Services	XXXXXXX	xx/xx/xx	1
Name
City, State	Purchase Order

Phone	Account Number
(xxx) xxx-xxxx	XXXXXXXX

Installed At:	Invoice to:

Solectron Street City, State (Country, etc.)

Terms:	Customer Reference:
Net xx days

Please remit payment to:	Comments:
IBM xx City, State, zip (country, etc.)	Please reference the IBM Invoice and Account Number on your wire transfer.

Strategic Sourcing	Schedule C 3.0	$ xxx
- OCM Charges	Schedule C 3.3	$ xxx
- Strategic Sourcing Fixed Charges	Schedule C 3.4	$ xxx

P2P Operations	Schedule C 4.0	$ xxx
- Variable Charges	Schedule C 4.1aii	$ xxx
- Fixed Charges	Schedule C 4.1ai	$ xxx

Taxes (Import / Export)	Schedule C 11.2	$ xxx

Service Level Credits	Schedule B 3.3	$ xxx

Savings Credit or Bonus	Schedule B 2	$ xxx

Taxes (Service Tax Actuals)	Schedule C 11.0	$ xxx

Other Charges (New Business, etc.)	Schedule C 8.0	$ xxx

Total Charges ($US)		$ xxx

Currency Conversion (Spot Rate)		xxx

Invoice...Please Pay This Amount (Local Currency)		xxx

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Annex C-3
Economic Change Adjustment
This Annex outlines the process by which annual adjustments to the Service Charges, Volume Baselines, Trigger Values and Volume Adjustment Rates may be made to allow for inflation during the Term (an “Economic Change Adjustment” or “ECA”). Beginning in March 2007 and on each anniversary thereof during the Term, the Parties will apply the methodology described in this Annex to determine the ECA for the ensuing Contract Year.
1.0 ECA for Contract Year 2 (beginning 1 March, 2007)
The Parties will determine an ECA for the second Contract Year, beginning March 1st, 2007 (the “2007 ECA”), using the methodology and formulas set forth below.
(a)	Indices. The following indices will be used to calculate the 2007 ECA (each an “Index”):
1.	United States. The Unadjusted Employment Cost Index (ECI) for Total Compensation, Private Industry Workers as published by the Bureau of Labor Statistics, U.S. Department of Labor available on the Internet at http://data.bls.gov/cgi-bin/surveymost?ec .

2.	India. The Consumer Price Index (CPI-IW), as published by the Government of India, Labor Bureau, available on the Internet at http://labourbureau.nic.in/indtab.html (CPI-Industrial Workers Index).

3.	Hungary. The Consumer Price Index (CPI) by Main Group of Commodities as published by the Hungarian Central Statistical Office (KSH), available on the Internet at http://portal.ksh.hu/pls/ksh/docs/eng/stadat/load2_01_06_22.html .

4.	China. The Consumer Price Index (CPI) — Province as published by the National Bureau of Statistics of China available on the internet at http://www.stats.gov.cn/english/statisticaldata/yearlydata/ .

5.	United Kingdom. The Consumer Price Index from The Annual Survey of Hours and Earning (ASHE) as published by the Office of National Statistics available on the internet at http://www.statistics.gov.uk/STATBASE/tsdataset.asp?vlnk=7174&More=N&All=Y.

6.	Brazil. The Indice Geral de Preços de Mercado released by Fundação Getúlio Vargas — IGPM (FGV) on the internet at http://www.estadao.com.br/ext/economia/financas/historico/hist_aeigpm.htm. In the event such IGPM (FGV) is no longer published or its content or format is substantially changed or become illegal, the Parties agree to substitute such Index with Indice de Preços ao Consumidor released by Fundação Instituto de Pesquisas Economicas – IPC(FIPE).
(b)	Replacement or Rebaselining of Indices. If an Index is no longer published or its content and format is substantially changed, Solectron and IBM will substitute another

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reasonably comparable index published at least annually by a mutually agreeable source. If the Index base year is redefined to another year, Solectron and IBM will continue to use that Index, but will convert the base year Index to the new base year by using an appropriate conversion formula.

(c)	Index Change. The Parties will determine the change in each of the Indices (“Index Change”) from December 2006 to December 2007 (or using the nearest available publication date if the Index is not published in that month). The Index Change may be negative or positive, resulting in a negative or positive impact on the charges and other items being adjusted pursuant to this methodology.

(d)	Delivery Allocation: The following table sets out the percentage allocated by delivery location used to calculate the ECA:

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
(e)	New Countries. If any Services are provided from a country (not contemplated as of the Effective Date) resulting from an IBM initiated move, then the incremental inflation risk will be borne by IBM unless otherwise approved by Solectron.

(f)	ECA Factor. The ECA Factor will be calculated as follows:
ECA Factor = (U.S Index Change * U.S Delivery Allocation) + (Indian Index Change * India Delivery Allocation) + (Hungary Index Change * Hungary Delivery Allocation) + (China Index Change * China Delivery Allocation) + (U.K. Index Change * U.K. Delivery Allocation) + (Brazil Index Change * Brazil Delivery Allocation)
(g)	Inflation Sensitivity. The inflation sensitivity factor identifies the portion of the Charges that is inflation-sensitive. The inflation sensitivity is [*].

(h)	Adjustment. The ECA Adjustment equals the ECA Factor multiplied by the Inflation Sensitivity Factor. Each of the Volume Baselines, Service Charges, Trigger Values and Volume Adjustment Rates shall be adjusted by the final ECA Adjustment, effective March 1st, 2007.

(i)	Timing and True-Up. If the ECA Adjustment is not finally determined before March 1st, 2007, IBM will invoice for Services rendered on and after that date at the rates in effect for the first Contract Year. The Parties will true-up for any change in rates resulting from the ECA once the ECA Adjustment is determined.

(j)	2007 ECA Calculation Example.
[ *]
2.0 ECA for Contract Years 3, 4 and 5
The Parties will determine an ECA for Contract Year 3, beginning March 1st, 2008, and each subsequent Contract Year, using the process and principles set forth below.

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Prior to the beginning of each of those Contract Years, the Parties will negotiate an appropriate Economic Change Adjustment that takes account of:
1.	The indices, inflation sensitivity factor and methodology set out in Section 1.0 above;

2.	Changes in independent published indices of costs and prices that are relevant to the delivery of the Services;

3.	Changes in the compensation paid by IBM to employees located in delivery centers from which services are delivered to Solectron, during the preceeding twelve month period on a global basis, as verified by IBM’s VP of the Industrial Sector; and

4.	Such other factors as a Party believes relevant, including opportunities to avoid cost increases (for example, by transferring work to lower-cost locations where such transfers are commercially reasonable, operationally practicable and Solectron has consented, or is willing to consent, to the transfers as provided in the Agreement).
If the Parties fail to agree on an ECA for the ensuing Contract Year within 45 days after the commencement of that Contract Year, the matter will be referred within 15 days to binding arbitration to be conducted by JAMS/Endispute within 30 days after such referral and in accordance with that organization’s rules. The arbitrator’s jurisdiction will be limited solely to determining the ECA to be applied for the upcoming year in dispute, having regard to any or all of the factors described above, to the extent submitted by the Parties. Pending final determination of the dispute, IBM will invoice Solectron at the rates applicable to the prior Contract Year and a true-up will be made once the final determination is made.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE D
[RESERVED]

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE E
Key IBM Positions

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Key IBM Positions

Position	Location
Project Executive	Milpitas, CA
Delivery Project Executive

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Schedule F
Governance Structure and Process

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1.	INTRODUCTION		1

2.	RELATIONSHIP OBJECTIVES		1

3.	ORGANIZATION		1

	3.2	Global Project Executive	2

	3.3	Steering Committee	2

	3.4	Management Board	4

	3.5	Operation Review Team	7

	3.6	Other Teams/Meetings	8

4.	MEETING MAPS AND MINUTES		8

	4.1	Meeting Maps	8

	4.2	Meeting Minutes	8

5.	ESCALATION		8

6.	PROJECT MANAGEMENT OFFICE		9
ANNEX F1: GOVERNANCE TRANSITION
ANNEX F2: REPORTS
ANNEX F3: TEMPLATE MEETING MAP
ANNEX F4: TEMPLATE MEETING MINUTES
ANNEX F5: PROCEDURES MANUAL CONTENT

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1.	INTRODUCTION
This Schedule F describes the governance structure and roles and responsibilities of the various Solectron and IBM management teams responsible for overseeing and managing the Agreement. The Solectron and IBM management teams consist of the Steering Committee, the Management Board and any Operation Review Team(s) created by the Steering Committee.
2.	RELATIONSHIP OBJECTIVES
The governance structure is designed to support the achievement of the Agreement’s goals by adhering to the following principles:
(a)	Provide open communications and access between key individuals at Solectron and IBM;

(b)	Be flexible and responsive to the dynamics of Solectron’s and the Service Recipients’ businesses; and

(c)	Achieve the expected commitments and benefits of the relationship.
3.	ORGANIZATION
The major elements of the governance structure shall be as follows:
(a)	Lean and efficient structure;

(b)	Ability to grow as the relationship evolves;

(c)	Delegation of authority to speed up decision making; and

(d)	Minimization of bureaucracy.
The table below summarizes the organization structure with the associated timeline for establishing structure outlined in Appendix F1:

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3.2	Global Project Executive
IBM shall appoint one of its employees to be its “Global Project Executive” (or “Global PE”). Such employee shall be full time on this engagement and shall have the authority to represent and bind IBM in connection with all aspects of the Agreement. The Solectron Global PM (also known as the Solectron Project Executive) is described in Section 5.1 of the Agreement.
Before assigning an IBM Employee to serve as its initial Global PE, and before assigning any successors to this position, IBM shall comply with the obligations set forth in Section 4.4(b) of the Agreement.
3.3	Steering Committee
Promptly following the Effective Date, the Parties will establish a “Steering Committee” that will be responsible for overseeing the performance of the Services and the strategic direction of the relationship between Solectron and IBM.
(a)	Members
The Steering Committee will be comprised of the following membership:
(i)	Solectron’s Executive Sponsor

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(ii) Solectron’s CFO;
(iii) Solectron’s CPO;
(iv) Solectron’s CIO;
(v) Solectron’s Senior Vice President of Finance;
(vi) Solectron’s Global Materials Controller;
(vii) Solectron’s Project Executive (also known as the Global PM);
(viii) Solectron’s Program Manager;
(ix) IBM’s BTO Executive;
(x) IBM’s Global PE;
(xi) Two of IBM’s Global Procurement BTO Delivery Executives; and
(xii) IBM’s CPO.
(b)	Key Responsibilities
The responsibilities of the Steering Committee include:
(i)	Directing the strategic relationship between Solectron and IBM with respect to the Agreement;

(ii)	Implementing the strategic direction with respect to the Services to be provided pursuant to the Agreement;

(iii)	Overseeing the management of the Agreement;

(iv)	May participate in the Dispute Resolution Process, as set out in the Agreement

(v)	Assessing and monitoring the implementation of the Services, including:
(1)	Provide overall management of Transition Plan activities;

(2)	Resolution of key strategic issues;

(3)	Generating senior stakeholder support within both organizations;

(4)	Approving any change to IBM Key Positions.
(c)	Meetings
The Steering Committee shall meet once each month in person or by conference call as the Parties’ Global PM/PE shall agree during the first six (6) months of the Term and afterwards on a quarterly basis, unless the Parties’ Global PM/PE shall otherwise agree. The meetings shall take place on dates mutually agreed to by the Parties’ Global PM/PE,

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which agreement shall not to be unreasonably withheld or delayed. IBM shall keep accurate minutes of all meetings as specified in Section 4.2 (Meeting Minutes) and a copy of the minutes shall be provided to Solectron within seven (7) days of the meeting for its approval. If necessary, the Parties shall revise the minutes by mutual agreement.
3.4	Management Board
A management board (the “Management Board”) shall be established by the Steering Committee to oversee the provision of Services and management of the Agreement.
(a)	Members
(i)	The Management Board shall be comprised of representatives of each Party as indicated in the table, above.

(ii)	During the Transition, the Transition Manager for IBM and the Transition Manager for Solectron will also be members of the Management Board.
(b)	Authority
Subject to the Steering Committee, the Management Board shall have general authority and responsibility for operational, technical, financial, and general management and

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oversight of the Agreement.
(c)	Solectron Commitment
The Solectron personnel occupying the Solectron Global Project Executive and the Solectron Global Delivery Manager positions will devote substantially full time and effort to the Functions and activities for which Solectron is responsible.
(d)	Key Responsibilities
The Management Board shall manage the Agreement, operations and performance of the Services and Agreement at an operational level, and shall be the day-to-day interface between the Parties. The Management Board shall:
(i)	Review information and data provided on operational or performance issues by the service management team;

(ii)	Provide a forum for the Parties to discuss potential changes that either Party may wish to make prior to submitting a proposed change. This may include discussing initial feasibility and assessment of suitable process improvements identified by either Party to potentially be made into a proposed change, in accordance with Change Control;

(iii)	Identify and manage proposed changes, draft Change Orders and Change Orders through the Change Control process in accordance with Change Control as described in Schedule N (Change Control);

(iv)	Identify, review and agree on any major initiative aimed to improve the Services. For those initiatives already planned within the business case, the Management Board will review the operational plan prepared by IBM to verify that no major disruption will affect the Services. The Management Board will then approve the changes;

(v)	Review outstanding proposed changes or draft Change Orders;

(vi)	Review changes to, and compliance with, law, as applicable to IBM’s performance of the Services;

(vii)	Consider any changes that IBM would like to make to IBM Key Positions and other important staff positions;

(viii)	Review performance of the Services and Service Level reports;

(ix)	Investigate and resolve any failure by IBM to comply with the Key Transition Milestones, Critical Service Levels and Operational Service Levels;

(x)	Investigate and resolve any failure by Solectron to comply with its responsibilities for the Retained Functions;

(xi)	Review IBM invoices and payments and address any queries related to them;

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(xii)	Resolve any disputes involving the amount of Service Levels Credits;

(xiii)	Review and propose modifications to the Annual Savings Targets and review the Savings Credit/Gainshare calculations;

(xiv)	Review the results of any Audit or other IBM internal review that Solectron or IBM may carry out pursuant to Section 13.1 (Audit Rights) or Section 13.4 (IBM Audits) in the Agreement;

(xv)	May participate in the Dispute Resolution Process – clause in the Agreement

(xvi)	Escalate issues through the Dispute Resolution Process, to the Steering Committee;

(xvii)	Review the Disengagement Services Plan pursuant to Section 11.7 (Disengagement Assistance) in the Agreement, if required;

(xviii)	During Transition, without limiting IBM’s responsibilities pursuant to the Agreement the Management Board shall:

(xix)	Have an oversight role to monitor the implementation of IBM’s Transition Plan and Solectron’s performance of its obligations during the Transition Period;

(xx)	Support the Global PM/PE in building and sustaining relationships with Solectron management teams, including Solectron Country management teams;

(xxi)	Report progress, issues and risks of the Services to the Steering Committee; and

(xxii)	Review information and data provided on any operational or performance issues with respect to both transitioned and existing Solectron operations during Transition.

(xxiii)	May participate in Resolving/escalating issues, according to the Dispute Resolution Process as set forth in the Agreement, Dispute Resolution Process.
(e)	Reports
(i)	The Management Board shall prepare and deliver management reports pursuant to Section 1 of Schedule F2 (Operational Reports).

(ii)	Via the Change Management Process, the Management Board shall prepare investment proposals to support proposed changes associated with the improvement in the Services and Solectron’s operations with respect to the Services.
(f)	Meetings
The Management Board will meet initially every month, and at other times as agreed between the Parties, to review:

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(i)	Service delivery, including the items listed in Section 3.4(c) (Solectron Commitment
The Solectron personnel occupying the Solectron Global Project Executive and the Solectron Global Delivery Manager positions will devote substantially full time and effort to the Functions and activities for which Solectron is responsible.
(ii)	Key Responsibilities);

(ii)	Transition; and

(iii)	Development of investment proposals to support proposed changes associated with improvement in the Services and Solectron’s operations with respect to the Services, subject to the Change Control Process.
IBM shall keep accurate minutes of all meetings as specified in Section 4.2 (Meeting Minutes) and a copy of the minutes shall be provided to Solectron within seven (7) days of the meeting for its approval. If necessary, the Parties shall revise the minutes by mutual agreement.
3.5	Operation Review Team
(a)	The Steering Committee may from time to time establish for any specific Solectron Country/Region an operational review team (each an “Operational Review Team”) comprising:
(i)	Solectron’s Service Delivery Manager;

(ii)	Solectron’s In-Country Buyers;

(iii)	IBM’s Sourcing Commodity Manager; and

(iv)	IBM’s In-Country Leads.
(b)	Authority
An Operational Review Team shall:
(i)	Report to the Management Board on Service delivery problems and resolution in the relevant Solectron Country/Region; and

(ii)	Notify the Management Board of all opportunities or issues that might result in the addition, deletion or modification of the Services or terms and conditions of the Agreement.
(c)	Key Responsibilities
The responsibilities and authority of an Operational Review Team shall be agreed upon by the Steering Committee from time to time. Its typical responsibilities and authority would include:

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(i)	Service delivery reviews;

(ii)	Standardization and continuous improvement initiatives; and

(iii)	Quarterly reporting.
The exact nature of the responsibilities and authority is expected to evolve over time.
(d)	Meetings
The Operational Team Review will meet at the times and at the locations set by the Management Board. IBM shall keep accurate minutes of all meetings as specified in Section 4.2 (Meeting Minutes) and a copy of the minutes shall be provided to Solectron within seven (7) days of the meeting for its approval. If necessary, the Parties shall revise the minutes by mutual agreement.
3.6	Other Teams/Meetings
The Global PE/PM shall meet once each week in person or by conference call as the Parties’ Global PM/PE shall agree. The meetings shall take place on dates mutually agreed to by the Parties’ Global PM/PE.
Key responsibilities of the Global PE/PM include:
(a)	Provide management and coordination of items as listed in Annex A7 (Transition Plan), Section 2 (Governace: Roles & Responsibilities) and establish a set of ongoing activities as appropriate once the Transition Period is completed;

(b)	Coordinate activities as described in Section 6 (Project Management Office) of this Schedule F;

(c)	Solectron PM to provide to IBM a list of all current and future Solectron plans related to the Services known to Solectron with reasonable knowledge that may impact Services.
4.	MEETING MAPS AND MINUTES

4.1	Meeting Maps
IBM will prepare and maintain, for each regularly scheduled or repeating meeting a meeting map in the form of Annex F3 (Template Meeting Map).
4.2	Meeting Minutes
IBM will record the minutes for each meeting using the form provided in Annex F4 (Template Meeting Minutes.
5.	ESCALATION
The escalation path between both parties as of the Effective Date is described below (from bottom to top).

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Solectron Title	Solectron Name	IBM Title	IBM Name
CTO	Marc Onetto	SVP, Integrated Ops	Bob Moffatt
CPO	Perry Mulligan	CPO	John Paterson
Executive Sponsor	Jeff Dixon	BTO Executive	TBD
Global PM	Dan Bohen	Global PE	Srinivas Cherukumilli
6.	PROJECT MANAGEMENT OFFICE
(a)	Within 30 days following the Effective Date, IBM will staff a dedicated Project Management Office (“IBM PMO”) in support of the Solectron solution. The IBM PMO will contain skills relevant to financial tracking and invoicing, Gainshare coordination, management, plans and controls, and general program administration. The IBM PMO will have global responsibility for the IBM business office services required to support the Agreement. The IBM PMO shall remain in-place for the duration of the Agreement, and shall interface directly with the Solectron PMO in regard to the execution of its responsibilities. The IBM PMO responsibilities, in coordination with the Solectron PMO, shall include:
(i)	Governance processes development

(ii)	Contracts change control management

(iii)	Business controls, audits, and audit interface

(iv)	Procedures and documentation control and management

(v)	IBM systems access control

(vi)	Financial reporting (to Solectron and IBM)

(vii)	Cost accounting

(viii)	Performance measurements, reports, tools (to Solectron and IBM)

(ix)	Customer satisfaction surveys

(x)	Issues management

(xi)	Billings, invoicing, tax

(xii)	Asset control

(xiii)	Staffing

(xiv)	Contracts interpretations, reviews

(xv)	Corporate policies compliance

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(xvi)	Security — (physical, data, etc.)

(xvii)	3rd party contracts management

(xviii)	Solectron stakeholder meetings support

(xix)	Interface with Solectron PMO

(xx)	Risk management plans

(xxi)	Emergency, critical situations management

(xxii)	Space and infrastructure

(xxiii)	Governance boards and committees coordination

(xxiv)	Reports, monthly and ad hoc

(xxv)	Day-to-day support of the Global Transition Team

(xxvi)	Monitoring and updating the Transition Plan with Solectron and IBM approvals; reporting variances from the baseline as required
(b)	Within 30 days following the Effective Date, Solectron shall establish a Program Management Office (the “Solectron PMO”) to support the Service as provided by IBM as part the Agreement. The PMO shall coordinate its activities with the IBM PMO function. The Solectron PMO responsibilities, in coordination with the IBM PMO, shall include:
(i)	Governance process development

(ii)	Solectron change request submissions, reviews, approvals and centralized coordination

(iii)	Business controls, audits interface

(iv)	Financial reporting to Solectron

(v)	Performance measurements reviews

(vi)	Customer satisfaction surveys interface and centralized coordination

(vii)	Issues resolution

(viii)	IBM invoice approvals, reconciliations

(ix)	Contract interpretations, reviews

(x)	Corporate policies communications, interpretations

(xi)	Stakeholder meetings interface and support

(xii)	Emergency, critical situations interface

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(xiii)	Space and infrastructure support

(xiv)	Solectron HR interface; staffing of project teams

(xv)	Interface with IBM Transition Manager and IBM PMO

(xvi)	Participation in development, review, and approvals of project plans

(xvii)	Transition/transformation deliverables reviews, approvals

(xviii)	Change management plan execution (including communications plans)

(xix)	Training execution

(xx)	I/T projects’ requirements inputs and document approvals

(xxi)	User acceptance tests coordination

(xxii)	“Go-live” readiness reviews and approvals

(xxiii)	Day-to-day support of the Global Transition Team

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ANNEX F1
GOVERNANCE TRANSITION

DUE DATE
(after Agreement
ACTIVITY	effective date)	KEY DELIVERABLE	EXHIBIT F REFERENCE
Designate the Solectron Responsible Executive	Within 5 calendar days	Solectron Responsible Executive Finalized	Section 3.1

Designate the IBM Responsible Executive	Within 5 calendar days	IBM Responsible Executive Finalized	Section 3.1

Jointly Define Responsibilities For Solectron and IBM Key Governance Roles	Within 30 calendar days	Roles and Responsibilities By Governance Role	Section 3.2

Jointly Establish Meeting Calendar for Steering Committee Meetings	Within 30 calendar days	Meeting Calendar	Section 3.2.3

Jointly Establish Management Board	Within 30 calendar days	Named Board Members	Section 3.3.1

Jointly Establish Meeting Calendar for Management Board Meetings	Within 30 calendar days	Meeting Calendar	Section 3.2.3

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Annex F1
[RESERVED]

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INDIRECT SOURCING SERVICES AGREEMENT
Between
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Annex F-2
Reports

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Section	Title	Page #
1.	Monthly Measurements Reports	3
2.	Standard Operational Reports available in IBM Platform Business Warehouse	4

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This Schedule set outs the standard operational measurement data that IBM will prepare and present to Solectron as part of the monthly operational review beginning thirty (30) days following the Effective Date. IBM will provide the monthly measurement reports set forth in the table below, as specified in Annex A-7 (Transition Plan) or as otherwise agreed. As used in this Schedule, “Transition” applies to Solectron Countries which have experienced their respective Go-Live Dates.
1.	Monthly Measurements Reports
IBM will provide Solectron the following measurement reports, in soft copy format.

Description
Measurement	(for example, Purpose, Data Field Examples)	Frequency
PO and Non-PO Activity	PO Activity — Purchase order Commitment (number of purchase orders, total dollars);	Monthly (after Transition)

Non-PO activity, total dollars

Procurement Bypass	Bypass incidents in which funds are committed without IBM Procurement involvement.	Monthly (after Transition)
Calculated as the number of Bypassed purchase orders divided by the number of purchase orders issued for the month.

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2.	Standard Operational Reports available in IBM Platform Business Warehouse
This Section sets forth the standard operational reports that Solectron will be able to obtain from IBM as on demand reports. These reports will be generated through a web- based Table of Contents that will extract the data from the IBM Platform Business Warehouse.
The reports will be available for each Solectron Country as each Solectron County achieves its Go-Live Date after Transition.
The reports are standard and will be accessible only to those Solectron employees who have been issued a license by IBM. Licenses shall be issued at the request of Solectron. IBM has planned for, and shall issue at the request of Solectron, licenses for one hundred (100) Solectron employees. Solectron may substitute employees from time to time.
In general, the reports will be made available by Service Beneficiary and Division. All reports extracted will then allow drill downs on the fields available within the report, according to the SAP business warehouse extracting capabilities.

Description
Report Name	(for example, Purpose, Data Field Examples)

Strategic IBM Commitments	This report provides an analysis of the purchase order line items which have been created (sourced) with Strategic Suppliers.

Strategic Suppliers related purchase orders will be indicated by using the ‘strategic’ sourcing code.

IBM Diversity (Commitment PO)	This report provides purchase order commitment information with all suppliers that have a minority or otherwise noted diversity supplier indicator.

This report will enable Solectron to track suppliers denoted in the system as a supplier that falls into the appropriate designation. The report will provide the committed purchase order amount with minority or otherwise noted diversity suppliers

IBM Diversity (Invoiced)	This report provides supplier invoice information with all suppliers that have a minority or otherwise noted diversity supplier indicator.

This report will enable Solectron to track suppliers denoted in the system as a supplier that falls into the appropriate designation The report will provide the obligated amount (invoiced amount) with the minority or otherwise noted diversity suppliers.

IBM Diversity (Paid)	This report provides supplier paid information with all suppliers that have a minority or otherwise noted diversity supplier indicator.

The report allows Solectron to track suppliers denoted in the system as a supplier that falls into a specific designation.

Shopping Cart Cycle-time	This report tracks the cycle time of the Shopping Cart. Cycle time starts when a Shopping Cart has been created and is placed into the “submit’ mode to start the approval process. The cycle time ends once the Shopping cart is fully approved and transferred to IBM’s SAP R3. The cycle time is measured in days.

The report will be used to track Solectron internal requisition approval process cycle time.

PO Commitment	Solectron PO Commitment – This report provides purchase order commitment (value of commitments) for all purchase orders that have been placed.

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Description
Report Name	(for example, Purpose, Data Field Examples)
Shopping Cart Details	Details of Shopping Cart – This report will provide Solectron the ability to run reports based on the shopping cart information that is contained in EBP, prior to purchase order placement (requisition).

Vendor Details	This report provides vendor detail information from the Vendor Master Data. This will be a generic report that will have the capability to drill down and provide general information. This is to provide information to the client for their Vendor detail so the client will have the ability to drill down to different information

Spend by Supplier	This report provides information on invoices which have been cleared within a specified clearing date range. The report calculates the applicable freight and shipping charges using Commodity Categories and subtracts all taxes. The report calculates the applicable paid amount as the amount paid to the supplier minus the tax and minus the freight.

Good Receipt Accrual	This report provides information when receipts have been posted against a purchase order line item where no corresponding invoice has been posted. The receipt will be done on EBP from the requester/by on behalf of/receiving department. The receipt will then be sent to and posted in SAP against the PO. This report provides information to Solectron to prepare accruals at month end. The report can also be used on demand to forecast what may be coming during a month.

PO Details	This report provides procurement detail information. This is a generic report with drill down functionality which can be used to provide detailed purchase order line item information at a Solectron determined level (for example, by country, cost center, etc.).

SAP Contract Details	This report provides detailed supplier contract information. This is a generic report with drill down functionality which can be used to provide detailed contract information at a Solectron determined level (for example, by country, cost center, etc.).

If information relating to the use of the contract (e.g. purchase order releases and invoiced amounts) is required, a “Report to Report “ link will be provided to contract value.

Receipt Details	This report provides receipt detail information, as entered in EBP. This is a generic report with drill down functionality which can provide detailed EBP receipt information at a Solectron determined level (for example, by country, cost center, etc.).

Requisiton Details	This report provides requisition detail information. This will be a generic report that has the ability to drill down and provide general information. This is to provide information to the client for their requisition detail so the client will have the ability to drill down to different information.

Non-PO Commitment	This reports provides a list of all accounting documents (invoice related) posted to SAP during a given time period which are not related to a purchase order.

Invoice Detail	This report provides detailed invoice information. This is a generic report with drill down functionality which can be used to provide detailed Invoice item information at a Solectron determined level (for example, by country, cost center, etc.).

This report is designed to provide information on invoice detail behind posting information.

Invoice History	This report shows a list of all accounting documents (invoice related) posted to SAP during a designated time period. This report has the capability to identify all invoice related activity with a vendor during a selected time period.

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Description
Report Name	(for example, Purpose, Data Field Examples)
Accounting Header	This report provides Accounting Header document information, for example invoices. This is a generic report with drill down functionality which has the capability to provide detailed information at a Solectron determined level (for example, by country, cost center, etc.).

Payment Details	This report provides detailed payment information. This is a generic report with drill down functionality which has the ability to provide detailed information at a Solectron determined level (for example, by country, cost center, etc.).

This report is designed to provide detailed information on all P2P Platform payments.

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MEETING MAP

Meeting Name
Meeting Name
Purpose
Meeting Purpose
Frequency
Dates/Times (ex. Daily — 1:00pm EST - 2:00pm EST)
Chair
Chair person’s name and title or role
Participants
Vendor
Titles or Roles with individual names
Governance
Titles or Roles with individual names and respective organizations
Customer
Titles or Roles with individual names and respective organizations

Agenda
Example:
1 Status Review
2 Review vendor or process issues
3 Discuss Process Issues and Actions

Inputs/Outputs
Inputs
Customer
SLA Concerns
Process Issue Concerns
Escalation Items
Vendor
Status & Action Reporting
Process Issue Concerns
Escalation Items
IT
Action Reporting
SLA Reporting
Process Issue Concerns
Escalation Items
Outputs
Action Items (i.e. updated previous list, new)
Escalation Responses

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Meeting Minutes

Meeting Info
Name:
Date / Time:
Location:	(TC or Face-to-Face)
Purpose:
Participants:
Attendees:

Chair Person:
Summary
     Summary section should describe in paragraph format a summary of the meeting outcome and relevant events.
Agenda
     This section should list the agenda in order of topic importance
Discussion Details
     This section should list discussion details in paragraph format
Issues
     This section should list all relavent issues (i.e. past, new, possible future issues) presented at the meeting. Issues need to be clearly stated, prioritized, and accompanied with possible resolution options.
Action Items
     In this section list an updated action item list including new ones that resulted from the meeting
Legend

Task	Completed

Time line is impacted

Time line may be impacted

Item Type	Action / Issue Item	Lead	Status	Importance	Due Date	Close Date	Comments	Solution
Issue
Miscellaneous Notes
     This section is for general notes of interest which may or may not have direct relation to the specific topic.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Annex F-5
POLICIES AND PROCEDURES MANUAL CONTENT

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1.	INTRODUCTION
This document describes the general content and organization of the Policies and Procedures Manual that will be developed to support governance of the Agreement.
2.	GENERAL CONTENT AND ORGANIZATION
The table below provides the general organization and content of the Policies and Procedures Manual to be developed by IBM with reasonable assistance from Solectron. The Policies and Procedures Manual is intended to complement the Agreement and will provide comprehensive documentation of the procedures that will be followed to implement and manage the Agreement and the overall relationship. Specific references to detailed text or requirements in the Agreement may be incorporated within the Policies and Procedures Manual.
The Policies and Procedures Manual will document how IBM and Solectron will perform the responsibilities assigned to each Party in Schedule A (Services), and, where relevant, may provide additional detail regarding the Functions to be performed. The Functions and activities to be performed by each Party should be clearly indicated within the document (including specific Functions and activities by job title or function). The manual will be used jointly by the Parties to assist with overall coordination and communication regarding the Agreement.

Content			Brief Description
1.1	Organizational Overview

	(a)	Solectron Governance Organization.	Include organization charts, description of functions performed, contact information.

	(b)	IBM Management and Delivery Organization	Include organization charts, description of functions performed, contact information.

	(c)	Key Contacts — Solectron	A list of contacts within Solectron that are key users of the Services and/or perform a liaison function in regard to the Services (by business unit, by geography).

	(d)	Key Contacts — Third Parties	A list of key Third Parties (maintenance providers, software providers, telecom carriers, etc).

Transition procedures and policies, consistent with Annex A-7 (Transition Plan) and the Detailed Transition
1.2	Transition Activities and Responsibilities		Plan; content below will include information on coordination activities, responsibilities of each Party (by title/function)

	(a)	Overall Management and Reporting Process (To be	A description of Solectron and IBM management structure, reporting, and review process associated with Transition.

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Content		Brief Description
included in As-Is Operations Procedures Manual.)

(b)	Critical Deliverables (To be included in As-Is Operations Procedures Manual).	A list of Critical Deliverables, which will include the Critical Deliverables listed in Schedule B (Performance Measurement), acceptance criteria and timeline for the Transition period.

(c)	As-Is Operations Procedures Manual	A description of interim procedures to monitor and coordinate Service delivery, including problem management, change management, Service Level monitoring and reporting, physical and logical security, project management, work authorization, etc.

A description of the Functions and activities to be performed by both Parties.

(d)	Transition Financial Management (To be included in As-Is Operations Procedures Manual.)	A description of interim procedures for invoicing, invoice verification, etc. A description of the Functions and activities to be performed by both Parties.

(e)	Transition Contract Management (To be included in As-Is Operations Procedures Manual.)	A description of interim procedures for managing and administering the contract including proposed changes to the Agreement, interpretation procedures, issue escalation process, and disputes.

A description of the Functions and activities to be performed by of both Parties.

(f)	Interim Relationship Management Procedures (To be included in As-Is Operations Procedures Manual.)	The procedures and responsibility for communication and coordination with Solectron employees, third party vendors, etc.

A description of the Functions and activities to be performed by of both Parties.

(g)	Other Transition Procedures and Responsibilities (To be included in As-Is Operations Procedures Manual.)	Any other pertinent procedures, Functions or activities.

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Content			Brief Description
Ongoing, “steady state” procedures and policies;
1.3	Performance Management Procedures		content below will include information on coordination Functions and activities to be performed by each Party (by title/function)

	(a)	Performance Monitoring and Reporting Procedures	IBM will describe procedures it will use to verify proper Service delivery on a day-to-day basis, including internal reporting and reporting to Solectron.

	(b)	Problem Management and Escalation Procedures	IBM will describe procedures it will use to identify problems, report and resolve problems, and escalate as necessary within IBM’s organization and/or Solectron.

	(c)	Root Cause Analysis Procedures	IBM will describe procedures it will use to determine root cause of problems, including involvement of (and/or support to) applicable third parties or Solectron.

	(d)	Service Level Measurement and Reporting Procedures	IBM will describe procedures it will use to measure and report Service Levels to Solectron.

	(e)	Project Management Procedures	IBM will describe the methodology and procedures it will use to manage and report on projects.

	(f)	Change Management - Operational and Technical Procedures	IBM will describe the procedures it will use (including the notification process, timing, planning, authorization, and implementation) regarding changes to the operational and technical environment. IBM will include Functions and activities to be performed by Solectron, including any necessary Solectron approvals.

	(g)	Physical Access & Security Procedures	IBM will describe the physical access and security procedures it will use (at both Solectron Sites and IBM locations) as necessary and appropriate to comply with Solectron security policies that are relevant and appropriate to the Services.

	(h)	Network Access & Security Procedures	IBM will describe the network access and security procedures it will use as necessary and appropriate to comply with Solectron security policies that are relevant and appropriate to the Services.

	(i)	Disaster Recovery and Business Continuity Procedures	IBM will describe the procedures it will use in regard to disaster recovery and business continuity, which will be consistent with those described in Schedule J (Disaster Recovery). (IBM may reference other documents containing comprehensive procedures, but will at least provide general

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Content			Brief Description
overview within the Policies and Procedures Manual).

	(j)	Other relevant procedures	IBM will describe any other procedures required to deliver the Services as agreed to by the Parties

1.4	Financial Management Procedures		Ongoing, “steady state” procedures and policies; content below will include information on Functions and activities, including coordination activities to be performed by each Party (by title/function).

	(a)	Invoicing	IBM will describe procedures for invoicing (and verification of invoice by Solectron), including processes for invoicing base charges and Gain Share, together with processes for true-up reconciliation and allocating to local entities. The content will include procedures regarding disputed invoice amounts.

	(b)	Forecasting	IBM will describe procedures for forecasting Savings vs. plan.

	(c)	Performance Credits	IBM will describe procedures for calculating Performance Credits on invoices and calculations.

	(d)	Other relevant procedures	IBM will describe any other procedures required to deliver the Services as mutually agreed to by the Parties.

1.5	Contract Management Procedures		Ongoing, “steady state” procedures and policies; content below will include information on Functions and activities, including coordination activities to be performed by each Party (by title/function)

(a)	Contract Change Control	IBM will describe procedures regarding changes to the Agreement, including changes to any Exhibit or Attachment.

Content will include procedures to classify services as a New Service, and resulting process to change the Agreement (including pricing).

Content will include notification period and process, authority levels, and escalation procedures for changes to Agreement.

	(b)	Reporting	IBM will describe procedures and activities regarding key standard reports and requests for ad-hoc reports from Solectron.

	(c)	New Service Levels	IBM will describe procedures for determining new Service Levels (based on continuous improvement and/or Solectron request).

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Content			Brief Description
(d)	Benchmarking	IBM will describe procedures for benchmarking exercises, including determination and agreement of benchmark firm, sample peer group and process used for benchmark, payment for benchmark, review of results, and potential outcome.

Content will include dispute resolution process.

(e)	Auditing	IBM will describe procedures for operational and/or financial audits (as required by Solectron auditing and/or regulatory agencies).

IBM will describe notification process and procedures to resolve audit findings.

	(f)	IBM Key Personnel	IBM will describe procedures for Solectron approval regarding replacement or removal of IBM Key Personnel.

	(g)	Dispute Resolution	IBM will describe procedures regarding formal dispute resolution process.

	(h)	Other relevant procedures	IBM will describe any other procedures required to deliver the Services as mutually agreed to by the Parties.

Ongoing, “steady state” procedures and policies;
1.6	Relationship Management Procedures		content below will include information on Functions an activities, including coordination activities to be performed by each Party (by title/function).

	(a)	Customer Satisfaction Surveys	IBM will describe the process to be used for conducting customer satisfaction surveys. Content will include procedures regarding action items and attempts to resolve customer issues.

	(b)	Authorized Users	IBM will describe procedures and responsibilities regarding responding to authorized users problems, requests, and questions.

(c)	Third Party Vendors	IBM to describe procedures for relationship regarding third party vendors which may provide services or products that are ancillary to (or support) the overall delivery of Services.

Procedures and coordination with key third party vendors will be documented.

	(d)	Other Third Parties	IBM will describe procedures for any other contact or requests from other third parties in regard to the Agreement.

	(e)	Other relevant procedures	IBM will describe any other procedures required to deliver the Services as mutually agreed to by the Parties.

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Content		Brief Description
1.7	IBM Operational Procedures	Ongoing, “steady state” procedures and policies; content below will include information on Functions and activities, including coordination activities to be performed by each Party (by title/function)

	Operational Procedures (by function, as applicable)	IBM will describe the activities that IBM will undertake in order to provide the Services, including those directions, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken by IBM which shall be consistent with those IBM activities used to provide services similar to the Services.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE G
IBM DELIVERY EXCELLENCE

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1. QUALITY MANAGEMENT
1.1 Delivery Excellence Defined
Delivery Excellence is the measurable level of work quality delivered by our client teams across all phases of a project lifecycle in order to satisfy our clients and be the leader in the marketplace.
Delivery excellence consists of two distinct and important elements when it comes to successful completion of any major project: “Starting it right, and executing it right .” Supporting these two elements is the structural framework embodied in our proprietory Seven Keys to Success project health evaluation tool. Before we examine these delivery excellence elements, let’s explore the details associated with the Seven Keys to Success health indicators. This will provide an understanding of how the Seven Keys to Success is used to support “Starting it right and Executing it right.”
Each of the Seven Keys represents a single dimension or view of a project’s health for a particular category, for example, risk mitigation or project team performance. We have learned that the comprehensive health of any significant project at any point in time can be represented by analyzing each of these dimensions. As a result of the health analysis of each dimension, a color code (Green, Yellow, or Red) is assigned with the following indicated actions:

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●	Stay the course — no corrective action required

●	WARNING- Corrective action required in the Near Term

●	URGENT- Indicates significant problems that are likely to impact the ability to maintain scope and deliver the project on time and within budget
Corrective actions are then planned and executed to address those dimensions that have a “yellow” or “Red” status health indicator. By examining past projects, we know that delivery failures do not happen “overnight,” but by failing to recognize warning signs along the way and take appropriate corrective actions before recovery is too late.
Stakeholders are committed — Identifying, evaluating, informing, and influencing the individuals and groups who are affected by or who influence the program or project.
Partial list of attributes:
¡	Effective project steering committee

¡	Active project sponsorship

¡	Organizational readiness to accept new systems and processes

¡	Affected business users are actively involved
Business Benefits are Realized — Estimating, measuring, and monitoring the benefits the business will gain from the program or project. Benefit includes expected result and the associated cost, both financial and non-financial, of achieving that result.
Partial list of attributes:
¡	Business case for the project has been defined; project otherwise justified

¡	A monitoring and measurement process is in place to gauge project’s continuing focus on the end benefit

¡	Project budget is monitored against actual expenditures and cash flow expectations
Work and Schedule are Predictable — Controlling the production and acceptance of program or project services and deliverables, and ensuring they meet specified performance and acceptance requirements.
Partial list of attributes:
¡	The project schedule is being used to manage the activities of participants and accurately reflects progress planned versus progress achieved

¡	Milestones and associated achievement dates are actively monitored

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¡	Deliverables are identified with sufficient criteria to judge quality and completeness; deliverable acceptance process in place and being executed
Scope is Realistic and Managed — Agreeing, maintaining, and amending the boundaries of the program or project.
Partial list of attributes:
¡	Project scope is explicitly defined and understood by project participants

¡	“Scope creep” is actively monitored

¡	A well defined scope change process is in place and being followed
Team is High Performing — Identifying, mobilizing, and developing the people required for the program or project team. Obtaining and maintaining appropriate space, equipment, and other resources required to successfully complete the project.
Partial list of attributes:
¡	Resource needs, roles and responsibilities are clearly identified

¡	Staffing plan consistent with project schedule

¡	Skills of participants meet expectations for assigned roles

¡	Team morale and teamwork is evident
Risks are Mitigated — Identifying and evaluating risks and issues. Developing avoidance, mitigation, and resolution activities to counteract those risks and issues.
Partial list of attributes:
¡	Risk management plan and process is in place and being monitored

¡	Each identified risk is evaluated as to potential impact, potential for realization and risk mitigation strategy/actions

¡	Issues are recorded, tracked and resolved to meet project timeline and budget constraints
Delivery organization benefits are being realized — Establishing, agreeing, and monitoring the benefits that we will gain from the project. Maintaining and protecting the delivery organization’s interests in relation to the project.
Partial list of attributes:
¡	Knowledge transfer is planned and being monitored for effectiveness consistent with project objectives

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¡	Actual expenditures are aligned with budget expectations

¡	Favorable project citations are expected

¡	Project is expected to enhance personnel skills and depth of experience
1.2 Delivery Excellence “Starting it right”
All major projects begin with common project initiation activities—clarify scope boundaries, confirm staffing assignments, develop detailed work schedules, etc.—as a necessary requirement for launching the project. IBM has established a formal Project Launch process that each major project must execute during the first 45 days of the start of the project. This process is designed to help all projects benefit from a common launch process.
There are two internal IBM actions generated from this process, (1) Pre-launch Seven Keys Assessment (to be completed within the first 10 business days of project start, and (2) Work Products and Tools Assessment (to be completed within the total 45 day period).
1.2.1 Pre-launch Seven Keys Assessment
This assessment, based upon the Seven Keys mentioned above, is intended to document the “as-is” condition of the project so that early indicators of potential issues can be acted upon promptly. Accordingly, the evaluation criteria are slightly different in each category, for example:
Stakeholders are Committed -
¡	Have key client stakeholders been identified?

¡	Has a steering committee for the project been identified?
Scope is realistic and managed –
¡	Has the delivery contract/Statement of Work (SOW) been reviewed with the client sponsor?

¡	Are client/IBM expectations regarding scope in agreement?
Team is high performing -
¡	Is the required infrastructure to support the project team in place or being fulfilled?

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¡	Are key project start-up personnel (both IBM and client) identified and available as required?
These are just a few of the questions to be answered. Although early in the project life cycle, the assessment does identify potential problem areas that can be quickly resolved.
1.2.2 Work Products & Tools Assessment
This second action of the Project Launch process is intended to confirm that the key project control tools and processes are in place to support the project until completion. Project managers are allowed to introduce additional tools/templates and processes, but at a minimum, the Project Manager is required to establish the following components within the 45 day launch period:
¡	Communications Management Plan – The plan describes the key reporting relationships and meeting requirements between the client and IBM management teams.

¡	Detailed Project Schedule and Work Breakdown Structure (WBS) – work activities and dependencies, key milestones, task assignments.

¡	Deliverable Definition Process – Describes the deliverables and the associated delivery and acceptance process. This information is typically provided in the SOW, and is discussed with the client as part of the SOW review process in the Project Launch activities.

¡	Seven Keys to Success Status Report – The Project manager is expected to establish a monthly process for completing this internal IBM project status report. This report is made available to IBM Sector leadership and the Risk management person assigned to this project for the entire project life cycle.

¡	Change Management Process – This process is established to help manage project scope. IBM employ’s a rigorous approach to the change control process to prevent unauthorized changes in scope and the potential cost/schedule impacts.

¡	Human Resource Plan – This is a staffing plan for both client and IBM resources, including project organization chart with identified roles and responsibilities.

¡	Issue Management Process – This process is established to provide a comprehensive approach to managing the identification, recording, tracking and resolution of project issues that will occur throughout the project life cycle.

¡	Conditions of Satisfaction – It is important that the IBM team understands what the client expects from IBM in this project. Once established with the client, the conditions of satisfaction attendant IBM actions are periodically reviewed by the project partner/manager as

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well as in independent discussions with the client conducted by the assigned Risk manager (RM)[1].

¡	Risk Management Plan – This plan identifies the initial project risks that might occur and is periodically updated throughout the project life cycle. The plan identifies the risk, probability of occurrence, potential impacts and risk mitigating actions.
As stated above, the IBM project manager will establish additional project controls or project support tools and processes including those desired by the client where applicable.
Once these two deliverables are complete, the assigned Risk Manager will review the assessments with the project manager and project partner to determine if additional support is needed to complete the Project Launch process or the review indicates that the launch is completed. Once completed, the assigned Risk Manager reviews the Seven Keys Status Report each month to stay informed regarding project progress and to monitor action plans associated with any identified “yellow” or “red” health indicators.
1.3 Delivery Excellence “Executing it right”
Following the completion of the Project launch, the project status is identified as “in delivery” and will continue that way until the project is officially closed by obtaining, if necessary, final client sign-off that the project is complete, deliverable materials (subject to the SOW or IBM Customer Agreement) are complete and signed-off, and financial obligations between IBM and the client have been completed.
During the “in delivery” period, the assigned Risk Manager will conduct periodic on-site Project Management Reviews (PMR) to meet with IBM project management, client project management and client project sponsor to perform a project health check based upon the Seven Keys framework discussed earlier. The frequency and duration of the on-site PMRs will vary based upon project size/complexity, and is typically linked to key milestone delivery dates. The PMR schedule will be discussed with IBM project management upon completion of the Project Launch process, but may be adjusted as needed during the project.

[1]	The assigned Risk Manager is an experienced project manager with many years of hands-on project management for large/complex projects. The RM understands the challenges inherent in projects and this knowledge enables the RM to evaluate the impacts of project dynamics and offer help and recommendations when needed.

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The PMR process routinely includes the following activities:
¡	Conducting a general status overview with the project manager and partner

¡	Conducting one-on-one interviews with IBM and client team leads (if client resources are assigned in this role) to understand their perspective on the project; issues or concerns; the project control process they support and their role in supporting them; project risks and recommended actions.

¡	Conducting one-on-one interviews with the client sponsor to understand the sponsor’s view of the project; concerns and issues; IBM performance to date; what IBM is doing well, areas where IBM needs to improve; Conditions of Satisfaction, etc.

¡	Reviewing the various project control processes including project schedule status and maintenance procedures; issues/risks; change control; key deliverables and the agreed approval process; project status reports, etc.

¡	The RM analyzes the information gathered in the interviews and document reviews, and then records key findings, recommended actions and health indicators in a draft report to the project manager and partner. They are expected to provide feedback, including correcting misunderstandings and errors. Recommendations and health indicator decisions remain in the purview of the RM as an independent reviewer.

¡	Once approved, the report is issued in a final status to designated IBM Sector executives for follow-up action if required.

¡	Recommended actions are reviewed in the next scheduled on-site PMR to insure that recommendations are implemented.
The project partner or manager may share selected summary results from the report with the client depending upon arrangements between IBM project management and the client.
Summary
The Delivery Excellence process as described herein is followed by all IBM sectors under the Business Consulting Services (BCS) umbrella. We have realized substantial benefits from this process in areas of:
¡	project portfolio management

¡	project performance “dashboard” reporting

¡	better controlled and managed projects

¡	improved client satisfaction

¡	consistency across projects

¡	improvements in project management processes and controls

¡	tool/template improvements

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Each of the processes and actions described above work together to achieve Delivery Excellence. IBM continually evaluates our delivery processes for improvement opportunities to achieve the ultimate indicator of success—satisfied clients.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE H
DATA PRIVACY

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IBM will comply with Solectron’s written data privacy policies provided to IBM in advance to the extent such policies are relevant and appropriate to the Services. The procedures for implementing and complying with such policies will be specified in the Policies and Procedures Manual.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE I
SECURITY

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IBM will comply with Solectron’s written data privacy policies provided to IBM in advance to the extent such policies are relevant and appropriate to the Services. The procedures for implementing and complying with such policies will be specified in the Policies and Procedures Manual.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Schedule J
Disaster Recovery

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1.0 Introduction
Terms with initial capitalization have the meanings set forth in the Agreement unless otherwise defined in this Schedule J. IBM will be responsible for the provision of disaster recovery services and capabilities in support of the Services to Solectron as set forth in this Schedule J and the Disaster Recovery Plan (“DRP”). The Disaster Recovery Plan for the Services shall be effective no later than the first Go Live Date (as such term is defined in the Agreement).
Within ninety (90) days after the Effective Date, IBM will develop and submit to Solectron the Disaster Recovery Plan for the Services covering the items summarized in Section 2.0 of this Schedule.
The Disaster Recovery Plan will serve IBM’s clients using the P2P Platform, including Solectron, which are hosted in the IBM Platform and the shared facilities from which IBM will deliver the Services (“P2P Platform Clients”) .
2.0 Disaster Recovery Plan (DRP)
2.1 DRP components
The Disaster Recovery Plan shall include:
1.	a brief description of the services and functions covered by the DRP;

2.	the recovery times after the occurrence of a declared Disaster agreed upon by the Parties for each critical service, which will be subject to the DRP recovery commitments set out in Section 2.7 of this Schedule J;

3.	hardware and software comprising the Configurations used for disaster recovery by IBM;

4.	contact listings of Solectron and IBM key employees with respect to the DRP;

5.	identification of IBM and Solectron recovery teams;

6.	criteria for Disaster declaration, recovery and testing;

7.	names and titles of those individuals who are authorized by Solectron and IBM to declare a Disaster;

8.	backup process and components of IBM supplied Configuration and personnel;

9.	the location and schedule for the periodic tape backup made by IBM of the Services;

10.	the location and schedule for off-site storage of the tape backups made by IBM;

11.	notification procedures;

12.	recovery information, procedures, and schedules;

13.	testing results and any required corrective action plans;

14.	procedures for maintaining the DRP.
2.2 IBM Responsibilities
IBM shall:
1.	provide an IBM Employee as its representative who is knowledgeable in disaster recovery and business continuity planning and the DRP for the Services to serve as a single point of contact for Solectron’s business continuity related communications and activities. The IBM representative will be responsible for the development and maintenance of the DRP and will provide safe storage and distribution of copies as follows:
•	one copy to the DRP Alternative Site

•	one copy to the IBM P2P Platform disaster recovery coordinator
2.	review and update the DRP in accordance with the Agreement;

3.	test the DRP one (1) month prior to the first Go Live Date and annually thereafter as agreed by the Parties to validate that the DRP remains practicable and current;

4.	provide Solectron with a report of the test results within thirty (30) days of each DRP test; and

5.	make available to Solectron the IBM recovery and emergency processes and commitments set forth herein.

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2.3 Solectron Responsibilities
Solectron shall designate a Solectron employee who is knowledgeable in disaster recovery and business continuity planning and the existing Solectron disaster recovery plan to serve as a single point of contact for Solectron and who shall:
1.	act as the primary interface to IBM’s representative;

2.	be available on a continuous basis in the event a Disaster is declared;

3.	have knowledge of the contents and procedures of the DRP;

4.	participate in the testing of the DRP when reasonably needed;

5.	review the results of IBM tests;

6.	communicate internally any updates made by IBM to the DRP, to ensure that the DRP remains current; and

7.	develop and maintain the Solectron disaster recovery plan for network connectivity and recovery in the event of a Disaster subject to this Schedule J and the DRP.
2.4 IBM Changes to the DRP
IBM will periodically review the DRP and may at any time, upon notification to Solectron, modify the DRP to reflect and implement the general requirements of the IBM Platform.
Any proposed modifications shall be communicated in writing by IBM to Solectron and IBM shall implement those changes which aim to maintain the stability of, or improve the overall DRP and recovery times; provided, however, that IBM shall first notify Solectron of modifications which might result in a decreased level of coverage, or protection by, the DRP for Solectron.
2.5 Solectron Requested Changes to the DRP
As the DRP provided by IBM will be made available to IBM P2P Platform Clients on a standard basis, Solectron might require IBM to implement some specific changes. Such updates to the DRP that are necessary as a result of actions by or changes requested by Solectron which materially change the scope of the DRP will be considered out-of-scope Services and will be handled as Change Requests within the Change Control Process as set forth in Schedule F (Governance). IBM will evaluate if the Change request will be compatible with the DRP for the IBM Platform and will submit to Solectron the results of the analysis and its proposal for implementing the same (which proposal shall include the cost, if any, to Solectron).
2.6 Services to Be Provided under the DRP.
In the event a Disaster is declared pursuant to the terms of this Schedule J, which interrupts the Services, IBM shall implement the DRP and provide the disaster recovery services described in the DRP at a level of performance that will allow Solectron to use and receive the Services.
In the event the point of origin of any Disaster occurs on the IBM Platform or at any point from the IBM Platform to any IBM or IBM-subcontracted facility or network used to provide Services (an “IBM Disaster”), IBM will remain responsible for meeting the Service Levels during such IBM Disaster unless such IBM Disaster constitutes a Force Majeure Event.
In the event the origin of any Disaster occurs at a point from within any Solectron facility or from a Solectron facility to the IBM Platform (a “Solectron Disaster”), IBM will make commercially reasonable efforts to meet the Service Levels during such Solectron Disaster; provided, however, that IBM will be relieved of any Service Level Credits to the extent that because of such Solectron Disaster IBM does not achieve the applicable Service Levels using commercially reasonable efforts during a Solectron Disaster. Solectron shall be responsible for business continuity services with respect to the Solectron facilities.

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The Parties agree that the DRP will allocate responsibility as follows:
Network Recovery
•	Solectron will be responsible for all network services for which Solectron has control, including any costs associated with connectivity and support.
•	IBM will be responsible for all network services of which IBM has control (including those services contracted with Third Parties), including any costs associated with connectivity and support.
2.7 DRP Recovery Committments
IBM commits to recover the Services within fifty-six (56) hours from the Disaster declaration (which is the RTO – Recovery Time Objective), as follows:
•	Within twenty-four (24) hours from the declaration of a Disaster, IBM will make available the DRP Alternative Site;
•	Within thirty-two (32) hours from access to the DRP Alternative Site, IBM will restore the functional environment and the Services.
IBM will backup the IBM Platform and Solectron data and information used in the provision of the Services on a twenty-four (24) hour basis and transfer those backups to the DRP Alternative Site, accordingly, Solectron data will be recovered as of the point of the most recent backup.

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3.0	Non-Disaster Situations: Severity Standards and Service Restoration Objectives for P2P Platform
Continuous efforts to address any Services interruption, including those for which IBM is responsible or are under its control, shall be undertaken in non-disaster situations as well. The severity of a problem is based on the initial impact of the problem and can be determined by the criteria set forth in the table below. The Service Restoration Objectives indicate the expected resolution time for such Services interrruptions (“Service Restoration Objectives”).

Service Restoration
Severity	Characteristics	Objective	Problem Examples
1 Severe Business Impact
-   Critical System, network or key application outage (or imminent outage) with critical impact on service delivery or
-   Total loss of production service to all P2P Platform Client or
-   Impacts one or more service level commitments or
-   Revenue or delivery schedule impact
		Continuous effort aimed to restore service within 24 hours	- Server down - IBM network component down preventing access to production application - Application down

2 Major Business Impact
-   Key component, application, critical P2P Platform Client computer or network is down, degraded, or unusable or
-   Potential critical impact on service delivery or
-   Service performance degradation; service delivery impacted or
-   Some P2P Platform Clients affected
		3 calendar days	- Degraded performance - Intermittent problem

3 Minor Business Impact
-   A component, minor application or procedure is down, unusable, or difficult to use or
-   Some operational impact, but no immediate impact on service delivery or
-   Service outage but alternative workaround available or
-   Problems that degrade service but do not prevent delivery of service or
-   Potential exposure to ability to deliver service or
-   Scattered P2P Platform Clients affected
		7 calendar days	- automated monitoring problem (require manual monitoring until problem is resolved)

4 Minimal or No Business Impact
-   Component, procedure not critical to customer is unusable or
-   Alternative is available; deferred maintenance is acceptable or
-   No impact to service or
-   No Production affected or
-   Individual P2P Platform Client (such as Solectron) affected
		30 calendar days	- Development or test environment problem
4.0	Operational Centers: Business Continuity
A situation may arise which affects continuity of Services provided by the Procurement Operations Centers, Customer Assistance Centers, and Accounts Payable Operations Centers with respect to the P2P Platform. Specifically, there could be a situation in which an event such as flood or a fire renders an IBM Operational center unusable yet does not impact the availability of the P2P infrastructure. In this event, IBM will invoke its existing contingency plans to relocate the affected team(s) and/or workload to other IBM facilities or Locations, in accordance with the Agreement, which can provide the necessary connectivity to the P2P Platform infrastructure and Services. IBM has multiple Procurement Operations Centers, Customer Assistance Centers, and Accounts Payable Operations Centers around the globe. The restoration objective is to restore services for emergency services within twenty- four (24) hours of such an event, and to restore normal services within fifty-six (56) hours of such an event.

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5.0	Emergency Communications Procedures
IBM maintains a Standard Emergency Communications Procedure which describes the emergency communications procedures to follow in the event of either a natural disaster or a technical problem which results in any component of the P2P Platform infrastructure being unavailable and which prevents P2P Platform Clients and / or IBM support teams from fully using the P2P Platform infrastructure for an extended period of time, such as a period in excess of four (4) hours.
The key focal point for communications with Solectron will be the IBM Global Project Executive (described In Schedule F (Governance)). The IBM Global Project Executive will be responsible for informing Solectron of the event and for providing regular status reports to the Management Committee and/or the Executive Steering Committee during the period of Services interruption. These status reports will be provided on a weekly basis at a minimum, or on a more frequent basis as mutually agreed by the Parties, or is otherwise apporpriate given the nature of the problem.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE K
DISENGAGEMENT ASSISTANCE

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1.	INTRODUCTION		1
	1.1	Definition	1
	1.2	Disengagement Plan	1

2.	SOLECTRON ACCESS TO PERSONNEL, EQUIPMENT, THIRD PARTY SERVICE CONTRACTS AND SOFTWARE LICENSES		1
	2.1	Personnel	1
	2.2	Third Party Service Contracts	1

3.	OTHER TERMS REGARDING DISENGAGEMENT ASSISTANCE		2
	3.1	Commercially Reasonable Efforts	2
	3.2	Duration	2
	3.3	Survival of Agreement	2
	3.4	Compensation	2

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1.	INTRODUCTION.

1.1	Definition.

“Disengagement Assistance” means, collectively, the Functions (in addition to continued performance of the Services) that IBM is required to carry out in connection with the cessation of any Services or the expiration or earlier termination (for any reason) of the Agreement (or any Local Adoption Agreement(s)) or to facilitate the orderly wind-down and, where applicable, migration of the affected Services from IBM to Solectron and/or its designee(s), as directed by Solectron including, if requested by Solectron, upon the removal of any Services from scope.
1.2	Disengagement Plan.
(a)	Disengagement Assistance will be provided pursuant to a mutually agreed plan, including a ramp-down schedule for the IBM Personnel performing the affected Services (the “Disengagement Plan”).

(b)	The Parties will develop the Disengagement Plan as described in Section 1.2.3, below, promptly upon any of the following: (i) receipt of a notice of termination of the Agreement or a Local Adoption Agreement; (ii) upon request from Solectron upon the removal of any Services from scope; (iii) six (6) months before the scheduled expiration of the Agreement; and (iv) receipt of a notice of a Force Majeure Event under Section 19.3 (Force Majeure) of the Agreement.

(c)	IBM will prepare the proposed Disengagement Plan for review, comment and mutual agreement. Once the Disengagement Plan has been agreed, both Parties will comply with it, subject to Solectron’s right to extend the Disengagement Assistance period as provided in the Agreement (or the applicable Local Adoption Agreement).
2	SOLECTRON ACCESS TO PERSONNEL, EQUIPMENT, THIRD PARTY SERVICE CONTRACTS AND SOFTWARE LICENSES.

2.1	Personel.

If relevant under a particular Local Adoption Agreement, Solectron will have the right to recruit and hire IBM Personnel as specified in such Local Adoption Agreement.
2.2	Third Party Service Contracts.

At Solectron’s request, IBM will provide information to Solectron or its designee concerning the third party service contracts of IBM (or its Subcontractors) that are used primarily to perform the Services being terminated. IBM will use Commercially Reasonable Efforts to obtain any Required Consents and thereafter, to the extent permitted under the applicable agreement, assign some or all of such contracts to Solectron or its designee, as directed by Solectron. To the extent permitted under the applicable agreements, the assignee will assume the as-

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signing Party’s obligations under such contracts relating to periods after the date of assignment.
3.0	OTHER TERMS REGARDING DISENGAGEMENT ASSISTANCE.

3.1	Commercially Reasonable Efforts.

The Disengagement Plan will provide for each Party to use Commercially Reasonable Efforts to assist the other Party in the orderly termination of the affected Services and the transfer of Deliverables, work-in-progress, and other materials required to facilitate the orderly, non-disrupted business continuation of each Party.
3.2	Duration.

IBM agrees to provide Disengagement Assistance for up to six (6) months following the initially scheduled effective date of termination/expiration (or such other period as is set forth in the mutually agreed Disengagement Plan).
3.3	Survival of Agreement.

Disengagement Assistance will be deemed to be governed by the terms and conditions of the Agreement notwithstanding its earlier termination or expiration, other than any terms or conditions that do not reasonably apply to the Disengagement Assistance.
3.4	Compensation.

Solectron will compensate IBM for all Disengagement Assistance on a T&M basis in accordance with Schedule C (Charges) or on such other basis as may be mutually agreed by the Parties provided, however, that Solectron’s payment for such Disengagement Assistance shall be without prejudice to any right Solectron may have to claim that such amounts paid by it constitute recoverable damages were IBM found to have breached the Agreement. If the Agreement is being terminated by IBM under Section 11.4 (Termination By IBM) of the Agreement, then IBM may condition its provision of the Disengagement Assistance under this Schedule K on monthly pre-payment for such assistance.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE L
APPROVED SUBCONTRACTORS

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Ref.#	IBM Subcontractor(s)	IBM Subcontractor Location
1.	Emptoris	200 Wheeler Road Burlington, MA 01803

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
SCHEDULE M
IBM INSURANCE COVERAGE

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1	INSURANCE coverage requirements

IBM shall maintain the following insurance coverage and be responsible for its Subcontractors (if any) maintaining sufficient limits of the appropriate insurance coverage.

1.1	Workers Compensation

Statutory workers’ compensation in accordance with all applicable statutory requirements and applicable local country laws, if any;

1.2	Liability Insurance
(a)	Employer’s liability insurance with minimum limits of $1,000,000;

(b)	Commercial general liability (including contractual liability insurance) with a combined single limit of $1,000,000 per occurrence, subject to a $2,000,000 annual aggregate, Solectron shall be included on such policy as an additional insured;

(c)	Comprehensive automobile liability covering all vehicles that IBM owns, hires or leases in an amount not less than $1,000,000 per occurrence (combined single limit for bodily injury and property damage); and
1.3	Property Insurance

IBM will maintain Property insurance, including coverage for electronic data processing equipment, providing “all risk” or “special cause of loss” coverage on a replacement cost basis, on all IBM Machines owned or leased by IBM and used to provide the Services.

1.4	Fidelity/Crime Insurance

IBM will maintain Fidelity/Crime Insurance covering employee dishonesty for IBM’s employees involved in the performance of this Agreement with limits not less than US$10,000,000.

2.	ADDITIONAL INSURANCE PROVISIONS
(a)	Before commencing performance of the Services, IBM shall furnish Solectron with certificates of insurance and endorsements of all required insurance for IBM.

(b)	The documentation shall state that the insurer shall endeavor to provide thirty (30) days’ prior written notice to Solectron prior to cancellation.

(c)	Upon request, IBM shall furnish Solectron the same evidence of insurance for its Subcontractors as Solectron requires of IBM.

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(d)	In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage described above, IBM will be solely responsible for taking such action. IBM will provide Solectron with contemporaneous notice and with such other information as Solectron may reasonably request regarding the event.

(e)	The Parties do not intend to shift all risk of loss to insurance. IBM’s obligation to maintain insurance coverage in specified amounts will not act as a limitation on any other liability or obligation which IBM would otherwise have under the Agreement. Similarly, the naming of Solectron and its Affiliates as additional insureds is not intended to be a limitation of IBM’s liability under the Agreement and will in no event be deemed to, or serve to, limit IBM’s liability to Solectron to available insurance coverage or to the policy limits specified in this Schedule M, nor to limit Solectron’s rights to exercise any and all remedies available to Solectron under the Agreement, at law or in equity.

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INDIRECT SOURCING SERVICES AGREEMENT
Between
Solectron and IBM
Schedule N
Change Control

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1.0	Change Management Process
1.1	Objectives

The objectives of the Change Management Process are:
1.1.1	To manage each Change Request in order to keep the scope of the Services under control with full traceability;

1.1.2	To make sure each Change Request is assessed by key stakeholders;

1.1.3	To make sure each assessed Change Request is accepted, rejected, or deferred by the Parties;

1.1.4	To track the implementation of each accepted Change Request and the creation of relevant documentation associated with amendments to the Agreement; and

1.1.5	To allow the impact of all Changes to be understood, documented, and managed.
1.2	Process
1.2.1	The Services, including the P2P and Strategic Sourcing standards, processes, procedures and controls or associated IT technologies, architectures, standards, products, Software, Equipment, and Systems provided, operated, managed, supported or used to provide the Services may be changed only by a writing signed by authorized representatives of Solectron and IBM. Either Solectron or IBM may request a change to the Services subject to the following change control procedure:

1.2.2	A Change Request will be submitted by the requesting Parties’ Project Executive and will reference the Services, describe at a reasonable level of detail the change, the rationale for the change and the impact the change may have on the Services both if it is accepted and if it is rejected.

1.2.3	The Project Executives will review the Change Request and will do one of the following:
(a)	Approve the change by authorized representatives of Solectron and IBM signing the Change Request. Upon such approval, the change will be implemented, except that any Change Request proposing any modification to or that would otherwise conflict with any provision of the Terms and Conditions, Schedule B (Performance Management) or Schedule C (Charges) will not be effective until also reviewed and approved by each Party’s legal department; or

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(b)	agree in writing to submit the Change Request for further investigation in accordance with Section 6.4 (Detailed Analysis), and, if the Change Request was submitted by Solectron, to pay IBM in accordance with Section 7 (Performance of T&M Work) of Schedule C for IBM’s investigation. Solectron and IBM will then agree to mutually approve or reject the Change Request. If Solectron and IBM do not agree, either IBM or Solectron may submit such Change Request to the Management Board for resolution; or

(c)	reject the Change Request. If rejected, the Change Request will be returned to the requesting Project Executive along with the reason for rejection.

(d)	The Parties shall agree upon which Party shall bear financial responsibility for the charges, fees and costs associated with any change, including all charges, fees and costs associated with (i) the design, installation, implementation, testing and rollout of such change, (ii) any modification or enhancement to, or substitution for, any impacted business process or associated Software, Equipment, System, or Services, (iii) any increase in the cost to Solectron or the Services Recipients of operating, maintaining or supporting any impacted business process or associated Software, Equipment, System, or Services, and (iv) any increase in Resource Unit usage resulting from such change.

(e)	Until a change is agreed upon in writing, IBM and Solectron will continue to act in accordance with the latest agreed version of the Agreement.
1.3	Impact Assessment
1.3.1	Except for upgrades to the P2P Platform, if IBM desires to make any change to the Services, including any upgrade, replacement or addition that may (i) increase Solectron’s total cost of receiving the Services; (ii) require changes that will have a non-trivial adverse impact on Solectron’s or an Affiliate’s or Service Recipient’s business; (iii) require IBM, Solectron or any Service Recipients to install a new version, release, upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment, or (iv) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services, then IBM shall provide to Solectron a written proposal describing in detail the extent to which the desired change may affect the functionality, performance, price or resource efficiency of the Services and any benefits, savings or risks to Solectron or the Service Recipients associated with such change.

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1.3.2	For planned upgrades to the P2P Platform, IBM shall provide to Solectron a written plan describing in detail the extent to which the planned upgrade may affect the functionality, performance, or resources and any benefits, savings or risks to Solectron or the Service Recipients associated with such change. Such upgrades shall be performed at IBM’s discretion, however, IBM will be responsible for any incremental costs to Solectron necessary to prevent any degradation in Solectron’s ability to receive the Services related to such upgrade.
1.4	Detailed Analysis

If Solectron directs IBM to perform a Detailed Analysis, IBM will provide to Solectron in writing an assessment and evaluation of the impact of the Change on the then-current scope, price, and performance of the Services in accordance with the timescale agreed between the Parties. In doing so, IBM will include at least the following:
1.4.1	a description of the Change

1.4.2	an analysis of the impact of the Change on the following (as appropriate given the nature of the Change):
(a)	Scope of the Agreement;

(b)	Savings;

(c)	Service Levels or other performance metrics;

(d)	Delivery dates;

(e)	Any disaster recovery or business continuity plan

(f)	Infrastructure requirements

(g)	Any other matter reasonably requested by PG&E or reasonably considered by IBM to be relevant
1.4.3	a list of Work Products or Deliverables required from each Party for implementing the Change

1.4.4	a timetable for implementation of the Change

1.4.5	any proposed changes to the Charges, including;

1.4.6	an analysis of the reasons that IBM believes its costs will be materially impacted by the Change and any supporting documentation

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1.4.7	any proposed modifications or additions to or deletions from the pricing elements from which the Charges are calculated

1.4.8	any other relevant information, including information justifying the proposed charges or modifications to the Charges

1.4.9	an assessment of the added value of a proposed Change to Solectron

1.4.10	an assessment whether any or all of the activities identified in the proposed Change constitute New Services, as defined in Section 2.8 (New Services) of the Agreement;

1.4.11	any consequent amendments to the Agreement required to implement the Change.
1.5	Testing

Prior to making any change or using any new (e.g., not tested in or for the Solectron environment) Software, Equipment or System used to provide the Services, IBM shall have verified by appropriate testing that the change or item has been properly installed, is operating in accordance with its specifications and is performing its intended functions in a reliable manner.

1.6	Implementation of changes

IBM shall schedule and implement all changes so as not to (i) non-trivially disrupt or adversely impact the business or operations of Solectron or any Service Recipient, (ii) degrade the Services then being received by them, or (iii) unreasonably interfere with their ability to obtain the full benefit of the Services.

1.7	Temporary Emergency Changes

Notwithstanding the foregoing, IBM may make temporary changes required by an emergency if it has been unable to contact the Solectron Global PM or his or her designee to obtain approval after making reasonable efforts. IBM shall document and report such emergency changes to Solectron as promptly as reasonably possible given the circumstances, but not later than two business days after the change is made. Such changes shall not be implemented on a permanent basis unless and until agreed by the Parties.

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